Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:	:	Chapter 11
:
STONE ENERGY CORPORATION, et al.,	:	Case No. 16- ( )
:
Debtors.[1]	:	Joint Administration Requested
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PROPOSED DISCLOSURE STATEMENT FOR JOINT PREPACKAGED PLAN OF

REORGANIZATION OF STONE ENERGY CORPORATION AND ITS DEBTOR

AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

LATHAM & WATKINS LLP Michael E. Dillard 811 Main Street, Suite 3700 Houston, TX 77002 Telephone: (713) 546-7414 Facsimile (713) 546-5401

LATHAM & WATKINS LLP

David S. Heller

Josef S. Athanas

Caroline A. Reckler

Matthew L. Warren

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Telephone: (312) 876-7700

Facsimile (312) 993-9767

Dated: November 17, 2016

[1]	The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are: Stone Energy Corporation (5413); Stone Energy Holding, L.L.C. (3151); and Stone Energy Offshore, L.L.C. (8062). The above-captioned Debtors’ mailing address is 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PLAN (AS DEFINED HEREIN) BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (I) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (II) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (III) CONFIRMING THE PLAN.

DISCLOSURE STATEMENT, DATED NOVEMBER 17, 2016

Solicitation of Votes on the

Prepackaged Plan of Reorganization of

STONE ENERGY CORPORATION AND ITS DEBTOR AFFILIATES

from the holders of outstanding

PREPETITION BANKS CLAIMS

PREPETITION NOTES CLAIMS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., CENTRAL TIME, ON DECEMBER 16, 2016, UNLESS EXTENDED BY THE DEBTORS AND THE CONSENTING NOTEHOLDERS (AS DEFINED HEREIN). THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS NOVEMBER 9, 2016 (THE “VOTING RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Stone Energy Corporation (“Stone”) and the board of directors, managers, members, or partners, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan. Holders of approximately 85.4% in outstanding principal amount of the Prepetition Notes Claims (as defined herein) have already agreed to vote in favor of the Plan.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

THE ISSUANCE OF AND THE DISTRIBUTION UNDER THE PLAN OF (I) NEW COMMON STOCK TO HOLDERS OF ALLOWED PREPETITION NOTES CLAIMS AND ALLOWED STONE EQUITY INTERESTS (AS DEFINED HEREIN), (II) NEW SECURED NOTES TO HOLDERS OF ALLOWED PREPETITION NOTES CLAIMS, AND (III) NEW WARRANTS TO HOLDERS OF ALLOWED STONE EQUITY INTERESTS AND THE NEW COMMON STOCK ISSUABLE UPON EXERCISE THEREOF SHALL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.

THE SOLICITATION OF VOTES ON THE PLAN WITH RESPECT TO PREPETITION NOTES CLAIMS IS BEING MADE PURSUANT TO SECTION 4(a)(2) AND REGULATION D OF THE SECURITIES ACT AND ONLY WITH RESPECT TO HOLDERS OF SUCH CLAIMS THAT ARE ELIGIBLE HOLDERS OF PREPETITION NOTES CLAIMS (I.E., ACCREDITED INVESTORS AS DEFINED IN RULE 501 OF THE SECURITIES ACT); PROVIDED, HOWEVER, THAT ALL HOLDERS OF ALLOWED PREPETITION NOTES CLAIMS WILL BE ENTITLED TO RECEIVE DISTRIBUTIONS UNDER THE PLAN.

THE NEW COMMON STOCK AND NEW WARRANTS TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF ALLOWED OTHER SECURED CLAIMS AND ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT OF SUCH HOLDERS TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS OR INTERESTS IS NOT ALTERED BY THE PLAN. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

TABLE OF CONTENTS

I.	INTRODUCTION		1

II.	OVERVIEW OF THE DEBTORS’ OPERATIONS		11

	A.	The Debtors’ Business	11

	B.	The Debtors’ Organizational Structure	12

	C.	Directors and Officers	12

	D.	Regulation of the Debtors’ Business	17

	E.	The Debtors’ Capital Structure	18

III.	KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES		21

	A.	Collapse in Oil Prices	21

	B.	2016 Restructuring Transactions	22

	C.	Prepetition Negotiations with the Consenting Noteholders and the Restructuring Support Agreement	22

	D.	Purchase and Sale Agreement with Tug Hill	25

IV.	ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES		27

	A.	Commencement of Chapter 11 Cases and First Day Motions	27

	B.	Other Procedural Motions and Retention of Professionals	30

	C.	Timetable for the Chapter 11 Cases	30

V.	PENDING LITIGATION		30

VI.	SUMMARY OF THE PLAN		32

	A.	Administrative Claims and Priority Claims	32

	B.	Classification of Claims and Interests	33

	C.	Treatment of Claims and Interests	35

	D.	Means for Implementation of the Plan	37

	E.	Treatment of Executory Contracts and Unexpired Leases	42

	F.	Provisions Governing Distributions	44

	G.	Procedures for Resolving Contingent, Unliquidated and Disputed Claims and Disputed Equity Interests	48

	H.	Conditions Precedent to Confirmation of the Plan and the Effective Date	50

	I.	Settlement, Release, Injunction and Related Provisions	52

	J.	Binding Nature of Plan	55

	K.	Retention of Jurisdiction.	55

	L.	Modification, Revocation or Withdrawal of the Plan	57

	M.	Miscellaneous Provisions	58

VII.	DESCRIPTION OF THE NEW SECURED NOTES		61

VIII.	FINANCIAL INFORMATION AND PROJECTIONS		62

IX.	VALUATION ANALYSIS		63

X.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		63

XI.	CERTAIN TAX CONSEQUENCES OF THE PLAN		64

	A.	Introduction	64

	B.	Federal Income Tax Consequences to the Debtors	65

	C.	Federal Income Tax Consequences to Holders of Certain Claims and Interests	68

XII.	CERTAIN RISK FACTORS TO BE CONSIDERED		85

	A.	Certain Bankruptcy Law Considerations	85

	B.	Additional Factors Affecting the Value of the Reorganized Debtors	86

	C.	Risks Relating to the Debtors’ Business and Financial Condition	87

	D.	Factors Relating to Securities To Be Issued Under the Plan, Generally	110

	E.	Risks Related to an Investment in the New Common Stock	111

	F.	Additional Factors	111

XIII.	VOTING PROCEDURES AND REQUIREMENTS		112

	A.	Parties Entitled To Vote	112

	B.	Voting Deadline	113

	C.	Voting Procedures	114

	D.	Waivers of Defects, Irregularities, etc.	117

XIV.	CONFIRMATION OF THE PLAN		118

	A.	Confirmation Hearing	118

	B.	Requirements for Confirmation of the Plan	118

XV.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		124

	A.	Alternative Plan of Reorganization	124

	B.	Sale of All or Substantially All Assets Under Section 363 of the Bankruptcy Code	124

	C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	125

XVI.	CONCLUSION AND RECOMMENDATION		126

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EXHIBITS

Exhibit A	Plan
Exhibit B	Restructuring Support Agreement
Exhibit C	Organizational Structure Chart
Exhibit D	Liquidation Analysis
Exhibit E	Projections
Exhibit F	Valuation Analysis

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I.

INTRODUCTION

The Debtors submit this Disclosure Statement in connection with the Solicitation of votes on the Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated November 17, 2016 (the “Plan,” attached hereto as Exhibit A). The Debtors under the Plan are Stone Energy Corporation (“Stone”), Stone Energy Holdings, L.L.C., and Stone Energy Offshore, L.L.C. (collectively, the “Debtors,” and the Debtors other than Stone, the “Debtor Affiliates”). Capitalized terms used in this Disclosure Statement, but not otherwise defined herein, have the meanings ascribed to such terms in the Plan. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan governs.

The Debtors are commencing this Solicitation after extensive discussions over the past several months with certain of their key creditor constituencies. As a result of these negotiations, the Debtors entered into that certain Restructuring Support Agreement, dated as of October 20, 2016, as amended on November 4, 2016, November 9, 2016, and November 15, 2016 (the “Restructuring Support Agreement”), with certain creditors holding (i) the Debtors’ 7.5% Senior Notes due 2022 (the “Consenting Senior Noteholders”) and (ii) the Debtors’ 1.75% Senior Unsecured Convertible Notes due 2017 (the “Consenting Convertible Noteholders” and, together with the Consenting Senior Noteholders, the “Consenting Noteholders”). The Consenting Noteholders hold, in the aggregate, approximately 85.4% of the aggregate outstanding amount of the Prepetition Notes Claims. A copy of the Restructuring Support Agreement is attached hereto as Exhibit B. Under the terms of the Restructuring Support Agreement, the Consenting Noteholders agreed to a deleveraging transaction that would restructure the existing debt obligations of the Debtors in chapter 11 proceedings through the Plan (the “Restructuring”).

The Restructuring proposed by the Debtors will provide substantial benefits to the Debtors and all of their stakeholders, including, without limitation, the following:

•	The Restructuring will leave the Debtors’ business intact and substantially de-levered, providing for the permanent reduction of at least a net $850 million of debt and a net $46 million of annual cash interest expense as a result of the extinguishment of the $775 million Senior Notes (as defined below) and $300 million Convertible Notes (as defined below) offset by the issuance of $225 million of New Secured Notes upon the completion of the Restructuring. This deleveraging will enhance the Debtors’ long-term growth prospects and competitive position and allow the Debtors to emerge from their chapter 11 cases (the “Chapter 11 Cases”) as reorganized entities better positioned to withstand depressed oil and natural gas prices.

•	In addition, the Restructuring will allow the Debtors’ management team to focus on operational performance and value creation. A significantly improved balance sheet will enable the Reorganized Debtors to pursue value-creating development and exploration associated with the Pompano platform rig and exploration prospects. Furthermore, by enhancing their capital structure, the Debtors will have the ability to accelerate drilling activity if prices recover.

•	Moreover, the Restructuring proposed under the Plan provides recoveries to all of the Debtors’ stakeholders. As set forth below, the Plan provides for a recovery to each class of Claims and Interests (for those Holders who do not affirmatively elect to opt out of the releases provided under the Plan) in the form of cash, notes, stock, warrants, or a combination thereof. Distributions of equity in the Reorganized Debtors will allow certain stakeholders to participate in potential future upside in the Reorganized Debtors. The proposed Restructuring has the additional benefit of ensuring that management remains highly committed to the future of the Reorganized Debtors.

Executing the Restructuring in a timely manner, however, is of critical importance. The pre-packaged bankruptcy process contemplated under the Plan preserves value for all stakeholders while minimizing restructuring costs and delays. Management’s focus can then turn from balance sheet management towards operational performance and value creation. Failure to timely consummate the Plan, however, will likely result in many creditors and interest holders of the Debtors receiving little or no value on account of their Claims or Interests. The Debtors anticipate commencing the Chapter 11 Cases no later than December 9, 2016, and emerging from the chapter 11 process approximately 90 days thereafter. A discussion of key dates and deadlines is set forth below.

THE DEBTORS AND THE CONSENTING NOTEHOLDERS (COLLECTIVELY, THE “PLAN SUPPORT PARTIES”) SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN. THE PLAN SUPPORT PARTIES BELIEVE THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERY FOR ALL CREDITORS AND INTEREST HOLDERS.

There are two creditor groups whose acceptances of the Plan are being solicited:

1.	Holders of Prepetition Banks Claims (Class 2); and

2.	Holders of Prepetition Notes Claims (Class 3).

Below is a short summary of the treatment of the various groups of creditors and interest holders under the Plan. Greater detail on such treatment is provided later in this Disclosure Statement.

Other Secured Claims (Class 1): The legal, equitable and contractual rights of the Holders of Other Secured Claims will not be altered by the Plan, and therefore Class 1 is Unimpaired. Holders of Class 1 Other Secured Claims are presumed to have accepted the Plan, and therefore Holders of such Other Secured Claims are not entitled to vote to accept or reject the Plan. Except to the extent a Holder of an Allowed Other Secured Claim has been paid by the Debtors prior to the Effective Date or the Holder of an Allowed Other Secured Claim, the Required Consenting Noteholders, and the Debtors agree to less favorable treatment of such Claim, each Holder of an Allowed Other Secured Claim (including any Claim for postpetition interest accrued until the Effective Date at the non-default rate provided in the applicable contract or, if there is no contract, then at the Federal Judgment Rate, to the extent permissible under Bankruptcy Code section 506(a)) shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Other Secured Claim, in the discretion of the Debtors (subject to the consent of the Required Consenting Noteholders), one of the following alternative treatments:

(i)	payment of the Allowed Class 1 Claim in full in Cash on the later of the Distribution Date or as soon as practicable after a particular Claim becomes Allowed;

(ii)	delivery to the Holder of the Allowed Class 1 Claim of the collateral securing such Allowed Class 1 Claim;

(iii)	such other treatment as may be agreed to by the applicable Debtor, the Required Consenting Noteholders, and the Holder; or

(iv)	the Holder shall retain its Lien on such property and such Allowed Class 1 Claim shall be Reinstated pursuant to section 1124(2) of the Bankruptcy Code.

Prepetition Banks Claims (Class 2): Class 2 is Impaired. Class 2, the Holders of Prepetition Banks Claims, is entitled to vote to accept or reject the Plan. If Class 2 votes in favor of the Plan, (a) the Consenting Banks shall receive on account of the Prepetition Banks Claims held by such Consenting Banks, including obligations relating to issued but undrawn letters of credit under the Prepetition Credit Agreement, (i) their respective Pro Rata share of commitments, and obligations owing to such Holders with respect to outstanding loans, under the Amended Credit Agreement and (ii) their respective Pro Rata share of Prepetition Banks Cash as a partial repayment of such outstanding loans subject to re-borrowing pursuant to the terms of the Amended Credit Agreement and (b) the Holders of Prepetition Banks Claims other than the Consenting Banks shall receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the obligations owing to such Holders of Prepetition Banks Claims with respect to issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof. If Class 2 votes against the Plan, the Holders of Prepetition Banks Claims, including any Consenting Banks, shall each receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof.

Prepetition Notes Claims (Class 3): Class 3 is Impaired. Holders of Class 3 Prepetition Notes Claims are entitled to vote to accept or reject the Plan. Holders of Prepetition Notes Claims shall receive their respective Pro Rata share of (i) the Prepetition Notes Cash, (ii) 85% of the net cash proceeds received by the Debtors from the Appalachia Sale in excess of $350 million, if any, (iii) the New Secured Notes, and (iv) the number of shares of New Common Stock constituting ninety-five (95%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants.

IN THE EVENT THE PLAN IS REJECTED BY THE HOLDERS OF PREPETITION BANKS CLAIMS, THE DEBTORS INTEND TO SEEK TO CONFIRM THE PLAN UNDER SECTION 1129(B) OF THE BANKRUPTCY CODE WHICH MAY INVOLVE MATERIAL LITIGATION WITH THE HOLDERS OF PREPETITION BANKS CLAIMS. SUCH LITIGATION MAY RESULT IN THE TREATMENT OF THE PREPETITION BANKS CLAIMS MATERIALLY DIFFERING FROM THAT SET FORTH IN THE PLAN AS A RESULT OF THE ORDER OF THE BANKRUPTCY COURT OR SETTLEMENT REACHED WITH THE HOLDERS OF PREPETITION BANKS CLAIMS. THE RESTRUCTURING SUPPORT AGREEMENT REQUIRES THAT THE TREATMENT OF THE PREPETITION BANKS CLAIMS BE ACCEPTABLE TO THE REQUIRED CONSENTING NOTEHOLDERS UNDER THE RESTRUCTURING SUPPORT AGREEMENT. EACH HOLDER OF PREPETITION NOTES CLAIMS MAY EXECUTE A JOINDER TO THE RESTRUCTURING SUPPORT AGREEMENT AND, THEREBY, BECOME A CONSENTING NOTEHOLDER THEREUNDER. EACH HOLDER OF PREPETITION NOTES CLAIMS THAT VOTES TO ACCEPT THE PLAN EXPRESSLY AGREES AND ACKNOWLEDGES THAT (A) THE ULTIMATE TREATMENT OF THE PREPETITION BANKS CLAIMS MAY DIFFER MATERIALLY FROM THAT SET FORTH HEREIN AND IN THE PLAN AS A RESULT OF THE ORDER OF THE BANKRUPTCY COURT OR SETTLEMENT REACHED WITH THE HOLDERS OF PREPETITION BANKS CLAIMS ACCEPTABLE TO THE REQUIRED CONSENTING NOTEHOLDERS IN ACCORDANCE WITH THE TERMS OF THE RESTRUCTURING SUPPORT AGREEMENT AND

(B) FURTHER SOLICITATION OR RE-SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN BY THE PREPETITION NOTES CLAIMS SHALL NOT BE REQUIRED WITH RESPECT TO ANY MODIFICATION OR ALTERATION OF THE TREATMENT OF THE PREPETITION BANKS CLAIMS THAT IS ACCEPTABLE TO THE DEBTORS AND THE REQUIRED CONSENTING NOTEHOLDERS IN ACCORDANCE WITH THE TERMS OF THE RESTRUCTURING SUPPORT AGREEMENT.

General Unsecured Claims (Class 4): Class 4 is Unimpaired. Holders of Class 4 General Unsecured Claims are presumed to have accepted the Plan, and therefore Holders of such General Unsecured Claims are not entitled to vote to accept or reject the Plan. Except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim, whichever is later, each Holder of a General Unsecured Claim shall be paid in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired; provided, however, that no Holder of a General Unsecured Claim shall receive any distribution for any Claim which has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

Stone Equity Interests (Class 5): Class 5 is Impaired. Holders of Class 5 Stone Equity Interests are presumed to have rejected the Plan, and therefore Holders of such Stone Equity Interests are not entitled to vote to accept or reject the Plan. On the Effective Date, all Class 5 Equity Interests shall be canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise. On or as soon as practicable after the Effective Date, each Holder of Old Common Stock, or other Stone Equity Interests that were exercised or exchanged for Old Common Stock in accordance with their terms prior to the Voting Record Date, that did not submit a valid Release Opt-Out by the Release Opt-Out Deadline shall receive its Pro Rata share of the number of shares of the New Common Stock constituting five percent (5%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants and its Pro Rata share of the New Warrants in satisfaction of its Class 5 Equity Interests. Each Holder of Stone Equity Interests that submits a valid Release Opt-Out by the Release Opt-Out Deadline shall receive no distribution on account of such Stone Equity Interests held by such Holder, and all shares of New Common Stock and New Warrants that would have been otherwise distributed to such Holders of Stone Equity Interests shall be distributed, Pro Rata, to those Holders of Stone Equity Interests that did not submit a valid Release Opt-Out.

THE PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS WHO VOTE IN FAVOR OF THE PLAN, WHO DO NOT SUBMIT A BALLOT TO ACCEPT OR REJECT THE PLAN, OR WHO REJECT THE PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN ARE DEEMED TO HAVE CONSENTED TO THE RELEASES THEREIN. THE PLAN ALSO PROVIDES THAT HOLDERS OF IMPAIRED INTERESTS THAT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN ARE DEEMED TO HAVE CONSENTED TO THE RELEASES THEREIN.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only Holders of Claims in “impaired” Classes are entitled to vote on the Plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the Plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

The following table summarizes, assuming an Effective Date of March 9, 2017, (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the estimated recoveries for holders of Claims and Interests. The table is qualified in its entirety by reference to the full text of the Plan. For a more detailed summary of the terms and provisions of the Plan, see Section VI—Summary of the Plan below. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section XI.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery[2]
1	Other Secured Claims

The legal, equitable and contractual rights of the Holders of Other Secured Claims will not be altered by the Plan. Except to the extent a Holder of an Allowed Other Secured Claim has been paid by the Debtors prior to the Effective Date or the Holder of an Allowed Other Secured Claim, the Required Consenting Noteholders, and the Debtors agree to less favorable treatment of such Claim, each Holder of an Allowed Other Secured Claim (including any Claim for postpetition interest accrued until the Effective Date at the non-default rate provided in the applicable contract or, if there is no contract, then at the Federal Judgment Rate, to the extent permissible under Bankruptcy Code section 506(a)) shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Other Secured Claim, in the discretion of the Debtors (subject to the consent of the Required Consenting Noteholders), one of the following alternative treatments:

(i) payment of the Allowed Class 1 Claim in full in Cash on the later of the Distribution Date or as soon as practicable after a particular Claim becomes Allowed;

(ii) delivery to the Holder of the Allowed Class 1 Claim of the collateral securing such Allowed Class 1 Claim;

			Unimpaired	No (Presumed to accept)	100%

[2]	The ranges set forth under Approximate Percentage Recovery are based on the range of reorganized equity value of the Debtors as described in the Valuation Analysis.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery

(iii) such other treatment as may be agreed to by the applicable Debtor, the Required Consenting Noteholders, and the Holder; or

(iv) the Holder shall retain its Lien on such property and such Allowed Class 1 Claim shall be Reinstated pursuant to section 1124(2) of the Bankruptcy Code.

2	Prepetition Banks Claims	If Class 2 votes in favor of the Plan, (a) the Consenting Banks shall receive on account of the Prepetition Banks Claims held by such Consenting Banks, including obligations relating to issued but undrawn letters of credit under the Prepetition Credit Agreement, (i) their respective Pro Rata share of commitments, and obligations owing to such Holders with respect to outstanding loans, under the Amended Credit Agreement and (ii) their respective Pro Rata share of Prepetition Banks Cash as a partial repayment of such outstanding loans subject to re-borrowing pursuant to the terms of the Amended Credit Agreement and (b) the Holders of Prepetition Banks Claims other than the Consenting Banks shall receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the obligations owing to such Holders of Prepetition Banks Claims with respect to issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof. If Class 2 votes against	Impaired	Yes	100%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery
		the Plan, the Holders of Prepetition Banks Claims, including any Consenting Banks, shall each receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof.

3	Prepetition Notes Claims	Holders of Prepetition Notes Claims shall receive their respective Pro Rata share of (i) the Prepetition Notes Cash, (ii) 85% of the net cash proceeds received by the Debtors from the Appalachia Sale in excess of $350 million, if any, (iii) the New Secured Notes, and (iv) the number of shares of New Common Stock constituting ninety-five (95%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants.	Impaired	Yes	36% to 49%

4	General Unsecured Claims	Except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that	Unimpaired	No (Presumed to accept)	100%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery
governs such General Unsecured Claim, whichever is later, each Holder of a General Unsecured Claim shall be paid in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired; provided, however, that no Holder of a General Unsecured Claim shall receive any distribution for any Claim which has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

5	Stone Equity Interests	On the Effective Date, all Class 5 Equity Interests shall be canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise. On or as soon as practicable after the Effective Date, each Holder of Old Common Stock, or other Stone Equity Interests that were exercised or exchanged for Old Common Stock in accordance with their terms prior to the Voting Record Date, that did not submit a valid Release Opt-Out by the Release Opt-Out Deadline shall receive its Pro Rata share of the number of shares of the New Common Stock constituting five percent (5%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants and its Pro Rata share of the New Warrants in satisfaction of its Class 5 Equity Interests. Each Holder of Stone Equity Interests that submits a valid Release Opt-Out by the Release Opt-Out Deadline shall receive no distribution on account of such Stone Equity Interests	Impaired	No (Presumed to reject)	N/A

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery[2]
held by such Holder, and all shares of New Common Stock and New Warrants that would have been otherwise distributed to such Holders of Stone Equity Interests shall be distributed, Pro Rata, to those Holders of Stone Equity Interests that did not submit a valid Release Opt-Out.

WHERE TO FIND ADDITIONAL INFORMATION: Stone currently files quarterly and annual reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement. Reports filed with the SEC on or after the date of this Disclosure Statement are also incorporated by reference herein.

•	Annual Report filed on Form 10-K for the fiscal year ended December 31, 2015;

•	Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016;

•	Current Reports on Form 8-K filed on March 11, 2016, March 24, 2016, April 14, 2016, April 20, 2016, May 5, 2016, May 16, 2016, May 19, 2016, May 20, 2016, June 1, 2016, June 3, 2016, June 13, 2016, June 14, 2016 (two filings), June 29, 2016, July 25, 2016, August 2, 2016, August 23, 2016, October 21, 2016, November 7, 2016, November 10, 2016, November 15, 2016, and November 16, 2016; and

•	Description of Stone’s capital stock contained in its registration statement on Form 8-A filed on June 11, 1993.

PLEASE TAKE NOTE OF THE FOLLOWING KEY DATES AND DEADLINES FOR THE CHAPTER 11 CASES AS SET FORTH IN THE RESTRUCTURING SUPPORT AGREEMENT:3

Deadline to commence Solicitation:	November 17, 2016

Deadline to vote to accept or reject the Plan:	5:00 p.m. (Prevailing Central Time) on December 16, 2016

Deadline to commence the Chapter 11 Cases:	11:59 p.m. (Prevailing Central Time) on December 9, 2016

Deadline for entry of order(s) approving the Disclosure Statement and confirming the Plan:	Seventy-five (75) calendar days after the Petition Date

Deadline for the Effective Date of the Plan:	Fifteen (15) calendar days after entry of the order confirming the Plan

[3]	The foregoing dates and deadlines may be modified or amended with the written consent of the Required Consenting Noteholders in accordance with the Restructuring Support Agreement.

II.

OVERVIEW OF THE DEBTORS’ OPERATIONS

A.	The Debtors’ Business

The Debtors are an independent oil and natural gas company engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties. The Debtors have been operating in the Gulf of Mexico (the “GOM”) Basin since 1993 and have established a technical and operational expertise in this area. The Debtors have leveraged their experience in the GOM conventional shelf and expanded their reserve base into the more prolific basins of the GOM deep water, Gulf Coast deep gas and the Marcellus and Utica shales in Appalachia. As of December 31, 2015, the Debtors’ estimated proved oil and natural gas reserves were approximately 57 million barrels of oil equivalent (MMBoe) or 342 billion cubic feet equivalent (Bcfe). During 2015, approximately 95 MMBoe or 570 Bcfe of the Debtors’ estimated proved reserves were revised downward as a result of lower oil, natural gas and natural gas liquids prices.

As of December 31, 2015, the Debtors held leasehold interests in approximately 60,000 net (83,000 gross) acres in the GOM conventional shelf, where the water depths range from 0 to 1,000 feet; approximately 363,000 net (600,000 gross) acres in the GOM deep water, where the water depths range from 1,000 to 9,000 feet; and approximately 11,000 net (37,000 gross) acres in the deep gas, where the water depths range from 15,000 to 25,000 feet. As of December 31, 2015, the Debtors had completed 35 net (36 gross) wells in the GOM conventional shelf; 47 net (54 gross) wells in the GOM deep water; and 1 net (5 gross) well(s) in the GOM deep gas. Since 2006, the Debtors have secured numerous oil and gas leasehold interests in the Appalachian basin in Pennsylvania and West Virginia. As of December 31, 2015, the Debtors held leasehold interests in approximately 89,000 net (104,000 gross) mineral acres and had completed 95 net (136 gross) wells (collectively, the “Appalachia Properties”).

For the fiscal year ended December 31, 2015, the Debtors’ total operating revenues were approximately $545 million, compared to $796 million for the fiscal year ended December 31, 2014, representing an approximate 32% decrease in operating revenues year over year. The decrease in operating revenues was driven by the decline in the prices of crude oil and natural gas in 2015. For the six months ended June 30, 2016, the Debtors’ total operating revenues were approximately $170 million, compared to approximately $302 million for the six months ended June 30, 2015, representing an approximate 44% decrease in operating revenues year over year. The year-over-year decrease was driven by the decline in the realized prices of crude oil and natural gas in the second half of 2015 and the temporary shut-in of the Mary field in Appalachia from September 1, 2015 until June 2016.

For the nine months ended September 30, 2016, the Debtors’ total operating revenues were approximately $264 million, compared to approximately $434 million for the nine months ended September 30, 2015. The decrease in total revenue for the nine months ended September 30, 2016 was primarily due to a 23% decrease in production volumes and a 20% decrease in average realized prices on an equivalent basis from the comparable period in 2015.

On October 20, 2016, the Debtors entered into a purchase and sale agreement with TH Exploration III, LLC, an affiliate of Tug Hill, Inc. See Section III.D hereof Key Events Leading to the Commencement of Chapter 11 Cases – Purchase and Sale Agreement with Tug Hill.

B.	The Debtors’ Organizational Structure.

Stone is the ultimate corporate parent, the issuer of publicly traded common stock, and the issuer of certain senior unsecured notes and senior unsecured convertible notes, all as further described herein. Stone’s direct and indirect subsidiaries include all of the Debtor Affiliates as well as the non-operating, non-Debtor Stone Energy Canada ULC. A chart illustrating the Debtors’ organizational structure, as of the date hereof, is attached hereto as Exhibit C.

C.	Directors and Officers

The following table sets forth the names of the members of Stone’s current board of directors:

Name	Director Since	Position
David H. Welch	2004	Chairman of the Board, President and Chief Executive Officer
Richard A. Pattarozzi	2000	Director
Kay G. Priestly	2006	Director
Donald E. Powell	2008	Director
Robert S. Murley	2011	Director
B.J. Duplantis	1993	Director
George R. Christmas.	2003	Director
Peter D. Kinnear	2008	Director
Phyllis M. Taylor	2012	Director
David T. Lawrence	2013	Director

David H. Welch has served as the President and Chief Executive Officer of Stone since April 2004 and has served as Chairman of the Board since May 2012. Prior to joining the Debtors in 2004, he worked for BP Amoco or its predecessors for 26 years, where his final role was Senior Vice President, BP America Inc. Mr. Welch has an engineering degree from Louisiana State University and a doctoral degree in engineering and economics from Tulane University. He has completed the Harvard Business School advanced management program and executive development programs at Stanford Business School and at Cambridge University. Mr. Welch serves as a director of Iberia Bank (member of the compensation committee and Chairman of the enterprise risk committee). Mr. Welch has served as Chairman of the Offshore Energy Center, Chairman of the Greater Lafayette Chamber of Commerce and 2011 Chairman of the United Way in Acadiana. He currently serves as an executive director of the National Ocean Industries Association, a trustee of The Nature Conservancy of Louisiana, a director of the Offshore Energy Center, a director of Louisiana Association of Business and Industry, a director of the Upper Lafayette Economic Development Foundation and on the Lafayette Central Park board.

Richard A. Pattarozzi served as Vice President of Shell Oil Company from March 1999 until his retirement in January 2000, having worked for Shell Oil Company for over 33 years, from 1966 to 2000, in the United States, both onshore and in the Gulf of Mexico. He also served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999, and previously was appointed General Manager of Shell’s Deepwater Production Division in April 1991 and General Manager of Shell’s Deepwater Exploration and Production Division in October 1991. Mr. Pattarozzi graduated from the University of Illinois with a civil engineering degree. Mr. Pattarozzi presently serves on the board of directors of FMC Technologies, Inc. (member of the compensation committee and chair of the nominating and governance committee) and Tidewater Inc. (“Tidewater”) (as independent Chairman of the Board and a member of the compensation and nominating and governance committees), both of which are public companies. Mr. Pattarozzi previously served on the boards of Superior Energy Services, Inc. and Global Industries, Ltd., which merged with Technip in

December 2011. Mr. Pattarozzi also serves on the board of trustees of the U.S. Army War College Foundation and is a past Trustee of the National World War II Museum, Inc. and past Chairman of the Offshore Energy Center and also of the United Way in New Orleans, Louisiana.

Kay G. Priestly was formerly the Chief Executive Officer and a director of Turquoise Hill Resources Ltd., an international mining company focused on copper, gold and coal in the Asia Pacific region, retiring therefrom as of December 31, 2014. From 2008 until her appointment as CEO of Turquoise Hill in 2012, she was Chief Financial Officer of Rio Tinto Copper (a division of the Rio Tinto Group – Rio Tinto plc and Rio Tinto Limited). From 2006 to 2008, she was Vice President, Finance and Chief Financial Officer of Rio Tinto’s Kennecott Utah Copper operations. Ms. Priestly served as Vice President, Risk Management and General Auditor for Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations, from 2004 to 2006. Ms. Priestly previously spent over 24 years with global professional services firm Arthur Andersen, where she provided tax, consulting and mergers & acquisitions services to global companies across many industries, including energy, mining, manufacturing and services. While at Andersen, she was a member of the global energy team, served as managing partner of the New Orleans office from 1997 to 2000, and was a member of Andersen’s global executive team from 2001 to 2002 where she had overall responsibility for the firm’s human resources strategy. Ms. Priestly also serves on the board of directors for New Gold, Inc. (chair of the audit committee) and for FMC Technologies, Inc. (member of the audit committee). She formerly served as Chairman of the board of directors of SouthGobi Resources Ltd., from September 2012 through December 2014, retiring therefrom as of December 31, 2014, and formerly served as a director of Palabora Mining Company Limited from January 2009 through May 2010.

Donald E. Powell served as the Federal Coordinator of Gulf Coast Rebuilding from November 2005 until March 2008, and he received the Presidential Citizens Medal in 2008 from President George W. Bush. Mr. Powell was the 18th Chairman of the Federal Deposit Insurance Corporation, where he served from August 2001 until November 2005. Mr. Powell previously served as President and Chief Executive Officer of the First National Bank of Amarillo, where he started his banking career in 1971. Mr. Powell graduated from West Texas State University with a bachelor of science degree in economics and is a graduate of The Southwestern Graduate School of Banking at Southern Methodist University. Mr. Powell presently serves on the board of directors of T.D. Williamson, a privately held company. Mr. Powell previously served as a director of QR Energy, LP (member of the audit and compensation committees and chairman of the conflicts committee prior to resigning in connection with the acquisition of QR Energy, LP by Breitburn Energy Partners LP in November 2014) and as a director of Bank of America Corporation and Merrill Lynch International (United Kingdom) (retiring in May 2013 from both). He also has served on the boards of several non-public, civic and charitable organizations, including as Chairman of the Board of Regents of the Texas A&M University System, Advisory Board Member of the George Bush School of Government and Public Service and Chairman of the Amarillo Chamber of Commerce, the City of Amarillo Housing Board and the High Plains Baptist Hospital and Harrington Regional Medical Center in Amarillo, Texas.

Robert S. Murley is a Senior Advisor to Credit Suisse, LLC, having been employed by Credit Suisse and its predecessors from 1975 to April 2012. In 2005, he was appointed Chairman of Investment Banking in the Americas, serving in that position until April 2012. Prior to that time, Mr. Murley headed the Global Industrial and Services Group within the Investment Banking Division, as well as the Chicago investment banking office. He was named a Managing Director in 1984 and appointed a Vice Chairman in 1998. Mr. Murley received a bachelor of arts degree from Princeton University, a MBA from the UCLA Anderson School of Management and a master of science degree in International Economics from the London School of Economics. Mr. Murley has been a director of Apollo Education Group since June 2011 (chair of the audit, finance and special litigation committees, and member of the nominating and governance committee), a director of Health Insurance Innovations since November 2013 and a director of Brown

Advisory since January 2016. He also serves as a Trustee of Princeton University, is Chairman of the Board of the Educational Testing Service in Princeton, New Jersey, is Vice Chairman of the Board of the Ann & Robert Lurie Children’s Hospital of Chicago, is Chairman of the Board of Overseers of the UCLA Anderson School of Management and is a Trustee of the Museum of Science & Industry in Chicago, Illinois.

B.J. Duplantis is a senior partner with the law firm of Gordon, Arata, McCollam, Duplantis & Eagan, having joined the firm in 1982, with a practice focused on the oil and gas industry. Prior to joining the law firm, Mr. Duplantis served in the legal department of The Superior Oil Company from 1979 to 1982 and previously was employed by Shell Oil Company, where he served in various engineering and management capacities over 10 years in Louisiana, Texas, California and New York, and also as a member of its legal department from 1971 to 1978. Mr. Duplantis graduated from Louisiana State University with a bachelor of science degree in petroleum chemical engineering and from Loyola University with a Juris Doctor degree. In addition to his several professional affiliations, Mr. Duplantis has served on the Louisiana State Office of Conservation Intrastate Pipelines Ad Hoc Committee, the Louisiana State Office of Conservation Committee on Revision of Rules of Procedure, and the Advisory Committee for the Louisiana State Commissioner’s Office of Conservation, and is a former board member of Holy Cross College, New Orleans, Louisiana.

George R. Christmas retired in 2011 as President and Chief Executive Officer of the Marine Corps Heritage Foundation, which directly supports the historical programs of the Marine Corps, preserves the history, traditions and culture of the Marine Corps, and educates Americans in its virtues. Retired Lt. Gen. Christmas graduated from the University of Pennsylvania with a bachelor of arts degree and then from Shippensburg University with a master of public administration degree. He served in the U.S. Marine Corps from 1962 to 1996, originally commissioned as a second lieutenant and rising to Brigadier General in 1988, Major General in 1991, and Lieutenant General in 1993 as Commanding General, I Marine Expeditionary Force, Camp Pendleton, California. Lt. General Christmas’s personal decorations and medals include the Navy Cross, Defense Distinguished Service Medal, Navy Distinguished Service Medal, Defense Superior Service Medal, Purple Heart, Meritorious Service Medal and three gold stars in lieu of consecutive awards, the Army Commendation Medal, and the Vietnamese Cross of Gallantry with palm. He previously served as a consultant or advisor to various entities, including Wexford Group International, Northrup Gruman Space & Mission Systems Corporation, Marine Corps Heritage Foundation, RAND Corporation and HARRIS Corporation. Retired Lt. General Christmas presently serves as an advisor to the Marine Corps Heritage Foundation; as Member, Advisory Board, to the Florence & Robert A. Rosen Family Wellness Center for Law Enforcement and Military; as Chairman, Board of Directors, for Center House Association; as Marine Corps Senior Advisor for the Department of Defense Commemoration of the 50th Anniversary of the Vietnam War; as Witness to the War Advisory Board; as Member of the Stafford County Virginia Armed Services Memorial Commission; and as Trustee of the Stafford Hospital Foundation.

Peter D. Kinnear held numerous management, operations and marketing roles with FMC Technologies, Inc. and FMC Corporation, both leading providers of technology services to the energy industry, starting in 1971 and retiring from FMC Technologies, Inc. in 2011. Mr. Kinnear served as Chief Executive Officer from March 2007 through February 2011 of FMC Technologies, Inc., and previously as President from March 2006 through April 2010, and Chief Operating Officer from March 2006 through March 2007. Mr. Kinnear received a bachelor’s degree in chemical engineering from Vanderbilt University and an MBA from the University of Chicago. Mr. Kinnear presently serves on the board of directors of Superior Energy Services, Inc. (member of the audit and corporate governance committees). In addition to serving as trustee or director of various non-public entities, including The Petroleum Equipment Suppliers Association, the Business Council, and Spindletop International, Mr. Kinnear previously served on the board of directors of Tronox Incorporated from November 2005 to December 2010, and as FMC Technologies, Inc.’s Chairman of the Board from October 2008 through October 2011.

Phyllis M. Taylor is the Chairman and Chief Executive Officer of Taylor Energy Company LLC. Ms. Taylor is a graduate of Tulane University School of Law in New Orleans, and she served as a law clerk for the Supreme Court of Louisiana and subsequently served as in-house counsel for private energy companies. Ms. Taylor also serves as Chairman and President of the Patrick F. Taylor Foundation and on the Iberia Bank Advisory Board. Ms. Taylor is involved in numerous civic activities, including serving on the New Orleans Business Council, the Catholic Leadership Institute National Advisory Board and the Tulane University Board of Trustees.

David T. Lawrence has extensive global experience across the upstream energy business. He currently is Chairman and CEO of Lawrence Energy Group LLC. He served as Executive Vice President Exploration and Commercial for Shell Upstream Americas and Functional Head of Global Exploration for Shell worldwide from June 2009 until retiring from this position in April 2013. His responsibilities included exploration, acquisitions, divestments, new business development, LNG, Gas to Liquids and wind energy in the Americas. Prior roles included Executive Vice President Global Exploration and Executive Vice President Investor Relations for Royal Dutch Shell based in The Hague and London, respectively, and Vice President Exploration and Development for Shell Exploration and Production Company in the United States. In his 29 years with Shell, Mr. Lawrence conducted business in more than 40 countries around the globe. Mr. Lawrence currently serves as a Trustee Associate of the American Association of Petroleum Geologists Foundation, and he has served on the National Ocean Industry Association as Membership Chair and as a past commissioner on the Aspen Institute Commission on Arctic Climate Change. He was a member of the American Petroleum Institute Upstream Committee, where he helped lead efforts to establish the Center for Offshore Safety and was the Chairman of the European Association of Geologists and Engineers (EAGE) Annual Meeting in Amsterdam in 2008. Mr. Lawrence is the author of numerous technical and business articles, is a recipient of the Meritorious Service Award from the American Petroleum Institute, and received the Wallace Pratt Memorial Award for best paper in the American Association of Petroleum Geologists bulletin. Mr. Lawrence received his Ph.D. in Geology and Geophysics from Yale University in 1984 and his B.A. in Geology from Lawrence University in 1977.

Stone’s current senior management team is comprised of the following individuals:

Name	Position
David H. Welch	Chairman of the Board, President and Chief Executive Officer
Kenneth H. Beer	Executive Vice President and Chief Financial Officer
Lisa S. Jaubert	Senior Vice President, General Counsel and Secretary
E.J. Louviere	Senior Vice President – Land
John J. Leonard	Senior Vice President – Exploration and Business Development
Florence M. Ziegler	Senior Vice President – Human Resources, Communications & Administration
Richard L. Toothman, Jr.	Senior Vice President – Appalachia
Keith Seilhan	Senior Vice President – Gulf of Mexico
Thomas L. Messonnier	Vice President – Planning, Marketing & Midstream

Please see above for Mr. Welch’s biographical information.

Kenneth H. Beer was named Executive Vice President and Chief Financial Officer in January 2011. Previously, he served as Senior Vice President and Chief Financial Officer since August 2005. Prior to joining Stone, he served as a director of research and a senior energy analyst at the investment banking firm of Johnson Rice & Company. Prior to joining Johnson Rice & Company in 1992, he was an energy analyst and investment banker at Howard Weil Incorporated.

Lisa S. Jaubert was named Senior Vice President, General Counsel and Secretary in May 2013. She previously served as Assistant General Counsel since joining Stone in July 2012. Prior to joining Stone, she worked as Counsel with Latham & Watkins, LLP where she was a specialist in M&A, finance and other energy related transactions. Ms. Jaubert also served over five years as Assistant General Counsel and Assistant Corporate Secretary for Mariner Energy, was a founding shareholder of Schully Roberts Slattery Jaubert & Marino PLC, served as an outsourced general counsel for many smaller E&P companies and was partner or associate in two other law firms with national energy practices.

E. J. Louviere was named Senior Vice President—Land in April 2004. Previously, he served as Vice President—Land since June 1995. He has been employed by Stone since its inception in 1993.

John J. Leonard was promoted to Senior Vice President—Exploration and Business Development effective January 28, 2015, after being named Vice President—Exploration in January 2014. He previously served as General Manager of Deepwater Development from February 2013 through January 2014, Director of Reservoir Engineering from January 2012 through February 2013, Asset Manager Conventional Shelf from July 2011 through January 2012, Asset Manager GOM Shelf East from January 2010 through July 2011, Eastern GOM Asset Manager from January 2007 through January 2010, Chief Reservoir Engineer from February 2006 through January 2007, and also Reservoir Engineer from August 2005 through February 2006. Prior to joining Stone in August 2005, he was employed by Object Reservoir as a Project Manager and Service Engineer, by Expro Americas as an Engineering Manager, and by Pro Tech as an Engineering Manager.

Florence M. Ziegler was named Senior Vice President—Human Resources, Communications and Administration in February 2014 and Vice President—Human Resources, Communications and Administration in September 2005. She has been employed by Stone since its inception in 1993 and served as the Director of Human Resources from 1997 to 2004.

Richard L. Toothman, Jr. was named Senior Vice President—Appalachia in February 2013 and Vice President—Appalachia in May 2010. Prior to joining Stone in May 2010, he was employed by CNX Gas Company in Bluefield, Virginia since August 2005 where he held two executive positions, VP Engineering and Technical Services and VP International Business. He also worked for Consol Energy and Conoco in prior years.

Keith A. Seilhan was promoted to Senior Vice President—Gulf of Mexico effective January 28, 2015, after being named Vice President—Deep Water in February 2013. He previously served as Deep Water Projects Manager since joining Stone in July 2012. Prior to joining Stone, Mr. Seilhan filled various senior leadership roles for Amoco and BP over his 21 year career with them. In his final year with BP, he filled the role as BP’s Incident Commander on the Deepwater Horizon Incident in 2010, and thereafter worked as an Emergency Response Consultant with The Response Group for 11/2 years. While with Amoco and BP, he served, among other roles, as an Asset Manager and an Operations Manager for Deep Water assets, Operations Director for Gulf of Mexico and the Organizational Capability Manager. On April 17, 2014, pursuant to a settlement between the SEC and Mr. Seilhan, which settlement was approved by the Court, the SEC filed a complaint in the U.S. District Court for the Eastern District of Louisiana alleging that Mr. Seilhan sold securities while in possession of material nonpublic information and in breach of duties owed to BP and its shareholders, in violation of Section 17(a) of the Securities Act of 1933, as amended (the “Securities Act”), Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 thereunder. Without admitting or denying the allegations, Mr. Seilhan consented to the entry of a final judgment permanently enjoining him from future violations of Section

17(a) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. Mr. Seilhan also agreed to disgorgement in the amount of $105,409, plus $13,300 of prejudgment interest, and to pay a civil penalty of $105,409. The SEC’s inquiry related to activities prior to Mr. Seilhan’s employment with Stone and was not directed at, and does not concern, Stone or any other member of Stone’s management or any member of its Board.

Thomas L. Messonnier was named Vice President—Planning, Marketing & Midstream in May 2015. He has over 30 years of industry experience and joined Stone in June 2004. He has served Stone in several capacities, including as Director of Strategic Planning, Business Development and Reserves, GOM Exploitation Manager, and Reservoir Engineering Manager.

The composition of the board of directors of each Reorganized Debtor will be disclosed prior to the entry of the order confirming the Plan in accordance with section 1129(a)(5) of the Bankruptcy Code.

D.	Regulation of the Debtors’ Business

The Debtors’ operations are conducted in the United States and the Gulf of Mexico and are subject to the local, state and federal laws, regulations, and treaties in the jurisdictions in which they operate. The laws, regulations, and treaties that impact the Debtors’ operations include those relating to the operation of drilling units, environmental protection, and health and safety, and restrictions on oil and natural gas exploration and development.

The Debtors’ operations on federal oil and gas leases in the Gulf of Mexico Shelf are subject to regulation by the Bureau of Ocean Energy Management (“BOEM”), the Bureau of Safety and Environmental Enforcement (“BSEE”) and the Office of Natural Resources Revenue (“ONRR”), requiring compliance with BOEM, BSEE and ONRR regulations and with applicable federal and state law, including the Outer Continental Shelf Lands Act. These laws and regulations are subject to change, and many new requirements were imposed by BSEE, BOEM and ONRR after and since the April 2010 Deepwater Horizon incident. For offshore operations, lessees, including the Debtors, must obtain BOEM and BSEE approval for exploration, development and production plans prior to the commencement of such operations. In addition to permits required from other agencies such as the United States Environmental Protection Agency (“EPA”), lessees, including the Debtors, must obtain a permit from BSEE prior to commencing drilling and comply with regulations governing, among other things, engineering and construction specifications for production facilities, safety procedures, plugging and abandonment of wells on the outer continental shelf, and removal of infrastructure facilities. The ONRR is responsible for management of all revenues associated with both federal offshore and onshore mineral leases, including royalty and revenue collection, distribution, auditing and compliance, investigation and enforcement, and asset management.

The Debtors’ onshore operations are subject to regulation by the EPA and state and local environmental agencies and/or oil and gas commissions. Similar to offshore laws and regulations, laws and regulations affecting onshore operations are subject to change, and many new requirements have been imposed by the EPA and state and local governments since approximately 2010, which coincides with the increase of onshore oil and natural gas production. For certain onshore operations, operators, including the Debtors, must obtain air and/or water discharge permits from the EPA and/or state agencies prior to commencing construction or drilling operations. Operators, including the Debtors, also must comply with regulations governing, among other things, engineering and construction specifications for production facilities, setback requirements, remediation of contaminated properties, safety procedures, plugging and abandonment of wells, and removal of infrastructure facilities.

E.	The Debtors’ Capital Structure

1.	Equity Ownership

Stone is a public company and files annual reports with, and furnishes other information to, the SEC. The common stock of Stone is currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “SGY.” However, as a result of the commencement of the Chapter 11 Cases, Stone may receive a notice from the NYSE informing it that Stone’s common stock will be de-listed from the exchange. If Stone receives such a notice, it is anticipated that Stone’s common stock will nevertheless be eligible to be traded as over the counter securities on the OTC Bulletin Board. As of the date hereof, 30,000,000 shares of Stone’s $0.01 par value common stock had been authorized with 5,690,253 shares of common stock issued and outstanding.

2.	Prepetition Indebtedness

The following description is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements.

As of the date hereof, the Debtors had outstanding funded debt obligations in the aggregate amount of approximately $1.44 billion, which amount consists of (i) approximately $354 million in secured borrowings under the Debtors’ Prepetition Credit Agreement (as defined below), (ii) approximately $11.5 million in secured borrowings under Stone’s Building Loan (as defined below), (iii) approximately $775 million in principal amount of Senior Notes (as defined below), and (iv) approximately $300 million in principal amount of Convertible Notes (as defined below).

(a)	Prepetition Credit Agreement

Stone, as borrower, and Stone Energy Offshore, L.L.C., as guarantor (the “Guarantor Subsidiary”), are parties to that certain Fourth Amended and Restated Credit Agreement, dated as of June 24, 2014, with the lenders and issuing banks party thereto from time to time (the “Prepetition Banks”), Bank of America, N.A., as administrative agent (the “Prepetition Administrative Agent”), and certain other parties thereto (as amended, modified, or supplemented from time to time, the “Prepetition Credit Agreement”). The Prepetition Credit Agreement provides the Debtors with a reserve-based revolving credit facility and other commitments in an aggregate principal amount of up to $900 million. The Prepetition Credit Agreement matures July 1, 2019.

The borrowing base under the Prepetition Credit Agreement is re-determined semi-annually, typically in May and November, taking into consideration the estimated asset values of Stone’s oil and gas properties and those of the Guarantor Subsidiary, in accordance with the Prepetition Banks’ customary practices for oil and gas credit facilities. In addition, Stone and the Prepetition Banks each have discretion at any time, but not more than two additional times in any calendar year, to have the borrowing base re-determined.

On June 14, 2016, Stone, the Guarantor Subsidiary, and the Prepetition Banks entered into that certain Amendment No. 3 to the Prepetition Credit Agreement (the “Third Amendment to Credit Agreement”) to (i) increase the borrowing base to $360.0 million from $300.0 million, (ii) provide a moratorium on re-determination of the borrowing base until January 15, 2017, other than an automatic reduction upon the sale of certain of the Debtors’ properties, (iii) permit second lien indebtedness to refinance the Senior Notes and the Convertible Notes, (iv) revise the maximum consolidated funded leverage ratios, (v) require minimum liquidity of at least $125.0 million until January 15, 2017, (vi) impose limitations on capital expenditures, (vii) grant the Prepetition Banks a perfected security interest in all deposit accounts, and (viii) provide for anti-hoarding cash provisions for amounts in excess of $50.0 million to apply after December 10, 2016.

As of the date hereof, the aggregate principal amount outstanding under the Prepetition Credit Agreement is approximately $341.5 million in unpaid principal and approximately $12.5 million of outstanding letters of credit, plus any applicable interest, fees, and other expenses.

All amounts outstanding under the Prepetition Credit Agreement are secured by a first-lien security interest in certain of the Debtors’ existing and future assets, and the obligations under the Prepetition Credit Agreement are guaranteed by the Guarantor Subsidiary. The Prepetition Banks do not have a security interest in all of the Debtors’ assets. For example, as of December 31, 2015, the Prepetition Banks’ minimum collateral coverage of mortgaged properties was eighty percent (80%) of the Debtors’ Mortgaged Property Value,4 which was increased in the Third Amendment to Credit Agreement to eighty-six percent (86%). As a result, a portion of the Debtors’ proved reserves may be unencumbered as well as significant reserve assets currently excluded from the Debtors’ Mortgaged Property Value. The Debtors’ unencumbered real property is scattered throughout the GOM, Louisiana, West Virginia and Pennsylvania and includes reserves, undeveloped acreage, mineral rights, and real estate. In addition, the Prepetition Credit Agreement does not grant a security interest in certain Excluded Assets.5 The Prepetition Credit Agreement does, however, require that the Debtors grant a perfected security interest on their cash (i.e., control agreements with the Debtors’ depositary banks are required). Accordingly, as of the date hereof, the Debtors do not have any unencumbered cash.

[4]	“Mortgaged Property Value” means, as of any date of its determination, the aggregate present value of the future net income with respect to the Mortgaged Properties as set forth in the applicable engineering report, discounted at the stated per annum rate utilized in such report; provided, however, that the Mortgaged Property Value does not include any Oil and Gas Properties acquired by any Credit Party after the recordation of the Mortgages in the real property records of the jurisdiction where such Oil and Gas Properties are located unless an amendment or supplement to such Mortgages sufficiently describing such after-acquired Oil and Gas Properties has been recorded in such real property records. All defined terms in the aforementioned definition shall have the meanings ascribed to them in the Prepetition Credit Agreement.
[5]	“Excluded Assets” means any of the following property or assets of any Debtor: (i) Excluded Equity Interests; (ii) motor vehicles or other assets subject to certificates of title; (iii) commercial tort claims where the amount of the damages claimed by the applicable Debtor is less than $5,000,000; (iv) any lease, license, contract, property right or agreement (or any of its rights or interests thereunder) if and to the extent that the grant of the security interest shall, after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law, constitute or result in (A) the abandonment, invalidation or unenforceability of any material right, title or interest of the applicable Debtor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease license, contract, property rights or agreement; provided, however, that the security interest shall attach immediately at any such time as the restriction resulting in abandonment, invalidation or unenforceability or breach or termination shall be removed or become invalid or any condition thereto (including any consent) shall be satisfied; (v) once paid, any amounts constituting the payment of a dividend or the repurchase or redemption of the shares of the Borrower’s common stock, in each case to the extent such dividend, repurchase or redemption is permitted under Section 6.5 of the Credit Agreement; (vi) Realty Collateral (as such term is defined in the Mortgages); and (vii) assets subject to a Lien securing Capital Leases or purchase money debt obligations, in each case permitted under Section 6.1(c) and 6.2(c) of the Credit Agreement, if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such assets (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable Legal Requirement), provided that such asset (x) will be excluded from the Collateral only to the extent and for so long as the consequences specified in this clause (vii) will result and (y) will cease to be excluded from the Collateral and will become subject to the Lien granted hereunder, immediately and automatically, at such time as such consequences will no longer result. All defined terms in the aforementioned definition shall have the meanings ascribed to them in the Prepetition Credit Agreement.

(b)	4.20% Building Loan

On November 20, 2015, Stone entered into a 4.20% term loan (the “Building Loan”), maturing on December 20, 2030. Stone received $11.8 million in cash, net of debt issuance costs related to the Building Loan. The proceeds are being used for general corporate purposes. The Building Loan bears interest at a rate of 4.20% per annum and is to be repaid in 180 equal monthly installments commencing on December 20, 2015. The Building Loan is collateralized by the Debtors’ two Lafayette, Louisiana office buildings. As of the date hereof, a total of approximately $11.5 million was outstanding under the Building Loan.

(c)	The Senior Notes

On November 8, 2012, Stone completed an offering of $300.0 million in aggregate principal amount of 7.5% Senior Unsecured Notes due 2022 (the “Senior Notes”). The first $300.0 million of Senior Notes were issued under the Second Supplemental Indenture, dated as of November 8, 2012, to the Indenture, dated as of January 26, 2010 (the “Senior Notes Indenture”), among Stone, Stone Energy Offshore, L.L.C., as the Guarantor Subsidiary, and The Bank of New York Mellon Trust Company, N.A., as trustee. On November 27, 2013, Stone issued an additional $475.0 million in aggregate principal amount of the Senior Notes. The Senior Notes will be due on November 15, 2022.

The Senior Notes bear interest at a rate of 7.5% per annum with interest payable semiannually on May 15 and November 15. The Senior Notes are senior unsecured obligations of Stone and are effectively subordinate to all of Stone’s secured debt, including secured debt under the Prepetition Credit Agreement and the Building Loan, and rank equally in right of payment with all of Stone’s other senior indebtedness. The Senior Notes are guaranteed on a senior unsecured basis by the Guarantor Subsidiary.

As of the date hereof, the aggregate principal amount outstanding under the Senior Notes is approximately $775 million, plus any applicable interest, fees, and other expenses.

(d)	The Convertible Notes

On March 6, 2012, Stone completed an offering of $300.0 million in aggregate principal amount of 1.75% Senior Unsecured Convertible Notes due 2017 (the “Convertible Notes”) pursuant to an Indenture (the “Convertible Notes Indenture”), dated as of March 6, 2012, among Stone, Stone Energy Offshore, L.L.C., as Guarantor Subsidiary, and The Bank of New York Mellon Trust Company, N.A., as trustee. The Convertible Notes will be due on March 1, 2017, unless earlier converted or repurchased by Stone at the option of the holders, and the Convertible Notes bear interest at a rate of 1.75% per annum, payable semiannually on March 1 and September 1 of each year. Prior to December 1, 2016, the Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date. The Convertible Notes are convertible by the holders into cash, shares of common stock, or a combination of cash and shares of common stock, at the election of Stone, based on an initial conversion rate of 23.4449 shares of common stock per $1,000 principal amount of the Convertible Notes with a corresponding conversion price of $42.65 per share. The conversion rate, and accordingly the conversion price, may be adjusted under certain circumstances as described in the Convertible Notes Indenture. On June 10, 2016, the Debtors completed a 1-for-10 reverse stock split with respect to their common stock. Proportional adjustments were made to the conversion price and shares as they relate to the Convertible Notes, resulting in a conversion rate of 2.34449 shares of the Debtors’ common stock with a corresponding conversion price of $426.50 per share.

In connection with the Convertible Notes offering, the Debtors entered into convertible note hedge transactions with respect to their common stock (the “Purchased Call Options”) with Barclays Capital Inc., acting as agent for Barclays Bank PLC and Bank of America, N.A. (the “Dealers”). The Debtors paid an aggregate amount of approximately $70.8 million to the Dealers for the Purchased Call Options. The Purchased Call Options cover, subject to customary antidilution adjustments, approximately 703,347 shares of the Debtors’ common stock at a strike price that corresponds to the initial conversion price of the Convertible Notes (after the effectiveness of the reverse stock split of 1-for-10), also subject to adjustment, and are exercisable upon conversion of the Convertible Notes.

The Debtors also entered into separate warrant transactions whereby, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, the Debtors sold to the Dealers warrants to acquire, subject to customary antidilution adjustments, approximately 703,347 shares of the Debtors’ common stock (the “Sold Warrants”) at a strike price of $559.10 per share of the Debtors’ common stock (after the effectiveness of the reverse stock split of 1-for-10). The Debtors received aggregate proceeds of approximately $40.1 million from the sale of the Sold Warrants to the Dealers. If, upon expiration of the Sold Warrants, the price per share of the Debtors’ common stock, as measured under the Sold Warrants, is greater than the strike price of the Sold Warrants, the Debtors’ will be required to issue, without further consideration, under each Sold Warrant a number of shares of their common stock with a value equal to the amount of such difference.

Under the Plan, Stone Equity Interests (which would include the Purchased Call Options and the Sold Warrants) that are not exercised or exchanged for Old Common Stock in accordance with their terms prior to the Voting Record Date shall be cancelled on the Effective Date and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and thus not entitled to any distribution under the Plan.

The Convertible Notes are senior unsecured obligations of Stone and are effectively subordinate to all of Stone’s secured debt, including secured debt under the Prepetition Credit Agreement, and rank equally in right of payment with all of Stone’s other senior indebtedness. The Convertible Notes are guaranteed on a senior unsecured basis by the Guarantor Subsidiary.

As of the date hereof, the aggregate principal amount outstanding under the Convertible Notes is approximately $300 million, plus any applicable interest, fees, and other expenses.

III.

KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES

A.	Collapse in Oil Prices

The prices of crude oil and natural gas have declined dramatically since mid-year 2014, having recently reached multiyear lows, as a result of robust non-Organization of the Petroleum Exporting Countries’ (OPEC) supply growth led by unconventional production in the United States, weakening demand in emerging markets, and OPEC’s decision to continue to produce at high levels. In addition, the Debtors have not hedged any amount of their anticipated oil and gas production beyond 2016, which will result in materially lower revenues and cash flows from operations in 2017 and beyond if commodity prices remain at current levels.

Despite efforts to undertake transactions to reduce long-term debt and reduce spending that are discussed below, the Debtors have determined that they are unable to withstand the ongoing and precipitous decline in oil and gas prices and the corresponding decline in the Debtors’ revenues and cash flows and the diminution in value of the Debtors’ oil and gas properties.

Based on these current market conditions, the Debtors believe that a reduction in their long-term debt and cash interest obligations is needed to improve their financial position and flexibility.

B.	2016 Restructuring Transactions

In response to deteriorating commodity prices, the Debtors, among other things, reduced their spending and amended their Prepetition Credit Agreement to provide more flexibility. Specifically, during 2016, the Debtors agreed to the Third Amendment to Credit Agreement, which, as noted above, permitted the Debtors to incur second lien indebtedness to refinance the existing Convertible Notes and Senior Notes, increased the borrowing base under the Prepetition Credit Agreement and provided for a moratorium on redetermination of the borrowing base until January 15, 2017, other than an automatic reduction upon the sale of certain of the Debtors’ properties.

In addition, on June 24, 2016, Stone and Ensco Offshore Company (“Ensco”) agreed to terminate Stone’s contract with Ensco pursuant to which Stone contracted the ENSCO 8503 deep water drilling rig for the Debtors’ multi-year deep water drilling program in the Gulf of Mexico for total consideration of $20 million, approximately $5 million of which was a deposit previously provided to Ensco pursuant to the drilling services contract. Further, the Debtors agreed to provide Ensco the opportunity to perform certain drilling services commenced before December 31, 2019, and the Debtors paid Ensco a $5 million deposit to be used as a credit against future drilling activities initiated before March 31, 2017, subject to extension in certain circumstances. The ENSCO 8503 deep water rig contract was at a day rate of $341,000 and was scheduled to expire in August 2017.

Separately, on June 24, 2016, the Debtors entered into an interim gas gathering and processing agreement with Williams Ohio Valley Midstream LLC (“Williams”) at the Mary field in Appalachia. The mutually beneficial interim agreement provided near-term relief for Stone by permitting Stone to resume production at the Mary field, thereby providing greater volume to Williams. The initial term of the interim agreement was through August 31, 2016, and it continues on a month-to-month basis thereafter unless terminated by either party.

Despite the best efforts of the Debtors and their senior management to actively manage their capital structure and reduce their interest expense and debt obligations, the significant and sustained drop in oil and natural gas prices and related decrease in the Debtors’ revenues and cash flows from operations caused uncertainty regarding the viability of the Debtors’ leveraged capital structure over the long term. Accordingly, the Debtors determined that their enterprise could no longer sustain their capital structure and began to explore potential transactions that would allow the Debtors to deleverage their capital structure and better position the Reorganized Debtors for long-term success.

In March 2016, the Debtors retained Latham & Watkins LLP (“Latham”), as counsel, Lazard Frères & Co. LLC (“Lazard”), as investment bankers, and Alvarez & Marsal North America, LLC (“Alvarez”), as financial advisors, to assist them in developing and implementing a comprehensive restructuring plan.

C.	Prepetition Negotiations with the Consenting
Noteholders and the Restructuring Support Agreement

In August 2016, the Debtors and their advisors commenced negotiations with the Consenting Noteholders and their restructuring advisors regarding a comprehensive financial restructuring for the Debtors and the parties entered into non-disclosure agreements to allow the Consenting Noteholders to conduct due diligence and begin negotiations. Shortly thereafter, the parties began exchanging initial term sheets for a potential financial restructuring of the Debtors.

After engaging in good faith and arms’ length negotiations with representatives of each of the groups comprising the Consenting Noteholders, on October 20, 2016, the Debtors and the Consenting Noteholders, which hold approximately 85.4% of the aggregate principal amount of the Notes, agreed on the terms of a financial restructuring as set forth in the Restructuring Support Agreement. Section 13 of the Restructuring Support Agreement provides that Consenting Noteholders may transfer their claims against the Debtors, in whole or in part, only if the transferee agrees in writing to be bound by the terms of the Restructuring Support Agreement.

Under the Restructuring Support Agreement, each of the Consenting Noteholders agreed to, among other things, and so long as the Restructuring Support Agreement has not been terminated: (i) vote all of its Prepetition Notes Claims against the Debtors to accept the Plan, (ii) not withdraw, amend, change or revoke (or seek to withdraw, amend, change or revoke) its vote to accept the Plan, (iii) not object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, (iv) not propose, file, support, or vote for any restructuring, workout, reorganization, liquidation for any of the Debtors other than the Plan, (v) not encourage or support any other person or entity do any of the foregoing, and (vi) not take any other action, including without limitation, initiating or joining in any legal proceedings, that is materially inconsistent with its obligations under the Restructuring Support Agreement, that could unreasonably hinder, delay or prevent the timely consummation of the consummation of the Plan.

The Restructuring Support Agreement also provides for various termination events. Depending on the termination event, Consenting Noteholders holding at least a majority of the outstanding principal amount of all Prepetition Notes Claims held by the Consenting Noteholders (the “Required Consenting Noteholders”),6 and the Debtors, each have the ability to terminate the Restructuring Support Agreement. The Required Consenting Noteholders have the right, but not the obligation, upon written notice to the other parties to the agreement, to terminate the obligations of the Consenting Noteholders under the Restructuring Support Agreement upon the occurrence of any of the following events (each, a “Consenting Noteholder Termination Event”) unless waived, in writing, by the Required Consenting Noteholders on a prospective or retroactive basis: (i) the Debtors’ failure to meet any Milestone (as defined in the Restructuring Support Agreement) under the Restructuring Support Agreement, (ii) the termination of the Tug Hill Sale Agreement (as defined below) or any reduction, amendment or modification of the purchase price set forth therein to an amount in cash less than $350 million (other than as a result of adjustments in the purchase price as provided for in the Tug Hill Sale Agreement), other than termination of the Tug Hill Sale Agreement by the Debtors signatory thereto pursuant to section 11.01(h) thereof for the purpose of selecting an Alternative Bid (as defined below) acceptable to the Required Consenting Noteholders, (iii) the Bankruptcy Court’s conversion of the Chapter 11 Cases to cases under chapter 7 or dismissal of the Chapter 11 Cases, (iv) the appointment of a trustee, receiver or examiner by the Bankruptcy Court with expanded powers beyond those set forth in section 1106(a)(3)-(4) of the Bankruptcy Code, (v) Definitive Documentation (as defined in the Restructuring Support Agreement) that does not conform to the restructuring term sheet attached as Exhibit A to the Restructuring Support Agreement (the “Restructuring Term Sheet”) without the prior written consent of the Required Consenting Noteholders or otherwise is not acceptable to the Required Consenting Noteholders, (vi) a Debtor files with the Bankruptcy Court any motion or application seeking authority to sell any material assets that is not contemplated in the Restructuring Term Sheet without the prior written consent of the Required Consenting Noteholders, (vii) a Debtor materially breaches its obligations under the Restructuring Support Agreement, which breach is not cured with five (5) business days after the giving of written notice of such breach, or files, publicly announces, or informs the Consenting Noteholders of its intention to file a chapter 11 plan that contains terms and conditions that are

[6]	The Required Consenting Noteholders must also include at least three (3) separate Consenting Noteholders.

inconsistent with the Restructuring Support Agreement and the Restructuring Term Sheet, provided, however, that no Consenting Noteholder may seek to terminate the Restructuring Support Agreement based upon a material breach or any failure of any material condition in the Restructuring Support Agreement primarily caused by such Consenting Noteholder in breach of the Restructuring Support Agreement, (viii) a material breach by any Debtor of any representation, warranty, or covenant of such Debtor set forth in the Restructuring Support Agreement that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice and a description of such breach is provided to the Debtors, provided, however, that the Required Consenting Noteholder may not seek to terminate the Restructuring Support Agreement based upon a breach of the Restructuring Support Agreement primarily caused by the Required Consenting Noteholders in breach of the Restructuring Support Agreement, (ix) either (a) a Debtor files with the Bankruptcy Court a motion, application, or adversary proceeding (or supports any such action by any third party) that challenges the validity, enforceability, or priority of, or seeks avoidance or subordination of, the Prepetition Notes Claims or asserting any other cause of action against the Consenting Noteholders, or (b) the Bankruptcy Court enters an order providing relief against any Consenting Noteholder with respect to any of the foregoing causes of actions or proceedings filed by any Debtor, (x) the Bankruptcy Court or other governmental authority with jurisdiction issues any final order, injunction, or other decree, or takes any other action, which restrains, enjoins, or otherwise prohibits the implementation of the Restructuring Transactions or the effect of which would render the Plan incapable of consummation on the terms set forth in the Restructuring Support Agreement and the Restructuring Term Sheet, (xi) a Debtor terminates its obligations under the Restructuring Support Agreement, (xii) the Debtors execute or file any Definitive Documentation that does not conform to Section 4.(b) of the Restructuring Support Agreement or is otherwise unsatisfactory to the Required Consenting Noteholders, (xiii) the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Debtors’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code, (xiv) if the net purchase price under the Tug Hill Sale Agreement, calculated by the Required Consenting Noteholders in their sole discretion in accordance with Section 8(n) of the Restructuring Support Agreement is less than $335.0 million, (xv) if the estimated cure amounts or other payments obligations of any of the Debtors arising or otherwise resulting from the assumption of executory contracts or unexpired leases, calculated by the Required Consenting Noteholders in their sole discretion, exceed or would be reasonably expected to exceed an amount acceptable to the Required Consenting Noteholder in their sole discretion, or (xvi) if (a) the additions, deletions and modifications to the Specified Employee Plans (as defined in the Restructuring Term Sheet) are not acceptable to the Required Consenting Noteholders in their sole discretion, and (b) the additions, deletions and modifications to the Indemnification Provisions (as defined in the Restructuring Term Sheet) for the purpose of making such Indemnification Provisions consistent with current market practice are not reasonably satisfactory to the Required Consenting Noteholders. The net purchase price as used in such Section 8(n) (as referred to in (xiv), above) will be calculated by reducing the purchase price by (a) any purchase price adjustments (excluding adjustments related to interim operations between the “Effective Time” of the Tug Hill Sale Agreement and the Closing Date (each as defined in the Tug Hill Sale Agreement)) and (b) any escrowed amounts, holdbacks or other similar deferred payments under the Tug Hill Sale Agreement. Absent a finding of manifest error, the calculation of net purchase price by the Required Consenting Noteholders shall be final and binding on the parties with respect to Section 8(n) of the Restructuring Support Agreement. The Restructuring Support Agreement requires that the Debtors provide such assistance in good faith as reasonably requested by the Consenting Noteholders in the calculation of the net purchase price in such Section 8(n). Absent a finding of manifest error, the calculation of cure amounts and other payment obligations (as referred to in (xv) above) by the Required Consenting Noteholders shall be final and binding on the parties to the Restructuring Support Agreement. The Restructuring Support Agreement requires that the Debtors provide such assistance in good faith as reasonably requested by the Consenting Noteholders in the calculation of cure amounts and other payment obligations.

The Debtors have the right, but not the obligation, to terminate their obligations under the Restructuring Support Agreement upon, among other things, (a) the breach by a Consenting Noteholder of any representation, warranty or covenant in the Restructuring Support Agreement that would reasonably be expected to have a material adverse impact on the timely consummation of the Plan, (b) the desire of the Board of Directors of the Debtors to terminate the agreement pursuant to an exercise of fiduciary duties, after seeking advice of outside legal counsel, to accept an Alternative Transaction (as defined in the Restructuring Support Agreement), or (c) the Bankruptcy Court or other governmental authority issuing an order, injunction or other decree, which has become final and non-appealable, and which prohibits the implementation of the transactions contemplated by the Restructuring Support Agreement (the “Restructuring Transactions”). Additionally, the Restructuring Support Agreement terminates automatically without any further required action or notice in the event that either (x) the Restructuring Transactions are consummated in accordance with the Restructuring Support Agreement and Restructuring Term Sheet, or (y) the Restructuring Transactions are not consummated in accordance with the Restructuring Support Agreement and the Restructuring Term Sheet by the one-hundredth (100th) calendar day after the Petition Date, as such date may be extended from time to time upon notice by the Required Consenting Noteholders. Finally, the Restructuring Support Agreement and the obligations of all parties thereto may be terminated by mutual agreement among the Debtors and the Required Consenting Noteholders. The Debtors are required to commence the Chapter 11 Cases even if they do not receive the requisite votes to satisfy the requirements for class acceptance under section 1126 of the Bankruptcy Code from each class of creditors and interest holders entitled to vote on the Plan.

The Restructuring Support Agreement provides that it becomes effective upon (a) execution of the agreement by 66-2/3% of the outstanding aggregate principal amount of the Prepetition Notes Claims, and (b) execution by the Debtors of a sale agreement to sell the Appalachia Properties for a cash purchase price of at least $350 million (as detailed below). Both conditions were satisfied on October 20, 2016, and the Restructuring Support Agreement became effective on that date.

In addition, Section 28 of the Restructuring Support Agreement provides that the Restructuring Support Agreement may not be modified, amended, or supplemented, and no term or provision hereof or thereof waived, without the prior written consent of the Debtors and the Required Consenting Noteholders, provided that, the written consent of each Consenting Noteholder and the Debtors is required for any amendments, amendments and restatements, modifications, or other changes to the defined term “Required Consenting Noteholders” or to Section 10 or Section 28 of the Restructuring Support Agreement and provided, further, that any amendments, amendments and restatements, modifications, or other changes to the Restructuring Term Sheet require the prior written consent of Consenting Noteholders, holding at least two-thirds of the principal amount outstanding of all Prepetition Notes Claims held by the Consenting Noteholders provided that, such Consenting Noteholders holding at least two-thirds of the principal amount shall include at least two (2) separate Consenting Noteholders (for purposes of determining whether this requirement is satisfied, each institution holding Prepetition Notes Claims will be taken together with each of its controlled affiliate’s and subsidiary’s Prepetition Notes Claims holdings and they shall together in the aggregate constitute a single Consenting Noteholder).

As set forth in the Restructuring Term Sheet, any treatment of the Prepetition Banks Claims other than that set forth in the Plan must be acceptable to the Required Consenting Noteholders.

D.	Purchase and Sale Agreement with Tug Hill

As part of their restructuring efforts, in the first quarter of 2016 the Debtors began marketing their Appalachia Properties and exploring strategic options with respect thereto. To provide guidance and expertise in this process, the Debtors retained Tudor, Pickering, Holt & Co. Advisors, LLC to serve as the Debtors’ exclusive financial advisor and investment banker with respect to a sale of the Appalachia

Properties. Following several months of arms’ length negotiations, on October 20, 2016 (the “PSA Execution Date”), Stone entered into a purchase and sale agreement (the “Tug Hill Sale Agreement”) with TH Exploration III, LLC, an affiliate of Tug Hill, Inc. (“Tug Hill”). Pursuant to the terms of the Tug Hill Sale Agreement, Stone agreed to sell the Appalachia Properties to Tug Hill for $360 million in cash, subject to customary purchase price adjustments and the establishment of escrows (the “Tug Hill Purchase Price”). The Tug Hill Sale Agreement has an effective date of June 1, 2016. In connection with the execution of the Tug Hill Sale Agreement, Tug Hill deposited $5 million in escrow, which amount may be supplemented by an additional $31 million at a later date on certain conditions being met. Upon a closing, the deposit will be credited against the Tug Hill Purchase Price. From the Execution Date through December 19, 2016 (the “Tug Hill Diligence Period”), Tug Hill intends to conduct customary due diligence to assess the aggregate dollar value of any title and environmental defects associated with the Appalachia Properties. The Tug Hill Sale Agreement contemplates a closing on or prior to February 28, 2017, subject to customary closing conditions and approval by the Bankruptcy Court. The Tug Hill Sale Agreement contains customary representations, warranties and covenants. From and after the closing of the sale, Stone and Tug Hill, respectively, have agreed to indemnify each other and their respective affiliates against certain losses resulting from any breach of their representations, warranties or covenants contained in the Tug Hill Sale Agreement, subject to certain customary limitations and survival periods. Additionally, from and after closing of the sale, the Debtors have agreed to indemnify Tug Hill for certain identified retained liabilities related to the Appalachia Properties, subject to certain survival periods, and Tug Hill has agreed to indemnify the Debtors for certain assumed obligations related to the Appalachia Properties. Importantly, pursuant to the Tug Hill Sale Agreement, Tug Hill will assume substantially all of the executory contracts and unexpired leases relating primarily to the Appalachia Properties (except for a real estate lease in Morgantown, West Virginia), eliminating a substantial amount of potential General Unsecured Claims in the event such executory contracts and unexpired leases were rejected by the Debtors.

The Tug Hill Sale Agreement may be terminated, subject to certain exceptions, (i) upon mutual written consent, (ii) if the closing has not occurred by March 1, 2017, (iii) for certain material breaches of representations and warranties or covenants that remain uncured, (iv) if, on or prior to the end of the Tug Hill Diligence Period, title and environmental defect amounts (after application of customary thresholds and deductibles), casualty losses and the value of any assets excluded from the Appalachia Properties due to the exercise of preferential purchase rights or consents equal or exceed $10 million in the aggregate, (v) if the Debtors fail to file for bankruptcy on or before December 9, 2016, (vi) if the Bankruptcy Court does not enter an order approving the Debtors’ assumption of the Tug Hill Sale Agreement and certain other matters within 30 days of the Petition Date, (vii) if the Bankruptcy Court does not enter a sale order in connection with the sale of the Appalachia Properties to Tug Hill by February 10, 2017, and (viii) upon the occurrence of certain other events specified in the Tug Hill Sale Agreement.

The Tug Hill Sale Agreement provides that from and after the Petition Date, the Debtors must use commercially reasonable efforts to obtain entry of an order assuming the Tug Hill Sale Agreement and the entry of a sale order with respect thereto promptly and without subjecting the Appalachia Properties to further marketing or offers. Notwithstanding the foregoing, in the event the Bankruptcy Court requires that the Appalachia Properties be subjected to further marketing and that the Debtors permit and consider additional bids pursuant to a competitive auction process, pursuant to the Tug Hill Sale Agreement (1) Tug Hill has agreed that the Tug Hill Sale Agreement will remain in full force and effect in accordance with, and subject to, its terms and conditions and (2) the Tug Hill Sale Agreement will serve as the “stalking horse” bid in such process. Moreover, the Tug Hill Sale Agreement provides that the Debtors may terminate the Tug Hill Sale Agreement in the event that (i) the Bankruptcy Court requires further marketing and an auction process, (ii) the Debtors select a bid submitted by a purchaser in such auction process other than Tug Hill as the highest and best bid for all or any material portion of the Appalachia Properties (an “Alternative Bid”), and (iii) the Debtors consummate a sale of all of the Appalachia Properties or any material portion of the Appalachia Properties pursuant to such Alternative Bid.

The Tug Hill Sale Agreement further provides that, unless otherwise required by the Bankruptcy Court as set forth in the prior paragraph, the Debtors may not take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other similar Person (as defined in the Tug Hill Sale Agreement) acting for or on behalf of the Debtors to take), directly or indirectly, any action to solicit or negotiate (including by furnishing confidential information with respect to the Appalachia Properties or permitting access to the Appalachia Properties or books and records of the Debtors) any offer or inquiry from any person concerning such person’s direct or indirect acquisition of the Appalachia Properties; provided that if the Debtors receive from any person any unsolicited offer or inquiry of the type referred to above prior to the closing or termination of the Tug Hill Sale Agreement, the Debtors must promptly advise such person of the terms of the Tug Hill Sale Agreement (including these requirements and prohibitions) and shall promptly notify Tug Hill of the receipt and material terms of such offer or inquiry. However, notwithstanding the foregoing, the Tug Hill Sale Agreement expressly provides that nothing contained in the Tug Hill Sale Agreement will restrict or prohibit the Consenting Holders, or any financial or legal advisor to the Consenting Holders, from taking, directly or indirectly, any action to negotiate (including by furnishing confidential information with respect to the Appalachia Properties or permitting access to the Appalachia Properties or books and records of the Debtors) any unsolicited offer or inquiry received by the Debtors or the Consenting Holders from any person concerning such person’s direct or indirect acquisition of the Appalachia Properties. In addition, following receipt of any unsolicited offer or inquiry, (a) the Tug Hill Sale Agreement requires that the Debtors must promptly, and no later than three (3) business days following receipt, notify legal counsel to the Consenting Holders and Tug Hill of the receipt and material terms of such offer or inquiry and (b) the Restructuring Support Agreement requires that the Consenting Noteholders shall promptly, and no later than three (3) business days following receipt (either directly or by financial advisor or legal advisor to the Consenting Noteholders), notify legal counsel to the Debtors and Tug Hill of the receipt and material terms of such offer or inquiry. The Restructuring Support Agreement further provides that, prior to consummation or termination of the Tug Hill Sale Agreement, the Consenting Noteholders shall not, directly or indirectly (including through financial advisor or legal counsel to the Consenting Noteholders), solicit any offer or inquiry from any person concerning such person’s direct or indirect acquisition of the Appalachia Properties.

IV.

ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

Pursuant to the Restructuring Support Agreement, the Debtors agreed to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or before December 9, 2016 (the “Petition Date”) and file the Plan and this Disclosure Statement within two (2) calendar days of the Petition Date. The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits, and become subject to the limitations, of the Bankruptcy Code.

A.	Commencement of Chapter 11 Cases and First Day Motions

The Debtors intend to continue to operate their business in the ordinary course during the pendency of the Chapter 11 Cases as they have prior to the Petition Date. To facilitate the prompt and efficient implementation of the Plan through the Chapter 11 Cases, the Debtors intend to seek to have the Chapter 11 Cases assigned to the same bankruptcy judge and administered jointly. The Debtors also plan to file various motions seeking relief from the Bankruptcy Court which, if granted, will ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations. The following is a brief overview of the relief the Debtors intend to seek on the Petition Date to maintain their operations in the ordinary course.

1.	Cash Management System

The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash. On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue the use of their existing cash management system, bank accounts, and related business forms to avoid a disruption in the Debtors’ operations and facilitate the efficient administration of the Chapter 11 Cases.

2.	Use of Cash Collateral

To address their working capital needs and fund their reorganization efforts, the Debtors require the use of cash that is subject to liens (the “Cash Collateral”) granted in favor of the lenders under the Prepetition Credit Agreement. On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to use the Cash Collateral in the ordinary course of business subject to certain restrictions.

3.	Taxes

To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments that arose prepetition, including any such amounts that become due and owing postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ business.

4.	Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services, such as electricity, gas, water, satellite, and telecommunications. Accordingly, on the Petition Date, the Debtors intend to seek (i) authority from the Bankruptcy Court to continue payments to such utility providers in the ordinary course and (ii) approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor the Debtors’ obligations in the ordinary course.

5.	Insurance and Surety

The maintenance of certain insurance and surety bond coverage is essential to the Debtors’ operations and is required by laws, various regulations, financing agreements, and revenue contracts. The Debtors believe that the satisfaction of their obligations relating to their insurance policies and surety bond programs, whether arising pre- or postpetition, is necessary to maintain the Debtors’ relationships with their insurance and surety bond providers and ensure the continued availability and commercially reasonable pricing of such insurance and surety coverage. Accordingly, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations under their existing policies and programs in the ordinary course.

6.	Employee Wages and Benefits

The Debtors’ business, including the operation of the Debtors’ oil and gas properties, is labor-intensive and relies upon hundreds of employees and contractors. To minimize the uncertainty and potential distractions associated with the Chapter 11 Cases and the potential disruption of the Debtors’ operations resulting therefrom, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations to their workforce in the ordinary course of business, including (i) the payment of pre- and postpetition wages, salaries, reimbursable employee expenses, and accrued and unpaid employee benefits and (ii) the continuation of the Debtors’ benefit programs and policies.

7.	Royalties and Joint Interest Billings

The Debtors are parties to numerous joint operating agreements and other contracts governing operations on their oil and gas or leases. In addition, the Debtors are obligated, pursuant to their oil and gas leases, to remit revenue to the lessors who own the mineral rights leased by the Debtors, which is attributable to their share of production from the producing wells located on their respective leases or leases and lands pooled or unitized therewith, free of expenses of production. Further, certain assignments of the oil and gas leases created an interest in a share of the production from the producing wells located on the respective leases or leases and lands pooled or unitized therewith, free of expenses of production, that burden the Debtors’ working interest in the leases. To preserve the status quo, avoid the incurrence of unnecessary statutory liens, and to eliminate the risk of pervasive litigation over the existence of statutory liens, lien priorities, and the amounts of claims of the various interest owners, the Debtors will request interim and final authority to (i) deliver, in the ordinary course of business, the funds owed to the holders of royalty interests and working interests as required by the leases and related agreements, and (ii) continue to satisfy the obligations incurred in connection with the operation of their oil and gas leases, including their lease operating expenses, joint interest billing and other joint operating agreement obligations, in the ordinary course of business and without regard to whether such obligations related to pre- or post-petition periods.

8.	Trade Payables

In the ordinary course of business, the Debtors incur various fixed, liquidated, and undisputed payment obligations (the “Trade Payables”) to various third-party providers of goods and services that facilitate the Debtors’ business operations (the “Trade Creditors”). On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to pay, in the ordinary course of business, allowed prepetition claims (the “Trade Claims”) of the Trade Creditors subject to an aggregate cap which cap can be increased, as appropriate, with approval of the Bankruptcy Court and the Required Consenting Noteholders. The Debtors believe that satisfaction of the Trade Claims is necessary for the ongoing business operations of the Debtors and that payment of such claims will not prejudice any other creditor of the estate because the Plan, which is supported by the Consenting Noteholders (consisting of 85.4% of the aggregate principal amount of the Senior Notes and the Convertible Notes in claim amount) pursuant to the Restructuring Support Agreement, provides for the payment in full of all allowed General Unsecured Claims. Certain of these creditors may be entitled to assert liens against certain of the Debtors’ assets under various state or federal laws. Additionally, nonpayment of these creditors may lead to a discontinuance of services that may create health, safety, or environmental risks or affect the Debtors’ abilities to perform under customer contracts.

9.	Procedures for Transfers of Certain Equity Interests

The Debtors have incurred, and are currently incurring, significant net operating losses for federal and state income tax purposes, which have become tax attributes that are a valuable asset to the estate. To allow the Debtors the flexibility to develop a chapter 11 plan of reorganization that will maximize the use and value of their tax attributes, on the Petition Date, the Debtors intend to seek an order allowing them to monitor certain transfers of Stone’s securities and related instruments so that the Debtors can act expeditiously to prevent such transfers, if necessary, and preserve the potential value of their net operating losses, tax credits, and certain other tax attributes.

B.	Other Procedural Motions and Retention of Professionals

The Debtors intend to file several other motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

C.	Timetable for the Chapter 11 Cases

In accordance with the Restructuring Support Agreement, the Debtors are obligated to proceed with the implementation of the Plan through the Chapter 11 Cases. Among the milestones contained in the Restructuring Support Agreement are the requirements that the Debtors commence the Chapter 11 Cases no later than December 9, 2016 and consummate the Plan no later than seventy-five (75) calendar days after the Petition Date. Although the Debtors will request that the Bankruptcy Court approve the timetable set forth in the Restructuring Support Agreement, there can be no assurance that the Bankruptcy Court will grant such relief. Achieving the various milestones under the Restructuring Support Agreement is crucial to maintaining the support of the Consenting Noteholders and reorganizing the Debtors successfully.

The milestones under the Restructuring Support Agreement are independent of the dates and deadlines set forth in the Tug Hill Sale Agreement. Accordingly, failure to achieve the various milestones under the Restructuring Support Agreement does not affect the timetables and requirements set forth in the Tug Hill Sale Agreement. As set forth above, the Tug Hill Sale Agreement contemplates certain critical dates and deadlines, including closing of the sale transaction on or prior to February 28, 2017. Moreover, the Tug Hill Sale Agreement may be terminated, subject to certain exceptions, if the closing has not occurred by March 1, 2017. Although the Debtors will request that the Bankruptcy Court approve the timetables set forth in the Tug Hill Sale Agreement, there can be no assurance that the Bankruptcy Court will grant such relief. Complying with the dates and deadlines under the Tug Hill Sale Agreement is critical to consummating the sale of the Appalachia Properties and reorganizing the Debtors successfully.

V.

PENDING LITIGATION

The Debtors are involved in a number of lawsuits and matters which have arisen in the ordinary course of business. The Debtors do not expect any liability they may have in these matters to have a material adverse effect on their consolidated financial statements. The Debtors, however, cannot predict with certainty the outcome or effect of pending or threatened litigation or legal proceedings, and the eventual outcome could materially differ from their current estimates.

On November 11, 2013, two lawsuits were filed, and on November 12, 2013, a third lawsuit was filed, against Stone and other named co-defendants, by the Parish of Jefferson (“Jefferson Parish”), on behalf of Jefferson Parish and the State of Louisiana, in the 24th Judicial District Court for the Parish of Jefferson, State of Louisiana, alleging violations of the State and Local Coastal Resources Management Act of 1978, as amended, and the applicable regulations, rules, orders and ordinances thereunder (collectively, the “CRMA”), relating to certain of the defendants’ alleged oil and gas operations in Jefferson Parish, and seeking to recover alleged unspecified damages to the Jefferson Parish Coastal Zone and remedies, including unspecified monetary damages and declaratory relief, restoration of the Jefferson Parish Coastal Zone and related costs and attorney’s fees. A Coastal Zone Management (“CZM”) test case in Jefferson Parish was recently dismissed for failure to exhaust administrative remedies, a conclusion that is being challenged by the Louisiana Department of Natural Resources (“LDNR”).

In addition, on November 8, 2013, a lawsuit was filed against Stone and other named co-defendants by the Parish of Plaquemines (“Plaquemines Parish”), on behalf of Plaquemines Parish and the State of Louisiana, in the 25th Judicial District Court for the Parish of Plaquemines, State of Louisiana, alleging violations of the CRMA, relating to certain of the defendants’ alleged oil and gas operations in Plaquemines Parish, and seeking to recover alleged unspecified damages to the Plaquemines Parish Coastal Zone and remedies, including unspecified monetary damages and declaratory relief, restoration of the Plaquemines Parish Coastal Zone, and related costs and attorney’s fees. On November 12, 2015, the Plaquemines Parish Council passed a resolution instructing its attorneys to dismiss all 21 CZM suits filed by the Plaquemines Parish. On April 7, 2016, the LDNR filed a Petition for Intervention in this lawsuit.

On November 17, 2014, the Pennsylvania Department of Environmental Protection (“PADEP”) issued a Notice of Violation (“NOV”) to Stone alleging releases of production fluid and an improper closure of a drill cuttings pit at Stone’s Loomis No. 1 well site in Susquehanna County, Pennsylvania. Prior to this, in September 2014, Stone had transferred ownership of the Loomis No. 1 well site to Southwestern Energy Company (“Southwestern”). PADEP approved the transfer on November 24, 2014, after issuing the NOV to Stone. Stone investigated the allegations found in the NOV and responded to PADEP on January 5, 2015. Reclamation of the site by Southwestern, with the participation of the PADEP and Stone, is now complete. The PADEP may impose a penalty in this matter, but the amount of such penalty cannot be reasonably estimated at this time.

On February 4, 2016, a lawsuit was filed against Stone by ICO Marcellus I, LLC (“ICO”) and B&R Holdings, Inc. (“B&R”), in the Circuit Court of Wetzel County, West Virginia, alleging that Stone breached the applicable joint venture agreement and joint operating agreement between the parties by overcharging for lease operating expenses and underpaying royalties, or alternatively, that Stone did not disclose the true extent of the costs required to invest in the joint venture, thereby inducing ICO and B&R into an investment in which they would not have otherwise participated. On March 18, 2016, Stone filed an answer to the complaint. B&R and ICO selected B&R to replace Stone as operator and gave notice of their selection to Stone by letter, dated October 28, 2016. On November 2, 2016, ICO and B&R served a notice on Stone regarding their Emergency Motion and Verified Petition for Mandatory Temporary Restraining Order, and/or Preliminary Injunction (the “TRO”), which was originally scheduled to be heard on November 4, 2016. The TRO alleged that the applicable joint operating agreement between the parties required Stone to resign as operator in light of its alleged insolvency and requested an injunction and determination that Stone has resigned as operator and that B&R is installed as the new operator. The hearing on the TRO was continued to a date to be determined or agreed by the parties pending settlement negotiations. On November 13, 2016, an agreement in principle was reached between Stone, B&R and ICO to, among other things, resolve all causes of action asserted by B&R and ICO. However, the settlement remains subject to final documentation and there can be no assurance that such settlement will be finalized.

Legal proceedings are subject to substantial uncertainties concerning the outcome of material factual and legal issues relating to the litigation. Accordingly, the Debtors cannot currently predict the manner and timing of the resolution of some of these matters and may be unable to estimate a range of possible losses or any minimum loss from such matters.

VI.

SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is attached hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.

A.	Administrative Claims and Priority Claims

1.	Treatment of General Administrative Claims

Except with respect to Administrative Claims that are Fee Claims or Plan Supporters’ Advisors Fees and except to the extent that a Holder of an Allowed Administrative Claim, the Required Consenting Noteholders, and the applicable Debtors agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the later of: (i) the Effective Date; (ii) the date such Administrative Claim is Allowed; and (iii) the date such Allowed Administrative Claim becomes due and payable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.

2.	Treatment of Fee Claims

On or immediately prior to the Effective Date, the Debtors shall pay all amounts owing to the Professionals for all unpaid Fee Claims relating to prior periods and for the period ending on the Effective Date. The Professionals shall estimate Fee Claims due for periods that have not been billed as of the Effective Date. On or prior to forty-five (45) days after the Effective Date, each Professional shall File with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Effective Date; provided that the Reorganized Debtors may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date, without further Bankruptcy Court order; and provided, further, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation or reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than twenty (20) days after such Fee Claim is Filed with the Bankruptcy Court. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims. Within ten (10) days after entry of a Final Order with respect to its final fee application, each Professional shall remit any overpayment to the Reorganized Debtors and the Reorganized Debtors shall pay any unpaid amounts to each Professional.

3.	Treatment of Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment or has been paid by the Debtors prior to the Effective Date, on or as soon as reasonably practicable after the latest of (a) the Effective Date, (b) the date on which such Priority Tax Claim becomes Allowed, (c) the date on which such Priority Tax Claim becomes due and payable and (d) such other date as may be mutually agreed to by and among such Holder, the Required Consenting Noteholders, and the Debtors, in full and final satisfaction, settlement, release and discharge of, and in exchange for, each Allowed Priority Tax Claim, at the Debtors’ option (subject to the consent of the Required Consenting Noteholders), each Holder of such Allowed Priority Tax Claim shall receive on account of such Allowed Priority Tax Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder, the Required Consenting Noteholders, and the Debtors or otherwise determined by an order of the Bankruptcy Court. To the extent any Priority Tax Claim is not due and owing on the Effective Date, after such Claim becomes Allowed, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

4.	Treatment of Other Priority Claims

Each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive, on the Distribution Date, at the option of the Debtors (subject to the consent of the Required Consenting Noteholders), one of the following treatments: (1) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (2) such other treatment as may be agreed upon by such Holder, the Required Consenting Noteholders, and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

5.	Treatment of Intercompany Claims

On the Effective Date, or as soon thereafter as is practicable, all Intercompany Claims will be adjusted, released, waived and discharged, contributed to the capital of the obligor, dividended, or continued unimpaired to the extent determined appropriate by the Reorganized Debtors.

6.	Treatment of Intercompany Interests

Intercompany Interests shall be retained and the legal, equitable and contractual rights to which Holders of such Intercompany Interests are entitled shall remain unaltered, except as otherwise provided in the Plan.

7.	Treatment of Statutory Fees

On the Distribution Date, Reorganized Stone shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, Reorganized Stone shall pay all applicable U.S. Trustee fees until the entry of a final decree in each such Debtor’s Chapter 11 Case or until such Chapter 11 Case is converted or dismissed.

B.	Classification of Claims and Interests

1.	Classification in General

Pursuant to section 1122 of the Bankruptcy Code, the Plan designates Classes of Claims against and Interests in the Debtors. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

2.	Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings will not unfairly prejudice or harm any creditor because they will not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under the Plan, all Debtors will continue to exist as separate legal Entities.

3.	Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) presumed to accept or reject the Plan, as the case may be. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Section 3.

Class	Designation	Treatment	Entitled to Vote

1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Prepetition Banks Claims	Impaired	Entitled to Vote

3	Prepetition Notes Claims	Impaired	Entitled to Vote

4	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

5	Stone Equity Interests	Impaired	Not Entitled to Vote (Presumed to Reject)

4.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses in respect of any Claim or Interest that is Unimpaired under this Plan, including, without limitation, all rights in respect of (1) legal and equitable defenses to, (2) setoff or recoupment against, or (3) counter-claims with respect to any such Unimpaired Claims and Interests.

5.	Discharge of Claims

Pursuant to section 1141(c) of the Bankruptcy Code, all Claims and Interests that are not expressly provided for and preserved under the Plan (or in any contract, instrument, release or other agreement or document created pursuant to the Plan) shall be extinguished upon Confirmation, and the Debtors and all property dealt with herein shall be free and clear of all such Claims and Interests, including, without limitation, liens, security interests and any and all other encumbrances.

6.	Voting; Presumptions; Solicitation

(a) Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 2 and 3 are entitled to vote to accept or reject the Plan. An Impaired Class of Claims will have accepted the Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. Holders of Claims in Classes 2 and 3 will receive ballots containing detailed voting instructions.

(b) Presumed Acceptance by Unimpaired Classes. Holders of Claims in Classes 1 and 4 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject the Plan.

(c) Presumed Rejection by Impaired Class of Stone Equity Interests. Holders of the Stone Equity Interests in Class 5 are presumed to have rejected the Plan. Accordingly, such holders are not entitled to vote to accept or reject the Plan.

7.	Confirmation of the Plan Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class. The Debtors will request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not vote to accept the Plan pursuant to section 1126(c) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan in accordance with Article XIII thereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

8.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests (or any Class of Claims or Interests) are Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or prior to the Confirmation Date.

C.	Treatment of Claims and Interests

1.	Class 1: Other Secured Claims

Class 1 is Unimpaired. Holders of Class 1 Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such Other Secured Claims are not entitled to vote to accept or reject the Plan. Except to the extent a Holder of an Allowed Other Secured Claim has been paid by the Debtors prior to the Effective Date or the Holder of an Allowed Other Secured Claim, the Required Consenting Noteholders, and the Debtors agree to less favorable treatment of such Claim, each Holder of an Allowed Other Secured Claim (including any Claim for postpetition interest accrued until the Effective Date at the non-default rate provided in the applicable contract or, if there is no contract, then at the Federal Judgment Rate, to the extent permissible under Bankruptcy Code section 506(a)) shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Other Secured Claim, in the discretion of the Debtors (subject to the consent of the Required Consenting Noteholders), one of the following alternative treatments:

(i)	payment of the Allowed Class 1 Claim in full in Cash on the later of the Distribution Date or as soon as practicable after a particular Claim becomes Allowed;

(ii)	delivery to the Holder of the Allowed Class 1 Claim of the collateral securing such Allowed Class 1 Claim;

(iii)	such other treatment as may be agreed to by the applicable Debtor, the Required Consenting Noteholders, and the Holder; or

(iv)	the Holder shall retain its Lien on such property and such Allowed Class 1 Claim shall be Reinstated pursuant to section 1124(2) of the Bankruptcy Code.

2.	Class 2: Prepetition Banks Claims

Class 2 is Impaired. Class 2, the Holders of Prepetition Banks Claims, is entitled to vote to accept or reject the Plan. If Class 2 votes in favor of the Plan, (a) the Consenting Banks shall receive on account of the Prepetition Banks Claims held by such Consenting Banks, including obligations relating to issued but undrawn letters of credit under the Prepetition Credit Agreement, (i) their respective Pro Rata share of commitments, and obligations owing to such Holders with respect to outstanding loans, under the Amended Credit Agreement and (ii) their respective Pro Rata share of Prepetition Banks Cash as a partial repayment of such outstanding loans subject to re-borrowing pursuant to the terms of the Amended Credit Agreement and (b) the Holders of Prepetition Banks Claims other than the Consenting Banks shall receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the obligations owing to such Holders of Prepetition Banks Claims with respect to issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof. If Class 2 votes against the Plan, the Holders of Prepetition Banks Claims, including any Consenting Banks, shall each receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof.

3.	Class 3: Prepetition Notes Claims

Class 3 is Impaired. Holders of Class 3 Prepetition Notes Claims are entitled to vote to accept or reject the Plan. Holders of Prepetition Notes Claims shall receive their respective Pro Rata share of (i) the Prepetition Notes Cash, (ii) 85% of the net cash proceeds received by the Debtors from the Appalachia Sale in excess of $350 million, if any, (iii) the New Secured Notes, and (iv) the number of shares of New Common Stock constituting ninety-five (95%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants.

4.	Class 4: General Unsecured Claims

Class 4 is Unimpaired. Holders of Class 4 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such General Unsecured Claims are not entitled to vote to accept or reject the Plan. Except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General

Unsecured Claim, whichever is later, each Holder of a General Unsecured Claim shall be paid in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired; provided, however, that no Holder of a General Unsecured Claim shall receive any distribution for any Claim which has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

5.	Class 5: Stone Equity Interests

Class 5 is Impaired. Holders of Class 5 Stone Equity Interests are presumed to have rejected the Plan and, therefore, Holders of such Stone Equity Interests are not entitled to vote to accept or reject the Plan. On the Effective Date, all Class 5 Equity Interests shall be canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise. On or as soon as practicable after the Effective Date, each Holder of Old Common Stock, or other Stone Equity Interests that were exercised or exchanged for Old Common Stock in accordance with their terms prior to the Voting Record Date, that did not submit a valid Release Opt-Out by the Release Opt-Out Deadline shall receive its Pro Rata share of the number of shares of the New Common Stock constituting five percent (5%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants and its Pro Rata share of the New Warrants in satisfaction of its Class 5 Equity Interests. Each Holder of Stone Equity Interests that submits a valid Release Opt-Out by the Release Opt-Out Deadline shall receive no distribution on account of such Stone Equity Interests held by such Holder, and all shares of New Common Stock and New Warrants that would have been otherwise distributed to such Holders of Stone Equity Interests shall be distributed, Pro Rata, to those Holders of Stone Equity Interests that did not submit a valid Release Opt-Out.

D.	Means for Implementation of the Plan

1.	Transactions Effective as of the Effective Date

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, their board of directors, or their stockholders, or any other person or entity.

2.	New Debt Documents

On the Effective Date, the Reorganized Debtors will be authorized to execute and deliver the Amended Credit Agreement or New Senior Secured Term Loans, as applicable, the New Secured Notes, and all related documents and instruments without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization or approval of any Entity.

3.	Appalachia Sale

On or prior to the Effective Date, the Debtors will have consummated the Appalachia Sale pursuant to the terms and conditions of the Appalachia Sale Agreement, including, without limitation, selling the Appalachia Properties to the Appalachia Purchaser free and clear of certain liens and encumbrances to the extent set forth in the Appalachia Sale Agreement, and assuming and assigning to the Appalachia Purchaser certain contracts and unexpired leases.

4.	Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant to the Plan shall be obtained from the proceeds of the Appalachia Sale or other Cash from the Debtors, including Cash from business operations. Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

5.	Issuance of New Securities

The issuance of the New Securities will be authorized without the need for any further corporate action and without any further action by Holders of Claims or Interests. On the Effective Date (1) the New Common Stock shall be issued to the Holders of Prepetition Notes Claims and Stone Equity Interests in accordance with the terms of the Plan and (2) the New Warrants shall be issued to the Holders of Stone Equity Interests in accordance with the terms of the Plan.

All of the New Securities issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable. Each distribution and issuance referred to in Article VII of the Plan shall be governed by the terms and conditions set forth therein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

6.	Stockholders Agreement

The New Common Stock issued on account of the Prepetition Notes Claims may, if determined by the Required Consenting Noteholders to be necessary or appropriate, be subject to the Stockholders Agreement and some or all Holders of Prepetition Notes Claims may be required to enter into such Stockholders Agreement prior to distribution of New Common Stock to such Holder of Prepetition Notes Claims. In the event so determined by the Required Consenting Noteholders, upon the Effective Date, the Stockholders Agreement shall be deemed to become valid, binding and enforceable in accordance with its terms and shall contain provisions governing the rights and obligations of Holders of New Common Stock who receive New Common Stock on account of Prepetition Notes Claims. In lieu of the form of Stockholders Agreement, a notice shall be included in the Plan Supplement in the event the Required Consenting Noteholders determine that the Stockholders Agreement is not necessary or appropriate. After such date, all forfeited New Common Stock shall revert to Reorganized Stone and the applicable underlying Prepetition Notes Claims shall be discharged and forever barred.

7.	Listing of New Securities and Transfer Restrictions

Reorganized Stone shall use commercially reasonable efforts to list the New Common Stock on a national exchange reasonably acceptable to the Debtors and the Required Consenting Noteholders, with such listing to be effective on the Effective Date. The New Common Stock distributed to the Holders of Prepetition Notes Claims may be subject to certain transfer and other restrictions pursuant to the Stockholders Agreement (if any), if the Required Consenting Noteholders determine a Stockholders Agreement is necessary or appropriate.

8.	Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Prepetition Credit Agreement, the Prepetition Notes and any other Certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the Holder of a Claim or Equity Interest shall continue in effect solely for purposes of allowing such Holders to receive distributions under the Plan as provided therein.

9.	Section 1145 Exemption

The offering, issuance and distribution of any New Secured Notes and New Securities contemplated by the Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities pursuant to section 1145(a) of the Bankruptcy Code. In addition, any New Secured Notes and New Securities issued pursuant to section 1145 of the Bankruptcy Code as contemplated by the Plan will be freely transferable by the recipients thereof, subject to any limitations that may be applicable to Persons receiving such securities that are “affiliates” of Reorganized Stone as determined in accordance with applicable U.S. securities law and regulations.

10.	Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state law).

11.	Amended Organizational Documents

On the Effective Date, each Reorganized Debtor shall adopt the Amended Organizational Documents as permitted by the laws of their respective states of incorporation or organization and, in connection therewith, shall make all such required filings with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate or other applicable laws of their respective states of incorporation or organization. On the Effective Date, the Amended Organizational Documents shall be effective.

12.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action (except those released by the Debtors pursuant to the Plan or otherwise) and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the obligations under the Amended Credit Agreement, the New Senior Secured Term Loan, if any, and the New Secured Notes). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

13.	Directors and Officers of the Debtors and the Reorganized Debtors

Upon the Effective Date, subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the New Boards shall take office and replace the then-existing boards of directors, boards of managers or similar governing bodies of the Reorganized Debtors. All members of such existing boards shall cease to hold office or have any authority from and after the Effective Date to the extent not expressly included in the roster of the New Boards. The Reorganized Stone Board shall, on the Effective Date, be comprised of seven (7) directors, consisting of the chief executive officer of Stone and six (6) directors appointed by the Required Consenting Noteholders. The New Affiliate Boards shall be comprised of directors designated by the Reorganized Stone Board.

14.	Management Equity Incentive Program

The Management Equity Incentive Program will be established after the Effective Date by the Reorganized Stone Board.

15.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the New Boards are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations or consents except for those expressly required pursuant to the Plan or the Amended Organizational Documents.

16.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, the Plan provides that any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of or in connection with the Plan (including, without limitation, the Appalachia Sale) or pursuant to: (1) the issuance, distribution, transfer or exchange of any debt, Equity Security or other Interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment or recording of any lease or sublease; or (4) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instruments of transfer executed in connection with any transaction arising out of, contemplated by or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

17.	Employee and Retiree Benefits

On and after the Effective Date, and subject to any additions, deletions, and/or modifications as may be required by the Required Consenting Noteholders pursuant to the Restructuring Term Sheet, the Reorganized Debtors shall: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation, health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time and deferred compensation arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans. Without limiting the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

18.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article X of the Plan), the Plan provides that the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or the Reorganized Debtors have released any Entity on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of Confirmation or Consummation of the Plan.

E.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party, including, without limitation, the Appalachia Sale Agreement, unless such contract or lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Confirmation Date; or (4) is set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting assignment, the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before or on the date that the Debtors assume such Executory Contract or Unexpired Lease. Any proof of claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Notwithstanding the foregoing, before the Effective Date, the Debtors, with the consent of the Required Consenting Noteholders, and after the Effective Date, the Reorganized Debtors, shall have the right to amend the Schedule of Rejected Executory Contracts and Unexpired Leases. In addition, notwithstanding the foregoing, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

2.	Assumption of Indemnification Provisions

The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the Indemnification Provisions in place on and before the Effective Date for Indemnified Parties for Claims related to or arising out of any actions, omissions or transactions occurring before the Effective Date, as such Indemnification Provisions may be amended pursuant to the Restructuring Support Agreement. Substantially final forms of the Indemnification Provisions shall be included in the Plan Supplement.

3.	Assumption of Employment and Severance Agreements

On the Effective Date, and subject to any additions, deletions, and/or modifications as may be required by the Required Consenting Noteholders pursuant to the Restructuring Term Sheet, the applicable Debtor party to those Employment Agreements and Severance Agreements shall assume such Employment Agreements and Severance Agreements pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the applicable Debtors’ assumption of those Employment Agreements and Severance Agreements identified in the Plan Supplement.

4.	Assumption of the D&O Insurance Policies and Fiduciary Liability Insurance Policies

Unless obtained prior to the Petition Date, the Debtors shall, prior to the Effective Date and in consultation with the Required Consenting Noteholders, obtain and fully pay the premium for a non-cancelable extension of the directors’

and officers’ liability coverage of the Debtors’ existing directors’ and officers’ insurance policies and the Debtors’ existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the Effective Date with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Debtors’ existing policies. The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the D&O Insurance Policies and fiduciary liability insurance policies pursuant to section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Insurance Policies and fiduciary liability insurance policies.

5.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree (with the consent of the Required Consenting Noteholders). In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

6.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

7.	Rejection Damages Claims

All Claims arising from the rejection (if any) of Executory Contracts or Unexpired Leases must be Filed with the clerk of the Bankruptcy Court and served upon counsel for the Reorganized Debtors within thirty (30) days of the occurrence of the Effective Date. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 4 General Unsecured Claim. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within the time required by this section will be forever barred from assertion against the Debtors, the Reorganized Debtors, the Estates or the property of the Debtors or the Reorganized Debtors.

8.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor may be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business.

9.	Intercompany Contracts and Leases

Any intercompany Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

10.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, whether executed before or during the Chapter 11 Cases, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, extension rights, purchase rights and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or the Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

11.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

12.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Executory Contracts or Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

F.	Provisions Governing Distributions

1.	Timing and Calculation of Amounts To Be Distributed; Entitlement to Distributions

(a)	Timing and Calculation of Amounts To Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim or Equity Interest is not an Allowed Claim or Allowed Equity Interest on the

Effective Date, on the date that such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Equity Interest against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided therein, Holders of Claims shall not be entitled to postpetition interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

(b)	Entitlement to Distributions

On the Effective Date, the Disbursing Agent shall be authorized to recognize and deal only with those Holders of Claims listed on the Debtors’ books and records. Accordingly, the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Effective Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims (or participants therein) as of the close of business on the Effective Date; provided, however, that distributions to holders of publicly held securities will be made on or as soon as practicable after the Effective Date in accordance with the surrender provisions of the Plan.

2.	Disbursing Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors. The Prepetition Administrative Agent shall be deemed to be the Holder of all Prepetition Banks Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Prepetition Banks Claims shall be made to the Prepetition Administrative Agent. The Prepetition Administrative Agent shall hold such distributions for the benefit of the Holders of Allowed Prepetition Banks Claims, and shall deliver such distributions to such Holders. The Indenture Trustee shall be deemed to be the Holder of all Prepetition Notes Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Prepetition Notes Claims shall be made to the Indenture Trustee. The Indenture Trustee shall hold such distributions for the benefit of the Holders of Allowed Prepetition Notes Claims, and shall deliver such distributions to such Holders.

3.	Rights and Powers of Disbursing Agent

(a)	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated under the Plan; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

(b)	Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

4.	Distributions on Account of Claims or Equity Interests Allowed After the Effective Date

(a)	Payments and Distributions on Disputed Claims or Equity Interests

Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

(b)	Special Rules for Distributions to Holders of Disputed Claims and Disputed Equity Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or a Disputed Equity Interest until all such disputes in connection with such Disputed Claim or Disputed Equity Interest have been resolved by settlement or Final Order and such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim or an Allowed Equity Interest and a Disputed Equity Interest shall not receive any distribution on the Allowed Claim or Allowed Equity Interest unless and until all objections to the Disputed Claim or the Disputed Equity Interest have been resolved by settlement or Final Order and the Disputed Claims or the Disputed Equity Interests have been Allowed.

5.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

(a)	Delivery of Distributions in General

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Equity Interests at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution.

(b)	Minimum Distributions

The Reorganized Debtors shall not be required to make partial distributions or payments of fractions of New Common Stock and such fractions shall be deemed to be zero.

(c)	Undeliverable Distributions and Unclaimed Property

(i)	Failure To Claim Undeliverable Distributions

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy

Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim or Equity Interest of any Holder to such property or interest in property shall be discharged and forever barred.

(ii)	Failure To Present Checks

Checks issued by the Disbursing Agent on account of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within one hundred and eighty (180) days after the issuance of such check shall have its Claim for such un-negotiated check discharged and shall be discharged and forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property. In such cases, any Cash held for payment on account of such Claims shall be property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

6.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and encumbrances.

7.	Surrender of Canceled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim or Allowed Equity Interest, each Holder of a Claim or an Equity Interest shall be deemed to have surrendered the Certificates or other documentation underlying each such Claim or Equity Interest, and all such surrendered Certificates and other documentations shall be deemed to be canceled pursuant to Article V.G. of the Plan, except to the extent otherwise provided therein.

8.	Claims Paid or Payable by Third Parties

(a)	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two (2)

weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the Distribution Date.

(b)	Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

(c)	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

G.	Procedures for Resolving Contingent, Unliquidated and Disputed Claims and Disputed Equity Interests

1.	Allowance of Claims and Equity Interests

Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases on or prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code, under the Plan or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases on or prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim or Equity Interest as of the Petition Date.

2.	Prosecution of Objections to Claims and Equity Interests

The Debtors (in consultation with the Noteholder Committee) or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment any objections to Claims or Equity Interests as permitted under the Plan. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Equity Interest without approval of the Bankruptcy Court. The Debtors (in consultation with the Noteholder Committee) also reserve the right to resolve any Disputed Claim or Disputed Equity Interest outside the Bankruptcy Court under applicable governing law.

3.	Procedures Regarding Disputed Claims or Disputed Equity Interests

(a)	No Filing of Proofs of Claim or Equity Interests

Except as otherwise provided in the Plan, including, without limitation Article VI.G, Holders of Claims or Equity Interests shall not be required to File a proof of claim or proof of interest, and no parties should File a proof of claim or proof of interest. The Debtors do not intend to object to the allowance of Claims Filed or Equity Interests Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Equity Interest that is entitled, or deemed to be entitled, to a distribution under the Plan or is rendered Unimpaired under the Plan. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim or an Equity Interest, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim or Allowed Equity Interest of such Holder. If any such Holder of a Claim or an Equity Interest disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim or Equity Interest, such Holder must so advise the Debtors in writing, in which event the Claim or Equity Interest will become a Disputed Claim or a Disputed Equity Interest. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court subject to the consent of the Required Consenting Noteholders. Nevertheless, the Debtors may, in their discretion and in consultation with the Required Consenting Noteholders, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Equity Interest or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may, with the consent of the Required Consenting Noteholders, compromise, settle, withdraw or resolve by any other method approved by the Bankruptcy Court any objections to Claims or Equity Interests.

(b)	Claims Estimation

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

4.	Distributions After Allowance

To the extent that a Disputed Claim or a Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Equity Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim or Equity Interest.

H.	Conditions Precedent to Confirmation of the Plan and the Effective Date

1.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order.

(a)	The Appalachia Sale shall have been approved by the Bankruptcy Court prior to or contemporaneously with Confirmation.

(b)	A Confirmation Order shall have been entered by the Bankruptcy Court, in form and substance acceptable in all respects to the Required Consenting Noteholders and the Debtors.

(c)	The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into, implementing and consummating the other contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan.

(d)	The Debtors shall not have submitted any amendment, modification or filing seeking to amend or modify the Plan, the Disclosure Statement or any documents, motions or orders related to the foregoing, in any manner not acceptable to the Required Consenting Noteholders.

2.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions are satisfied (or waived pursuant to the provisions of Article IX.C of the Plan), and the Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived.

(a)	The Plan and all documents contemplated thereby, including any amendments, modifications or supplements thereto shall be acceptable to the Required Consenting Noteholders and the Debtors pursuant to the terms of, and in accordance with, the Restructuring Support Agreement.

(b)	Prior to or as of the Effective Date, payment in full in Cash of any and all accrued but unpaid reasonable Plan Supporters’ Advisors Fees for which the Debtors have received invoices or estimates prior to the Effective Date.

(c)	The Effective Date shall have occurred on or prior to fifteen (15) calendar days after the entry of the Confirmation Order.

(d)	The Confirmation Order shall be a Final Order in form and substance acceptable to the Required Consenting Noteholders and the Debtors. The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan.

(e)	The Required Consenting Noteholders shall not have terminated the Restructuring Support Agreement in accordance with its terms.

(f)	The Amended Credit Agreement shall, to the extent applicable, have been executed and delivered by all of the Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

(g)	All actions, documents, certificates and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws.

(h)	The cure amounts or other payment obligations of any of the Debtors (including as reorganized under and pursuant to the Plan) arising or otherwise resulting from the assumption of executory contracts or unexpired leases, on a per-contract basis and on an aggregate basis, calculated by the Required Consenting Noteholders in their sole discretion, does not exceed or is not reasonably expected to exceed an amount acceptable to the Required Consenting Noteholders in their sole discretion.

(i)	(i) The Employment Agreements and Severance Agreements (including any additions, deletions, and/or modifications made thereto) are acceptable to the Required Consenting Noteholders in their sole discretion; (ii) the Specified Employee Plans (as defined in the Restructuring Term Sheet) (including any additions, deletions and/or modifications made thereto) are acceptable to the Required Consenting Noteholders in their sole discretion; (iii) the Indemnification Provisions (including any additions, deletions, and/or modifications made thereto) are reasonably satisfactory to the Required Consenting Noteholders; and (iv) the D&O Insurance Policies and fiduciary liability insurance policies (including any additions, deletions, and/or modifications made thereto) are acceptable to the Required Consenting Noteholders in their sole discretion.

(j)	The Appalachia Sale shall have closed immediately prior to the Effective Date.

3.	Waiver of Conditions

Each of the conditions to Confirmation and to Consummation set forth in Article IX of the Plan may be waived with the consent of both the Debtors and the Required Consenting Noteholders without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan; provided, however, only the consent of the Required Consenting Noteholders shall be required to waive the condition precedent to the Effective Date set forth in Section B.5 of Article IX of the Plan.

4.	Effect of Nonoccurrence of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or herein shall: (1) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

I.	Settlement, Release, Injunction and Related Provisions

1.	Compromise and Settlement of Claims, Interests and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest, or any distribution to be made on account of such Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

2.	Releases by the Debtors

To the extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including, without limitation, the service of the Released Parties to facilitate the expeditious reorganization of the Debtors, the implementation of the restructuring contemplated by the Plan, and the waiver of certain Claims of certain of the Released Parties against the Debtors, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to any act, omission, transaction event or other occurrence taking place on or prior to the Effective Date; provided, however, that the foregoing “Debtor Releases” shall not operate to waive or release any Causes of Action of any Debtor: (1) against a Released Party arising from any contractual obligations owed to the Debtors that are pursuant to an Executory Contract that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date; (2) expressly set forth in and preserved by the Plan or related documents; or (3) arising from claims for fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the “Debtor Releases” set forth above do not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement executed in connection with the Plan with respect to the Debtors, the Reorganized Debtors or the Estates.

3.	Releases by Holders of Claims and Interests

To the extent permitted by applicable law and approved by the Bankruptcy Court, as of the Effective Date, each Holder of (a) a Claim who does not elect the Release Opt-Out on its Ballot, or (b) an Interest who receives distributions under the Plan and does not submit a valid Release Opt-

Out by the Release Opt-Out Deadline, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date; provided, however, that the foregoing release shall not operate to waive or release any Causes of Action of any Releasing Party: (1) against a Released Party arising from any contractual obligations owed to the Releasing Party that are wholly unrelated to the Debtors or the Reorganized Debtors; (2) expressly set forth in and preserved by the Plan or related documents; or (3) arising from claims for fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement executed in connection with the Plan.

4.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated by the Plan from any Exculpated Claim, obligation, Cause of Action or liability for any Exculpated Claim, except for fraud, gross negligence, willful misconduct or criminal conduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

5.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (2) the Holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided by the Plan, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

6.	Injunction

Except as otherwise expressly provided in the Plan or related documents, or for obligations issued pursuant to the Plan, from and after the Effective Date, all Releasing Parties are permanently enjoined from taking any of the following actions against the Debtors or the Reorganized Debtors: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Nothing in the Plan or the Confirmation Order shall preclude any Entity from pursuing an action against one or more of the Debtors in a nominal capacity to recover insurance proceeds so long as the Debtors or the Reorganized Debtors, as applicable, and any such Entity agree in writing that such Entity will: (a) waive all Claims against the Debtors, the Reorganized Debtors and the Estates related to such action and (b) enforce any judgment on account of such Claim solely against applicable insurance proceeds, if any.

7.	Setoffs

Except with respect to Prepetition Notes Claims or as otherwise expressly provided for in the Plan, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law or as may be agreed to by the Holder of a Claim or an Interest, may set off against any Allowed Claim or Allowed Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Allowed Interest (before any distribution is made on account of such Allowed Claim or Allowed Interest), any claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Allowed Interest, to the extent such claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims or Interests be entitled to set off any Claim or Interest against any claim, right or Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date.

8.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Other Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

9.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date.

J.	Binding Nature of Plan

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES, OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

K.	Retention of Jurisdiction.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

(a)	allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims or Interests;

(b)	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(c)	resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article VI of the Plan, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

(d)	ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

(e)	adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(f)	adjudicate, decide or resolve any and all matters related to Causes of Action;

(g)	adjudicate, decide or resolve any and all matters related to sections 1141 and 1145 of the Bankruptcy Code;

(h)	enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

(i)	adjudicate, decide or resolve any and all matters related to the Appalachia Sale Agreement;

(j)	enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code, including, without limitation, any order approving the Appalachia Sale;

(k)	resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

(l)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

(m)	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

(n)	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VII of the Plan;

(o)	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(p)	determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

(q)	enter an order or final decree concluding or closing the Chapter 11 Cases;

(r)	adjudicate any and all disputes arising from or relating to distributions under the Plan;

(s)	consider any modifications of the Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(t)	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(u)	hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

(v)	hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(w)	hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(x)	enforce all orders previously entered by the Bankruptcy Court; and

(y)	hear any other matter not inconsistent with the Bankruptcy Code.

L.	Modification, Revocation or Withdrawal of the Plan

1.	Modifications and Amendments

Subject to the limitations and rights contained in the Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, and with the consent of the Required Consenting Noteholders, to amend or modify the Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

2.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

3.	Revocation or Withdrawal of the Plan

Subject to the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date and to File subsequent chapter 11 plans, in each case solely if the

Restructuring Support Agreement has been terminated in accordance with its terms. If the Debtors revoke or withdraw the Plan subject to the terms thereof and the Restructuring Support Agreement, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant thereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

4.	Substantial Consummation of the Plan

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

M.	Miscellaneous Provisions

1.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary or guardian, if any, of each Entity.

2.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan or the Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests before the Effective Date.

3.	Further Assurances

For the avoidance of doubt, the Debtors, the Reorganized Debtors, and the Consenting Noteholders shall not violate, and shall otherwise comply, with the Restructuring Support Agreement in all respects, including with respect to the implementation of the Plan and the Effective Date. The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims and Equity Interests receiving distributions under the Plan and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

4.	Payment of Fees and Expenses

Prior to or as of the Effective Date, the Debtors shall promptly pay in Cash in full any and all accrued but unpaid reasonable Plan Supporters’ Advisors Fees for which the Debtors have received invoices or estimates prior to the Effective Date.

5.	Service of Documents

Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors shall be sent by overnight mail to:

Stone Energy Corporation

625 East Kaliste Saloom Rd.

Lafayette, LA. 70508

Attn:	Lisa S. Jaubert
Kenneth H. Beer

Direct Dial: (337) 521-2278

Fax: (337) 521-9916

Email:	JaubertLS@StoneEnergy.com
BeerKH@StoneEnergy.com

with copies to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attn:	David S. Heller
Josef S. Athanas
Caroline A. Reckler
Matthew L. Warren

Direct Dial: (312) 876-7700

Fax: (312) 993-9767

Email:	david.heller@lw.com
josef.athanas@lw.com
caroline.reckler@lw.com
matthew.warren@lw.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attn:	Michael S. Stamer
Meredith A. Lahaie

Phone: (212) 872-1000

Fax: (212) 872-1002

Email:	mstamer@akingump.com
mlahaie@akingump.com

6.	Dissolution of Committee

On the Effective Date, the Committee(s), if any, shall dissolve automatically, whereupon its members, Professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except for purposes of filing applications for Professional compensation in accordance with Article II.A.2 of the Plan.

7.	Nonseverability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation must be in form and substance acceptable to the Debtors; provided, further, that the Debtors may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

8.	Return of Security Deposits

Unless the Debtors have agreed otherwise in a written agreement or stipulation approved by the Bankruptcy Court, all security deposits provided by the Debtors to any Person or Entity at any time after the Petition Date shall be returned to the Reorganized Debtors within twenty (20) days after the Effective Date, without deduction or offset of any kind.

9.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

10.	Entire Agreement

Except as otherwise indicated in the Plan and except for the terms and conditions of the Restructuring Support Agreement, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

11.	Exhibits

All exhibits hereto are incorporated into and are a part of the Plan as if set forth in full therein. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

12.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the securities offered and sold under the Plan.

13.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

14.	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. In the event of a conflict between any provision of the Plan and the Confirmation Order, the Confirmation Order shall govern and control.

15.	Filing of Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

16.	Tax Reporting and Compliance

The Reorganized Debtors shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

VII.

DESCRIPTION OF THE NEW SECURED NOTES

As set forth in Exhibit 2 to the Restructuring Term Sheet, the New Secured Notes shall have a maturity of May 31, 2022 with an interest rate of 7.5% per annum (3.75% payable in cash and 3.75% payable in cash or PIK at the election of the Reorganized Debtors). The New Secured Notes will be subject to an indenture to be entered into between Reorganized Debtors and a trustee on the Effective Date on the terms set forth in the Plan Supplement. Investments in joint ventures and acquisitions by the Reorganized Debtors and their subsidiaries shall be permitted on terms acceptable to the Required Consenting Noteholders. The Reorganized Debtors may redeem the New Secured Notes at any time, subject to paying the following make-whole amounts: (a) if the Reorganized Debtors prepay the New Secured Notes prior to the third anniversary of issuance, the prepayment amount shall be at par, plus accrued interest, plus a make-whole payment equal to the spread over a comparable treasury note plus 50 basis points; (b) if the Reorganized Debtors prepay the New Secured Notes after the third anniversary, but prior to the fifth anniversary, of issuance, the prepayment amount shall be at 105.625% of par, plus accrued interest; or (c) if the Reorganized Debtors prepay the New Secured Notes on or after the fifth anniversary of issuance, the prepayment amount shall be at par plus accrued interest. The New Secured Notes will be structured such that the applicable high yield discount obligation rules under the Internal Revenue Code shall not apply. Any amendment, modification, and waiver under the indenture for the New Secured Notes shall require the consent of a majority of the principal amount outstanding of all New Secured Notes other than provisions that require unanimous consent to amend pursuant to the Trust Indenture Act and/or other applicable law.

VIII.

FINANCIAL INFORMATION AND PROJECTIONS

The prospective financial information included in this Disclosure Statement has been prepared by, and is the responsibility of, the Debtors’ management team (“Management”). No independent auditors have examined, compiled or performed any procedures with respect to the accompanying prospective financial information.

The Debtors do not, as a matter of course, publish their business plans, budgets or strategies or disclose projections or forecasts of their anticipated financial positions, results of operations or cash flows. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans, budgets, strategies, projections or forecasts of their anticipated financial positions, results of operations or cash flows to creditors or equity interest holders prior to the Effective Date of the Plan or to include such information in documents required to be filed with the SEC or otherwise make such information publicly available.

The assumptions, projections and other financial information contained in this section contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of the Plan and for the purposes of determining whether such Plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. Management has prepared financial projections (the “Projections”) for the last ten months of 2017, and for the full years of 2018 through 2021 (the “Projection Period”). The Projections are attached hereto as Exhibit E and are incorporated by reference herein.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE PROJECTED BALANCE SHEETS DO NOT REFLECT THE IMPACT OF FRESH START ACCOUNTING, WHICH COULD RESULT IN A MATERIAL CHANGE TO ANY OF THE PROJECTED VALUES.

ALTHOUGH MANAGEMENT HAS PREPARED THE PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, IT IS IMPORTANT TO NOTE THAT THE DEBTORS OR THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED BELOW IN SECTION XI, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE RISK FACTORS SET FORTH IN SECTION XI BELOW AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES AND ANY RESULTING CHANGES TO THE PROJECTIONS COULD BE MATERIAL.

IX.

VALUATION ANALYSIS

Attached hereto as Exhibit F is a valuation analysis of the Reorganized Debtors, which was performed and prepared by Lazard.

X.

TRANSFER RESTRICTIONS AND CONSEQUENCES

UNDER FEDERAL SECURITIES LAWS

The Solicitation is being made prior to the Petition Date to Eligible Holders of Prepetition Notes Claims (i.e., Accredited Investors as defined in Rule 501 of the Securities Act).

The issuance of and the distribution under the Plan of the New Common Stock, the New Secured Notes and the New Warrants shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. In reliance upon this exemption, the New Secured Notes and the New Common Stock issued to Holders of Allowed Prepetition Notes Claims, and the New Common Stock and New Warrants issued to Holders of Existing Equity Interests, will be exempt from the registration requirements of the Securities Act, and state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

In any case, recipients of the New Common Stock, New Secured Notes or New Warrants issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

XI.

CERTAIN TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion summarizes certain federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected tax consequences to Holders of Claims and Interests whose Claims or Interests are impaired pursuant to the Plan. It is not a complete analysis of all potential federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “IRC” or “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.

This discussion assumes that Holders of the Senior Notes and the Convertible Notes (together, the “Old Notes”), the Allowed Prepetition Banks Claims (the “Bank Debt”) and the Stone Equity Interests have held such property as “capital assets” within the meaning of IRC Section 1221 (generally, property held for investment) and will hold the New Senior Secured Loans (if any) and the New Secured Notes (together, the “New Notes”), the New Warrants and New Common Stock as capital assets. In addition, this discussion assumes that the Debtors’ obligations under the Bank Debt, the Old Notes and New Notes will be treated as debt for federal income tax purposes.

This discussion does not address all federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances, including the impact of the tax on net investment income imposed by Section 1411 of the Tax Code. In addition, it does not address considerations relevant to Holders subject to special rules under the federal income tax laws, such as “qualified foreign pension funds” (as defined in Section 897(l)(2) of the Tax Code), entities all of the interests of which are held by qualified foreign pension funds, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, Holders subject to the alternative minimum tax, Holders who utilize the installment method reporting with respect to its Claims or Interests, Holders holding the Bank Debt, the Old Notes, Stone Equity Interests, New Notes, New Warrants or New Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, Holders who received Stone Equity Interests pursuant to the exercise of any employee stock option or otherwise as compensation, and U.S. Holders (as defined below) who have a functional currency other than the U.S. dollar.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, NEW WARRANTS AND NEW COMMON STOCK RECEIVED PURSUANT TO THE PLAN, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS.

B.	Federal Income Tax Consequences to the Debtors

1.	Cancellation of Indebtedness and Reduction of Tax Attributes

The Debtors generally should realize cancellation of indebtedness (“COD”) income to the extent the adjusted issue price of the Old Notes (and the Bank Debt if New Senior Secured Term Loans are issued) exceeds the sum of (a) the amount of cash treated as additional consideration for the Old Notes, (b) the fair market value of any other property (including New Common Stock) and (c) the issue price of the New Notes received by Holders of the Bank Debt and the Old Notes. The amount of COD income that will be realized by the Debtor is uncertain because it will depend on the fair market value of the New Common Stock and the issue price of the New Notes on the Effective Date (see discussion of the rules relating to the determination of the issue price of the New Notes below in “—Federal Income Tax Consequences to Holders of Certain Claims and Interests—U.S. Holders of Prepetition Banks Claims (Class 2)—New Senior Secured Term Loans—Issue Price”) and “—Federal Income Tax Consequences to Holders of Certain Claims and Interests—U.S. Holders of Prepetition Notes Claims (Class 3)—New Secured Notes—Issue Price”).

Under IRC Section 108, COD income realized by a debtor will be excluded from gross income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the Debtors will be entitled to exclude from gross income any COD income realized as a result of the implementation of the Plan.

Under IRC Section 108(b), a debtor that excludes COD income from gross income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD income. Attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness. If the debtor is a member of a consolidated group and is required to reduce its basis in the stock of another group member, a “look-through rule” generally requires a corresponding reduction in the tax attributes of the lower-tier member. If the amount of a debtor’s excluded COD income exceeds the amount of attribute reduction resulting from the application of the foregoing rules, certain other tax attributes of the consolidated group may also be subject to reduction. NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under IRC Section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply. The Debtors have not yet determined whether they will make the Section 108(b)(5) Election.

For tax periods through the 2015 tax year, the Debtors have reported on their federal income tax returns approximately $336 million of consolidated NOLs and NOL carryforwards (after taking into account carrybacks of NOLs) and approximately $250 million of consolidated NOLs and NOL carrryforwards for purposes of the alternative minimum tax (“AMT NOLs”). The Debtors believe that for federal income tax purposes, the Debtors’ consolidated group (the “Debtor Group”) likely will generate additional NOLs and AMT NOLs for the 2016 tax year. However, the amount of the Debtor Group’s 2016 NOLs and AMT NOLs will not be determined until the Debtor Group prepares its consolidated federal income tax returns for such period. Moreover, the Debtor Group’s NOLs and AMT NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the Debtor Group’s NOLs and AMT NOLs ultimately may vary from the amounts set forth above.

The Debtors currently anticipate that the application of IRC Section 108(b) (assuming no Section 108(b)(5) Election is made) will result in a reduction of the Debtor Group’s consolidated NOLs and AMT NOLs and possibly basis in certain assets. However, the ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD income realized by the Debtors.

2.	Section 382 Limitation on Net Operating Losses and Built-In Losses

Under IRC Section 382, if a corporation or a consolidated group of corporations with NOLs or built-in losses (a “loss corporation”) undergoes an “ownership change,” the loss corporation’s use of its pre-change NOLs and recognized built-in losses (“RBILs”) (and certain other tax attributes) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”). The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation.

Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its pre-change NOLs and RBILs (and certain other tax attributes) is generally equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the Ownership Change occurs) and the value of the loss corporation’s outstanding stock immediately before the Ownership Change (excluding certain capital contributions). If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the Ownership Change, the annual limitation may be increased as certain gains are recognized during the five-year period beginning on the date of the Ownership Change (the “Recognition Period”). If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the Ownership Change, certain losses recognized during the Recognition Period also would be subject to the annual limitation and thus may reduce the amount of pre-change NOLs that could be used by the loss corporation during the Recognition Period.

A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets (or, if greater, the relevant amount of a loss corporation’s relevant liabilities) and its tax basis in the assets, subject to a statutorily-defined threshold amount. The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre-change period if recognized during the Recognition Period. The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules.

If a loss corporation has a NUBIG immediately prior to an Ownership Change, any recognized built-in-gains (“RBIGs”) will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the fair market value of the asset over its tax basis immediately prior to the Ownership Change. However, the aggregate amount of all RBIGs that are recognized during the Recognition Period may not exceed the NUBIG. On the other hand, if a loss corporation has a NUBIL immediately prior to an Ownership Change, any RBILs will be subject to the annual limitation in the same manner as pre-change NOLs. An RBIL generally is any loss (and certain deductions) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the excess of the tax basis of the asset over its fair market value immediately prior to the Ownership Change. However, the aggregate amount of all RBILS that are recognized during the Recognition Period may not exceed the NUBIL. RBIGs and RBILs may be recognized during the Recognition Period for depreciable and amortizable assets that are not actually disposed. The Debtors believe that the Debtor Group may have a NUBIG on the Effective Date.

An Ownership Change prior to the Effective Date would result in an annual limitation on the Debtors’ use of the Debtor Group’s consolidated NOLs and AMT NOLs (and possibly other tax attributes) attributable to the period prior to such date. It is likely that any change in ownership prior to the Effective Date would result in a significant portion of the Debtor Group’s existing NOLs (and possibly other tax attributes) being unusable in periods after such Ownership Change. The Debtors expect the consummation of the Plan will result in an Ownership Change of the Debtor Group. Because the Ownership Change will occur in a case brought under the Bankruptcy Code, one of the following two special rules should apply in determining the Debtor Group’s ability to utilize in post-Effective Date tax periods NOLs (and possibly other tax attributes) attributable to tax periods preceding the Effective Date provided there is no Ownership Change of the Debtor prior to the Effective Date.

Under IRC Section 382(l)(5), an Ownership Change in bankruptcy will not result in any annual limitation on the debtor’s pre-change NOLs (and certain other tax attributes) and RBILs arising during the Recognition Period if the stockholders and qualified creditors of the debtor receive at least 50% of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being shareholders or creditors of the debtor. Instead, the debtor’s pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three full taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the date of the Ownership Change attributable to the bankruptcy reorganization (the “Plan Ownership Change”). However, if any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual usage limitation under IRC Section 382 at the time of an Ownership Change subject to IRC Section 382(l)(5), those NOLs (and certain other tax attributes) will continue to be subject to such limitation.

A qualified creditor is any creditor who has held the debt of the debtor for at least eighteen months prior to the petition date or who has held “ordinary course indebtedness” that has been owned at all times by such creditor. A creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally may be treated by the debtor as having always held any debt owned immediately before the Ownership Change, unless the creditor’s participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the requisite period.

A debtor may elect not to apply IRC Section 382(l)(5) to an Ownership Change that otherwise satisfies its requirements. This election must be made on the debtor’s federal income tax return for the taxable year in which the Ownership Change occurs. If IRC Section 382(l)(5) applies to an Ownership Change (and the debtor does not elect out), any subsequent Ownership Change of the debtor within the two-year period following the date of the Plan Ownership Change will result in the debtor being unable to use any pre-change losses in any taxable year ending after such subsequent Ownership Change to offset future taxable income.

If an Ownership Change pursuant to a bankruptcy plan does not satisfy the requirements of IRC Section 382(l)(5), or if a debtor elects not to apply IRC Section 382(l)(5), the debtor’s use of its pre-change NOLs (and certain other tax attributes) and RBILs arising during the Recognition Period will be subject to an annual limitation as determined under IRC Section 382(l)(6). In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate (1.54% for

November 2016) and the value of the debtor’s outstanding stock immediately after the bankruptcy reorganization, provided such value may not exceed the value of the debtor’s gross assets immediately before the Ownership Change, subject to certain adjustments. However, if any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual limitation at the time of an Ownership Change subject to IRC Section 382(l)(6), those NOLs (and certain other tax attributes) will be subject to the lower of the two annual limitations.

The Debtors are unable to determine whether the Ownership Change expected to result from the consummation of the Plan may satisfy the requirements of IRC Section 382(l)(5), as such determination will depend on the extent to which Holders of the Old Notes immediately prior to consummation of the Plan may be treated as qualified creditors for purposes of IRC Section 382(l)(5). If the Plan satisfies the requirements of IRC Section 382(l)(5), the Debtors anticipate electing out of Section IRC Section 382(l)(5), in which case, the Debtor Group’s pre-change NOLs and certain other tax attributes remaining after reduction for excluded COD income along with RBILs (if any) arising during the Recognition Period will be subject to an annual limitation generally equal to the product of the long-term tax-exempt rate for the month in which the Plan Ownership Change occurs and the value of the Debtor’s outstanding stock immediately after consummation of the Plan. NOLs, RBILs, and certain other tax attributes not utilized in a given year due to the annual limitation may be carried forward for use in future years until their expiration dates (with any RBIL disallowed during the Recognition Period permitted to be carried forward under rules similar to those applying to NOL carryforwards). To the extent the annual limitation of the Reorganized Debtor’s consolidated group (the “Reorganized Debtor Group”) exceeds the Reorganized Debtor Group’s taxable income (for purposes of Section 382) in a given year, the excess will increase the annual limitation in future taxable years.

3.	Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the taxable year. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated, with further adjustments required if AMTI, determined without regard to adjusted current earnings (“ACE”), differs from ACE. In addition, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of its AMTI generally may be offset by available AMT NOL carryforwards. Accordingly, for tax periods after the Effective Date, the Reorganized Debtor Group may have to pay AMT regardless of whether it generates non-AMT NOLs or has sufficient non-AMT NOL carryforwards to offset regular taxable income for such periods. In addition, if a corporation undergoes an Ownership Change and is in a NUBIL position on the date of the Ownership Change, the corporation’s aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. A corporation that pays AMT generally is later allowed a nonrefundable credit (equal to a portion of its prior year AMT liability) against its regular federal income tax liability in future taxable years when it is no longer subject to the AMT.

C.	Federal Income Tax Consequences to Holders of Certain Claims and Interests

1.	Definition of U.S. Holder and Non-U.S. Holder

A “U.S. Holder” is Holder of the Old Notes, Stone Equity Interests, New Notes, New Warrants or New Common Stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Tax Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a Holder of the Old Notes, Stone Equity Interests, New Notes, New Warrants or New Common Stock that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate or trust.

2.	U.S. Holders of Prepetition Banks Claims (Class 2)

(a)	Exchange of Bank Debt for New Senior Secured Term Loans

Treatment of Exchange. An actual exchange of debt instruments will be treated as an exchange, rather than as a continuation of the old debt instrument, for U.S. federal income tax purposes if the differences between the old and new debt instrument constitute a “significant modification” of the old debt instrument under applicable Treasury Regulations. A “significant modification” occurs if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” On the basis of these Treasury Regulations, the Debtors intend to take the position that an exchange of the Bank Debt for the New Senior Secured Term Loans (the “Bank Debt Exchange”) is a significant modification.

Recognition of Gain or Loss. Accordingly, if the Holders of Bank Debt do not vote for the Plan, a U.S. Holder of Bank Debt will be treated for U.S. federal income tax purposes as having exchanged its Bank Debt for New Senior Secured Term Loans. The U.S. federal income tax consequences to U.S. Holders of the Bank Debt Exchange will depend upon whether the Bank Debt constitutes “securities” for U.S. federal income tax purposes, and, if they do, whether the New Senior Secured Term Loans constitute “securities” for U.S. federal income tax purposes. The test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Another important factor in determining whether a debt obligation is a security is the extent to which the obligation is senior to or subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security. Accordingly, the Bank Debt should not qualify as a security because the claims are secured obligations with duration of significantly less than 5 years.

A U.S. Holder of Bank Debt should recognize gain or loss on the Bank Debt Exchange. The amount of such gain or loss will equal the difference between the “issue price” of the New Senior Secured Term Loans (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Bank Debt. A U.S. Holder’s adjusted tax basis in the Bank Debt generally will be equal to the amount the U.S. Holder paid for the Bank Debt (reduced by any payments on the Bank Debt, other than payments of qualified stated interest). Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Bank Debt for more than one year at the time of the Bank Debt Exchange. Otherwise, such gain or loss will be short-term capital gain or loss. The U.S. Holder’s initial tax basis in the New Senior Secured Term Loans should be equal to their “issue price” on the Effective Date. The U.S. Holder’s holding period in the New Senior Secured Term Loans should begin on the day after the Effective Date.

A U.S. Holder that acquired Bank Debt at any time other than at its original issuance at a market discount generally will be required to treat any gain recognized on the Bank Debt Exchange as ordinary income to the extent of accrued market discount, unless an election to include market discount income currently as it accrues was made by the U.S. Holder. A U.S. Holder will be considered to have acquired Bank Debt at a market discount if its tax basis in the Debt immediately after acquisition was less than the sum of all amounts payable thereon (other than payments of qualified stated interest) after the acquisition date, unless the difference is less than 0.25% of the Bank Debt’s issue price multiplied by the number of complete years from the acquisition date to maturity (in which case, the difference is de minimis market discount).

(b)	New Senior Secured Term Loans

Issue Price. The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered “traded on an established market” (“publicly traded”). If the New Senior Secured Term Loans are treated as “publicly traded” for U.S. federal income tax purposes, the “issue price” of the New Senior Secured Term Loans will be the fair market value of the New Senior Secured Term Loans as of their issue date. If the Bank Debt is, but the New Senior Secured Term Loans are not, treated as publicly traded for U.S. federal income tax purposes, then the issue price of the New Senior Secured Term Loans received in exchange for the relevant Bank Debt will be the fair market value of the Bank Debt exchanged for the New Senior Secured Term Loans, as determined on the issue date of the New Senior Secured Term Loans. If neither the Bank Debt nor the New Senior Secured Term Loans are treated as publicly traded, then the issue price of the New Senior Secured Term Loans issued in exchange for the Bank Debt will be the principal amount of such New Senior Secured Term Loans.

The New Senior Secured Term Loans will be considered to be publicly traded if, at any time during the 31-day period ending 15 days after their issue date, the New Senior Secured Term Loans are traded on an “established market.” The New Senior Secured Term Loans will be considered to trade on an established market if (i) there is a price for an executed purchase or sale of the New Senior Secured Term Loans that is reasonably available within a reasonable period of time after the sale; (ii) there is at least one price quote for the New Senior Secured Term Loans from at least one reasonably identifiable broker, dealer or pricing service, which price quote is substantially the same as the price for which the person receiving the quoted price could purchase or sell the New Senior Secured Term Loans (a “firm quote”), or (iii) there is at least one price quote for the New Senior Secured Term Loans other than a firm quote, available from at least one such broker, dealer, or pricing service.

Treasury Regulations require the Reorganized Debtors to make a determination as to whether the Bank Debt or New Senior Secured Term Loans are publicly traded, and if the Reorganized Debtors determine that the Bank Debt or New Senior Secured Term Loans are publicly traded, to determine the fair market value of the New Senior Secured Term Loans on their issue date which will establish their “issue price.” The Treasury Regulations require the Reorganized Debtors to make such determinations available to U.S. Holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the issue date of the New Senior Secured Term Loans. The Treasury Regulations provide that each of these determinations is binding on a Holder unless the Holder satisfies certain conditions. Certain rules apply as to whether a sales price or quote may establish the fair market value of the New Senior Secured Term Loans and under what conditions the Reorganized Debtors may otherwise establish the fair market value of the New Senior Secured Term Loans.

Because the relevant trading period for determining whether the Bank Debt and New Senior Secured Term Loans are publicly traded and the issue price of the New Senior Secured Term Loans has not yet occurred, the Debtors are unable to determine the issue price of the New Senior Secured Term Loans at this time. It does appear likely that New Senior Secured Term Loans will be publicly traded during the relevant period, in which case the issue price of the New Senior Secured Term Loans will be their fair market value as of their issue date.

Payments of Qualified Stated Interest. Payments of qualified stated interest on a New Senior Secured Term Loan generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. Qualified stated interest generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or a single qualified floating rate.

Original Issue Discount. The New Senior Secured Term Loans will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes if the “stated redemption price at maturity” exceeds their “issue price” (see “—New Senior Secured Term Loans—Issue Price” above) by an amount equal to or more than a statutorily defined de minimis amount (generally, 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity). The “stated redemption price at maturity” of the New Senior Secured Term Loans is the total of all payments to be made under the New Senior Secured Term Loans other than qualified stated interest.

If the New Senior Secured Term Loans were treated as having been issued with more than de minimis OID, U.S. Holders would be required to include the OID in ordinary income on an annual basis under a constant yield accrual method regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A U.S. Holder must include in income in each taxable year the sum of the daily portions of OID for each day on which it held a Loan during the taxable year. To determine the daily portions of OID, the amount of OID allocable to an accrual period is determined, and a ratable portion of such OID is allocated to each day in the accrual period. An accrual period may be of any length and the length of the accrual periods may vary over the life of the New Senior Secured Term Loan, provided that no accrual period may be longer than one year and each scheduled payment of interest or principal on the New Senior Secured Term Loan must occur on either the first day or last day of an accrual period. The amount of OID allocable to an accrual period will equal (A) the product of (i) the New Senior Secured Term Loan’s adjusted issue price at the beginning of the accrual period and (ii) the New Senior Secured Term Loan’s yield to maturity (adjusted to reflect the length of the accrual period), less (B) any qualified stated interest allocable to the accrual period.

A New Senior Secured Term Loan’s adjusted issue price at any time generally will be its original issue price, increased by the amount of OID on such New Senior Secured Term Loan accrued for each prior accrual period and decreased by the amount of payments on such New Senior Secured Term Loan other than payments of qualified stated interest. A New Senior Secured Term Loan’s yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the New Senior Secured Term Loan, produces an amount equal to the New Senior Secured Term Loan’s original issue price.

Sale, Retirement or Other Taxable Disposition. A U.S. Holder of a New Senior Secured Term Loan will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the New

Senior Secured Term Loan equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued interest that has not yet been included in income by the U.S. Holder, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the New Senior Secured Term Loan. A U.S. Holder’s tax basis in a New Senior Secured Term Loan should be its “issue price” unless the New Senior Secured Term Loan was issued with OID in excess of the de minimis amount, in which case its tax basis would be its “adjusted issue price” at the time of the disposition. Any gain or loss on the sale, redemption, retirement or other taxable disposition of the New Senior Secured Term Loans generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Senior Secured Term Loan for more than one year as of the date of disposition. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

3.	U.S. Holders of Prepetition Notes Claims (Class 3)

(a)	Exchange of Old Notes for New Secured Notes, Cash and New Common Stock

Treatment of Exchange. The federal income tax consequences of the exchange of Old Notes for New Secured Notes, New Common Stock and cash (the “Old Notes Exchange”) depend, in part, on whether the Old Notes and New Secured Notes constitute “securities” for purposes of the provisions of the Tax Code relating to tax-free transactions. The test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Another important factor in determining whether a debt obligation is a security is the extent to which the obligation is senior to or subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security.

The Senior Notes should qualify as a security because the notes are unsecured obligations with an original term of approximately 10 years. The Convertible Notes should qualify as a security because the notes are unsecured obligations with an original term of approximately five years and are convertible into stock of Stone Energy Corporation. Although the matter is not free from doubt, it appears that the New Secured Notes may constitute securities for federal income tax purposes because they have a term of more than five years. Accordingly, the Debtors currently intend to take the position that the Old Notes Exchange constitutes a tax-free transaction for federal income tax purposes.

Recognition of Gain or Loss. Subject to the preceding discussion, U.S. Holders of Old Notes should not recognize gain or loss in the Old Notes Exchange, except that any gain should be recognized to the extent that any cash received is treated as additional consideration in exchange for the Old Notes. A U.S. Holder’s initial tax basis in the New Secured Notes and New Common Stock should be equal to its adjusted tax basis in the Old Notes exchanged therefor, minus the amount of any cash received as additional consideration for the Old Notes, plus the amount of any gain recognized in the Old Notes Exchange, and shall be allocated between the New Secured Notes and New Common Stock in proportion to their fair market values as of the Effective Date. A U.S. Holder’s holding period in the New Secured Notes and New Common Stock should include the U.S. Holder’s holding period in the Old Notes. A U.S. Holder’s tax basis and holding period in the New Secured Notes and New Common Stock would generally be required to be calculated separately for each block of Old Notes exchanged therefor.

If the New Secured Notes do not constitute a security then a U.S. Holder of Old Notes would recognize gain, but not loss, to the extent of the fair market value (as determined for purposes of IRC Section 356) of the New Secured Notes and any cash received is treated as additional consideration for the Old Notes.

The amount of gain (if any) recognized by a U.S. Holder would be equal to the excess of (i) the sum of the issue price of the New Secured Notes (see discussion of issue price below in “—New Secured Notes—Issue Price”), the fair market value of the New Common Stock and any cash received as consideration for the Old Notes over (ii) the U.S. Holder’s adjusted tax basis in the Old Notes exchanged therefor. Subject to the “—New Secured Notes—Market Discount” discussion below, any such gain generally would be capital gain, and would be long-term capital gain if the U.S. Holder has held the Old Notes for more than one year as of the Effective Date. In this case, the U.S. Holder’s initial tax basis in the New Common Stock would be equal to its adjusted tax basis in the Old Notes minus the fair market value of the New Secured Notes received on the Effective Date, minus the amount of any cash received as additional consideration for the Old Notes, plus the amount of any gain recognized by the U.S. Holder in the Old Notes Exchange. The U.S. Holder’s initial tax basis in the New Secured Notes would be equal to the debt’s fair market value (as determined for purposes of IRC Section 358) on the Effective Date. The U.S. Holder’s holding period in the New Common Stock would include the U.S. Holder’s holding period in the Old Notes, and its holding period in the New Secured Notes would begin on the day after the Effective Date.

U.S. Holders should consult their tax advisors regarding the applicable rates and the character of any gain as long-term or short-term capital gain, or as ordinary income, as its character will be determined by a number of factors, including (but not limited to) the tax status of the U.S. Holder, whether the Old Notes constitute a capital asset in the U.S. Holder’s hands, whether the Old Notes have been held for more than one year, whether the Old Notes have bond premium or market discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction with respect to the Old Notes.

(b)	New Secured Notes

Issue Price. The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is “publicly traded” (as defined above in “—New Senior Secured Term Loans—Issue Price). If the New Secured Notes are treated as “publicly traded” for U.S. federal income tax purposes, the “issue price” of the New Secured Notes will be the fair market value of the New Secured Notes as of their issue date. If the Old Notes are, but the New Secured Notes are not, treated as publicly traded for U.S. federal income tax purposes, then the issue price of the New Secured Notes received in exchange for the relevant Old Notes will be the fair market value of the Old Notes exchanged for the New Secured Notes, as determined on the issue date of the New Secured Notes. If neither the Old Notes nor the New Secured Notes are treated as publicly traded, then the issue price of the New Secured Notes issued in exchange for the Old Notes will be the principal amount of such New Secured Notes.

The New Secured Notes will be considered to be publicly traded if, at any time during the 31-day period ending 15 days after their issue date, the New Secured Notes are traded on an “established market.” The New Secured Notes will be considered to trade on an established market if (i) there is a price for an executed purchase or sale of the New Secured Notes that is reasonably available within a reasonable period of time after the sale; (ii) there is at least one firm quote (as defined above in “—New Senior Secured Term Loans—Issue Price), or (iii) there is at least one price quote for the New Secured Notes other than a firm quote, available from at least one such broker, dealer, or pricing service. Although the matter is not free from doubt, these same rules should also apply for purposes of determining whether the Old Notes will be considered to be publicly traded.

Treasury Regulations require the Reorganized Debtors to make a determination as to whether the Old Notes or New Secured Notes are publicly traded, and if the Reorganized Debtors determine that the Old Notes or New Secured Notes are publicly traded, to determine the fair market value of the New Secured Notes on their issue date which will establish their “issue price.” The Treasury Regulations require the Reorganized Debtors to make such determinations available to U.S. Holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the issue date of the New Secured Notes. The Treasury Regulations provide that each of these determinations is binding on a Holder unless the Holder satisfies certain conditions. Certain rules apply as to whether a sales price or quote may establish the fair market value of the New Secured Notes and under what conditions the Reorganized Debtors may otherwise establish the fair market value of the New Secured Notes.

Because the relevant trading period for determining whether the Old Notes and New Secured Notes are publicly traded and the issue price of the New Secured Notes has not yet occurred, the Debtors are unable to determine the issue price of the New Secured Notes at this time. However, it does appear likely that the Old Notes and New Secured Notes will be publicly traded during the relevant period, in which case the issue price of the New Secured Notes will be their fair market value as of their issue date.

Payments of Qualified Stated Interest. Payments of qualified stated interest on a New Secured Note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. Qualified stated interest generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or a single qualified floating rate. One half of interest payments on the New Secured Notes are payable in cash (the “Cash Interest”), and the Cash Interest should qualify as “qualified stated interest.”

OID. The New Secured Notes will be treated as issued with OID for U.S. federal income tax purposes to the extent the “stated redemption price at maturity” exceeds their “issue price” (see “—New Secured Notes—Issue Price” above) by an amount equal to or more than a statutorily defined de minimis amount (generally, 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity). The “stated redemption price at maturity” of the New Secured Notes is the total of all payments to be made under the New Secured Notes other than qualified stated interest. The New Secured Notes provide that the Reorganized Debtors may elect to pay one half of interest payments (the “PIK Option Interest”) on the New Secured Notes in kind, by either increasing the principal amount of the New Secured Notes or issuing additional New Secured Notes (each a “PIK Note”). Because PIK Option Interest on the New Secured Notes is payable at the option of the Reorganized Debtors in either cash or PIK Notes, the PIK Option Interest (including any cash interest paid as a result of the Reorganized Debtors electing to pay the PIK Option Interest in cash) will not be treated as unconditionally payable at least annually and therefore will not be treated as qualified stated interest, but will be included in the “stated redemption price to maturity” of the New Secured Notes. Accordingly, the New Secured Notes will have OID in excess of the de minimis amount.

U.S. Holders will be required to include the OID in ordinary income on an annual basis under a constant yield accrual method regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A U.S. Holder must include in income in each taxable year the sum of the daily portions of OID for each day on which it held a note during the taxable year. To determine the daily portions of OID, the amount of OID allocable to an accrual period is determined, and a ratable portion of such OID is allocated to each day in the accrual period. An accrual period may be of any length and the length of the accrual periods may vary over the life of the New Secured Note, provided that no accrual period may be longer than one year and each scheduled payment of interest or principal on the New Secured Note must occur on either the first day or last day of an accrual period. The amount of OID allocable to an accrual period will equal (A) the product of (i) the New Secured Note’s adjusted issue price at the beginning of the accrual period and (ii) the New Secured Note’s yield to maturity (adjusted to reflect the length of the accrual period), less (B) qualified stated interest allocable to the accrual period.

A New Secured Note’s adjusted issue price at any time generally will be its original issue price, increased by the amount of OID on such New Secured Note accrued for each prior accrual period and decreased by the amount of payments on such New Secured Note other than payments of qualified stated interest. A New Secured Note’s yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the New Secured Note, produces an amount equal to the New Secured Note’s original issue price.

In determining how to take into account a payment that is payable at the election of the Reorganized Debtors in kind or in cash, such as the PIK Option Interest, the applicable Treasury Regulations require the Reorganized Debtors and each U.S. Holder to assume that the Reorganized Debtors will pay PIK Option Interest in PIK Notes only if doing so would minimize the yield of the New Secured Notes. Accordingly, for purposes of these rules, if the New Secured Notes have an “issue price” equal to their principal amount, then the Reorganized Debtors will be assumed to pay PIK Option Interest in cash, while if the New Secured Notes have an “issue price” that is less than their principal amount, then the Reorganized Debtors will be assumed to pay PIK Option Interest in PIK Notes. These assumptions are made solely for such U.S. federal income tax purposes and do not constitute a representation by the Reorganized Debtors regarding the elections the Reorganized Debtors will make with respect to the New Secured Notes. If the assumptions the Reorganized Debtors and each U.S. Holder are required to make are contrary to actual circumstances, then solely for the purposes of determining the amount of OID on the New Secured Notes: either (1) if the Reorganized Debtors were assumed to have paid PIK Option Interest in the form of PIK Notes but in fact paid PIK Option Interest in cash, the Reorganized Debtors will be deemed to have made a pro rata prepayment (within the meaning of the applicable Treasury Regulations) to the extent of such cash payment, which should be treated as a payment in retirement of a portion of the New Secured Note and may result in gain or loss to the U.S. Holder; or (2) if the Reorganized Debtors were assumed to have paid PIK Option Interest in cash but in fact pay PIK Option Interest in the form of PIK Notes, the New Secured Notes will be treated as retired and reissued on the date of the change in circumstances for an amount equal to their adjusted issue price and the yield to maturity on the New Secured Notes will be redetermined taking into account such change in circumstances.

Treatment of PIK Notes. A PIK Note issued in payment of interest on a New Secured Note is aggregated with, and will be treated as part of, the New Secured Note with respect to which it was issued. Thus, the issue price (and tax basis) of a PIK Note issued in payment of interest on a New Secured Note likely will be determined by allocating the adjusted issue price (and adjusted tax basis), at the time of distribution, of the underlying New Secured Note between the newly distributed PIK Note and the underlying New Secured Note in proportion to their respective principal amounts. OID on a PIK Note will accrue in the same manner as described above in the case of such underlying New Secured Note. A U.S. Holder’s holding period for a PIK Note will likely be identical to their holding period for the underlying New Secured Note. The same rules would apply to a newly distributed note received in lieu of cash interest on a PIK Note.

Market Discount. A U.S. Holder that acquired an Old Note at any time other than at its original issuance at a market discount generally will be required to treat any gain recognized on the Old Notes Exchange as ordinary income to the extent of accrued market discount, unless an election to include market discount in income currently as it accrues was made by the U.S. Holder. A U.S. Holder will be considered to have acquired an Old Note at a market discount if its tax basis in the note immediately after acquisition was less than the sum of all amounts payable thereon (other than payments of qualified stated interest) after the acquisition date, unless the difference is less than 0.25% of the Old Note’s issue price multiplied by the number of complete years from the acquisition date to maturity (in which case, the difference is de minimis market discount).

However, if the Old Notes Exchange qualifies as a recapitalization, special rules apply whereby a U.S. Holder that acquired an Old Note at a market discount generally should not be required to recognize any accrued market discount as income at the time of the Old Notes Exchange to the extent it receives stock or securities in exchange for the Old Note. Rather, any gain realized by the U.S. Holder on a subsequent taxable disposition of the New Common Stock received in the exchange will be ordinary income to the extent of the amount of market discount accrued on the Old Note prior to the exchange that is allocable to the stock, and the New Secured Notes will be treated as having accrued market discount to the extent of the allocable amount of market discount accrued on the Old Note that was not previously included in income by the U.S. Holder with respect to the Old Note. In addition, if the U.S. Holder’s initial tax basis in the New Secured Notes is less than the note’s issue price, such difference will be treated as market discount (a portion of which may be treated as accrued market discount under the rule discussed in the previous sentence), unless the difference is less than 0.25% of the New Secured Notes’ stated redemption price at maturity multiplied by the number of complete years from the Effective Date to maturity (in which case, the difference is de minimis market discount).

The method of allocating accrued market discount to stock and securities when both are received in exchange for a market discount obligation in a recapitalization is uncertain. Accordingly, U.S. Holders that acquired the Old Notes with market discount should consult their tax advisors regarding this issue.

Market discount generally will be treated as accruing on a straight line basis over the term of the New Secured Note or, at the U.S. Holder’s election, under a constant yield method. If a constant yield election is made, it will apply only to the New Secured Note held by the U.S. Holder and may not be revoked. A U.S. Holder may elect to include market discount in income as it accrues over the remaining term of the New Secured Note. Once made, this accrual election applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. Holder does not elect to include accrued market discount in income over the remaining term of the New Secured Note, the U.S. Holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.

If a New Secured Note is treated as a market discount obligation, the U.S. Holder will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the obligation. If the U.S. Holder disposes of the New Secured Note in certain otherwise nontaxable transactions, the U.S. Holder may be required to include accrued market discount in income as ordinary income as if the U.S. Holder sold the note at its then fair market value.

Amortizable Bond Premium. To the extent a U.S. Holder’s initial tax basis in a New Secured Note is greater than the stated redemption price at maturity (which would include PIK Interest) of the New Secured Note, the U.S. Holder generally will be considered to have acquired the New Secured Note with amortizable bond premium (and the New Secured Note would not have any OID). Generally, a holder that acquires a debt obligation at a premium may elect to amortize bond premium from the acquisition date to the debt’s maturity date under a constant yield method. Once made, this election applies to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to payments of qualified stated interest on the related debt obligation.

Acquisition Premium. If a U.S. Holder’s initial tax basis in a New Secured Note is less than or equal to the stated redemption price at maturity of the note, but greater than the issue price of the note, the U.S. Holder will be treated as acquiring the New Secured Note at an “acquisition premium.” Unless an election is made, the U.S. Holder generally will reduce the amount of OID otherwise includible in gross income for an accrual period by an amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the U.S. Holder’s initial tax basis in the New Secured Note over the note’s issue price and the denominator of which is the excess of the sum of all amounts payable (other than qualified stated interest) on the New Secured Note over the note’s issue price.

Sale, Retirement or Other Taxable Disposition. A U.S. Holder of a New Secured Note will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the New Secured Note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued interest that has not yet been included in income by the U.S. Holder, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the New Secured Note. Subject to the “—New Secured Notes—Market Discount” discussion above, any gain or loss on the sale, redemption, retirement or other taxable disposition of the New Secured Notes generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Secured Note for more than one year as of the date of disposition. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

(c)	New Common Stock

Distributions. A U.S. Holder of New Common Stock generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent such distributions are paid out of the Reorganized Debtor Group’s current or accumulated earnings and profits as determined for federal income tax purposes. Distributions not treated as dividends for federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. Holder’s adjusted tax basis in the New Common Stock, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Common Stock. U.S. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of earnings and profits.

Sale or Other Taxable Disposition. A U.S. Holder of New Common Stock will recognize gain or loss upon the sale or other taxable disposition of New Common Stock equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the New Common Stock. Subject to the rules discussed above in “—New Secured Notes—Market Discount” and the recapture rules under IRC Section 108(e)(7), any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Common Stock for more than one year as of the date of disposition. Under the IRC Section 108(e)(7) recapture rules, a U.S. Holder may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income if the U.S. Holder took a bad debt deduction with respect to the Old Notes. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

4.	U.S. Holders of Stone Equity Interests (Class 5)

(a)	Exchange of Stone Equity Interests for New Common Stock and New Warrants

Recognition of Gain or Loss. U.S. Holders of Stone Equity Interests should not recognize gain or loss on the exchange of Stone Equity Interests for New Common Stock and New Warrants (the “Stone Equity Exchange”). A U.S. Holder’s initial tax basis in the New Common Stock and New Warrants should be equal to its adjusted tax basis in the Stone Equity Interest exchanged therefor, and shall be allocated between the New Common Stock and New Warrants in proportion to their fair market values as of the Effective Date. A U.S. Holder’s holding period in the New Common Stock and New Warrants should include the U.S. Holder’s holding period in the Stone Equity Interests. A U.S. Holder’s tax basis and holding period in the New Common Stock and New Warrants would generally be required to be calculated separately for each block of Stone Equity Interests exchanged therefor.

(b)	New Warrants

Sale or Other Disposition, Exercise or Expiration of New Warrants. Upon the sale or other disposition of a New Warrant (other than by exercise), a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder’s tax basis in the New Warrant. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such New Warrant is more than one year at the time of the sale or other disposition. The deductibility of capital losses is subject to limitations.

Except as described below with respect to the treatment of a cashless exercise of New Warrants, a U.S. Holder will generally not be required to recognize income, gain or loss upon exercise of a New Warrant for its exercise price, except with respect to any cash received in lieu of a fractional share. A U.S. Holder’s basis in a share of common stock received upon exercise will be equal to the U.S. Holder’s basis in the New Warrant plus the exercise price of the New Warrant less any portion of the tax basis allocable to the cash received in lieu of a fractional share. Cash received in lieu of a fractional share should be treated as a payment in exchange for the fractional share interest. A U.S. Holder’s holding period in the shares received upon exercise will commence on the day such holder exercises the New Warrants.

Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a New Warrant on a cashless basis, the Debtors intend to take the position that such exercise should not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. If this is the case, a U.S. Holder generally will not recognize gain or loss upon the exercise of a New Warrant except to the extent of any cash received in lieu of a fractional share as described above. If the exercise is not a gain realization event, the holding period of the common stock should commence on the day after the New Warrant is exercised. If the exercise qualifies as a tax-free recapitalization, the holding period of the common stock would include the holding period of the exercised New Warrants. The Debtors’ position is not binding on the IRS, and the IRS may treat a cashless exercise of a New Warrant as a taxable exchange, in which case a U.S. Holder would recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and the tax basis in the New Warrants surrendered as payment of the exercise price. A U.S. Holder will have a tax basis in the common stock received upon exercise of a New Warrant equal to such U.S. Holder’s tax basis in the New Warrant exercised, plus the U.S. Holder’s tax basis in any New Warrants used to pay the exercise price, further increased by any gain or decreased by any loss recognized in the transaction and adjusted for cash, if any, received in lieu of a fractional share. U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of a New Warrant on a cashless basis.

If a New Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such holder’s basis in the New Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in such New Warrant is more than one year. The deductibility of capital losses is subject to limitations.

Constructive Dividends on New Warrants. Under IRC Section 305(c), a U.S. Holder of a New Warrant may be deemed to have received a constructive distribution from the Reorganized Debtors, which may be taxable as a dividend, if the Reorganized Debtors makes certain adjustments, or fail to make certain adjustments, to the number of shares of common stock to be issued upon the exercise of a New Warrant or to the exercise price. In addition, on April 12, 2016, the IRS proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of (a) the fair market value of the right to acquire shares immediately after the relevant event, over (b) the fair market value of the right to acquire shares without the adjustment, (ii) the deemed distribution occurs at the earlier of (a) the date the adjustment occurs under the terms of the warrants and (b) the date of the actual distribution of cash or property that results in the deemed distribution, and (iii) information reporting is required regarding the amount of any deemed distributions. The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but investors and withholding agents may rely on them prior to that date under certain circumstances.

Because constructive distributions deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if the Reorganized Debtors (or an applicable withholding agent) pays backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), the Reorganized Debtors may, at their option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock ultimately payable to such U.S. Holder. U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the New Warrants. If the Reorganized Debtor or the applicable withholding agent is required to remit an amount of tax in respect of any such withholding taxes or backup withholding, then, without duplication for any amount that the Reorganized Debtor or the applicable withholding agent has set off pursuant to the foregoing sentence, the amount so required to be remitted shall be payable by the U.S. Holder of a New Warrant within 10 business days of written demand by the Reorganized Debtor or the applicable withholding agent. See “—U.S. Holders of Prepetition Notes Claims (Class 3)—New Common Stock—Distributions.”

(c)	New Common Stock

See the discussion above under “—U.S. Holders of Prepetition Notes Claims (Class 3)—New Common Stock.”

5.	Non-U.S. Holders

The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex. The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan, their ownership of Claims, and the ownership and disposition of New Notes, New Warrants and New Common Stock, as applicable.

Whether a Non-U.S. Holder realizes gain or loss on an exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

(a)	Gain Recognition

Any gain recognized by a Non-U.S. Holder on the Bank Debt Exchange (as described above in “—U.S. Holders Of Bank Debt Claims (Class 2)—Exchange of Bank Debt for New Senior Secured Term Loans”), the Old Notes Exchange (as described above in “—U.S. Holders Of Prepetition Notes Claims (Class 3)—Exchange of Old Notes for New Secured Notes, Cash and New Common Stock”), Stone Equity Exchange (as described above in “—U.S. Holders Of Stone Equity Interests (Class 5)—Exchange of Stone Equity Interests for New Common Stock and New Warrants”), or a subsequent sale or other taxable disposition of the New Notes (as described above in“—U.S. Holders Of Bank Debt Claims (Class 2)—Exchange of

Bank Debt for New Senior Secured Term Loans” and “—U.S. Holders Of Prepetition Notes Claims (Class 3)—New Secured Notes—Sale, Retirement or Other Taxable Disposition”), New Warrants (as described above in “—U.S. Holders Of Stone Equity Interests (Class 5)—New Warrants—Sale or Other Disposition, Exercise or Expiration of New Warrants”) or New Common Stock (as described above in “—U.S. Holders Of Prepetition Notes Claims (Class 3)—New Common Stock—Sale or Other Taxable Disposition”) generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the relevant sale, exchange or other taxable disposition occurs and certain other conditions are met, (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) or (c) the Old Common Stock, the Convertible Notes, the New Warrants or New Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of Stone Energy Corporation being treated as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, in the circumstances described below.

If the first exception applies, to the extent that any gain is recognized, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed its capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain recognized in the same manner as a U.S. Holder. In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

With respect to the third exception above, the Debtor believes it currently is, and the Reorganized Debtor expects to be, a USRPHC. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

If the New Common Stock is regularly traded on an established securities market, a Non-U.S. Holder that actually or constructively owns, as of the Effective Date, less than 5% of the New Common Stock, will only be taxable on gain realized as a result of the exchange of Convertible Notes pursuant to the Old Notes Exchange, if: (i) the Convertible Notes are not considered to be regularly traded on an established securities market and such Non-U.S. Holder actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the Effective Date or the Non-U.S. Holder’s holding period for the Convertible Notes, Convertible Notes with a value in excess of 5% of the Stone Equity Interests as of the date such Convertible Notes were acquired, or (ii) the Convertible Notes are considered to be regularly traded on an established securities market and such Non-U.S. Holder actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the Effective Date or the Non-U.S. Holder’s holding period for the Convertible Notes, more than 5% of the Convertible Notes. Although not free from doubt, the Debtors believe the Convertible Notes should not be treated as “regularly traded on an established securities market.”

If the New Common Stock is regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the Effective Date or the Non-U.S. Holder’s holding period for Stone Equity Interests, more than 5% of the Stone Equity Interests will be taxable on gain realized on Stone Equity Exchange as a result of the Reorganized Debtor’s status as a USRPHC. If the New Common Stock were not considered to be so regularly traded, a Non-U.S. Holder will generally not be taxable on gain realized on Stone Equity Exchange as a result of the Reorganized Debtor’s status as a USRPHC.

If in the calendar year of a disposition of New Common Stock by a Non-U.S. Holder, the New Common Stock is considered to be regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the New Common Stock, more than 5% of the New Common Stock will be taxable on gain realized on the disposition of New Common Stock as a result of Stone Energy Corporation’s status as a USRPHC. If the New Common Stock were not considered to be regularly traded on an established securities market during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of the New Common Stock, and a 15% withholding tax would apply to the gross proceeds from such disposition.

If in the calendar year of a disposition of New Warrants by a Non-U.S. Holder, the New Common Stock is considered to be regularly traded on an established securities market, only a Non-U.S. Holder whose New Warrants, as of the Effective Date, have a fair market value greater than 5% of the value of the New Common Stock, will be subject to U.S. federal income tax on gain realized on the disposition of New Warrants as a result of the status of Stone Energy Corporation as a USRPHC. If New Common Stock were not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, such holder (regardless of the percentage of New Warrants owned) would be subject to U.S. federal income tax on a taxable disposition of New Warrants, and a 15% withholding tax would apply to the gross proceeds from such disposition.

(b)	Interest

Payments to a Non-U.S. Holder that are attributable to interest (including OID, accrued but untaxed interest and gain from the sale, redemption, retirement or other taxable disposition of the New Notes that is treated as interest income as discussed above in “—U.S. Holders of Bank Debt Claims (Class 2)—New Senior Secured Term Loans—Sale, Retirement or Other Taxable Disposition” and “—U.S. Holders of Prepetition Notes Claims (Class 3)—New Secured Notes—Sale, Retirement or Other Taxable Disposition”) that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person. Interest income, however, may be subject to U.S. withholding tax if, at the applicable time:

•	the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of voting stock of Stone Energy Corporation (with respect to payments of interest on the Old Notes) or the reorganized Stone Energy Corporation (with respect to payments of interest on the New Notes);

•	the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” (each, within the meaning of the Tax Code) with respect to Stone Energy Corporation (with respect to payments of interest on the Old Notes) or the reorganized Stone Energy Corporation (with respect to payments of interest on the New Notes); or

•	the Non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the Tax Code.

If interest paid to a Non-U.S. Holder is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such interest is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder generally will not be subject to U.S. federal withholding tax but will be subject to U.S. federal income tax with respect to such interest in the same manner as a U.S. Holder under rules similar to those discussed above with respect to gain that is effectively connected with the conduct of a trade or business in the United States (see “—Gain Recognition” above).

A Non-U.S. Holder that does not qualify for the above exemption with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax on such interest at a 30% rate, unless such Non-U.S. Holder is entitled to a reduction in or exemption from withholding on such interest as a result of an applicable income tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E claiming a reduction in or exemption from withholding tax on such payments of interest under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

(c)	Exercise of New Warrants

If in the calendar year of a exercise of New Warrants by a Non-U.S. Holder, the New Common Stock is considered to be regularly traded on an established securities market, only a Non-U.S. Holder whose New Warrants, as of the Effective Date, have a fair market value greater than 5% of the value of the New Common Stock, and who, after exercise of the New Warrants, holds less than 5% of the New Common Stock, will be subject to U.S. federal income tax on gain realized on the exercise of New Warrants as a result of the status of Stone Energy Corporation as a USRPHC. If New Common Stock were not considered to be so regularly traded during the calendar year in which the relevant exercise by a Non-U.S. Holder occurs, such holder (regardless of the percentage of New Warrants owned) generally will not be subject to U.S. federal income tax on the exercise of New Warrants into shares of common stock. However, if a cashless exercise of New Warrants results in a taxable exchange, as described in “—U.S. Holders Of Stone Equity Interests (Class 5)—New Warrants—Sale or Other Disposition, Exercise or Expiration of New Warrants,” the rules described above under “—Non-U.S. Holders—Gain Recognition” would apply.

(d)	Constructive Dividends on New Warrants

A Non-U.S. Holder may be deemed to have received a constructive distribution from the Reorganized Debtor under either IRC Section 305(c) or IRC Section 871(m), which may be taxable as a dividend, if the Reorganized Debtors make certain adjustments, or fail to make certain adjustments, to the number of shares of common stock to be issued upon the exercise of a New Warrant or to the exercise price. See “—U.S. Holders Of Stone Equity Interests (Class 5)—New Warrants—Sale or Other Disposition, Exercise or Expiration of New Warrants.” Because constructive distributions deemed received by a Non-U.S. Holder would not be associated with any cash from which any applicable withholding could be satisfied the Reorganized Debtors may, at their option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock ultimately payable to such Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the warrants. If the Reorganized Debtor or the applicable withholding agent is required to remit an amount of tax in respect of any such withholding taxes or backup withholding, then, without duplication for any amount that the Reorganized Debtor or the applicable withholding agent has set off pursuant to the foregoing sentence, the amount so required to be remitted shall be payable by the Non-U.S. Holder of a New Warrant within 10 business days of written demand by the Reorganized Debtor or the applicable withholding agent. See “—Non-U.S. Holders—Dividends on New Common Stock.”

(e)	Dividends on New Common Stock

Any distributions made with respect to New Common Stock that constitute dividends for U.S. federal income tax purposes (see “—U.S. Holders Of Prepetition Notes Claims (Class 3)—New Common Stock—Distributions”) that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or, if required by an applicable income tax treaty, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate or exemption from tax, if applicable) of the gross amount of the dividends. A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. Holder under rules similar to those discussed above with respect to gain that is effectively connected with the conduct of a trade or business in the United States (see “—Gain Recognition” above).

(f)	Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Tax Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest (including OID) on New Notes or dividends (including constructive dividends) on New Warrants or New Common Stock, or gross proceeds from the sale or other disposition of, New Notes, New Warrants or New Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest (including OID) on the New Notes and dividends on (including constructive dividends) New Warrants and New Common Stock, and will apply to payments of gross proceeds from the sale or other disposition of New Notes, New Warrants or New Common Stock on or after January 1, 2019.

6.	Accrued Interest

To the extent a Holder of a Claim receives consideration that is attributable to unpaid accrued interest on the Claim, the Holder may be required to treat such consideration as a payment of interest. There is general uncertainty regarding the extent to which the receipt of cash or other property should be treated as attributable to unpaid accrued interest. To the extent any property received pursuant to the Plan is considered attributable to unpaid accrued interest, a Holder will recognize ordinary income to the extent the value of the property exceeds the amount of unpaid accrued interest previously included in gross income by the Holder. A Holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A Holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.

7.	Information Reporting and Backup Withholding

The Reorganized Debtors (or its paying agent) may be obligated to furnish information to the IRS regarding the consideration received by Holders (other than corporations and other exempt Holders such as certain Non-U.S. Holders) pursuant to the Plan. In addition, the Reorganized Debtors will be required to report annually to the IRS with respect to each Holder (other than corporations and other exempt Holders such as certain Non-U.S. Holders) the amount of interest paid and OID accrued on the New Notes, the amount of dividends paid on the New Common Stock or constructive dividends deemed paid on the New Warrants, and the amount of any tax withheld from payment thereof.

Holders may be subject to backup withholding (currently, at a rate of 28%) on the consideration received pursuant to the Plan. Backup withholding may also apply to interest, OID and principal payments on the New Notes, dividends paid on the New Common Stock, constructive dividends deemed paid on the New Warrants and proceeds received upon sale or other disposition of the New Notes, New Warrants or New Common Stock. Certain Holders (including corporations and certain Non-U.S. Holders) generally are not subject to backup withholding. A Holder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Reorganized Debtors (or its paying agent) such Holder’s taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the Holder has not been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

XII.

CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation. Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees. The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all Voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

3.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur within fifteen (15) calendar days after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX.C of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

4.	Risk of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the Consenting Noteholders the ability to terminate the Restructuring Support Agreement if a Consenting Noteholder Termination

Event occurs. Should a Consenting Noteholder Termination Event occur, all obligations of the parties to the Restructuring Support Agreement will terminate, except that any party’s termination solely with respect to itself will not result in the termination of the Restructuring Support Agreement with respect to any other party. As noted above, termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers. If the Restructuring Support Agreement is terminated, the Debtors’ ability to confirm and consummate the Plan could be materially and adversely affected.

5.	Conversion to Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interests of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See Section XV.C hereof, as well as the Liquidation Analysis attached hereto as Exhibit D, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

6.	Risk of Re-solicitation of the Plan

The Debtors believe that re-solicitation of the Plan and this Disclosure Statement will not be required in the event that the Holders of Class 2 Prepetition Banks Claims do not vote to accept the Plan even if the treatment of the Holders of Class 2 Prepetition Banks Claims is ultimately materially different from that set forth in the Plan as a result of either the order of the Bankruptcy Court or a settlement reached with the Holders of Class 2 Prepetition Banks Claims, because in either instance such treatment must be acceptable to the Required Consenting Noteholders and, as set forth above, each Holder of Class 3 Prepetition Notes Claims has expressly acknowledged, agreed and consented that re-solicitation will not be required in such event. Notwithstanding the foregoing, there can be no assurance that the Bankruptcy Court will not require modifications to the Plan that would necessitate re-solicitation of votes from the Holders of Prepetition Notes Claims. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan in the event votes are re-solicited. Re-solicitation could delay confirmation of the Plan, and if the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

B.	Additional Factors Affecting the Value of the Reorganized Debtors

1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary from the Debtors’ Projections and feasibility analysis, and the variation may be material.

2.	Cure Amounts and Other Contract Payment Obligations Could Be More than Projected

There can be no assurance that the estimated cure amounts or other payment obligations of the Debtors or the Reorganized Debtors arising or otherwise resulting from the assumption of executory contracts or unexpired leases will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially. Such cure amounts or payment obligations could be significant and material and, if the Debtors are unsuccessful in challenging such amounts, confirmation or the effectiveness of the Plan may be jeopardized. In addition, if the cure amounts or other payment obligations of the Debtors or Reorganized Debtors arising or otherwise resulting from the assumption of executory contracts or unexpired leases are more than projected, the Consenting Noteholders may elect to terminate the Restructuring Support Agreement, which would materially and adversely affect the Debtors’ ability to confirm and consummate the Plan.

3.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains (i) estimates and assumptions which might ultimately prove to be incorrect and (ii) contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be Allowed.

C.	Risks Relating to the Debtors’ Business and Financial Condition

1.	Risks Associated with the Debtors’ Business and Industry

Oil and natural gas prices are volatile. Significant declines in commodity prices have adversely affected, and in the future may adversely affect, the Debtors’ financial condition and results of operations, cash flows, access to the capital markets and ability to grow.

The Debtors’ revenues, cash flows, profitability and future rate of growth substantially depend upon the market prices of oil and natural gas. Prices affect the Debtors’ cash flows available for capital expenditures and the Debtors’ ability to access funds under their bank credit facility and through the capital markets. The amount available for borrowing under the bank credit facility is subject to a borrowing base, which is determined by the lenders taking into account estimated proved reserves, and is subject to periodic redeterminations based on pricing models determined by the lenders at such time. The significant decline in oil and natural gas prices in the second half of 2014 continuing throughout 2015 and into 2016 has materially adversely impacted the value of the Debtors’ estimated proved reserves and, in turn, the market value used by the lenders to determine the applicable borrowing base. If commodity prices remain suppressed or continue to decline in the future, it will likely have material adverse effects on the Debtors’ reserves and borrowing base. Further, because the Debtors use the full cost method of accounting for their oil and gas operations, they perform a ceiling test each quarter, which is impacted by declining prices. Significant price declines could cause the Debtors to take additional ceiling test write-downs, which would be reflected as non-cash charges against current earnings.

In addition, significant or extended price declines may also adversely affect the amount of oil and natural gas that the Debtors can produce economically. For example, in response to low commodity prices and the high cost of midstream gathering, processing, and marketing, the Debtors shut in production at their Mary field from September 1, 2015 until June 2016. A reduction in production could result in a shortfall in the Debtors’ expected cash flows and require the Debtors to reduce their capital spending or borrow funds to cover any such shortfall. Any of these factors could negatively impact the Debtors’ ability to replace their production and their future rate of growth.

The markets for oil and natural gas have been volatile historically and are likely to remain volatile in the future. For example, during the period January 1, 2013 through September 30, 2016, the West Texas

Intermediate (“WTI”) crude oil price per Bbl ranged from a low of $26.21 to a high of $110.53, and the New York Mercantile Exchange (“NYMEX”) natural gas price per MMBtu ranged from a low of $1.64 to a high of $6.15. The prices the Debtors receive for their oil and natural gas depend upon many factors beyond their control, including, among others:

•	changes in the supply of and demand for oil and natural gas;

•	market uncertainty;

•	level of consumer product demands;

•	hurricanes and other weather conditions;

•	domestic and foreign governmental regulations and taxes;

•	price and availability of alternative fuels;

•	political and economic conditions in oil-producing countries, particularly those in the Middle East, Russia, South America and Africa;

•	actions by the Organization of Petroleum Exporting Countries;

•	U.S. and foreign supply of oil and natural gas;

•	price of oil and natural gas imports; and

•	overall domestic and foreign economic conditions.

These factors make it very difficult to predict future commodity price movements with any certainty. Substantially all of the Debtors’ oil and natural gas sales are made in the spot market or pursuant to contracts based on spot market prices and are not long-term fixed price contracts. Further, oil prices and natural gas prices do not necessarily fluctuate in direct relation to each other.

Regulatory requirements and permitting procedures imposed by the BOEM and BSEE could significantly delay the Debtors’ ability to obtain permits to drill new wells in offshore waters.

Subsequent to the Deepwater Horizon incident in the GOM in April 2010, the BOEM issued a series of NTLs imposing regulatory requirements and permitting procedures for new wells to be drilled in federal waters of the OCS. These regulatory requirements include the following:

•	the Environmental NTL, which imposes new and more stringent requirements for documenting the environmental impacts potentially associated with the drilling of a new offshore well and significantly increases oil spill response requirements;

•	the Compliance and Review NTL, which imposes requirements for operators to secure independent reviews of well design, construction and flow intervention processes and also requires certifications of compliance from senior corporate officers;

•	the Drilling Safety Rule, which prescribes tighter cementing and casing practices, imposes standards for the use of drilling fluids to maintain well bore integrity and stiffens oversight requirements relating to blowout preventers and their components, including shear and pipe rams; and

•	the Workplace Safety Rule, which requires operators to employ a comprehensive safety and environmental management system (“SEMS”) to reduce human and organizational errors as root causes of work-related accidents and offshore spills, develop protocols as to whom at the facility has the ultimate operational safety and decision-making authority, establish procedures to provide all personnel with “stop work” authority, and to have their SEMS periodically audited by an independent third party auditor approved by the BSEE.

Since the adoption of these new regulatory requirements, the BOEM has been taking longer to review and approve permits for new wells than was common prior to the Deepwater Horizon incident. The rules also increase the cost of preparing each permit application and increase the cost of each new well, particularly for wells drilled in deeper waters of the OCS. The Debtors could become subject to fines, penalties or orders requiring the Debtors to modify or suspend their operations in the GOM if they fail to comply with the BOEM’s NTLs or other regulatory requirements. Additional federal action is likely. For example, in April 2015, BSEE released a proposed rule containing more stringent standards relating to well control equipment used in connection with offshore well drilling operations. The proposed standards focus on blowout preventers, along with well design, well control, casing, cementing, real-time well monitoring, and subsea containment requirements. Compliance with new and future regulations could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact the Debtors’ business. In addition, under certain circumstances, the BSEE may require the Debtors’ operations on federal leases to be suspended or terminated. Any such suspension or termination could adversely affect the Debtors’ financial condition and operations.

New guidelines recently issued by BOEM related to financial assurance requirements to cover decommissioning obligations for operations on the outer continental shelf may have a material adverse effect on the Debtors’ business, financial condition, or results of operations.

BOEM requires all operators in federal waters to provide financial assurances to cover the cost of plugging and abandoning wells and decommissioning offshore facilities. Historically, the Debtors and many other operators have been able to obtain an exemption from most bonding obligations based on financial net worth. On March 21, 2016, BOEM notified the Debtors that they no longer qualified for a supplemental bonding waiver under the financial criteria specified in BOEM’s guidance to lessees at that time. In late March 2016, the Debtors proposed a tailored plan to BOEM for financial assurances relating to the Debtors’ abandonment obligations, which provides for posting some incremental financial assurances in favor of BOEM. On May 13, 2016, the Debtors received notice letters from BOEM rescinding its demand for supplemental bonding with the understanding that the Debtors will continue to make progress with BOEM in finalizing and implementing their long-term tailored plan. The Debtors have submitted their tailored plan to BOEM and are awaiting its review and approval.

On July 14, 2016, BOEM issued a new Notice to Lessees and Operators (“NTL”) that augments requirements for the posting of additional financial assurance by offshore lessees, among others, to assure that sufficient funds are available to perform decommissioning obligations with respect to offshore wells, platforms, pipelines and other facilities. The NTL, effective September 12, 2016, does away with the agency’s past practice of waiving supplemental bonding obligations where a company could demonstrate a certain level of financial strength. Instead, BOEM will allow companies to “self-insure,” but only up to 10% of a company’s “tangible net worth,” which is defined as the difference between a company’s total assets and the value of all liabilities and intangible assets. The NTL provides new procedures for how BOEM determines a lessee’s decommissioning obligations and, consistent with those procedures, BOEM has tentatively proposed an implementation timeline that offshore lessees will follow in providing additional financial assurance, including BOEM’s issuance of (i) “Self-Insurance” letters beginning September 12, 2016 (regarding a lessee’s ability to self-insure a portion of the additional financial assurance), (ii) “Proposal” letters beginning October 12, 2016 (outlining what amount of additional security a lessee will be required to provide), and (iii) “Order” letters beginning November 14, 2016 (triggering a lessee’s obligations (A) within 10 days of such letter to notify BOEM that it intends to pursue a “tailored plan” for posting additional security over a phased-in period of time, (B) within 60 days of such letter, provide additional security for “sole liability” properties (leases or grants for which there is no other current or prior owner who is liable for decommissioning obligations), and (C) within 120 days of such letter, provide additional security for any other properties and/or submit a tailored financial plan). BOEM tentatively expects to approve or deny tailored plans submitted by lessees on or around September 11, 2017, although extensions may be granted to companies actively working with BOEM to finalize tailored plans.

The Debtors received a Self-Insurance letter from BOEM dated September 30, 2016 stating that the Debtors are not eligible to self-insure any of their additional security obligations. The Debtors received a Proposal letter from BOEM dated October 20, 2016 indicating that additional security will be required, and they intend to work with BOEM to adjust their previously submitted tailored plan for the provision of new financial assurances required to be posted as a result of the new NTL. The Debtors’ revised proposed plan would require approximately $35 million to $40 million of incremental financial assurance or bonding for 2016 through 2017, a portion of which may require cash collateral. Under the revised plan, additional financial assurance would be required for subsequent years. There is no assurance this tailored plan will be approved by BOEM. Compliance with the NTL, or any other new rules, regulations or legal initiatives by BOEM or other governmental authorities that impose more stringent requirements adversely affecting the Debtors’ offshore activities could delay or disrupt their operations, result in increased supplemental bonding and costs, and limit activities in certain areas, or cause the Debtors to incur penalties or fines or to shut-in production at one or more of their facilities, or result in the suspension or cancellation of leases.

The new NTL is likely to result in the loss of supplemental bonding waivers for a large number of operators on the outer continental shelf (“OCS”), which will in turn force these operators to seek additional surety bonds and could, consequently, exceed the surety bond market’s current capacity for providing such additional financial assurance. Operators who have already leveraged their assets as a result of the declining oil market could face difficulty obtaining surety bonds because of concerns the surety companies may have about the priority of their lien on the operator’s collateral. All of these factors may make it more difficult for the Debtors to obtain the financial assurances required by BOEM to conduct operations on the OCS. These and other changes to BOEM bonding and financial assurance requirements could result in increased costs on the Debtors’ operations and consequently have a material adverse effect on their business and results of operations.

Production periods or reserve lives for GOM properties may subject the Debtors to higher reserve replacement needs and may impair their ability to reduce production during periods of low oil and natural gas prices.

High production rates generally result in recovery of a relatively higher percentage of reserves from properties in the GOM during the initial few years when compared to other regions in the United States. Typically, 50% of the reserves of properties in the GOM are depleted within three to four years with natural gas wells having a higher rate of depletion than oil wells. Due to high initial production rates, production of reserves from reservoirs in the GOM generally decline more rapidly than from other producing reservoirs. Currently, the majority of the Debtors’ existing operations are in the GOM; however, if the Appalachia Properties are sold, the Debtors’ operations will exist exclusively in the GOM. As a result, their reserve replacement needs from new prospects may be greater than those of other oil and gas companies with longer-life reserves in other producing areas. Also, the Debtors’ expected revenues and return on capital will depend on prices prevailing during these relatively short production periods. The Debtors’ need to generate revenues to fund ongoing capital commitments or repay debt may limit their ability to slow or shut-in production from producing wells during periods of low prices for oil and natural gas.

The Debtors require substantial capital expenditures to conduct their operations and replace their production, and the Debtors may be unable to obtain needed financing on satisfactory terms necessary to fund their planned capital expenditures.

The Debtors spend and will continue to spend a substantial amount of capital for the acquisition, exploration, exploitation, development and production of oil and natural gas reserves. If low oil and natural gas prices, operating difficulties or other factors, many of which are beyond the Debtors’ control, cause their revenues and cash flows from operating activities to decrease, the Debtors may be limited in their ability to fund the capital necessary to complete their capital expenditures program. In addition, should Class 2 vote to accept the Plan and if the Debtors’ borrowing base under the Amended Credit Agreement is redetermined to a lower amount, this could adversely affect their ability to fund their planned capital expenditures. After utilizing available sources of financing, the Debtors may be forced to raise additional debt or equity proceeds to fund such capital expenditures. The Debtors cannot be sure that additional debt or equity financing will be available or cash flows provided by operations will be sufficient to meet these requirements. For example, the ability of oil and gas companies to access the equity and high yield debt markets has been significantly limited since the significant decline in commodity prices since the fourth quarter of 2014.

The Debtors’ estimates of future asset retirement obligations may vary significantly from period to period.

The Debtors are required to record a liability for the discounted present value of their asset retirement obligations to plug and abandon inactive, non-producing wells, to remove inactive or damaged platforms, facilities and equipment, and to restore the land or seabed at the end of oil and natural gas operations. These costs are typically considerably more expensive for offshore operations as compared to most land-based operations due to increased regulatory scrutiny and the logistical issues associated with working in waters of various depths. Estimating future restoration and removal costs in the GOM is especially difficult because most of the removal obligations may be many years in the future, regulatory requirements are subject to change, or more restrictive interpretation and asset-removal technologies are constantly evolving, which may result in additional or increased or decreased costs. As a result, the Debtors may make significant increases or decreases to their estimated asset retirement obligations in future periods. For example, because the Debtors operate in the GOM, platforms, facilities and equipment are subject to damage or destruction as a result of hurricanes. The estimated costs to plug and abandon a well or dismantle a platform can change dramatically if the host platform from which the work was anticipated to be performed is damaged or toppled rather than structurally intact. Accordingly, the Debtors’ estimates of future asset retirement obligations could differ dramatically from what the Debtors may ultimately incur as a result of damage from a hurricane.

A financial crisis may impact the Debtors’ business and financial condition and may adversely impact their ability to obtain funding under their current bank credit facility or in the capital markets.

Historically, the Debtors have used their cash flows from operating activities and borrowings under their bank credit facility to fund their capital expenditures and have relied on the capital markets and asset-monetization transactions to provide them with additional capital for large or exceptional transactions. In the future, should Class 2 vote to accept the Plan, the Debtors may not be able to access adequate funding under the Amended Credit Agreement as a result of (i) a decrease in the Debtors’ borrowing base due to the outcome of a borrowing base redetermination or a breach or default under the Amended Credit Agreement, including breach of a financial covenant or (ii) an unwillingness or inability on the part of the Debtors’ lending counterparties to meet their funding obligations under the Amended Credit Agreement. In addition, the Debtors may face limitations on their ability to access the debt and equity capital markets and complete asset sales, an increased counterparty credit risk on their derivatives contracts and the requirement by the Debtors’ contractual counterparties to post collateral guaranteeing performance.

The Debtors may experience significant shut-ins and losses of production due to the effects of hurricanes in the GOM.

Approximately 56% and 72% of the Debtors’ production during 2015 and the nine months ended September 30, 2016, respectively, was associated with their GOM deep water, Gulf Coast deep gas and GOM conventional shelf properties. If the Appalachia Properties are sold, the Debtors’ production will be exclusively associated with their properties in the GOM. Accordingly, if the level of production from these properties substantially declines, it could have a material adverse effect on the Debtors’ overall production level and their revenue. The Debtors are particularly vulnerable to significant risk from hurricanes and tropical storms in the GOM. In past years, the Debtors have experienced shut-ins and losses of production due to the effects of hurricanes in the GOM. The Debtors are unable to predict what impact future hurricanes and tropical storms might have on their future results of operations and production.

The marketability of the Debtors’ production depends mostly upon the availability, proximity and capacity of oil and natural gas gathering systems, pipelines and processing facilities.

The marketability of the Debtors’ production depends upon the availability, proximity, operation and capacity of oil and natural gas gathering systems, pipelines and processing facilities. The lack of availability or capacity of these gathering systems, pipelines and processing facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. The disruption of these gathering systems, pipelines and processing facilities due to maintenance and/or weather could negatively impact the Debtors’ ability to market and deliver their products. Federal, state and local regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand could adversely affect the Debtors’ ability to produce and market their oil and natural gas. If market factors changed dramatically, the financial impact on the Debtors could be substantial. The availability of markets and the volatility of product prices are beyond the Debtors’ control and represent a significant risk.

In April 2016, production from the Debtors’ deep water Amethyst well in the GOM was shut in to allow for a technical evaluation. During the first week of November, the Debtors initiated acid-stimulation work and are intermittently flowing the well while they continue to observe and evaluate the well’s performance. The Debtors have identified potential factors which may explain the reason for the April 2016 pressure decline and ultimate production shut in. If the well continues to perform, the Debtors expect to flow and evaluate the well for an extended period of time at 10-15 MMcf per day, although the gas export pipeline capacity may be temporarily restricted due to a gas plant outage that occurred in late June 2016 as a result of an explosion at a third party’s facility in Pascagoula, Mississippi. Unsuccessful intervention operations may result in reductions to the well’s estimated proved reserve quantities and estimated future net cash flows, which could negatively affect the Debtors’ borrowing base under the Prepetition Credit Agreement. If the Debtors are unable to maintain production from the Amethyst well, the Debtors may be unable to execute their business plan.

The Debtors may not receive payment for a portion of their future production.

The Debtors may not receive payment for a portion of their future production. The Debtors have attempted to diversify their sales and obtain credit protections, such as parental guarantees, from certain of their purchasers. The tightening of credit in the financial markets may make it more difficult for customers to obtain financing and, depending on the degree to which this occurs, there may be a material increase in the nonpayment and nonperformance by customers. The Debtors are unable to predict what impact the financial difficulties of certain purchasers may have on their future results of operations and liquidity.

The Debtors’ actual production could differ materially from their forecasts.

From time to time, including in this Disclosure Statement, the Debtors provide forecasts of expected quantities of future oil and gas production. These forecasts are based on a number of estimates, including expectations of production from existing wells. In addition, the Debtors’ forecasts may assume that none of the risks associated with their oil and gas operations occur, such as facility or equipment malfunctions, adverse weather effects, or significant declines in commodity prices or material increases in costs, which could make certain production uneconomical.

Lower oil and natural gas prices and other factors have resulted, and in the future may result, in ceiling test write-downs and other impairments of the Debtors’ asset-carrying values.

The Debtors use the full cost method of accounting for their oil and gas operations. Accordingly, the Debtors capitalize the costs to acquire, explore for and develop oil and gas properties. Under the full cost method of accounting, the Debtors compare, at the end of each financial reporting period for each cost center, the present value of estimated future net cash flows from proved reserves (based on a trailing 12-month average, hedge-adjusted commodity price and excluding cash flows related to estimated abandonment costs), to the net capitalized costs of proved oil and gas properties, net of related deferred taxes. The Debtors refer to this comparison as a ceiling test. If the net capitalized costs of proved oil and gas properties exceed the estimated discounted future net cash flows from proved reserves, the Debtors are required to write down the value of their oil and gas properties to the value of the estimated discounted future net cash flows. A write-down of oil and gas properties does not impact cash flows from operating activities, but does reduce net income. The risk that the Debtors will be required to write down the carrying value of oil and gas properties increases when oil and natural gas prices are low or volatile. In addition, write-downs may occur if the Debtors experience substantial downward adjustments to their estimated proved reserves or their undeveloped property values, or if estimated future development costs increase. For example, oil and natural gas prices declined significantly during the second half of 2014 continuing throughout 2015 and into 2016. The Debtors recorded a non-cash ceiling test write-down of approximately $351 million for the year ended December 31, 2014, approximately $1,362 million for the year ended December 31, 2015, and approximately $284.3 million for the nine months ended September 30, 2016. Volatility in commodity prices, poor conditions in the global economic markets and other factors could cause the Debtors to record additional write-downs of their oil and natural gas properties and other assets in the future and incur additional charges against future earnings.

There are uncertainties in successfully integrating the Debtors’ acquisitions.

Integrating acquired businesses and properties involves a number of special risks. These risks include the possibility that management may be distracted from regular business concerns by the need to integrate operations and that unforeseen difficulties can arise in integrating operations and systems and in retaining and assimilating employees. Any of these or other similar risks could lead to potential adverse short-term or long-term effects on the Debtors’ operating results.

Part of the Debtors’ strategy includes drilling in new or emerging plays. As a result, the Debtors’ drilling in these areas is subject to greater risk and uncertainty.

The Debtors have made initial investments in acreage in untested regions. These activities are more uncertain than drilling in areas that are developed and have established production. Because emerging plays and new formations have limited or no production history, the Debtors are less able to use past drilling results to help predict future results. The lack of historical information may result in the Debtors not being able to fully execute their expected drilling programs in these areas or the return on investment in these areas may turn out not to be as attractive as anticipated. The Debtors cannot assure that their future drilling activities in these emerging plays will be successful, or if successful, will achieve the resource potential levels that the Debtors currently anticipate based on the drilling activities that have been completed or will achieve the anticipated economic returns based on their current cost models.

The Debtors’ operations are subject to numerous risks of oil and gas drilling and production activities.

Oil and gas drilling and production activities are subject to numerous risks, including the risk that no commercially productive oil or natural gas reserves will be found. The cost of drilling and completing wells is often uncertain. To the extent the Debtors drill additional wells in the GOM deep water and/or in the Gulf Coast deep gas, the Debtors’ drilling activities could become more expensive. In addition, the geological complexity of GOM deep water, Gulf Coast deep gas and various onshore formations may make it more difficult for the Debtors to sustain their historical rates of drilling success. Oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond their control. These factors include:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	hurricanes and other weather conditions;

•	shortages in experienced labor; and

•	shortages or delays in the delivery of equipment.

The prevailing prices of oil and natural gas also affect the cost of and the demand for drilling rigs, production equipment and related services. The Debtors cannot assure that the wells they drill will be productive or that they will recover all or any portion of their investment. Drilling for oil and natural gas may be unprofitable. Drilling activities can result in dry wells and wells that are productive but do not produce sufficient cash flows to recoup drilling costs.

The Debtors’ industry experiences numerous operating risks.

The exploration, development and production of oil and gas properties involves a variety of operating risks including the risk of fire, explosions, blowouts, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. The Debtors are also involved in drilling operations that utilize hydraulic fracturing, which may potentially present additional operational and environmental risks. Additionally, the Debtors’ offshore operations are subject to the additional hazards of marine operations, such as capsizing, collision and adverse weather and sea conditions, including the effects of hurricanes.

The Debtors have begun to explore for oil and natural gas in the deep waters of the GOM (water depths greater than 2,000 feet). Exploration for oil or natural gas in the deepwater of the GOM generally involves greater operational and financial risks than exploration on the shelf. Deepwater drilling generally requires more time and more advanced drilling technologies, involving a higher risk of technological failure and usually higher drilling costs. Deepwater wells often use subsea completion techniques with subsea trees tied back to host production facilities with flow lines. The installation of these subsea trees and flow lines requires substantial time and the use of advanced remote installation mechanics. These operations may encounter mechanical difficulties and equipment failures that could result in cost overruns. Furthermore, the deepwater operations generally lack the physical and oilfield service infrastructure present on the shelf. As a result, a considerable amount of time may elapse between a deepwater discovery and the marketing of the associated oil or natural gas, increasing both the financial and operational risk involved with these operations. Because of the lack and high cost of infrastructure, some reserve discoveries in the deepwater may never be produced economically.

If any of these industry operating risks occur, the Debtors could have substantial losses. Substantial losses may be caused by injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

The Debtors may not be insured against all of the operating risks to which their business is exposed.

In accordance with industry practice, the Debtors maintain insurance against some, but not all, of the operating risks to which their business is exposed. The Debtors insure some, but not all, of their properties from operational loss-related events. The Debtors currently have insurance policies that include coverage for general liability, physical damage to oil and gas properties, operational control of well, oil pollution, construction all risk, workers’ compensation and employers’ liability and other coverage. Their insurance coverage includes deductibles that must be met prior to recovery, as well as sub-limits or self-insurance. Additionally, their insurance is subject to exclusions and limitations, and there is no assurance that such coverage will adequately protect them against liability from all potential consequences, damages or losses.

Currently, the Debtors have general liability insurance coverage with an annual aggregate limit of $825 million on a 100% working interest basis. The Debtors no longer purchase physical damage insurance coverage for their platforms for losses resulting from named windstorms. Additionally, the Debtors now purchase physical damage insurance coverage for losses resulting from operational activities for only their Amberjack and Pompano platforms. The Debtors have continued purchasing physical damage insurance coverage for operational losses for a selected group of pipelines, including the majority of the pipelines and umbilicals associated with their Amberjack and Pompano facilities.

The Debtors’ operational control of well coverage provides limits that vary by well location and depth and range from a combined single limit of $20 million to $500 million per occurrence. Exploratory deep water wells have a coverage limit of up to $600 million per occurrence. Additionally, the Debtors currently maintain $150 million in oil pollution liability coverage. Their operational control of well and physical damage policy limits are scaled proportionately to their working interests. The Debtors’ general liability program utilizes a combination of assureds interest and scalable limits. All of their policies described above are subject to deductibles, sub-limits or self-insurance. Under their service agreements, including drilling contracts, generally the Debtors are indemnified for injuries and death of the service provider’s employees as well as contractors and subcontractors hired by the service provider.

An operational or hurricane-related event may cause damage or liability in excess of the Debtors’ coverage that might severely impact their financial position. The Debtors may be liable for damages from an event relating to a project in which they own a non-operating working interest. Such events may also cause a significant interruption to their business, which might also severely impact their financial position. In past years, the Debtors have experienced production interruptions for which they had no production interruption insurance.

The Debtors reevaluate the purchase of insurance, policy limits and terms annually in May through July. Future insurance coverage for their industry could increase in cost and may include higher deductibles or retentions. In addition, some forms of insurance may become unavailable in the future or unavailable on terms that the Debtors believe are economically acceptable. No assurance can be given that the Debtors will be able to maintain insurance in the future at rates that they consider reasonable, and the Debtors may elect to maintain minimal or no insurance coverage. The Debtors may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause the Debtors to restrict their operations in the GOM, which might severely impact their financial position. The occurrence of a significant event, not fully insured against, could have a material adverse effect on their financial condition and results of operations.

Terrorist attacks aimed at the Debtors’ facilities could adversely affect their business.

The U.S. government has issued warnings that U.S. energy assets may be the future targets of terrorist organizations. These developments have subjected the Debtors’ operations to increased risks. Any future terrorist attack at the Debtors’ facilities, or those of their purchasers, could have a material adverse effect on their financial condition and operations.

Competition within the Debtors’ industry may adversely affect their operations.

Competition within the Debtors’ industry is intense, particularly with respect to the acquisition of producing properties and undeveloped acreage. The Debtors compete with major oil and gas companies and other independent producers of varying sizes, all of which are engaged in the acquisition of properties and the exploration and development of such properties. Many of the Debtors’ competitors have financial resources and exploration and development budgets that are substantially greater than the Debtors, which may adversely affect the Debtors’ ability to compete. The Debtors actively compete with other companies when acquiring new leases or oil and gas properties. For example, new leases acquired from the BOEM are acquired through a “sealed bid” process and are generally awarded to the highest bidder. These additional resources can be particularly important in reviewing prospects and purchasing properties. The competitors may also have a greater ability to continue drilling activities during periods of low oil and gas prices, such as the current decline in oil prices, and to absorb the burden of current and future governmental regulations and taxation. Competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than the Debtors’ financial or personnel resources permit. Competitors may also be able to pay more for productive oil and gas properties and exploratory prospects than the Debtors are able or willing to pay. Further, the Debtors’ competitors may be able to expend greater resources on the existing and changing technologies that the Debtors believe will impact attaining success in the industry. If the Debtors are unable to compete successfully in these areas in the future, their future revenues and growth may be diminished or restricted.

The Debtors’ oil and gas operations are subject to various U.S. federal, state and local governmental regulations that materially affect their operations.

The Debtors’ oil and gas operations are subject to various U.S. federal, state and local laws and regulations. These laws and regulations may be changed in response to economic or political conditions.

Regulated matters include: permits for exploration, development and production operations; limitations on the Debtors’ drilling activities in environmentally sensitive areas, such as wetlands, and restrictions on the way the Debtors can release materials into the environment; bonds or other financial responsibility requirements to cover drilling contingencies and well plugging and abandonment and other decommissioning costs; reports concerning operations, the spacing of wells and unitization and pooling of properties; and taxation. Failure to comply with these laws and regulations can result in the assessment of administrative, civil or criminal penalties, the issuance of remedial obligations and the imposition of injunctions limiting or prohibiting certain of the Debtors’ operations. At various times, regulatory agencies have imposed price controls and limitations on oil and gas production. In order to conserve supplies of oil and natural gas, these agencies have restricted the rates of flow of oil and natural gas wells below actual production capacity. In addition, the OPA requires operators of offshore facilities such as the Debtors to prove that they have the financial capability to respond to costs that may be incurred in connection with potential oil spills. Under the OPA and other environmental statutes such as CERCLA and RCRA and analogous state laws, owners and operators of certain defined onshore and offshore facilities are strictly liable for spills of oil and other regulated substances, subject to certain limitations. Consequently, a substantial spill from one of the Debtors’ facilities subject to laws such as the OPA, CERCLA and RCRA could require the expenditure of additional, and potentially significant, amounts of capital, or could have a material adverse effect on the Debtors’ earnings, results of operations, competitive position or financial condition. Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and natural gas, by-products from oil and natural gas and other substances, and materials produced or used in connection with oil and gas operations. The Debtors cannot predict the ultimate cost of compliance with these requirements or their impact on their earnings, operations or competitive position.

The loss of key personnel could adversely affect the Debtors’ ability to operate.

The Debtors’ operations are dependent upon key management and technical personnel. The Debtors cannot assure that individuals will remain with the Debtors for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have an adverse effect on the Debtors and their operations.

Hedging transactions may limit the Debtors’ potential gains or become ineffective.

In order to manage the Debtors’ exposure to price risks in the marketing of their oil and natural gas, the Debtors periodically enter into oil and natural gas price hedging arrangements with respect to a portion of their expected production. Their hedging policy provides that, without prior approval of their board of directors, generally not more than 60% of their estimated production quantities may be hedged for any given year. These arrangements may include futures contracts on the NYMEX or the Intercontinental Exchange. While intended to reduce the effects of volatile oil and natural gas prices, such transactions, depending on the hedging instrument used, may limit the Debtors’ potential gains if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose the Debtors to the risk of financial loss in certain circumstances, including instances in which:

•	their production is less than expected or is shut-in for extended periods due to hurricanes or other factors;

•	there is widening of price differentials between delivery points for their production and the delivery point assumed in the hedge arrangement;

•	the counterparties to their futures contracts fail to perform the contracts;

•	a sudden, unexpected event materially impacts oil or natural gas prices; or

•	they are unable to market their production in a manner contemplated when entering into the hedge contract.

At September 30, 2016, two counterparties accounted for approximately 86% of the Debtors’ contracted volumes. Currently, all of the Debtors’ outstanding commodity derivative instruments are with certain lenders or affiliates of the lenders under the Debtors’ bank credit facility. The Debtors’ existing derivative agreements with the lenders are secured by the security documents executed by the parties under the bank credit facility. Future collateral requirements for the Debtors’ commodity hedging activities are uncertain and will depend on the arrangements they negotiate with the counterparty and the volatility of oil and natural gas prices and market conditions.

Resolution of litigation could materially affect the Debtors’ financial position and results of operations.

The Debtors have been named as a defendant in certain lawsuits. In some of these suits, the Debtors’ liability for potential loss upon resolution may be mitigated by insurance coverage. To the extent that potential exposure to liability is not covered by insurance or insurance coverage is inadequate, the Debtors could incur losses that could be material to their financial position or results of operations in future periods. The Debtors may also become involved in litigation over certain issues related to the Plan, including the proposed treatment of certain claims thereunder. The outcome of such litigation could have a material impact on their financial position or results of operations in future periods.

Future legislation may result in the elimination of certain U.S. federal income tax deductions currently available with respect to oil and natural gas exploration and development. Additionally, future federal and state legislation may impose new or increased taxes or fees on oil and natural gas extraction.

Potential legislation, if enacted into law, could make significant changes to U.S. federal and state income tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain U.S. production activities; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of this legislation or any other similar changes in U.S. federal and state income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could negatively impact the Debtors’ financial position. Additionally, legislation could be enacted that increases the taxes states impose on oil and natural gas extraction. Moreover, President Obama has proposed, as part of the Budget of the United States Government for Fiscal Year 2017, to impose an “oil fee” of $10.25 on a per barrel equivalent of crude oil. This fee would be collected on domestically produced and imported petroleum products. The fee would be phased in evenly over five years, beginning October 1, 2016. The adoption of this, or similar proposals, could result in increased operating costs and/or reduced consumer demand for petroleum products, which in turn could affect the prices the Debtors receive for their oil.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the crude oil and natural gas that the Debtors produce.

The EPA has determined that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment because emissions of such gases contribute to warming of the Earth’s atmosphere and other climatic changes. Based on these findings, the EPA began adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the CAA. The EPA adopted two sets of rules regulating greenhouse gas emissions under the CAA, one of which requires a reduction in emissions of greenhouse gases from motor vehicles and the other of which regulates emissions of greenhouse gases from certain large stationary sources through preconstruction and operating permit requirements.

The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States, on an annual basis. Recently, in October 2015, the EPA published final rules that added new sources to the scope of the greenhouse gases monitoring and reporting rule. These new sources include gathering and boosting facilities as well as completions and workovers from hydraulically fractured oil wells. The revisions also include the addition of well identification reporting requirements for certain facilities. In addition, the Obama Administration has directed a number of federal agencies to propose new rules to control fugitive emissions of greenhouse gases including methane, and VOCs. For example, in May 2016, the EPA amended its new source performance standards to establish new controls for emissions of methane from new, modified or reconstructed sources in the oil and natural gas source category, including production, processing, transmission, and storage activities. The rules include first-time standards to address emissions of methane from equipment and processes across the source category, including hydraulically fractured oil and natural gas well completions. In addition, the rules impose leak detection and repair requirements intended to address methane leaks known as “fugitive emissions” from equipment such as valves, connectors, open-ended lines, pressure-relief devices, compressors, instruments and meters. The EPA has also announced that it intends to impose methane emission standards for existing sources as well but, to date, has not yet issued a proposal.

In addition, the BLM also proposed new rules in January 2016 which seek to limit methane emissions from new and existing oil and gas operations on federal and Indian lands. The proposal would limit venting and flaring of gas, impose leak detection and repair requirements on wellsite equipment and compressors, and also require the installation of new controls on pneumatic pumps, and other activities at the wellsite such as downhole well maintenance and liquids unloading and drilling workovers and completions to reduce leaks of methane. Compliance with these proposed rules will require enhanced record-keeping practices, and may require the purchase of new equipment such as optical gas imaging instruments to detect leaks, and increase the frequency of maintenance and repair activities to address emissions leakage. The rules may also require hiring additional personnel to support these activities or the engagement of third party contractors to assist with and verify compliance. These new and proposed rules could result in increased compliance costs on the Debtors’ operations.

In addition, the United States Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases, and many states have already taken legal measures to reduce emissions of greenhouse gases primarily through regional greenhouse gas cap and trade programs. Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall greenhouse gas emission reduction goal.

Furthermore, in December 2015, the United States joined the international community at the 21st Conference of the Parties (COP-21) of the United Nations Framework Convention on Climate Change in Paris, France. The resulting Paris Agreement calls for the parties to undertake “ambitious efforts” to limit the average global temperature, and to conserve and enhance sinks and reservoirs of greenhouse gases. The Agreement went into effect on November 4, 2016. The Agreement establishes a framework for the parties to cooperate and report actions to reduce greenhouse gas emissions. Also, on June 29, 2016, the leaders of the United States, Canada and Mexico announced an Action Plan to, among other things, boost clean energy, improve energy efficiency, and reduce greenhouse gas emissions. The Action Plan specifically calls for a reduction in methane emissions from the oil and gas sector by 40 to 45 percent by 2025.

The adoption of legislation or regulatory programs to reduce emissions of greenhouse gases could require the Debtors to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or to comply with new regulatory or reporting requirements. Substantial limitations on greenhouse gas emissions could also adversely affect demand for the oil and natural gas the Debtors produce and lower the value of the Debtors’ reserves. Consequently, legislation and regulatory programs to reduce emissions of greenhouse gases could have an adverse effect on the Debtors’ business, financial condition and results of operations.

In addition, claims have been made against certain energy companies alleging that greenhouse gas emissions from oil and natural gas operations constitute a public nuisance under federal and/or state common law. As a result, private individuals may seek to enforce environmental laws and regulations against the Debtors and could allege personal injury or property damages. While the Debtors’ business is not a party to any such litigation, the Debtors could be named in actions making similar allegations. An unfavorable ruling in any such case could adversely impact the Debtors’ business, financial condition and results of operations.

Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. The Debtors’ offshore operations are particularly at risk from severe climatic events. If any such climate changes were to occur, they could have an adverse effect on the Debtors’ financial condition and results of operations. At this time, the Debtors have not yet developed a comprehensive plan to address the legal, economic, social, or physical impacts of climate change on the Debtors’ operations.

The enactment of derivatives legislation could have an adverse effect on the Debtors’ ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with their business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), enacted on July 21, 2010, established federal oversight and regulation of the over-the-counter derivatives market and entities, such as the Debtors, that participate in that market. The Act requires the CFTC and the SEC to promulgate rules and regulations implementing the Act. Although the CFTC has finalized certain regulations, others remain to be finalized or implemented and it is not possible at this time to predict when this will be accomplished.

In October 2011, the CFTC issued regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. The initial position limits rule was vacated by the United States District Court for the District of Columbia in September 2012. However, in November 2013, the CFTC proposed new rules that would place limits on positions in certain core futures and equivalent swap contracts for, or linked to, certain physical commodities, subject to exceptions for certain bona fide hedging transactions. As these new position limit rules are not yet final, the impact of those provisions on the Debtors is uncertain at this time.

The CFTC has designated certain interest rate swaps and credit default swaps for mandatory clearing and the associated rules also will require the Debtors, in connection with covered derivative activities, to comply with clearing and trade-execution requirements or to take steps to qualify for an exemption to such requirements. Although the Debtors expect to qualify for the end-user exception from the mandatory clearing requirements for swaps entered into to hedge their commercial risks, the application of the mandatory clearing and trade execution requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that the Debtors use for hedging. In addition, certain banking regulators and the CFTC have recently adopted final rules establishing minimum margin requirements for uncleared swaps. Although the Debtors expect to qualify for the end-user exception from such margin requirements for swaps entered into to hedge the Debtors’ commercial risks, the application of such requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that the Debtors use for hedging. If any of the Debtors’ swaps do not qualify for the commercial end-user exception, posting of collateral could impact liquidity and reduce cash available to the Debtors for capital expenditures, therefore reducing their ability to execute hedges to reduce risk and protect cash flows.

The full impact of the Act and related regulatory requirements upon the Debtors’ business will not be known until the regulations are implemented and the market for derivatives contracts has adjusted. The Act and any new regulations could significantly increase the cost of derivative contracts, materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks the Debtors encounter, or reduce their ability to monetize or restructure their existing derivative contracts. If the Debtors reduce their use of derivatives as a result of the Act and regulations implementing the Act, the Debtors’ results of operations may become more volatile and their cash flows may be less predictable, which could adversely affect their ability to plan for and fund capital expenditures. Finally, the Act was intended, in part, to reduce the volatility of oil and gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. The Debtors’ revenues could therefore be adversely affected if a consequence of the Act and implementing regulations is to lower commodity prices. Any of these consequences could have a material adverse effect on the Debtors, their financial condition and their results of operations.

In addition, the European Union and other non-U.S. jurisdictions are implementing regulations with respect to the derivatives market. To the extent the Debtors transact with counterparties in foreign jurisdictions, the Debtors may become subject to such regulations. At this time, the impact of such regulations is not clear.

The closing market price of the Debtors’ common stock has recently declined significantly. On April 29 and May 17, 2016, the Debtors were notified by the New York Stock Exchange (the “NYSE”) that the Debtors’ common stock was not in compliance with NYSE listing standards. If the Debtors are unable to cure the market capitalization deficiency, their common stock could be delisted from the NYSE or trading could be suspended.

The Debtors’ common stock is currently listed on the NYSE. In order for the Debtors’ common stock to continue to be listed on the NYSE, the Debtors are required to comply with various listing standards, including the maintenance of a minimum average closing price of at least $1.00 per share during a consecutive 30 trading-day period. In addition to the minimum average closing price criteria, the Debtors are considered to be below compliance if their average market capitalization over a consecutive 30-day trading period is less than $50 million and, at the same time, the Debtors’ stockholders’ equity is less than $50 million.

On April 29, 2016, the Debtors were notified by the NYSE that the average closing price of their shares of common stock had fallen below $1.00 per share over a period of 30 consecutive trading days. On May 17, 2016, the Debtors were notified by the NYSE that their average global market capitalization had been less than $50 million over a consecutive 30-day trading period at the same time that their stockholders’ equity was less than $50 million.

On June 10, 2016, the Debtors completed a 1-for-10 reverse stock split with respect to their common stock in order to increase the per share trading price of their common stock in order to regain compliance with the NYSE’s minimum share price requirement. The Debtors were notified on July 1, 2016 that they cured the minimum share price deficiency and that they were no longer considered non-compliant with the $1.00 per share average closing price requirement. The Debtors remain non-compliant with the $50 million average market capitalization and stockholders’ equity requirements.

On June 30, 2016, the Debtors submitted their 18-month business plan for curing the average market capitalization and stockholders’ equity deficiencies to the NYSE. After submission of the business plan, the NYSE had 45 calendar days to review the plan to determine whether the Debtors have reasonably demonstrated their ability to come into conformity with the relevant standards within the 18-month period. The NYSE accepted the plan on August 4, 2016 and will continue to review the Debtors on a quarterly basis for compliance with the plan. Upon acceptance of the plan by the NYSE, and after two consecutive quarters of sustained market capitalization above $50 million, the Debtors would no longer be non-compliant with the market capitalization and stockholders’ equity requirements. During the 18-month cure period, the Debtors shares of common stock will continue to be listed and traded on the NYSE, unless the Debtors experience other circumstances that subject them to delisting. If the Debtors fail to meet the material aspects of the plan or any of the quarterly milestones, the NYSE will review the circumstances causing the variance, and determine whether such variance warrants commencement of suspension and delisting procedures. Upon a delisting from the NYSE, the Debtors would commence trading on the OTC Pink. On September 20, 2016, the Debtors submitted their quarterly update to the business plan for the second of quarter 2016 and the NYSE notified them that it accepted the quarterly update on September 22, 2016.

Under Section 802.01D of the NYSE Listed Company Manual, if a company that is below a continued listing standard files or announces an intent to file for relief under chapter 11 of the Bankruptcy Code, the company is subject to immediate suspension and delisting. However, if the company is profitable or has positive cash flow, or if the company is demonstrably in sound financial health despite the bankruptcy proceedings, the NYSE may evaluate the company’s plan in light of the filing or announcement of intent to file without immediate suspension and delisting of the company’s common stock.

In addition to potentially commencing suspension or delisting procedures in respect of the Debtors’ common stock if the Debtors fail to meet the material aspects of the plan or any of the quarterly milestones, or upon the bankruptcy filing, the Debtors’ common stock could be delisted pursuant to Section 802.01 of the NYSE Listed Company Manual if the trading price of the Debtors’ common stock on the NYSE is abnormally low, which has generally been interpreted to mean at levels below $0.16 per share, and the Debtors’ common stock could also be delisted pursuant to Section 802.01 if the Debtors’ average market capitalization over a consecutive 30-day trading period is less than $15 million. In these events, the Debtors would not have an opportunity to cure the market capitalization deficiency, and their shares would be delisted immediately and suspended from trading on the NYSE. The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, the Debtors’ ability to raise additional necessary capital through equity or debt financing, and attract and retain personnel by means of equity compensation, would be greatly impaired. Furthermore, with respect to any suspended or delisted securities, the Debtors would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such securities. A suspension or delisting would likely decrease the attractiveness of the Debtors’ common stock to investors and cause the trading volume of their common stock to decline, which could result in a further decline in the market price of their common stock.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could cause the Debtors to incur increased costs and experience additional operating restrictions or delays.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. The Debtors routinely use hydraulic fracturing in their onshore operations. The process is typically regulated by state oil and gas commissions. However, the EPA recently asserted federal regulatory authority over hydraulic fracturing involving diesel additives under the SDWA Underground Injection Control Program and issued permitting guidance for such activities in February 2014. In addition, in May 2014, the EPA proposed rules under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing. Also, the BLM finalized rules in March 2015 that impose new or more stringent standards for performing hydraulic fracturing on federal and American Indian lands. The U.S. District Court of Wyoming has temporarily stayed implementation of this rule. A final decision has not yet been issued. Moreover, the EPA proposed in April 2015 to prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants.

Also, in June 2015, the EPA released its draft report on the potential impacts of hydraulic fracturing on drinking water resources. The EPA report concluded that hydraulic fracturing activities have not led to widespread, systemic impacts on drinking water resources in the United States, although there are above and below ground mechanisms by which hydraulic fracturing activities have the potential to impact drinking water resources. The draft report is expected to be finalized after a public comment period and a formal review by the EPA’s Science Advisory Board. A number of other federal agencies, including the U.S. Department of Energy, the U.S. Department of the Interior and the White House Council on Environmental Quality, are studying various aspects of hydraulic fracturing. These studies, depending on their findings, could spur initiatives to further regulate hydraulic fracturing under the federal SDWA or other regulatory mechanisms.

In addition, from time to time legislation has been introduced before the United States Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process although no actions have been taken to date. Some states have adopted, and other states are considering adopting, regulations that could impose more stringent permitting, hydraulic fracturing fluid disclosure, air emission limitations, and well construction requirements on hydraulic fracturing operations. For example, Pennsylvania, Texas, Colorado and Wyoming have each adopted a variety of well construction, set back and disclosure regulations limiting how fracturing can be performed and requiring various degrees of chemical disclosure. Also, in January 2016, Pennsylvania announced new rules that will require the PADEP to develop a new general permit for oil and gas exploration, development, and production facilities, requiring best available technology for equipment and processes, enhanced record-keeping, and quarterly monitoring inspections for the control of methane emissions. The PADEP also intends to issue similar methane rules for existing sources. These rules have the potential to increase the Debtors’ compliance costs. Moreover, some states and local jurisdictions have taken steps to limit hydraulic fracturing within their borders or ban the practice altogether. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for the Debtors to perform fracturing to stimulate production from tight formations. In addition, if hydraulic fracturing becomes regulated at the federal level as a result of federal legislation or regulatory initiatives by the EPA, the Debtors’ fracturing activities could become subject to additional permitting requirements, attendant permitting delays and potential increases in costs. Restrictions on hydraulic fracturing could impact the timing of production and may also reduce the amount of oil and natural gas that the Debtors are ultimately able to produce from their reserves.

The Debtors’ business could be negatively affected by security threats, including cybersecurity threats, and other disruptions.

As an oil and gas producer, the Debtors face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable, threats to the security of the Debtors’ facilities and infrastructure or third party facilities and infrastructure, such as processing plants and pipelines, and threats from terrorist acts. The potential for such security threats has subjected the Debtors’ operations to increased risks that could have a material adverse effect on their business. In particular, the implementation of various procedures and controls to monitor and mitigate security threats and to increase security for their information, facilities and infrastructure may result in increased capital and operating costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of sensitive information, critical infrastructure or capabilities essential to the Debtors’ operations and could have a material adverse effect on the Debtors’ reputation, financial position, results of operations or cash flows. Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and systems, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. These events could damage the Debtors’ reputation and lead to financial losses from remedial actions, loss of business or potential liability.

The Debtors may not be successful in resolving issues related to the Prepetition Credit Agreement and the treatment thereof under the Plan.

The Debtors have been engaged in discussions and negotiations with the holders of the Prepetition Banks Claims and have exchanged proposals with respect to the treatment of such claims under the Plan in chapter 11 proceedings and a related amendment to the Prepetition Credit Agreement. However, no agreement has been reached and the holders of the Prepetition Banks Claims are not party to the Restructuring Support Agreement. While the Debtors expect to continue discussions and related negotiations, there can be no assurance that an agreement will be reached. If an agreement is not reached, and the holders of Prepetition Banks Claims vote to reject the Plan, the Debtors may become involved in litigation with the holders of Prepetition Banks Claims regarding the proper treatment of the Prepetition Banks Claims. The outcome of such litigation could have a material impact on the Debtors’ financial position or results of operations in future periods.

The Restructuring Support Agreement is subject to significant conditions and milestones that may be beyond the Debtors’ control and may be difficult for the Debtors to satisfy. If the Restructuring Support Agreement is terminated, the Debtors’ ability to confirm and consummate the Plan could be materially and adversely affected.

The Restructuring Support Agreement sets forth certain conditions the Debtors must satisfy, including the timely satisfaction of certain milestones in the chapter 11 proceedings, such as confirmation of the Plan and effectiveness of the Plan. The consummation of the Plan will be subject to customary conditions and other requirements, as well as the sale by the Debtors of the Appalachia Properties for a cash purchase price of at least $350 million and approval by the Bankruptcy Court. The Debtors’ ability to timely complete such milestones is subject to risks and uncertainties that may be beyond their control.

The Restructuring Support Agreement also provides for termination by each party, or by either party, upon the occurrence of certain events, including without limitation, termination by the Required Consenting Noteholders upon the failure of the Debtors to achieve the milestones set forth in the Restructuring Support Agreement. For example, the Required Consenting Noteholders will have the option to terminate the Restructuring Support Agreement at any time that the Required Consenting Noteholders determine, in their sole discretion, that the total amount of all cure amounts or other payment obligations of the Debtors arising or resulting from the assumption of executory contracts or unexpired leases exceeds an amount acceptable to the Required Consenting Noteholders. If the Restructuring Support Agreement is terminated, each of the parties thereto will be released from their obligations in accordance with the terms of the Restructuring Support Agreement. Such termination may result in the loss of support for the Plan by the parties to the Restructuring Support Agreement, which could adversely affect the Debtors’ ability to confirm and consummate the Plan. If the Plan is not consummated, there can be no assurance that any new Plan would be as favorable to Holders of Claims as the current Plan and the Chapter 11 Cases could become protracted, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees and customers.

Although the Debtors intend to pursue the Restructuring in accordance with the terms set forth in the Restructuring Support Agreement, there can be no assurance that the Debtors will be successful in completing a restructuring or any other similar transaction on the terms set forth in the Restructuring Support Agreement, on different terms, or at all.

The pursuit of the Restructuring Support Agreement has consumed, and the chapter 11 proceedings will continue to consume, a substantial portion of the time and attention of the Debtors’ management, which may have an adverse effect on the Debtors’ business and results of operations, and the Debtors may face increased levels of employee attrition.

Although the Plan is designed to minimize the length of the Debtors’ chapter 11 proceedings, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. The chapter 11 proceedings will involve additional expense and the Debtors’ management will be required to spend a significant amount of time and effort focusing on the proceedings. This diversion of attention may materially adversely affect the conduct of the Debtors’ business, and, as a result, their financial condition and results of operations, particularly if the chapter 11 proceedings are protracted.

During the pendency of the chapter 11 proceedings, the Debtors’ employees will face considerable distraction and uncertainty, and the Debtors may experience increased levels of employee attrition. A loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to effectively, efficiently and safely conduct their business, and could impair their ability to execute their strategy and implement operational initiatives, thereby having a material adverse effect on their financial condition and results of operations.

The Debtors will be subject to the risks and uncertainties associated with chapter 11 proceedings.

As a consequence of the Debtors’ filing for relief under chapter 11 of the Bankruptcy Code, the Debtors’ operations and their ability to develop and execute their business plan, and their continuation as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following:

•	the Debtors’ ability to prosecute, confirm and consummate the Plan or another plan of reorganization with respect to the chapter 11 proceedings;

•	the high costs of bankruptcy proceedings and related fees;

•	the Debtors’ ability to obtain sufficient financing to allow them to emerge from bankruptcy and execute their business plan post-emergence;

•	the Debtors’ ability to maintain their relationships with their suppliers, service providers, customers, employees and other third parties;

•	the Debtors’ ability to maintain contracts that are critical to their operations;

•	the Debtors’ ability to execute their business plan in the current depressed commodity price environment;

•	the Debtors’ ability to attract, motivate and retain key employees;

•	the ability of third parties to seek and obtain court approval to terminate contracts and other agreements with the Debtors;

•	the ability of third parties to seek and obtain court approval to convert the chapter 11 proceedings to chapter 7 proceedings; and

•	the actions and decisions of the Debtors’ creditors and other third parties who have interests in the chapter 11 proceedings that may be inconsistent with the Debtors’ plans.

Delays in the Debtors’ chapter 11 proceedings increase the risks of their inability to reorganize their business and emerge from bankruptcy and may increase the costs associated with the bankruptcy process.

These risks and uncertainties could affect the Debtors’ business and operations in various ways. For example, negative events associated with the Debtors’ chapter 11 proceedings could adversely affect their relationships with their suppliers, service providers, customers, employees and other third parties, which in turn could adversely affect their operations and financial condition. Also, the Debtors need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit their ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Debtors’ chapter 11 proceedings, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during their chapter 11 proceedings that may be inconsistent with their plans.

For the duration of the chapter 11 proceedings, the Debtors may not be able to enter into commodity derivatives covering estimated future production on favorable terms or at all.

During the chapter 11 proceedings, the Debtors’ ability to enter into new commodity derivatives covering estimated future production will be dependent upon either entering into unsecured hedges or obtaining Bankruptcy Court approval to enter into secured hedges. As a result, the Debtors may not be able to enter into additional commodity derivatives covering production in future periods on favorable terms or at all. If the Debtors cannot or choose not to enter into commodity derivatives in the future, they could be more affected by changes in commodity prices than competitors who engage in hedging arrangements. The Debtors’ inability to hedge the risk of low commodity prices in the future, on favorable terms or at all, could have a material adverse impact on their business, financial condition and results of operations.

Transfers or issuances of the Debtors’ equity, before or in connection with their chapter 11 proceedings, may impair their ability to utilize their federal income tax net operating loss carryforwards in future years.

Under U.S. federal income tax law, a corporation is generally permitted to deduct from taxable income net operating losses carried forward from prior years. The Debtors had net operating loss carryforwards of approximately $336 million as of December 31, 2015. The Debtors believe that their consolidated group will generate additional net operating losses for the 2016 tax year. The Debtors’ ability to utilize their net operating loss carryforwards to offset future taxable income and to reduce their U.S. federal income tax liability is subject to certain requirements and restrictions. If the Debtors experience an “ownership change,” as defined in section 382 of the Internal Revenue Code, their ability to use their net operating loss carryforwards may be substantially limited, which could have a negative impact on their financial position and results of operations. Generally, there is an “ownership change” if one or more stockholders owning 5% or more of a corporation’s common stock have aggregate increases in their ownership of such stock of more than 50 percentage points over the prior three-year period. Under section 382 of the Internal Revenue Code, absent an applicable exception, if a corporation undergoes an “ownership change,” the amount of its net operating losses that may be utilized to offset future table income generally is subject to an annual limitation. Even if the net operating loss carryforwards are subject to limitation under Section 382, the net operating losses can be further reduced by the amount of discharge of indebtedness arising in a chapter 11 case under Section 108 of the Internal Revenue Code.

The Debtors expect to request that the Bankruptcy Court approve restrictions on certain transfers of their stock to limit the risk of an “ownership change” prior to their restructuring in chapter 11 proceedings. Following the implementation of a plan of reorganization, it is likely that an “ownership change” will be deemed to occur and the Debtors’ net operating losses will nonetheless be subject to annual limitation.

Upon emergence from bankruptcy, the Debtors’ historical financial information may not be indicative of their future financial performance.

The Debtors’ capital structure will be significantly altered under the Plan. Under fresh-start reporting rules that may apply to the Debtors upon the Effective Date of the Plan (or any alternative plan of reorganization), the Debtors’ assets and liabilities would be adjusted to fair values and their accumulated deficit would be restated to zero. Accordingly, if fresh-start reporting rules apply, the Debtors’ financial condition and results of operations following their emergence from chapter 11 would not be comparable to the financial condition and results of operations reflected in their historical financial statements. Further, a plan of reorganization could materially change the amounts and classifications reported in the Debtors’ consolidated historical financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of confirmation of a plan of reorganization.

Upon emergence from bankruptcy, the composition of the Debtors’ board of directors will change significantly.

Under the Plan, the composition of the Debtors’ board of directors will change significantly. Upon emergence, the board will be made up of seven directors selected by the Required Consenting Noteholders, one of which will be the Debtors’ current Chief Executive Officer. The Required Consenting Noteholders have agreed to interview any of the existing members of the Debtors’ board who wishes to continue as a member of the Debtors’ board. However, it is possible that up to six of the Debtors’ seven board members may be new to the Reorganized Debtors. Any new directors are likely to have different backgrounds, experiences and perspectives from those individuals who previously served on the board and, thus, may have different views on the issues that will determine the future of the Debtors. As a result, the future strategy and plans of the Debtors may differ materially from those of the past.

The Tug Hill Sale Agreement providing for the sale by the Debtors of the Appalachia Properties to Tug Hill is subject to significant conditions and milestones that may be beyond the Debtors’ control and may be difficult for them to satisfy. If the Tug Hill Sale Agreement is terminated, the Debtors’ ability to confirm and consummate the Plan could be materially and adversely affected.

Likewise, although the Debtors intend to pursue the sale in accordance with the terms set forth in the Tug Hill Sale Agreement and consummate a sale of the Appalachia Properties (either pursuant to the Tug Hill Sale Agreement or an Alternative Bid if applicable), there can be no assurance that the Debtors will be successful in completing a sale or any other similar transaction on the terms set forth in the Tug Hill Sale Agreement, on different terms, or at all.

The Tug Hill Sale Agreement contains customary representations, warranties and covenants. The parties expect to close the sale by February 27, 2017, subject to customary closing conditions and approval by the Bankruptcy Court. The Tug Hill Sale Agreement may be terminated, subject to certain exceptions, (1) upon mutual written consent, (2) if the closing has not occurred by March 1, 2017, (3) for certain material breaches of representations and warranties or covenants that remain uncured, (4) if, on or prior to the end of the Diligence Period (as defined in the Tug Hill Sale Agreement) on December 19, 2016, title and environmental defect amounts (after application of customary thresholds and deductibles), casualty losses and the value of any assets excluded from the Properties due to the exercise of preferential purchase rights or consents equal or exceed $10 million in the aggregate, (5) if the Debtors fail to file for bankruptcy on or before December 9, 2016, (vi) if the Bankruptcy Court does not enter an order approving the Debtors’ assumption of the Tug Hill Sale Agreement and certain other matters within 30 days of filing for bankruptcy, (vii) if the Bankruptcy Court does not enter a sale order for by February 10, 2017, and (viii) upon the occurrence of certain other events specified in the Tug Hill Sale Agreement. The consummation of the Plan will be subject to customary conditions and other requirements, as well as the sale by the Debtors of the Appalachia Properties for a cash purchase price of at least $350 million and approval of the Bankruptcy Court. If the Tug Hill Sale Agreement is terminated, the Debtors’ ability to confirm and consummate the Plan could be materially and adversely affected.

Following the disposition of the Appalachia Properties, the Debtors’ production, revenue and cash flow from operating activities will be derived from assets that are concentrated in a single geographic area, making the Debtors vulnerable to risks associated with operating in one geographic area.

Following the disposition of the Appalachia Properties, the Debtors’ production, revenue and cash flow from operating activities will be derived from assets that are concentrated in a single geographic area in the GOM. Approximately 72% of the Debtors’ production during the first nine months of 2016 was associated with their GOM deep water, Gulf Coast deep gas and GOM conventional shelf properties. Unlike other entities that are geographically diversified, the Debtors do not have the resources to effectively diversify their operations or benefit from the possible spreading of risks or offsetting of losses. The Debtors’ lack of diversification may:

•	subject the Debtors to numerous economic, competitive and regulatory developments, any or all of which may have an adverse impact upon the particular industry in which the Debtors operate; and

•	result in the Debtors’ dependency upon a single or limited number of hydrocarbon basins.

In addition, the geographic concentration of the Debtors’ properties in the GOM and the U.S. Gulf Coast means that some or all of the properties could be affected should the region experience:

•	severe weather, such as hurricanes and other adverse weather conditions;

•	delays or decreases in production, the availability of equipment, facilities or services;

•	delays or decreases in the availability of capacity to transport, gather or process production; and/or

•	changes in the regulatory environment such as the new guidelines recently issued by BOEM related to financial assurance requirements to cover decommissioning obligations for operations on the outer continental shelf.

High production rates generally result in recovery of a relatively higher percentage of reserves from properties in the GOM during the initial few years when compared to other regions in the United States. Typically, 50% of the reserves of properties in the GOM are depleted within three to four years with natural gas wells having a higher rate of depletion than oil wells. Due to high initial production rates, production of reserves from reservoirs in the GOM generally decline more rapidly than from other producing reservoirs. As a result of the concentration of the Debtors’ operations in the GOM, their reserve replacement needs from new prospects may be greater than those of other oil and gas companies with longer-life reserves in other producing areas. Also, the Debtors’ expected revenues and return on capital will depend on prices prevailing during these relatively short production periods. The Debtors need to generate revenues to fund ongoing capital commitments or repay debt may limit their ability to slow or shut-in production from producing wells during periods of low prices for oil and natural gas. Accordingly, if the level of production from these properties substantially declines, it could have a material adverse effect on the Debtors’ overall production level and their revenue.

In addition, the Debtors are particularly vulnerable to significant risk from hurricanes and tropical storms in the GOM. In past years, the Debtors have experienced shut-ins and losses of production due to the effects of hurricanes in the GOM. The Debtors are unable to predict what impact future hurricanes and tropical storms might have on their future results of operations and production. In accordance with industry practice, the Debtors maintain insurance against some, but not all, of these risks and losses.

Because all or a number of the Debtors’ properties could experience many of the same conditions at the same time, these conditions could have a relatively greater impact on the Debtors’ results of operations than they might have on other producers who have properties over a wider geographic area.

2.	Post-Effective Date Indebtedness

Following the Effective Date, in the event that the holders of Prepetition Banks Claims vote to reject the Plan, the Reorganized Debtors expect to have outstanding secured indebtedness of approximately $567 million, which includes amounts expected to be outstanding under the New Senior Secured Term Loans and the New Secured Notes. If the holders of Prepetition Banks Claims vote to accept the Plan, the Reorganized Debtors expect to have outstanding secured indebtedness in an amount not less than $225 million, the amount expected to be outstanding under the New Secured Notes, and increased by the amount borrowed by the Reorganized Debtors pursuant to the terms of the Amended Credit Agreement and the amount of any New Senior Secured Term Loans issued to Holders of Prepetition Banks Claims that reject the Plan. The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

D.	Factors Relating to Securities To Be Issued Under the Plan, Generally

1.	Market for Securities

The Debtors intend to seek listing of the New Common Stock on the NYSE or NASDAQ following the consummation of the Plan. No assurance can be given that the Debtors will be successful with such listing.

2.	Potential Dilution

The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the New Warrants and the Management Equity Incentive Program and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Stock issuable upon such conversion. The amount and dilutive effect of any of the foregoing could be material.

3.	Compliance with Terms of the New Secured Notes

The Plan provides that the Debtors will issue the New Secured Notes. The Debtors believe that they will have sufficient cash flow to make all required interest payments on the New Secured Notes. If the Debtors’ actual financial performance does not meet their cash flow projections, however, and if other sources of liquidity are not available, there is a risk that the Debtors might be unable to pay interest and principal payments on the New Secured Notes.

4.	Compliance with Terms of the Amended Credit Agreement or New Senior Secured Term Loans

The Plan provides that each holder of Allowed Prepetition Banks Claims will receive, in full and final satisfaction of such Allowed Prepetition Banks Claims, if Class 2 votes in favor of the Plan, (a) the Consenting Banks shall receive on account of the Prepetition Banks Claims held by such Consenting Banks, including obligations relating to issued but undrawn letters of credit under the Prepetition Credit Agreement, (i) their respective Pro Rata share of commitments, and obligations owing to such Holders with respect to outstanding loans, under the Amended Credit Agreement and (ii) their respective Pro Rata share of Prepetition Banks Cash as a partial repayment of such outstanding loans subject to re-borrowing pursuant to the terms of the Amended Credit Agreement and (b) the Holders of Prepetition Banks Claims other than the Consenting Banks shall receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the obligations owing to such Holders of Prepetition Banks Claims with respect to issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof. If Class 2 votes against the Plan, the Holders of Prepetition Banks Claims, including any Consenting Banks, shall each receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof. The Debtors believe that they will have sufficient cash flow to make all required interest payments on the Amended Credit Agreement or New Senior Secured Term Loans. If the Debtors’ actual financial performance does not meet their cash flow projections, however, and if other sources of liquidity are not available, there is a risk that the Debtors might be unable to pay interest and principal payments on the Amended Credit Agreement or New Senior Secured Term Loans.

E.	Risks Related to an Investment in the New Common Stock

1.	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock would rank below all debt claims against the Reorganized Debtors. As a result, holders of the New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

2.	Implied Valuation of New Common Stock Not Intended To Represent the Trading Value of the New Common Stock

The valuation of the Reorganized Debtors is not intended to represent the trading value of the New Common Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (4) other factors that generally influence the prices of securities. The actual market price of the New Common Stock is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Stock to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock in the public or private markets.

F.	Additional Factors

1.	Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	Debtors Have No Duty To Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.

Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Equity Interest should consult its own legal counsel and accountant as to legal, tax, and other matters concerning its Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Interests.

6.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Section XI hereof.

XIII.

VOTING PROCEDURES AND REQUIREMENTS

A.	Parties Entitled To Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code conclusively presumes the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan. Further, to avoid the cost of soliciting votes on a plan, impaired classes of claims and interests may be presumed to reject the plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of: (i) claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan; and (ii) interests as acceptance by interest holders in that class that hold at least two-thirds (2/3) in dollar amount of the interests that cast ballots for acceptance or rejection of the plan.

The Claims in the following Classes are Impaired under the Plan and entitled to vote to accept or reject the Plan:

•	Class 2 - Prepetition Banks Claims

•	Class 3 - Prepetition Notes Claims

Under the Plan the Holders of Stone Equity Interests in Class 5 are receiving 5% of the New Common Stock and New Warrants to purchase another 15% of the New Common Stock. Notwithstanding the foregoing, the Debtors have determined that soliciting the Holders of Stone Equity Interests in Class 5 as part of a prepackaged plan such as the Plan would be unduly expensive and time-consuming and could jeopardize the recoveries contemplated by the Restructuring Support Agreement, which the Debtors firmly believe maximizes the recoveries for all of the Debtors’ creditors and equityholders. To avoid the cost and time required to solicit votes from such equityholders, and the risks in connection therewith, the Debtors have presumed that the Holders of Stone Equity Interests in Class 5 will reject the Plan and are therefore not entitled to vote to accept or reject the Plan. The Debtors believe that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code and may be confirmed notwithstanding the presumed rejection by the Stone Equity Interests in Class 5.

B.	Voting Deadline

Before voting to accept or reject the Plan, each holder of an Allowed Prepetition Banks Claim or Allowed Prepetition Notes Claim (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

Ballots will be provided for holders of Voting Claims as of the Voting Record Date (i.e., November 9, 2016) to vote to accept or reject the Plan. Only Classes 2 and 3 are entitled to vote on the Plan.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballots. The Debtors have engaged Epiq Bankruptcy Solutions, LLC as their voting agent (the “Voting Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.

FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., PREVAILING CENTRAL TIME, ON DECEMBER 16, 2016, UNLESS EXTENDED BY THE DEBTORS WITH THE CONSENT OF THE REQUIRED CONSENTING NOTEHOLDERS. IF YOU HOLD YOUR CLAIMS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR VOTING INSTRUCTIONS. UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE, OR YOUR VOTE WILL NOT BE COUNTED.

Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted. Ballots must be returned by the Voting Deadline with an original signed copy to:

By First Class Mail, Overnight Courier or Personal Delivery:

EPIQ CORPORATE RESTRUCTURING

777 THIRD AVENUE, 12TH FLOOR

NEW YORK, NY 10017

ATTN: STONE PROCESSING

TELEPHONE: (646) 282-2500 OR (866) 734-9393

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN DECEMBER 16, 2016 AT 5:00 P.M. (PREVAILING CENTRAL TIME). ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED. THE DEBTORS, IN CONSULTATION WITH THE REQUIRED CONSENTING NOTEHOLDERS, MAY REQUEST THAT THE VOTING AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS. THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN. AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

C.	Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to record holders of the Prepetition Banks Claims and Prepetition Notes Claims. Record holders of Prepetition Banks Claims and Prepetition Notes Claims may include brokers, dealers, commercial banks, trust companies, or other agent nominees (“Nominees”). If such entities do not hold Prepetition Banks Claims or Prepetition Notes Claims for their own account, they must provide copies of the Solicitation Package to their customers that are the Eligible Holders thereof as of the Voting Record Date. Any Eligible Holder of Prepetition Banks Claims and Prepetition Notes Claims who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent. The Indenture Trustee will not vote on behalf of its respective holders. Each Eligible Holder of the Prepetition Banks Claims and Prepetition Notes Claims must submit its own Ballot.

Holders of Prepetition Banks Claims and Prepetition Notes Claims should provide all of the information requested by the Ballot. Holders of Prepetition Banks Claims and Prepetition Notes Claims should complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot either to the Voting Agent or their Nominee, as applicable.

1.	Beneficial Holders

An Eligible Holder who holds Prepetition Notes Claims as a record holder in its own name should vote on the Plan by completing and signing a Ballot (a “Beneficial Holder Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

An Eligible Holder holding Prepetition Notes Claims in “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Eligible Holder’s Nominee):

•	Complete and sign the enclosed Beneficial Holder Ballot. Return the Beneficial Holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

•	Complete and sign the pre-validated Beneficial Holder Ballot (as described below) provided to you by your Nominee. Return the pre-validated Beneficial Holder Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Holder Ballot returned to a Nominee by an Eligible Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Voting Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such Eligible Holder.

If any Eligible Holder owns Prepetition Notes Claims through more than one Nominee, such Eligible Holder may receive multiple mailings containing the Beneficial Holder Ballots. The Eligible Holder should execute a separate Beneficial Holder Ballot for each block Prepetition Notes Claims that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith. Eligible Holders who execute multiple Beneficial Holder Ballots with respect to Prepetition Notes Claims in a single class held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Prepetition Notes Claims so held and voted.

2.	Nominees

A Nominee that, on the Voting Record Date, is the record holder of Prepetition Notes Claims for one or more Eligible Holders can obtain the votes of the Eligible Holders of such Prepetition Notes Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)	Pre-Validated Ballots

The Nominee may “pre-validate” a Beneficial Holder Ballot by (i) signing the Beneficial Holder Ballot and indicating on the Beneficial Holder Ballot the name of the Nominee and DTC Participant Number, (ii) the amount and the account number of Prepetition Notes Claims held by the Nominee for the Eligible Holder, and (iii) forwarding such Beneficial Holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the Eligible Holder for voting. The Eligible Holder must then complete the information requested in Item 2, Item 3, and Item 4 of the Beneficial Holder Ballot, and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. A list of the Eligible Holders to whom “pre-validated” Beneficial Holder Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

(b)	Master Ballots

If the Nominee elects not to pre-validate Beneficial Holder Ballots, the Nominee may obtain the votes of Eligible Holders by forwarding to the Eligible Holders the unsigned Beneficial Holder Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Eligible Holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee. After collecting the Beneficial Holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting

Deadline. All Beneficial Holder Ballots returned by Eligible Holders should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

Tabulation of Pre-Validated Ballots and Master Ballots:

(i)	Votes cast by a Beneficial Holder on a pre-validated ballot or on a Master Ballot through a Nominee will be applied against the positions held by such entities in the applicable security as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a Nominee, pursuant to the master ballots or pre-validated beneficial ballots, will not be counted in excess of the amount of such securities held by such Nominee;

(ii)	To the extent that conflicting votes or “overvotes” are submitted by a Nominee, the Voting Agent, in good faith, will attempt to reconcile discrepancies with the Nominee;

(iii)	To the extent that any overvotes are not reconcilable prior to the preparation of the vote certification, the Voting Agent will apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballots or pre-validated beneficial ballots that contained the overvote, but only to the extent of the Nominee’s position in the applicable security;

(iv)	For the purposes of tabulating votes with respect to Prepetition Notes Claims, each Beneficial Holder will be deemed to have voted the principal amount relating to such security, although the Voting Agent may adjust such principal amount to reflect the applicable claim amount, including prepetition interest;

(v)	A single Nominee may complete and deliver to the Voting Agent multiple Master Ballots. Votes reflected on multiple Master Ballots shall be counted except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the last properly completed Master Ballot received prior to the Voting Deadline shall, to the extent of such inconsistency, supersede any prior Master Ballot.

3.	Miscellaneous

All Ballots must be signed by the holder of record of the Prepetition Banks Claim or Prepetition Notes Claim, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the Prepetition Banks Claim or Prepetition Notes Claim, as applicable, on such date. If you return more than one Ballot voting different Prepetition Banks Claims or Prepetition Notes Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot (other than a Master Ballot) that attempts to partially accept and partially reject the Plan will likewise not be counted. If you cast more than one Ballot voting the same Claim(s) before the Voting Deadline, the last valid Ballot received on or before the Voting Deadline will be deemed to reflect your intent, and thus, to supersede any prior Ballot. If you cast Ballots received by the Voting Agent on the same day, but which are voted inconsistently, such Ballots will not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Voting Record Date and the Petition Date including, without limitation, interest.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline, together with any other documents required by such Ballot, the Debtors may, in consultation with the Required Consenting Noteholders, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

The Plan Supplement, once Filed, will be made available for review on the website of the Voting Agent at http://dm.epiq11.com/StoneEnergy. The Debtors reserve the right, with the consent of the Required Consenting Noteholders, to modify, amend, supplement, restate or withdraw the Plan Supplement after it is Filed. The Debtors will File and make available on the Voting Agent’s website site any modified, amended, supplemented or restated Plan Supplement as promptly as possible.

4.	Fiduciaries and Other Representatives

If a Beneficial Holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Beneficial Holder Ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN CONSULTATION WITH THE REQUIRED CONSENTING NOTEHOLDERS, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

5.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Article X therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement or the Restructuring Term Sheet.

6.	Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in consultation with the Required Consenting

Noteholders, which determination will be final and binding. The Debtors reserve the right, in consultation with the Required Consenting Noteholders, to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights, in consultation with the Required Consenting Noteholders, to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, in consultation with the Required Consenting Noteholders, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors, in consultation with the Required Consenting Noteholders, (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

XIV.

CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

Within two (2) days of the Petition Date, the Debtors will seek an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (i) the adequacy of the Disclosure Statement and the Solicitation in connection therewith and (ii) confirmation of the Plan. The Debtors anticipate that notice of these hearings will be published and mailed to all known holders of Claims and Interests at least twenty-eight (28) days before the date by which objections must be filed with the Bankruptcy Court.

B.	Requirements for Confirmation of the Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)	General Requirements.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)

any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)	the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)	with respect to each Class of Claims or Interests, each Holder of an impaired Claim or impaired Equity Interest has either accepted the Plan or will receive or retain under the Plan, on account of such Holder’s Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)	except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)	except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims and priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

(ix)	at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)	all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all Holders of Impaired Claims and Interests will receive property with a value not less than the value such Holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to Holders of Impaired Claims and Interests and (ii) the Liquidation Analysis attached hereto as Exhibit D.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit D is solely for the purpose of disclosing to Holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that the Bankruptcy Court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)	Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections set forth in Section VIII hereof. Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Moreover, Section XII hereof sets forth certain risk factors that could impact the feasibility of the Plan.

(d)	Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.	Additional Requirements for Non-Consensual Confirmation

As to Class 2 and Class 3, should either or both of such Classes vote to reject the Plan, and as to Class 5, which is presumed to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class that rejects or is presumed to reject the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(a)	Unfair Discrimination Test

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test. Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

(b)	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

(i)	Secured Creditors

The Bankruptcy Code provides that each holder of an impaired secured claim either (i) retains its liens on the property to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale, or (iii) receives the “indubitable equivalent” of its allowed secured claim.

Class 1, Other Secured Claims, is Unimpaired. The legal, equitable and contractual rights of the Holders of Other Secured Claims will not be altered by the Plan. Except to the extent a Holder of an Allowed Other Secured Claim has been paid by the Debtors prior to the Effective Date or the Holder of an Allowed Other Secured Claim, the Required Consenting Noteholders, and the Debtors agree to less favorable treatment of such Claim, each Holder of an Allowed Other Secured Claim (including any Claim for postpetition interest accrued until the Effective Date at the non-default rate provided in the applicable contract or, if there is no contract, then at the Federal Judgment Rate, to the extent permissible under Bankruptcy Code section 506(a)) shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Other Secured Claim, in the discretion of the Debtors (subject to the consent of the Required Consenting Noteholders), one of the following alternative treatments:

(i)	payment of the Allowed Class 1 Claim in full in Cash on the later of the Distribution Date or as soon as practicable after a particular Claim becomes Allowed;

(ii)	delivery to the Holder of the Allowed Class 1 Claim of the collateral securing such Allowed Class 1 Claim;

(iii)	such other treatment as may be agreed to by the applicable Debtor, the Required Consenting Noteholders, and the Holder; or

(iv)	the Holder shall retain its Lien on such property and such Allowed Class 1 Claim shall be Reinstated pursuant to section 1124(2) of the Bankruptcy Code.

Class 2 consists of all Prepetition Banks Claims. If Class 2 votes in favor of the Plan, (a) the Consenting Banks shall receive on account of the Prepetition Banks Claims held by such Consenting Banks, including obligations relating to issued but undrawn letters of credit under the Prepetition Credit Agreement, (i) their respective Pro Rata share of commitments, and obligations owing to such Holders with respect to outstanding loans, under the Amended Credit Agreement and (ii) their respective Pro Rata share of Prepetition Banks Cash as a partial repayment of such outstanding loans subject to re-borrowing pursuant to the terms of the Amended Credit Agreement and (b) the Holders of Prepetition Banks Claims other than the Consenting Banks shall receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the obligations owing to such Holders of Prepetition Banks Claims with respect to issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof. If Class 2 votes against the Plan, the Holders of Prepetition Banks Claims, including any Consenting Banks, shall each receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof.

In the event that Class 2 does not vote in favor the Plan, the Debtors will seek to confirm the Plan under Section 1129(b) of the Bankruptcy Code with respect to the Prepetition Banks Claims in Class 2. Section 1129(b)(2)(A) of the Bankruptcy Code requires that for a plan to be “fair and equitable” to a non-accepting class of secured claims, either the plan provides that (a) the class will retain its security interest to the extent of the allowed amount of its claim and receive deferred cash payments with a present value of at least the value of its interest in the collateral securing its claim; (b) the sale of any property that is subject to the liens securing the secured claims be free and clear of such liens, with such liens attaching to the proceeds of sale; or (c) the class of secured claims will realize the “indubitable equivalent” of such claims. The New Senior Secured Term Loans will provide the holders of Prepetition Banks Claims with terms reflecting the outstanding amount of the Prepetition Banks Claims and allow the Holders of such Claims to retain their security interest to the extent of the Allowed amount of such Claims and will provide each Holder of a Prepetition Banks Claim in Class 2 the “indubitable equivalent” of its Allowed Secured Claim.

Accordingly, the Plan meets the “fair and equitable” test with respect to secured creditors, including the Holders of Prepetition Banks Claims.

(ii)	Unsecured Creditors

The Bankruptcy Code provides that either (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization.

Class 3 consists of all Prepetition Notes Claims. Holders of Prepetition Notes Claims shall receive their respective Pro Rata share of (i) the Prepetition Notes Cash, (ii) 85% of the net cash proceeds received by the Debtors from the Appalachia Sale in excess of $350 million, if any, (iii) the New Secured Notes, and (iv) the number of shares of New Common Stock constituting ninety-five (95%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants. Pursuant to the Restructuring Support Agreement, Holders of approximately 85.4% in outstanding principal amount of the Prepetition Notes Claims agreed to vote in favor of the Plan.

The General Unsecured Claims in Class 4 are Unimpaired and except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim, whichever is later, each Holder of a General Unsecured Claim shall be paid in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired; provided, however, that no Holder of a General Unsecured Claim shall receive any distribution for any Claim which has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

Accordingly, the “fair and equitable” test need not be met with respect to unsecured creditors because (i) Class 3 is expected to vote in favor of the Plan and (ii) Class 4 is Unimpaired by the Plan and is conclusively presumed to accept the Plan.

(iii)	Stone Equity Interests

With respect to a class of equity interests, the Bankruptcy Code requires that either (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of equity interests that are junior to any dissenting class of equity interests will not receive any property under the plan of reorganization.

Class 5 Stone Equity Interests are Impaired, are not being solicited and are presumed to have rejected the Plan. On the Effective Date, all Class 5 Equity Interests shall be canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise. On or as soon as practicable after the Effective Date, each Holder of Old Common Stock, or other Stone Equity Interests that were exercised or exchanged for Old Common Stock in accordance with their terms prior to the Voting Record Date, that did not submit a valid Release Opt-Out by the Release Opt-Out Deadline shall receive its Pro Rata share of the number of shares of the New Common Stock constituting five percent (5%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants and its Pro Rata share of the New Warrants in satisfaction of its Class 5 Equity Interests. Each Holder of Stone Equity Interests that submits a valid Release Opt-Out by the Release Opt-Out Deadline shall receive no distribution on account of such Stone Equity Interests held by such Holder, and all shares of New Common Stock and New Warrants that would have been otherwise distributed to such Holders of Stone Equity Interests shall be distributed, Pro Rata, to those Holders of Stone Equity Interests that did not submit a valid Release Opt-Out.

Class 5 Stone Equity Interests are not being solicited and are presumed to have rejected the Plan. As such, the Debtors will seek to confirm the Plan under section 1129(b) of the Bankruptcy Code with respect to Class 5 Equity Interests. Section 1129(b)(2)(C) requires that for a plan to be “fair and equitable” to a non-accepting class of equity interests either (a) the plan provides that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property. The Plan does not provide for the receipt or retention of any property by any holder of any interest junior to the Equity Interests.

Accordingly, the Plan meets the “fair and equitable” test with respect to the Class 5 Stone Equity Interests.

XV.

ALTERNATIVES TO CONFIRMATION AND

CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale of All or Substantially All Assets Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell all or substantially all their assets (in addition to the Appalachia Sale) under section 363 of the Bankruptcy Code. Holders of Claims in Classes 1 and 2 would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property. In addition, the security interests in the Debtors’ assets held by holders of Claims in Classes 1 and 2 would attach to the proceeds of any sale of the Debtors’ assets. After these Claims are satisfied, the remaining funds could be used to pay holders of Claims and Interests in Classes 3, 4, and 5. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of all or substantially all of their assets (in addition to the Appalachia Sale) under section 363 of the Bankruptcy Code would yield a higher recovery for holders of Claims and Interests than the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit D.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan and no distribution to equityholders because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XVI.

CONCLUSION AND RECOMMENDATION

The Debtors and the Consenting Noteholders believe the Plan is in the best interests of all stakeholders and urge the Holders of Claims in Classes 2 and 3 to vote in favor thereof.

Dated:	November 17, 2016
Lafayette, Louisiana

Stone Energy Corporation and each of its Debtor Affiliates

By:	/s/ Kenneth H. Beer
Kenneth H. Beer
Executive Vice President and Chief Financial Officer

Exhibit A

Plan

UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

-----------------------------------------------------------	x
In re:	:	Chapter 11
:
STONE ENERGY CORPORATION, et al.,	:	Case No. 16- ( )
:
Debtors.[7]	:	Joint Administration Requested
-----------------------------------------------------------	x

JOINT PREPACKAGED PLAN OF REORGANIZATION OF STONE ENERGY CORPORATION AND

ITS DEBTOR AFFILIATES

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

LATHAM & WATKINS LLP Michael E. Dillard 811 Main Street, Suite 3700 Houston, TX 77002 Telephone: (713) 546-7414 Facsimile (713) 546-5401

LATHAM & WATKINS LLP

David S. Heller

Josef S. Athanas

Caroline A. Reckler

Matthew L. Warren

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Telephone: (312) 876-7700

Facsimile: (312) 993-9767

Dated: November 17, 2016

[7]	The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are: Stone Energy Corporation (5413); Stone Energy Holding, L.L.C. (3151); and Stone Energy Offshore, L.L.C. (8062). The above-captioned Debtors’ mailing address is 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	11
C.	Computation of Time	12
D.	Governing Law	12
E.	Reference to Monetary Figures	12
F.	Reference to the Debtors or the Reorganized Debtors	12

ARTICLE II. ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS AND INTERCOMPANY CLAIMS		12
A.	Administrative Claims	13
B.	Priority Tax Claims	13
C.	Other Priority Claim	13
D.	Intercompany Claims	14
E.	Intercompany Interests	14
F.	Statutory Fees	14

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		14
A.	Introduction	14
B.	Summary of Classification	14
C.	Treatment of Claims and Interests	15
D.	Special Provision Governing Unimpaired Claims	17
E.	Discharge of Claims	17

ARTICLE IV. ACCEPTANCE REQUIREMENTS		17
A.	Acceptance or Rejection of this Plan	17
B.	Confirmation of This Plan Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	18
C.	Controversy Concerning Impairment	18

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		18
A.	Transactions Effective as of the Effective Date	18
B.	New Debt Documents	18
C.	Appalachia Sale	18
D.	Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors	18
E.	Issuance of New Securities	19
F.	Stockholders Agreement	19
G.	Listing of New Securities and Transfer Restrictions	19
H.	Cancellation of Securities and Agreements	19
I.	Section 1145 Exemption	20
J.	Corporate Existence	20
K.	Amended Organizational Documents	20
L.	Vesting of Assets in the Reorganized Debtors	20
M.	Directors and Officers of the Debtors and the Reorganized Debtors	20
N.	Management Equity Incentive Program	21
O.	Effectuating Documents; Further Transactions	21
P.	Exemption from Certain Taxes and Fees	21
Q.	Employee and Retiree Benefits	21
R.	Preservation of Rights of Action	21

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		22
A.	Assumption of Executory Contracts and Unexpired Leases	22
B.	Assumption of Indemnification Provisions	22
C.	Assumption of Employment and Severance Agreements	22

(i)

D.	Assumption of the D&O Insurance Policies and Fiduciary Liability Insurance Policies	23
E.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	23
F.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	23
G.	Rejection Damages Claims	23
H.	Contracts and Leases Entered Into After the Petition Date	23
I.	Intercompany Contracts and Leases	24
J.	Modifications, Amendments, Supplements, Restatements or Other Agreements	24
K.	Reservation of Rights	24
L.	Nonoccurrence of Effective Date	24

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		24
A.	Timing and Calculation of Amounts To Be Distributed; Entitlement to Distributions	24
B.	Disbursing Agent	25
C.	Rights and Powers of Disbursing Agent	25
D.	Distributions on Account of Claims or Equity Interests Allowed After the Effective Date	25
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	26
F.	Compliance with Tax Requirements/Allocations	26
G.	Surrender of Canceled Instruments or Securities	27
H.	Claims Paid or Payable by Third Parties	27

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS		27
A.	Allowance of Claims and Equity Interests	27
B.	Prosecution of Objections to Claims and Equity Interests	28
C.	Procedures Regarding Disputed Claims or Disputed Equity Interests	28
D.	Distributions After Allowance	29

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		29
A.	Conditions Precedent to Confirmation	29
B.	Conditions Precedent to the Effective Date	29
C.	Waiver of Conditions	30
D.	Effect of Nonoccurrence of Conditions	30

ARTICLE X. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		30
A.	Compromise and Settlement of Claims, Interests and Controversies	30
B.	Releases by the Debtors	31
C.	Releases by Holders of Claims and Interests	31
D.	Exculpation	32
E.	Discharge of Claims and Termination of Interests	32
F.	Injunction	32
G.	Setoffs	32
H.	Release of Liens	33
I.	Recoupment	33

ARTICLE XI. BINDING NATURE OF PLAN		33

ARTICLE XII. RETENTION OF JURISDICTION		33

ARTICLE XIII. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		35
A.	Modifications and Amendments	35
B.	Effect of Confirmation on Modifications	35
C.	Revocation or Withdrawal of the Plan	35
D.	Substantial Consummation of the Plan	36

(ii)

ARTICLE XIV. MISCELLANEOUS PROVISIONS		36
A.	Successors and Assigns	36
B.	Reservation of Rights	36
C.	Further Assurances	36
D.	Payment of Fees and Expenses	36
E.	Service of Documents	36
F.	Dissolution of Committee	37
G.	Nonseverability of Plan Provisions	37
H.	Return of Security Deposits	38
I.	Term of Injunctions or Stays	38
J.	Entire Agreement	38
K.	Exhibits	38
L.	Votes Solicited in Good Faith	38
M.	Closing of Chapter 11 Cases	38
N.	Conflicts	38
O.	Filing of Additional Documents	39
P.	Tax Reporting and Compliance	39

(iii)

SCHEDULES

SCHEDULE 1     The Debtors

(i)

INTRODUCTION

Stone Energy Corporation and certain of its affiliates and subsidiaries in the above-captioned Chapter 11 Cases respectfully propose the following joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article II hereof.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND

GOVERNING LAW

A.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1. “Accrued Professional Compensation” means, at any given moment, all accrued, contingent and/or unpaid fees and expenses (including, without limitation, success fees) for legal, financial advisory, accounting and other services and reimbursement of expenses that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code before the Effective Date by any retained Professional in the Chapter 11 Cases, or that are awardable and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been Filed for any such amount). To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

2. “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of the Judicial Code; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases Allowed pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; and (e) the Plan Supporters’ Advisors Fees.

3. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

4. “Allowed” means with reference to any Claim or Interest: (a) any Claim or Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the Effective Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Interest expressly deemed Allowed by the Plan.

5. “Amended Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of the Effective Date with the terms and conditions identified in the Plan Supplement to be entered into, solely in the event that Class 2 votes to accept this Plan, among Stone, as borrower, the Consenting Banks, Bank of America, N.A., as Prepetition Administrative Agent and issuing bank, Wells Fargo Bank, National Association, Natixis, The Bank of Nova Scotia, Capital One, N.A., and Toronto Dominion (New York) LLC, as co-syndication agents, Regions Bank and U.S. Bank, National Association, as co-documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and bookrunner, as such agreement may be amended from time to time,

(1)

providing for a $500 million (in the event that 100% of the Holders of Prepetition Banks Claims accept the Plan) revolving credit facility, with (a) a maturity date that is four (4) years from the Effective Date, (b) a letter of credit sub-facility, (c) an interest rate equal to the interest rate under the Prepetition Credit Agreement plus 100 basis points, (d) total leverage covenants of 3.75x for the first quarter of 2017 through the second quarter of 2018, 4.50x for the third quarter of 2018 through the first quarter of 2019, 5.00x for the second quarter of 2019 through the fourth quarter of 2019, 4.50x for the first quarter of 2020 through the second quarter of 2020, 4.00x for the third quarter of 2020 through the first quarter of 2021 and 3.75x for the second quarter of 2021 through the maturity date, (e) a borrowing base of $235 million which shall be subject to an initial redetermination in the second quarter of 2018 and thereafter consistent with the time periods set forth in the Prepetition Credit Agreement, and (f) provides for a $75 million escrow on the Effective Date related to projected 2017 non-economic plugging and abandonment expenditures, reduced by the amount for which the Debtors have surety bond cash collateral, and such escrow shall be reduced dollar for dollar for any payments made by the Debtors related to any plugging and abandonment related liabilities.

6. “Amended Organizational Documents” means the amended and restated certificate of incorporation and by-laws or other applicable organizational documents of the Reorganized Debtors in substantially the form Filed with the Plan Supplement, which documents shall be acceptable to the Required Consenting Noteholders in their sole discretion.

7. “Appalachia Sale” means the sale by the Debtors of substantially all of their assets located in the Marcellus and Utica shales in Appalachia pursuant to the Appalachia Sale Agreement.

8. “Appalachia Sale Agreement” means (a) the Purchase and Sale Agreement by and between Stone and TH Exploration III, LLC dated October 20, 2016, as amended, modified or supplemented from time to time in a manner acceptable to the Required Consenting Noteholders in their sole discretion, pursuant to which Stone seeks to consummate the Appalachia Sale, or (b) such other higher or otherwise better purchase and sale agreement executed by Stone following a marketing process and auction for substantially all of the Debtors’ assets located in the Marcellus and Utica shales in Appalachia to the extent required by order of the Bankruptcy Court, which other purchase and sale agreement shall be acceptable to the Required Consenting Noteholders.

9. “Appalachia Purchaser” means the purchaser under the Appalachia Sale Agreement.

10. “Applicable Treasury Rate” means the yield to maturity of United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the end of the applicable interest period under the New Senior Secured Term Loans (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) with a maturity most nearly equal to the period from the end of such applicable interest period to the maturity date of the New Senior Secured Term Loans; provided, that, if no published maturity exactly corresponds with such period, then the Applicable Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities.

11. “Avoidance Actions” means any and all claims and Causes of Action which any of the Debtors, the Debtors in Possession, the Estates, or other appropriate party in interest has asserted or may assert under sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

12. “Balloting Agent” means Epiq Bankruptcy Solutions, LLC.

13. “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received by the Balloting Agent on or before the Voting Deadline.

14. “Bankruptcy Code” means Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532, as applicable to the Chapter 11 Cases.

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15. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the Order of the United States District Court for the Southern District of Texas pursuant to section 157(a) of the Judicial Code, the United States District Court for the Southern District of Texas.

16. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated by the United States Supreme Court under 28 U.S.C. § 2075 and the general, local and chambers rules of the Bankruptcy Court, as each may be amended from time to time.

17. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

18. “Cash” means the legal tender of the United States of America or the equivalent thereof.

19. “Causes of Action” means all actions, causes of action (including Avoidance Actions), Claims, liabilities, obligations, rights, suits, debts, dues, sums of money, damages, reckonings, rights to legal remedies, rights to equitable remedies, rights to payment and claims, controversies, covenants, promises, judgments, remedies, demands, setoffs, defenses, recoupments, cross claims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date and also includes, without limitation: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

20. “Certificate” means any instrument evidencing an extinguished Claim or Interest.

21. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

22. “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

23. “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code.

24. “Class 5 Notice of Non-Voting Status” means the notice of non-voting status to be sent to all Holders of Class 5 Equity Interests.

25. “Committee” means any official committee of unsecured creditors (and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as such committee may be reconstituted from time to time.

26. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article XI.A hereof having been: (a) satisfied; or (b) waived pursuant to Article IX.C hereof.

27. “Confirmation Date” means the date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

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28. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation, as such hearing may be adjourned or continued from time to time in consultation with the Required Consenting Noteholders.

29. “Confirmation Order” means the order or orders of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order or orders shall be satisfactory to the Required Consenting Noteholders and the Debtors.

30. “Consenting Banks” means the Banks that voted in favor of this Plan.

31. “Consenting Noteholders” means the Noteholders that are signatories to the Restructuring Support Agreement.

32. “Consummation” means the occurrence of the Effective Date.

33. “Cure Claim” means a Claim based upon a monetary default, if any, by any Debtor on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

34. “D&O Insurance Policies” means the insurance policies (including runoff endorsements extending coverage for current or former directors, managers and officers of the Debtors for a six-year period after the Effective Date) for directors’, managers’ and officers’ liability maintained by the Debtors and listed on Schedule B to the Restructuring Term Sheet or purchased on or before the Effective Date with the consent of the Required Consenting Noteholders.

35. “Debtor” or “Debtor in Possession” means one of the Persons listed on Schedule 1 hereto, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases under sections 1107 and 1108 of the Bankruptcy Code.

36. “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities chosen by the Reorganized Debtors in their sole discretion to make or facilitate distributions pursuant to the Plan.

37. “Disclosure Statement” means the Proposed Disclosure Statement for Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated November 17, 2016, as the same may be amended, supplemented or modified from time to time with the consent of the Required Consenting Noteholders, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, Bankruptcy Rules and any other applicable law.

38. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

39. “Distribution Date” means the date selected in consultation with the Required Consenting Noteholders that is as soon as practicable after the Effective Date, but no later than ten (10) days after the Effective Date.

40. “Effective Date” means the date on which the Confirmation Order becomes a Final Order; provided, however, all of the conditions specified in Article IX.B hereof have been satisfied or waived pursuant to Article IX.C hereof.

41. “Employment Agreements” means such employment agreements as shall be set forth in the Plan Supplement and acceptable to the Required Consenting Noteholders in their sole discretion.

42. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

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43. “Equity Interest” means: (i) any Old Common Stock, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately before the Effective Date; (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing in any of the Debtors and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and put rights; and (4) stock-appreciation rights; and (iii) any Claim against any Debtor subordinated pursuant to section 510(b) of the Bankruptcy Code, in each case as in existence immediately prior to the Effective Date; provided, however, that Equity Interest does not include any Intercompany Interest.

44. “Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

45. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

46. “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to or arising out of the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of New Common Stock or the distribution of property under the Plan or any other agreement; provided, however, that Exculpated Claims shall not include any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, criminal conduct or fraud.

47. “Exculpated Party” means each of: (a) the Debtors, the Reorganized Debtors and their Affiliates, (b) solely in the event Class 2 votes in favor of the Plan, the Prepetition Administrative Agent and the Consenting Banks, each in their capacity as such, (c) the Indenture Trustee, the Noteholders, and the members of the Noteholder Committee, each in their capacity as such, (d) the Committee, if any and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entities’ current or former subsidiaries, affiliates, managed accounts or funds, officers, directors, managers, managing members, principals, partners, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other Professionals, in their capacity as such.

48. “Exculpation” means the exculpation provision set forth in VI.I.4 hereof.

49. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

50. “Federal Judgment Rate” means the federal judgment rate, which rate was in effect as of the Petition Date.

51. “Fee Claim” means a Claim for Accrued Professional Compensation.

52. “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or other court of competent jurisdiction in the Chapter 11 Cases.

53. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice, or as to which an appeal or motion for reargument or rehearing is pending, but no stay of the order is in effect.

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54. “General Unsecured Claim” means any unsecured Claim against any of the Debtors that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Fee Claim, an Intercompany Claim or a Prepetition Notes Claim.

55. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

56. “Holder” means any Person or Entity holding a Claim or an Interest.

57. “Impaired” means any Claim or Interest in an Impaired Class.

58. “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.

59. “Indemnification Provision” means each of the indemnification provisions currently in place, whether in the bylaws, certificates of incorporation or other formation documents in the case of a limited liability company, board resolutions or employment or service contracts, for the current directors, managers, managing members, officers, members (including any ex officio members) and employees of the Debtors, including, but not limited to, those set forth on Schedule B to the Restructuring Term Sheet, as may be amended pursuant to the Restructuring Support Agreement, and such amended documents shall be included in the Plan Supplement.

60. “Indemnified Parties” means, each of the Debtors’ respective officers, directors, managers, managing members and employees that served in any such capacity on or after the Petition Date, each in their respective capacities as such before or after the Petition Date.

61. “Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee, in its capacity as indenture trustee under the Prepetition Indentures or any such successor indenture trustee(s).

62. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

63. “Intercompany Interest” means an Equity Security in a Debtor held by another Debtor.

64. “Interests” means, collectively, Equity Interests and Intercompany Interests.

65. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

66. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

67. “Management Equity Incentive Program” means the management equity incentive program to be established promptly after the Effective Date by Reorganized Stone which shall provide for the grant of up to 10% of the New Common Stock (or warrants or options to purchase New Common Stock or other equity-linked interests) on a fully diluted basis to certain members of management, the specific form, allocation and terms of which shall be determined by the Reorganized Stone Board (or a committee thereof).

68. “New Affiliate Boards” means the boards of directors or managers of the Reorganized Debtors other than Reorganized Stone as initially comprised as set forth in this Plan and as comprised thereafter in accordance with the Amended Organizational Documents.

69. “New Boards” means the Reorganized Stone Board and the New Affiliate Boards.

70. “New Common Stock” means the shares of common stock of Reorganized Stone authorized to be issued pursuant to this Plan and the Amended Organizational Documents, which common stock shall be subject to dilution for the Management Equity Incentive Program, the New Warrants and any New Common Stock issued by Reorganized Stone subsequent to the Effective Date.

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71. “New Indenture” means the New Indenture governing the New Secured Notes to be entered into between Reorganized Stone and the New Indenture Trustee on the Effective Date, substantially in the form Filed with the Plan Supplement, which New Indenture shall be acceptable to the Required Consenting Noteholders in their sole discretion.

72. “New Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee, in its capacity as indenture trustee under the New Indenture.

73. “New Secured Notes” means the $225 million of 7.5% secured notes due 2022 to be issued under the New Indenture and secured by a second-priority security interest in the Prepetition Collateral, subject only to the first-priority security interest securing any New Senior Secured Term Loans issued pursuant to this Plan and the obligations under the Amended Credit Agreement and any refinancing or replacement thereof (and other customary permitted liens), and to be structured such that the “applicable high yield discount obligation” rules under the Internal Revenue Code shall not apply.

74. “New Securities” means, collectively, (a) the New Common Stock and (b) the New Warrants.

75. “New Senior Secured Term Loans” means senior secured term loans with first-priority liens on the Prepetition Collateral (pari passu with any liens securing any obligations under the Amended Credit Agreement, if any), which term loans (a) mature five years after the Effective Date, (b) bear interest at the Applicable Treasury Rate plus 2.0% per annum, (c) have no principal payments due until the maturity date, (d) may be repaid at any time at par at the election of the Reorganized Debtors, (e) are guaranteed by Stone Offshore, (f) are not subject to any borrowing base and (g) shall be subject to a quarterly first-lien asset coverage ratio requirement of 1.30:1.00 (with assets calculated based on PV-10 of total proven reserves at strip pricing plus all cash on the balance sheet of the Reorganized Debtors).

76. “New Warrant Agent” means the warrant agent to be identified in the New Warrant Agreement.

77. “New Warrant Agreement” means the New Warrant Agreement governing the New Warrants to be entered into between Reorganized Stone and the New Warrant Agent on the Effective Date, substantially in the form Filed with the Plan Supplement, which New Warrant Agreement shall provide that the New Warrants have an exercise price equal to a total equity value of the Reorganized Debtors that implies a 100% recovery of outstanding principal to Noteholders plus accrued interest through the Effective Date less the face amount of the New Secured Notes and the Prepetition Notes Cash, may be exercised any time prior to the fourth anniversary of the Effective Date, shall contain customary arithmetic anti-dilution protections (against stock splits, stock dividends and similar events) and shall have such other terms that are acceptable to the Required Consenting Noteholders in their sole discretion.

78. “New Warrants” means warrants exercisable into 15% of the New Common Stock, which shall have the terms and conditions set forth in the New Warrant Agreement, subject to dilution solely for the Management Equity Incentive Program and any other issuances of New Common Stock after the Effective Date.

79. “Noteholders” means the Holders of the Prepetition Notes.

80. “Noteholder Committee” means the ad hoc committee of Noteholders.

81. “Old Common Stock” means the shares of common stock issued by Stone and outstanding as of the Voting Record Date.

82. “Ordinary Course Professionals Order” means any order of the Bankruptcy Court permitting the Debtors to retain certain professionals in the ordinary course of their businesses.

83. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim.

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84. “Other Secured Claim” means any Secured Claim that is not a Prepetition Banks Claim.

85. “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

86. “Petition Date” means the date on which the Debtors File their petitions for relief commencing the Chapter 11 Cases.

87. “Plan” means this Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated November 17, 2016, as the same may be amended, supplemented or modified from time to time with the consent of the Required Consenting Noteholders, including, without limitation, any exhibits hereto, which are incorporated herein by reference.

88. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed on notice to parties-in-interest, including, but not limited to, the following: (i) the amended and restated certificate of incorporation and amended and restated by-laws of Reorganized Stone, (ii) the Amended Credit Agreement (if any); (iii) the New Indenture, (iv) the New Warrant Agreement, (v) the identity of the members of the Reorganized Stone Board, (vi) the Schedule of Rejected Executory Contracts and Unexpired Leases, (vii) the Registration Rights Agreement, (viii) the Stockholders Agreement (if any) or a notice that the Required Consenting Noteholders determined that a Stockholders Agreement would not be required, (ix) amendments or modifications (if any) to Schedule B to the Restructuring Term Sheet; and (x) a schedule of the Employment Agreements and Severance Agreements. The Debtors shall File forms of the materials comprising the Plan Supplement no later than the Plan Supplement Filing Date.

89. “Plan Supplement Filing Date” means the date that is five (5) days prior to the deadline to object to the confirmation of the Plan.

90. “Plan Supporters’ Advisors Fees” means the advisor fees and expenses payable to the advisors for the Noteholder Committee pursuant to the Restructuring Support Agreement.

91. “Prepetition Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under the Prepetition Credit Agreement and related financing documents or any such successor administrative agent.

92. “Prepetition Banks” means those “Banks” under (and as defined in) the Prepetition Credit Agreement as of the Petition Date.

93. “Prepetition Banks Cash” means Cash in an amount equal to the aggregate amount of unrestricted cash of the Debtors as of the Effective Date in excess of $25,000,000 net of any accrued and unpaid Administrative Claims (including Fee Claims) and other payments, escrows or distributions pursuant to the Plan, Appalachia Sale Agreement or otherwise.

94. “Prepetition Banks Claim” means a Claim arising under the Prepetition Credit Agreement.

95. “Prepetition Collateral” means the “Collateral” as such term is defined in the Prepetition Credit Agreement.

96. “Prepetition Convertible Indenture” means the Indenture dated as of March 6, 2012 among Stone, as issuer, Stone Offshore, as subsidiary guarantor, and the Indenture Trustee, as trustee, as such agreement may have been amended, restated, modified, supplemented or replaced from time to time.

97. “Prepetition Convertible Notes” means the unsecured notes issued under the Prepetition Convertible Indenture.

98. “Prepetition Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 among Stone, as borrower, the Prepetition Banks, Bank of America, N.A., as Prepetition Administrative Agent and issuing bank, Wells Fargo Bank, National Association, Natixis, The Bank of Nova Scotia,

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Capital One, N.A., and Toronto Dominion (New York) LLC, as co-syndication agents, Regions Bank and U.S. Bank, National Association, as co-documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and bookrunner, as such agreement may have been amended from time to time, providing for a maximum revolving credit facility of $900 million.

99. “Prepetition Indentures” means the Prepetition Convertible Indenture and the Prepetition Senior Indenture.

100. “Prepetition Notes” means the Prepetition Convertible Notes and the Prepetition Senior Notes.

101. “Prepetition Notes Cash” means Cash in an amount equal to $150 million.

102. “Prepetition Notes Claim” means a Claim arising under the Prepetition Notes.

103. “Prepetition Senior Indenture” means the Indenture dated as of November 8, 2012 among Stone, as issuer, Stone Offshore, as subsidiary guarantor, and the Indenture Trustee, as trustee, as such agreement may have been amended, restated, modified, supplemented or replaced from time to time.

104. “Prepetition Senior Notes” means the unsecured notes issued under the Prepetition Senior Indenture.

105. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

106. “Pro Rata” means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, or the proportion that Allowed Claims or Allowed Interests in a particular Class bear to the aggregate amount of Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interest under the Plan.

107. “Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 329, 330, 363 and 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

108. “Registration Rights Agreement” means the Registration Rights Agreement to be entered into between Reorganized Stone and each investment manager with accounts that in the aggregate receive five percent (5%) or more of the New Common Stock on the Effective Date, substantially in the form Filed with the Plan Supplement, which Registration Rights Agreement shall be acceptable to the Required Consenting Noteholders in their sole discretion.

109. “Reinstated” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) curing any such default that occurred before, on or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the Holder.

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110. “Release Opt-Out” means the items set forth in the Ballots and the Class 5 Notice of Non-Voting Status pursuant to which Holders of Claims and Interests may opt out of the release set forth in VI.I.3 hereof.

111. “Release Opt-Out Deadline” means 5:00 p.m. (prevailing Central Time) two (2) Business Days prior to the Confirmation Hearing.

112. “Released Party” means each of: (a) the Debtors, the Reorganized Debtors and their Affiliates, (b) solely to the extent Class 2 votes in favor of the Plan, the Prepetition Administrative Agent and the Consenting Banks, each in their capacity as such, (c) the Indenture Trustee, the Noteholders, and the members of the Noteholder Committee, each in their capacity as such, (d) the Committee, if any and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entities’ current or former subsidiaries, affiliates, managed accounts or funds, officers, directors, managers, managing members, principals, partners, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other Professionals, in their capacity as such.

113. “Releasing Parties” means all Entities who have held, hold or may hold Claims or Interests that have been released pursuant to Article X.B or Article X.C discharged pursuant to Article X.E or are subject to Exculpation.

114. “Reorganized Debtors” means from and after the Effective Date, any and all Debtors reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, transfer of all or substantially all assets or otherwise.

115. “Reorganized Stone” means Stone Energy Corporation, as reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, transfer of all or substantially all assets or otherwise, on and after the Effective Date.

116. “Reorganized Stone Board” means the board of directors of Reorganized Stone, the initial members of which shall be as set forth in the Plan Supplement and as comprised thereafter in accordance with the Amended Organizational Documents.

117. “Required Consenting Noteholders” means the Consenting Noteholders holding at least a majority of the principal amount outstanding of all Prepetition Notes Claims held by the Consenting Noteholders, provided that such Consenting Noteholders holding the majority in principal amount shall include at least three (3) separate Consenting Noteholders (for purposes of this definition, each institution holding Prepetition Notes Claims shall be taken together with each of its controlled affiliates’ and subsidiaries’ Prepetition Notes Claims holdings and they shall together in the aggregate constitute a single Consenting Noteholder).

118. “Restructuring Support Agreement” means that certain Restructuring Support Agreement dated as of October 20, 2016 by and between the Debtors and the Consenting Noteholders, as amended from time to time in accordance with its terms.

119. “Restructuring Term Sheet” means that certain Restructuring Term Sheet dated as of October 20, 2016 and attached as Exhibit A to the Restructuring Support Agreement, as amended from time to time in accordance with the Restructuring Support Agreement.

120. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected, if any, which schedule shall be prepared by the Debtors and be acceptable to the Required Consenting Noteholders and filed in the Plan Supplement.

121. “Secured” means: when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code; or (b) otherwise Allowed pursuant to this Plan as a Secured Claim.

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122. “Secured Claim” means a Claim that is Secured.

123. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.

124. “Severance Agreements” means such Severance Agreements as shall be set forth in the Plan Supplement and acceptable to the Required Consenting Noteholders in their sole discretion.

125. “Stockholders Agreement” means the stockholders agreement (if any) of Reorganized Stone, if determined by the Required Consenting Noteholders to be necessary or appropriate, to be effective on the Effective Date and binding on all Holders of Prepetition Notes Claims that receive distributions of New Common Stock, substantially in the form Filed with the Plan Supplement, which Stockholders Agreement shall be acceptable to the Required Consenting Noteholders in their sole discretion.

126. “Stone” means Stone Energy Corporation, a Delaware corporation.

127. “Stone Equity Interests” mean the Equity Interests issued by Stone.

128. “Stone Offshore” means Stone Energy Offshore, L.L.C., a Delaware limited liability company.

129. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

130. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

131. “Unimpaired Class” means an Unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

132. “Unsecured Claim” means a Claim that is not Secured by a Lien on property in which one of the Debtors’ Estates has an interest.

133. “U.S. Trustee” means the United States Trustee for the Southern District of Texas.

134. “Voting Classes” means Holders of Class 2 Claims and Class 3 Claims.

135. “Voting Deadline” means 5:00 p.m. (prevailing Central Time) on December 16, 2016.

136. “Voting Record Date” means November 9, 2016.

B.	Rules of Interpretation

For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender; (b) unless otherwise specified, any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference in this Plan to an existing document, schedule or exhibit, whether or not Filed, shall mean such document, schedule or exhibit, as it may have been or may be amended, modified or supplemented; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references in this Plan to Articles are references to Articles of this Plan or to this Plan; (f) the words “herein,” “hereof” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and

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Bankruptcy Rules; (h) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (i) unless otherwise set forth in this Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (j) any term used in capitalized form in this Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (k) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (l) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated; and (m) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order or approval of the Bankruptcy Court or any other Entity.

C.	Computation of Time

In computing any period of time prescribed or allowed, the provisions of Bankruptcy Rule 9006(a) shall apply. If a payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act shall instead occur on the next succeeding Business Day, but shall be deemed to have occurred as of the required date.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of this Plan, any agreements, documents, instruments or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PRIORITY

CLAIMS AND INTERCOMPANY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, Other Priority Claims and Intercompany Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

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A.	Administrative Claims

1.	General Administrative Claims

Except with respect to Administrative Claims that are Fee Claims or Plan Supporters’ Advisors Fees and except to the extent that a Holder of an Allowed Administrative Claim, the Required Consenting Noteholders, and the applicable Debtors agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the later of: (i) the Effective Date; (ii) the date such Administrative Claim is Allowed; and (iii) the date such Allowed Administrative Claim becomes due and payable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.

2.	Fee Claims

On or immediately prior to the Effective Date, the Debtors shall pay all amounts owing to the Professionals for all unpaid Fee Claims relating to prior periods and for the period ending on the Effective Date. The Professionals shall estimate Fee Claims due for periods that have not been billed as of the Effective Date. On or prior to forty-five (45) days after the Effective Date, each Professional shall File with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Effective Date; provided that the Reorganized Debtors may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date, without further Bankruptcy Court order; and provided, further, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation or reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than twenty (20) days after such Fee Claim is Filed with the Bankruptcy Court. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims. Within ten (10) days after entry of a Final Order with respect to its final fee application, each Professional shall remit any overpayment to the Reorganized Debtors and the Reorganized Debtors shall pay any unpaid amounts to each Professional.

B.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment or has been paid by the Debtors prior to the Effective Date, on or as soon as reasonably practicable after the latest of (a) the Effective Date, (b) the date on which such Priority Tax Claim becomes Allowed, (c) the date on which such Priority Tax Claim becomes due and payable and (d) such other date as may be mutually agreed to by and among such Holder, the Required Consenting Noteholders, and the Debtors, in full and final satisfaction, settlement, release and discharge of, and in exchange for, each Allowed Priority Tax Claim, at the Debtors’ option (subject to the consent of the Required Consenting Noteholders), each Holder of such Allowed Priority Tax Claim shall receive on account of such Allowed Priority Tax Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder, the Required Consenting Noteholders, and the Debtors or otherwise determined by an order of the Bankruptcy Court. To the extent any Priority Tax Claim is not due and owing on the Effective Date, after such Claim becomes Allowed, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

C.	Other Priority Claim

Each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive, on the Distribution Date, at the option of the Debtors (subject to the consent of the Required Consenting Noteholders), one of the following treatments: (1) Cash in an amount equal to the amount of such Allowed Other

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Priority Claim or (2) such other treatment as may be agreed upon by such Holder, the Required Consenting Noteholders, and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

D.	Intercompany Claims

On the Effective Date, or as soon thereafter as is practicable, all Intercompany Claims will be adjusted, released, waived and discharged, contributed to the capital of the obligor, dividended or continued unimpaired to the extent determined appropriate by the Reorganized Debtors.

E.	Intercompany Interests

Intercompany Interests shall be retained and the legal, equitable and contractual rights to which Holders of such Intercompany Interests are entitled shall remain unaltered, except as otherwise provided herein.

F.	Statutory Fees

On the Distribution Date, Reorganized Stone shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, Reorganized Stone shall pay all applicable U.S. Trustee fees until the entry of a final decree in each such Debtor’s Chapter 11 Case or until such Chapter 11 Case is converted or dismissed.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Introduction

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

This Plan, though proposed jointly, constitutes a separate plan proposed by each Debtor. Therefore, the classifications set forth in Article III.B herein apply separately with respect to each Plan proposed by each Debtor. If there are no Claims or Interests in a particular Class for a particular Debtor, then such Class of Claims or Interests shall not exist for all purposes of the Plan for that Debtor.

B.	Summary of Classification

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

SUMMARY OF STATUS AND VOTING RIGHTS

Class	Claim/Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Prepetition Banks Claims	Impaired	Entitled to Vote

3	Prepetition Notes Claims	Impaired	Entitled to Vote

4	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

5	Stone Equity Interests	Impaired	Not Entitled to Vote (Presumed to Reject)

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C.	Treatment of Claims and Interests

1.	Class 1 – Other Secured Claims

(a)	Classification: Each Class 1 Claim is an Other Secured Claim against the applicable Debtor. With respect to each Debtor, this Class will be further divided into subclasses designated by letters of the alphabet (Class 1A, Class 1B and so on), so that each Holder of any Other Secured Claim against such Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

(b)	Treatment: The legal, equitable and contractual rights of the Holders of Other Secured Claims will not be altered by this Plan. Except to the extent a Holder of an Allowed Other Secured Claim has been paid by the Debtors prior to the Effective Date or the Holder of an Allowed Other Secured Claim, the Required Consenting Noteholders, and the Debtors agree to less favorable treatment of such Claim, each Holder of an Allowed Other Secured Claim (including any Claim for postpetition interest accrued until the Effective Date at the non-default rate provided in the applicable contract or, if there is no contract, then at the Federal Judgment Rate, to the extent permissible under Bankruptcy Code section 506(a)) shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Other Secured Claim, in the discretion of the Debtors (subject to the consent of the Required Consenting Noteholders), one of the following alternative treatments:

(i)	payment of the Allowed Class 1 Claim in full in Cash on the later of the Distribution Date or as soon as practicable after a particular Claim becomes Allowed;

(ii)	delivery to the Holder of the Allowed Class 1 Claim of the collateral securing such Allowed Class 1 Claim;

(iii)	such other treatment as may be agreed to by the applicable Debtor, the Required Consenting Noteholders, and the Holder; or

(iv)	the Holder shall retain its Lien on such property and such Allowed Class 1 Claim shall be Reinstated pursuant to section 1124(2) of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired. Holders of Class 1 Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Prepetition Banks Claims

(a)	Classification: Class 2 consists of all Prepetition Banks Claims.

(b)

Treatment: If Class 2 votes in favor of this Plan, (a) the Consenting Banks shall receive on account of the Prepetition Banks Claims held by such Consenting Banks, including obligations relating to issued but undrawn letters of credit under the Prepetition Credit Agreement, (i) their respective Pro Rata share of commitments, and obligations owing to

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such Holders with respect to outstanding loans, under the Amended Credit Agreement and (ii) their respective Pro Rata share of Prepetition Banks Cash as a partial repayment of such outstanding loans subject to re-borrowing pursuant to the terms of the Amended Credit Agreement and (b) the Holders of Prepetition Banks Claims other than the Consenting Banks shall receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the obligations owing to such Holders of Prepetition Banks Claims with respect to issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof. If Class 2 votes against this Plan, the Holders of Prepetition Banks Claims, including any Consenting Banks, shall each receive their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 102% of the face amount thereof.

(c)	Voting: Class 2 is Impaired. Holders of Prepetition Banks Claims are entitled to vote to accept or reject this Plan.

3.	Class 3 – Prepetition Notes Claims

(a)	Classification: Class 3 consists of all Prepetition Notes Claims.

(b)	Treatment: Holders of Prepetition Notes Claims shall receive their respective Pro Rata share of (i) the Prepetition Notes Cash, (ii) 85% of the net cash proceeds received by the Debtors from the Appalachia Sale in excess of $350 million, if any, (iii) the New Secured Notes, and (iv) the number of shares of New Common Stock constituting ninety-five percent (95%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants.

(c)	Voting: Class 3 is Impaired. Holders of Class 3 Prepetition Notes Claims are entitled to vote to accept or reject this Plan.

4.	Class 4 – General Unsecured Claims

(a)	Classification: Class 4 consists of all General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim, whichever is later, each Holder of a General Unsecured Claim shall be paid in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired; provided, however, that no Holder of a General Unsecured Claim shall receive any distribution for any Claim which has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

(c)	Voting: Class 4 is Unimpaired. Holders of Class 4 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such General Unsecured Claims are not entitled to vote to accept or reject the Plan.

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5.	Class 5 – Stone Equity Interests

(a)	Classification: Class 5 consists of all of the Stone Equity Interests.

(b)	Treatment: On the Effective Date, all Class 5 Equity Interests shall be canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise. On or as soon as practicable after the Effective Date, each Holder of Old Common Stock, or other Stone Equity Interests that were exercised or exchanged for Old Common Stock in accordance with their terms prior to the Voting Record Date, that did not submit a valid Release Opt-Out by the Release Opt-Out Deadline shall receive its Pro Rata share of the number of shares of the New Common Stock constituting five percent (5%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants and its Pro Rata share of the New Warrants in satisfaction of its Class 5 Equity Interests. Each Holder of Stone Equity Interests that submits a valid Release Opt-Out by the Release Opt-Out Deadline shall receive no distribution on account of such Stone Equity Interests held by such Holder, and all shares of New Common Stock and New Warrants that would have been otherwise distributed to such Holders of Stone Equity Interests shall be distributed, Pro Rata, to those Holders of Stone Equity Interests that did not submit a valid Release Opt-Out.

(c)	Voting: Class 5 is Impaired. Holders of Class 5 Equity Interests are presumed to have rejected this Plan, and therefore Holders of such Stone Equity Interests are not entitled to vote to accept or reject the Plan.

D.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses in respect of any Claim or Interest that is Unimpaired under this Plan, including, without limitation, all rights in respect of (1) legal and equitable defenses to, (2) setoff or recoupment against or (3) counter-claims with respect to any such Unimpaired Claims and Interests.

E.	Discharge of Claims

Pursuant to section 1141(c) of the Bankruptcy Code, all Claims and Interests that are not expressly provided for and preserved herein (or in any contract, instrument, release or other agreement or document created pursuant to the Plan) shall be extinguished upon Confirmation, and the Debtors and all property dealt with herein shall be free and clear of all such Claims and Interests, including, without limitation, liens, security interests and any and all other encumbrances.

ARTICLE IV.

ACCEPTANCE REQUIREMENTS

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the applicable Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of Allowed Claims in such Class actually voting have voted to accept the applicable Plan.

A.	Acceptance or Rejection of this Plan

1.	Voting Classes

Classes 2 and 3 are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

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2.	Presumed Acceptance of this Plan

Classes 1 and 4 are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.	Presumed Rejection of this Plan

Class 5 is presumed to have rejected the Plan.

B.	Confirmation of This Plan Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by an Impaired Class. The Debtors request Confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126(c) of the Bankruptcy Code. The Debtors reserve the right to modify this Plan in accordance with Article XII hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

C.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests (or any Class of Claims or Interests) are Impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or prior to the Confirmation Date.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Transactions Effective as of the Effective Date

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, their board of directors, or their stockholders, or any other person or entity.

B.	New Debt Documents

On the Effective Date, the Reorganized Debtors are authorized to execute and deliver the Amended Credit Agreement or New Senior Secured Term Loans, as applicable, the New Secured Notes, and all related documents and instruments without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization or approval of any Entity.

C.	Appalachia Sale

On or prior to the Effective Date, the Debtors will have consummated the Appalachia Sale pursuant to the terms and conditions of the Appalachia Sale Agreement, including, without limitation, selling substantially all of their assets located in the Marcellus and Utica shales in Appalachia to the Appalachia Purchaser free and clear of certain liens and encumbrances to the extent set forth in the Appalachia Sale Agreement, and assuming and assigning to the Appalachia Purchaser certain contracts and unexpired leases.

D.	Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the proceeds of the Appalachia Sale or other Cash from the Debtors, including Cash from business operations. Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy

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their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

E.	Issuance of New Securities

The issuance of the New Securities is authorized without the need for any further corporate action and without any further action by Holders of Claims or Interests. On the Effective Date (1) the New Common Stock shall be issued to the Holders of Prepetition Notes Claims and Stone Equity Interests in accordance with the terms of this Plan and (2) the New Warrants shall be issued to the Holders of Stone Equity Interests in accordance with the terms of this Plan.

All of the New Securities issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable. Each distribution and issuance referred to in Article VII hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

F.	Stockholders Agreement

The New Common Stock issued on account of the Prepetition Notes Claims may, if determined by the Required Consenting Noteholders to be necessary or appropriate, be subject to the Stockholders Agreement and some or all Holders of Prepetition Notes Claims may be required to enter into such Stockholders Agreement prior to distribution of New Common Stock to such Holder of Prepetition Notes Claims. In the event so determined by the Required Consenting Noteholders, upon the Effective Date, the Stockholders Agreement shall be deemed to become valid, binding and enforceable in accordance with its terms and shall contain provisions governing the rights and obligations of Holders of New Common Stock who receive New Common Stock on account of Prepetition Notes Claims. In lieu of the form of Stockholders Agreement, a notice shall be included in the Plan Supplement in the event the Required Consenting Noteholders determine that the Stockholders Agreement is not necessary or appropriate. After such date all forfeited New Common Stock shall revert to Reorganized Stone and the applicable underlying Prepetition Notes Claims shall be discharged and forever barred.

G.	Listing of New Securities and Transfer Restrictions

Reorganized Stone shall use commercially reasonable efforts to list the New Common Stock on a national exchange reasonably acceptable to the Debtors and the Required Consenting Noteholders, with such listing to be effective on the Effective Date. The New Common Stock distributed to the Holders of Prepetition Notes Claims may be subject to certain transfer and other restrictions pursuant to the Stockholders Agreement (if any), if the Required Consenting Noteholders determine a Stockholders Agreement is necessary or appropriate.

H.	Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Prepetition Credit Agreement, the Prepetition Notes and any other Certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the Holder of a Claim or Equity Interest shall continue in effect solely for purposes of allowing such Holders to receive distributions under the Plan as provided herein.

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I.	Section 1145 Exemption

The offering, issuance and distribution of any New Secured Notes and New Securities contemplated by the Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities pursuant to section 1145(a) of the Bankruptcy Code. In addition, any New Secured Notes and New Securities issued pursuant to section 1145 of the Bankruptcy Code as contemplated by the Plan will be freely transferable by the recipients thereof, subject to any limitations that may be applicable to Persons receiving such securities that are “affiliates” of Reorganized Stone as determined in accordance with applicable U.S. securities law and regulations.

J.	Corporate Existence

Except as otherwise provided herein, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state law).

K.	Amended Organizational Documents

On the Effective Date, each Reorganized Debtor shall adopt the Amended Organizational Documents as permitted by the laws of their respective states of incorporation or organization and, in connection therewith, shall make all such required filings with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate or other applicable laws of their respective states of incorporation or organization. On the Effective Date, the Amended Organizational Documents shall be effective.

L.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action (except those released by the Debtors pursuant to this Plan or otherwise) and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the obligations under the Amended Credit Agreement, the New Senior Secured Term Loans, if any, and the New Secured Notes). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

M.	Directors and Officers of the Debtors and the Reorganized Debtors

Upon the Effective Date, subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the New Boards shall take office and replace the then-existing boards of directors, boards of managers or similar governing bodies of the Reorganized Debtors. All members of such existing boards shall cease to hold office or have any authority from and after the Effective Date to the extent not expressly included in the roster of the New Boards. The Reorganized Stone Board shall, on the Effective Date, be comprised of seven (7) directors, consisting of the chief executive officer of Stone and six (6) directors appointed by the Required Consenting Noteholders. The New Affiliate Boards shall be comprised of directors designated by the Reorganized Stone Board.

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N.	Management Equity Incentive Program

The Management Equity Incentive Program will be established after the Effective Date by the Reorganized Stone Board.

O.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the New Boards are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations or consents except for those expressly required pursuant to the Plan or the Amended Organizational Documents.

P.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of or in connection with the Plan (including, without limitation, the Appalachia Sale) or pursuant to: (1) the issuance, distribution, transfer or exchange of any debt, Equity Security or other Interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment or recording of any lease or sublease; or (4) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instruments of transfer executed in connection with any transaction arising out of, contemplated by or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Q.	Employee and Retiree Benefits

On and after the Effective Date, and subject to any additions, deletions, and/or modifications as may be required by the Required Consenting Noteholders pursuant to the Restructuring Term Sheet, the Reorganized Debtors shall: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation, health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time and deferred compensation arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans. Without limiting the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

R.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article X hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date and the

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Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or the Reorganized Debtors have released any Entity on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of Confirmation or Consummation of the Plan.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party, including, without limitation, the Appalachia Sale Agreement, unless such contract or lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Confirmation Date; or (4) is set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting assignment, the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before or on the date that the Debtors assume such Executory Contract or Unexpired Lease. Any proof of claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Notwithstanding the foregoing, before the Effective Date, the Debtors, with the consent of the Required Consenting Noteholders, and after the Effective Date, the Reorganized Debtors, shall have the right to amend the Schedule of Rejected Executory Contracts and Unexpired Leases. In addition, notwithstanding the foregoing, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

B.	Assumption of Indemnification Provisions

The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the Indemnification Provisions in place on and before the Effective Date for Indemnified Parties for Claims related to or arising out of any actions, omissions or transactions occurring before the Effective Date, as such Indemnification Provisions may be amended pursuant to the Restructuring Support Agreement. Substantially final forms of the Indemnification Provisions shall be included in the Plan Supplement.

C.	Assumption of Employment and Severance Agreements

On the Effective Date, and subject to any additions, deletions, and/or modifications as may be required by the Required Consenting Noteholders pursuant to the Restructuring Term Sheet, the applicable Debtor party to those Employment Agreements and Severance Agreements identified in the Plan Supplement shall assume such

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Employment Agreements and Severance Agreements pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the applicable Debtors’ assumption of those Employment Agreements and Severance Agreements identified in the Plan Supplement.

D.	Assumption of the D&O Insurance Policies and Fiduciary Liability Insurance Policies

Unless obtained prior to the Petition Date, the Debtors shall, prior to the Effective Date and in consultation with the Required Consenting Noteholders, obtain and fully pay the premium for a non-cancelable extension of the directors’ and officers’ liability coverage of the Debtors’ existing directors’ and officers’ insurance policies and the Debtors’ existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the Effective Date with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Debtors’ existing policies. The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the D&O Insurance Policies and fiduciary liability insurance policies pursuant to section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Insurance Policies and fiduciary liability insurance policies.

E.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree (with the consent of the Required Consenting Noteholders). In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

F.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

G.	Rejection Damages Claims

All Claims arising from the rejection (if any) of Executory Contracts or Unexpired Leases must be Filed with the clerk of the Bankruptcy Court and served upon counsel for the Reorganized Debtors within thirty (30) days of the occurrence of the Effective Date. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 4 General Unsecured Claim. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within the time required by this section will be forever barred from assertion against the Debtors, the Reorganized Debtors, the Estates or the property of the Debtors or the Reorganized Debtors.

H.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor may be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business.

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I.	Intercompany Contracts and Leases

Any intercompany Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

J.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, whether executed before or during the Chapter 11 Cases, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, extension rights, purchase rights and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or the Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

K.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

L.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Executory Contracts or Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts To Be Distributed; Entitlement to Distributions

1.	Timing and Calculation of Amounts To Be Distributed

Unless otherwise provided in this Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim or Equity Interest is not an Allowed Claim or Allowed Equity Interest on the Effective Date, on the date that such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Equity Interest against the Debtors shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in this Article VII. Except as otherwise provided herein, Holders of Claims shall not be entitled to postpetition interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

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2.	Entitlement to Distributions

On the Effective Date, the Disbursing Agent shall be authorized to recognize and deal only with those Holders of Claims listed on the Debtors’ books and records. Accordingly, the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Effective Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims (or participants therein) as of the close of business on the Effective Date; provided, however, that distributions to holders of publicly held securities will be made on or as soon as practicable after the Effective Date in accordance with the surrender provisions of the Plan.

B.	Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors. The Prepetition Administrative Agent shall be deemed to be the Holder of all Prepetition Banks Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Prepetition Banks Claims shall be made to the Prepetition Administrative Agent. The Prepetition Administrative Agent shall hold such distributions for the benefit of the Holders of Allowed Prepetition Banks Claims and shall deliver such distributions to such Holders. The Indenture Trustee shall be deemed to be the Holder of all Prepetition Notes Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Prepetition Notes Claims shall be made to the Indenture Trustee. The Indenture Trustee shall hold such distributions for the benefit of the Holders of Allowed Prepetition Notes Claims and shall deliver such distributions to such Holders.

C.	Rights and Powers of Disbursing Agent

1.	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Distributions on Account of Claims or Equity Interests Allowed After the Effective Date

1.	Payments and Distributions on Disputed Claims or Equity Interests

Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

2.	Special Rules for Distributions to Holders of Disputed Claims and Disputed Equity Interests

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Notwithstanding any provision otherwise in this Plan and except as otherwise agreed to by the Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or a Disputed Equity Interest until all such disputes in connection with such Disputed Claim or Disputed Equity Interest have been resolved by settlement or Final Order and such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim or an Allowed Equity Interest and a Disputed Equity Interest shall not receive any distribution on the Allowed Claim or Allowed Equity Interest unless and until all objections to the Disputed Claim or the Disputed Equity Interest have been resolved by settlement or Final Order and the Disputed Claims or the Disputed Equity Interests have been Allowed.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions in General

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Equity Interests at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution.

2.	Minimum Distributions

The Reorganized Debtors shall not be required to make partial distributions or payments of fractions of New Common Stock and such fractions shall be deemed to be zero.

3.	Undeliverable Distributions and Unclaimed Property

(a)	Failure To Claim Undeliverable Distributions

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim or Equity Interest of any Holder to such property or interest in property shall be discharged and forever barred.

(b)	Failure To Present Checks

Checks issued by the Disbursing Agent on account of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within one hundred and eighty (180) days after the issuance of such check shall have its Claim for such un-negotiated check discharged and shall be discharged and forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property. In such cases, any Cash held for payment on account of such Claims shall be property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

F.	Compliance with Tax Requirements/Allocations

In connection with this Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary

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or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and encumbrances.

G.	Surrender of Canceled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim or Allowed Equity Interest, each Holder of a Claim or an Equity Interest shall be deemed to have surrendered the Certificates or other documentation underlying each such Claim or Equity Interest, and all such surrendered Certificates and other documentations shall be deemed to be canceled pursuant to Article V.G hereto, except to the extent otherwise provided herein.

H.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two (2) weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the Distribution Date.

2.	Claims Payable by Third Parties

No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND

DISPUTED EQUITY INTERESTS

A.	Allowance of Claims and Equity Interests

Except as expressly provided herein or any order entered in the Chapter 11 Cases on or prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code, under the Plan or the

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Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases on or prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim or Equity Interest as of the Petition Date.

B.	Prosecution of Objections to Claims and Equity Interests

The Debtors (in consultation with the Noteholder Committee) or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment any objections to Claims or Equity Interests as permitted under this Plan. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Equity Interest without approval of the Bankruptcy Court. The Debtors (in consultation with the Noteholder Committee) also reserve the right to resolve any Disputed Claim or Disputed Equity Interest outside the Bankruptcy Court under applicable governing law.

C.	Procedures Regarding Disputed Claims or Disputed Equity Interests

1.	No Filing of Proofs of Claim or Equity Interests

Except as otherwise provided in this Plan, including, without limitation Article VI.G, Holders of Claims or Equity Interests shall not be required to File a proof of claim or proof of interest, and no parties should File a proof of claim or proof of interest. The Debtors do not intend to object to the allowance of Claims Filed or Equity Interests Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Equity Interest that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim or an Equity Interest, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim or Allowed Equity Interest of such Holder. If any such Holder of a Claim or an Equity Interest disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim or Equity Interest, such Holder must so advise the Debtors in writing, in which event the Claim or Equity Interest will become a Disputed Claim or a Disputed Equity Interest. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court subject to the consent of the Required Consenting Noteholders. Nevertheless, the Debtors may, in their discretion and in consultation with the Required Consenting Noteholders, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Equity Interest or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may, with the consent of the Required Consenting Noteholders, compromise, settle, withdraw or resolve by any other method approved by the Bankruptcy Court any objections to Claims or Equity Interests.

2.	Claims Estimation

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

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D.	Distributions After Allowance

To the extent that a Disputed Claim or a Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Equity Interest the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim or Equity Interest.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that all provisions, terms and conditions hereof are approved in the Confirmation Order.

1. The Appalachia Sale shall have been approved by the Bankruptcy Court prior to or contemporaneously with Confirmation.

2. A Confirmation Order shall have been entered by the Bankruptcy Court, in form and substance acceptable in all respects to the Required Consenting Noteholders and the Debtors.

3. The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate this Plan, including, without limitation, entering into, implementing and consummating the other contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in this Plan.

4. The Debtors shall not have submitted any amendment, modification or filing seeking to amend or modify this Plan, the Disclosure Statement or any documents, motions or orders related to the foregoing, in any manner not acceptable to the Required Consenting Noteholders.

B.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions are satisfied (or waived pursuant to the provisions of Article IX.C hereof), and the Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived.

1. The Plan and all documents contemplated thereby, including any amendments, modifications or supplements thereto, shall be acceptable to the Required Consenting Noteholders and the Debtors pursuant to the terms of, and in accordance with, the Restructuring Support Agreement.

2. Prior to or as of the Effective Date, payment in full in Cash of any and all accrued but unpaid reasonable Plan Supporters’ Advisors Fees for which the Debtors have received invoices or estimates prior to the Effective Date.

3. The Effective Date shall have occurred on or prior to the earlier of: (i) fifteen (15) calendar days after the entry of the Confirmation Order; and (ii) March 13, 2017.

4. The Confirmation Order shall be a Final Order in form and substance acceptable to the Required Consenting Noteholders and the Debtors. The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate this Plan, including, without limitation, entering into, implementing and consummating

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the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in this Plan.

5. The Required Consenting Noteholders shall not have terminated the Restructuring Support Agreement in accordance with its terms.

6. The Amended Credit Agreement shall, to the extent applicable, have been executed and delivered by all of the Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

7. All actions, documents, certificates and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws.

8. The cure amounts or other payment obligations of any of the Debtors (including as reorganized under and pursuant to this Plan) arising or otherwise resulting from the assumption of executory contracts or unexpired leases, on a per-contract basis and on an aggregate basis, calculated by the Required Consenting Noteholders in their sole discretion, does not exceed or is not reasonably expected to exceed an amount acceptable to the Required Consenting Noteholders in their sole discretion.

9. (a) The Employment Agreements and Severance Agreements (including any additions, deletions, and/or modifications made thereto) are acceptable to the Required Consenting Noteholders in their sole discretion; (b) the Specified Employee Plans (as defined in the Restructuring Term Sheet) (including any additions, deletions and/or modifications made thereto) are acceptable to the Required Consenting Noteholders in their sole discretion; (c) the Indemnification Provisions (including any additions, deletions, and/or modifications made thereto) are reasonably satisfactory to the Required Consenting Noteholders; and (d) the D&O Insurance Policies and fiduciary liability insurance policies (including any additions, deletions, and/or modifications made thereto) are acceptable to the Required Consenting Noteholders in their sole discretion.

10. The Appalachia Sale shall have closed immediately prior to the Effective Date.

C.	Waiver of Conditions

Each of the conditions to Confirmation and to Consummation set forth in this Article IX may be waived with the consent of both the Debtors and the Required Consenting Noteholders without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan; provided, however, only the consent of the Required Consenting Noteholders shall be required to waive the condition precedent to the Effective Date set forth in Section B.5 of this Article IX.

D.	Effect of Nonoccurrence of Conditions

If the Consummation of this Plan does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest, or any distribution

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to be made on account of such Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

B.	Releases by the Debtors

To the extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including, without limitation, the service of the Released Parties to facilitate the expeditious reorganization of the Debtors, the implementation of the restructuring contemplated by the Plan, and the waiver of certain Claims of certain of the Released Parties against the Debtors, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to any act, omission, transaction event or other occurrence taking place on or prior to the Effective Date; provided, however, that the foregoing “Debtor Releases” shall not operate to waive or release any Causes of Action of any Debtor: (1) against a Released Party arising from any contractual obligations owed to the Debtors that are pursuant to an Executory Contract that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date; (2) expressly set forth in and preserved by the Plan or related documents; or (3) arising from claims for fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the “Debtor Releases” set forth above do not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement executed in connection with the Plan with respect to the Debtors, the Reorganized Debtors or the Estates.

C.	Releases by Holders of Claims and Interests

To the extent permitted by applicable law and approved by the Bankruptcy Court, as of the Effective Date, each Holder of (a) a Claim who does not elect the Release Opt-Out on its Ballot, or (b) an Interest who receives distributions under this Plan and does not submit a valid Release Opt-Out by the Release Opt-Out Deadline, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date; provided, however, that the foregoing release shall not operate to waive or release any Causes of Action of any Releasing Party: (1) against a Released Party arising from any contractual obligations owed to the Releasing Party that are wholly unrelated to the Debtors or the Reorganized Debtors; (2) expressly set forth in and preserved by the Plan or related documents; or (3) arising from claims for fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement executed in connection with the Plan.

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D.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim, obligation, Cause of Action or liability for any Exculpated Claim, except for fraud, gross negligence, willful misconduct or criminal conduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

E.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (2) the Holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

F.	Injunction

Except as otherwise expressly provided in the Plan or related documents, or for obligations issued pursuant to the Plan, from and after the Effective Date, all Releasing Parties are permanently enjoined from taking any of the following actions against the Debtors or the Reorganized Debtors: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Nothing in the Plan or the Confirmation Order shall preclude any Entity from pursuing an action against one or more of the Debtors in a nominal capacity to recover insurance proceeds so long as the Debtors or the Reorganized Debtors, as applicable, and any such Entity agree in writing that such Entity will: (a) waive all Claims against the Debtors, the Reorganized Debtors and the Estates related to such action and (b) enforce any judgment on account of such Claim solely against applicable insurance proceeds, if any.

G.	Setoffs

Except with respect to Prepetition Notes Claims or as otherwise expressly provided for in the Plan, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law or as may be agreed to by the Holder of a Claim or an Interest, may set off against any Allowed Claim

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or Allowed Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Allowed Interest (before any distribution is made on account of such Allowed Claim or Allowed Interest), any claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Allowed Interest, to the extent such claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any claim, right or Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date.

H.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Other Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

I.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date.

ARTICLE XI.

BINDING NATURE OF PLAN

THIS PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES, OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims or Interests;

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decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article VI, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

adjudicate, decide or resolve any and all matters related to Causes of Action;

adjudicate, decide or resolve any and all matters related to sections 1141 and 1145 of the Bankruptcy Code;

enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

adjudicate, decide or resolve any and all matters related to the Appalachia Sale Agreement;

enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code, including, without limitation, any order approving the Appalachia Sale;

resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VII;

enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

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enter an order or final decree concluding or closing the Chapter 11 Cases;

adjudicate any and all disputes arising from or relating to distributions under the Plan;

consider any modifications of the Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

enforce all orders previously entered by the Bankruptcy Court; and

hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII.

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.	Modifications and Amendments

Subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, and with the consent of the Required Consenting Noteholders, to amend or modify this Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

Subject to the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and to File subsequent chapter 11 plans, in each case solely if the Restructuring Support Agreement has been terminated in accordance with its terms. If the Debtors revoke or withdraw this Plan subject to the terms hereof and the Restructuring Support Agreement, or if Confirmation or Consummation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order

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entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

D.	Substantial Consummation of the Plan

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

A.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary or guardian, if any, of each Entity.

B.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan or the Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests before the Effective Date.

C.	Further Assurances

For the avoidance of doubt, the Debtors, the Reorganized Debtors, and the Consenting Noteholders shall not violate, and shall otherwise comply, with the Restructuring Support Agreement in all respects, including with respect to the implementation of the Plan and the Effective Date. The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims and Equity Interests receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

D.	Payment of Fees and Expenses

Prior to or as of the Effective Date, the Debtors shall promptly pay in Cash in full any and all accrued but unpaid reasonable Plan Supporters’ Advisors Fees for which the Debtors have received invoices or estimates prior to the Effective Date.

E.	Service of Documents

Any pleading, notice or other document required by this Plan to be served on or delivered to the Debtors shall be sent by overnight mail to:

Stone Energy Corporation

625 East Kaliste Saloom Rd

Lafayette, LA. 70508

Attn:    Lisa S. Jaubert

            Kenneth H. Beer

Direct Dial: (337) 521-2278

Fax: (337) 521-9916

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Email:	JaubertLS@StoneEnergy.com
BeerKH@StoneEnergy.com

with copies to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attn:	David S. Heller
Josef S. Athanas
Caroline A. Reckler
Matthew L. Warren

Direct Dial: (312) 876-7700

Fax: (312) 993-9767

Email:	david.heller@lw.com
josef.athanas@lw.com
caroline.reckler@lw.com
matthew.warren@lw.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attn:	Michael S. Stamer
Meredith A. Lahaie

Phone: (212) 872-1000

Fax: (212) 872-1002

Email:	mstamer@akingump.com
mlahaie@akingump.com

F.	Dissolution of Committee

On the Effective Date, the Committee(s), if any, shall dissolve automatically, whereupon its members, Professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except for purposes of filing applications for Professional compensation in accordance with Article II.A.2 of this Plan.

G.	Nonseverability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation must be in form and substance acceptable to the Debtors; provided, further, that the Debtors may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

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H.	Return of Security Deposits

Unless the Debtors have agreed otherwise in a written agreement or stipulation approved by the Bankruptcy Court, all security deposits provided by the Debtors to any Person or Entity at any time after the Petition Date shall be returned to the Reorganized Debtors within twenty (20) days after the Effective Date, without deduction or offset of any kind.

I.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J.	Entire Agreement

Except as otherwise indicated herein and except for the terms and conditions of the Restructuring Support Agreement, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

K.	Exhibits

All exhibits hereto are incorporated into and are a part of the Plan as if set forth in full in the Plan. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the securities offered and sold under the Plan.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflicts with or is in any way inconsistent with any provision of the Plan, the Plan shall govern and control. In the event of a conflict between any provision of the Plan and the Confirmation Order, the Confirmation Order shall govern and control.

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O.	Filing of Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

P.	Tax Reporting and Compliance

The Reorganized Debtors shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

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Dated: November 17, 2016

Respectfully submitted,

STONE ENERGY CORPORATION,
a Delaware corporation

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY OFFSHORE, L.L.C.,
a Delaware limited liability company, by
Stone Energy Corporation, its sole member

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY HOLDING, L.L.C., a Delaware limited liability company, by
Stone Energy Corporation, it sole member

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

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Schedule 1

Stone Energy Corporation

Stone Energy Offshore, L.L.C.

Stone Energy Holding, L.L.C.

Exhibit B

Restructuring Support Agreement

RESTRUCTURING SUPPORT AGREEMENT

by and among

STONE ENERGY CORPORATION AND ITS SUBSIDIARIES PARTY HERETO

and

THE UNDERSIGNED CREDITOR PARTIES

dated as of October 20, 2016

This Restructuring Support Agreement (together with the exhibits and schedules attached hereto, which include, without limitation, the Term Sheet (as defined below), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of October 20, 2016, is entered into by and among: (i) Stone Energy Corporation (“Stone”), Stone Energy Holding, L.L.C. (“Stone Holdings”) and Stone Energy Offshore, L.L.C. (“Stone Offshore” and, together with Stone and Stone Holdings, each a “Stone Party” and collectively, the “Stone Parties”); and (ii) the holders of notes (the “Noteholders”) issued pursuant to: (a) the Indenture dated as of March 6, 2012 (as amended, restated, modified, supplemented or replaced from time to time, the “Convertible Indenture”) among Stone, as issuer, Stone Offshore, as subsidiary guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee and (b) the Second Supplemental Indenture dated as of November 8, 2012 to Senior Indenture dated as of January 26, 2010 (as amended, restated, modified, supplemented or replaced from time to time, the “Senior Indenture” and, together with the Convertible Indenture, the “Indentures”) among Stone, as issuer, Stone Offshore, as subsidiary guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, under each of the Indentures, together with any successor thereto under either or both Indentures, the “Indenture Trustee”), that hold claims against the Stone Parties arising on account of the Indentures and the notes issued thereunder, the “Notes Claims”), in each case, and that are signatories hereto (collectively, with any Noteholder that may become a party hereto in accordance with Sections 13 and 34 of this Agreement, the “Consenting Noteholders”). This Agreement collectively refers to the Stone Parties and the Consenting Noteholders as the “Parties” and each individually as a “Party.” Unless otherwise noted, capitalized terms used but not defined herein have the meanings ascribed to them at a later point in this Agreement or in the Term Sheet (as defined herein).

RECITALS

WHEREAS, the financial institutions party to the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as amended, restated, modified, supplemented or replaced from time to time, the “Credit Agreement”) among Stone, as borrower, such financial institutions, as lenders (the “Banks”), Bank of America, N.A., as administrative agent (in such capacity, the “Bank Agent”) and issuing bank, Wells Fargo Bank, National Association, Natixis, The Bank of Nova Scotia, Capital One, N.A., and Toronto Dominion (New York) LLC, as co-syndication agents, Regions Bank and U.S. Bank, National Association, as co-documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole Lead Arranger and Bookrunner, hold claims against the Stone Parties arising on account of the Credit Agreement (each, a “Bank Claim”) in an aggregate principal amount of approximately $341,500,000 (together, the “Bank Claims”);

WHEREAS, as of the date of this Agreement, the Noteholders hold Notes Claims against the Stone Parties in aggregate principal amount of approximately $1,075,000,000;

WHEREAS, the Stone Parties will seek to restructure the Bank Claims, the Notes Claims and certain of their other obligations, to cancel the existing equity interests of Stone and to consummate the transactions in accordance with, and subject to the terms and conditions of, the Appalachia PSA (as defined below) and to recapitalize in accordance with the terms provided in the restructuring term sheet attached hereto as Exhibit A (the “Term Sheet”) and incorporated herein pursuant to Section 3 of this Agreement through jointly-administered voluntary cases commenced by the Stone Parties (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in a United States Bankruptcy Court (the “Bankruptcy Court”) located in a venue agreed upon by Stone and the Required Consenting Noteholders (defined below) pursuant to a pre-packaged1 plan of reorganization (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement, the “Plan”) (the “Restructuring Transactions”).

WHEREAS, each of the Parties has reviewed, or has had the opportunity to review, the Term Sheet and this Agreement with the assistance of legal and financial advisors of its own choosing; and

WHEREAS, subject to the commitments of the Stone Parties set forth in this Agreement regarding the Restructuring Transactions, each Consenting Noteholder desires to support and vote to accept the Restructuring Transactions, and the Stone Parties desire to obtain the commitment of the Consenting Noteholders to support and vote to accept the Restructuring Transactions, in each case subject to the terms and conditions set forth herein.

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NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1. RSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “RSA Effective Date”) that each of the following conditions shall have been satisfied:

(a)	each Stone Party and Consenting Noteholders holding, in the aggregate, at least 66-2/3% of the outstanding aggregate principal amount of all Notes Claims have duly executed and delivered signatures pages to this Agreement, and

(b)	the Stone Parties shall have entered into a purchase and sale agreement for the sale of the Appalachian Assets (as defined in the Term Sheet) with TH Exploration III, LLC (“Buyer”) for a cash purchase price of at least $350 million (the “Appalachia PSA”) subject to adjustment in accordance with the Appalachia PSA.

2. Form of Restructuring Transactions. The Stone Parties shall, as soon as practicable but subject to the satisfaction or waiver of the conditions precedent contained in the Definitive Documentation, effectuate the Restructuring Transactions through confirmation and consummation of the Plan and the execution and delivery of the Definitive Documentation, in each case on terms and conditions consistent with the Term Sheet, in the Chapter 11 Cases.

3. Exhibits and Schedules Incorporated by Reference. Each of the exhibits and schedules attached hereto (including, without limitation, the Term Sheet) and each of the schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern and control to the extent of such inconsistency except that, in the event of any inconsistency between this Agreement and the Term Sheet, the Term Sheet shall govern and control.

[1]	Subject to resolution of management/employment issues.

4. Definitive Documentation.

(a)	The definitive documents and agreements governing the Restructuring Transactions (collectively, the “Definitive Documentation”) shall include:

(i)	the Stone Parties’ Disclosure Statement with respect to the Plan setting forth the terms and conditions of the Restructuring Transactions (together with all exhibits there to, the “Disclosure Statement”) and any Credit Agreement amendment, intercreditor agreement, indenture, notes, equityholder agreements or other agreements required to memorialize the Restructuring Transactions (the Disclosure Statement together with any other solicitation materials with respect to the Plan, collectively, the “Solicitation Materials”);

(ii)	the Plan, including any plan supplement documents (including, without limitation, the identity of the officers and directors of the reorganized Stone Parties, any Credit Agreement amendment, intercreditor agreement, indenture, notes, the governance documents for the reorganized Stone Parties, and any equityholders’ agreements with respect to the reorganized Stone Parties), the order of the Bankruptcy Court approving the Disclosure Statement (the “Disclosure Statement Order”), the order of the Bankruptcy Court confirming the Plan (the “Confirmation Order”), an order of the Bankruptcy Court authorizing the assumption of this Agreement (the “RSA Assumption Order”), the Assumption and Procedures Order (as defined in the Appalachia PSA) in regard to the transactions contemplated in the Appalachia PSA (the “Assumption and Procedures Order”), the bidding procedures (if any) approved by the Bankruptcy Court in respect of the Appalachian Assets (whether pursuant to the Assumption and Procedures Order or other order of the Bankruptcy Court) (the “Bidding Procedures”), the order of the Bankruptcy Court approving the Appalachia PSA and the transactions contemplated thereby (the “Appalachia Sale Order”), the motions seeking approval of each of the foregoing, the Critical Vendor Motion, the Cash Collateral Motion, the Royalty Motion and the Shipper’s Motion; and

(iii)	any document or filing identified in the Term Sheet as being subject to approval or consent rights under Section 4(b) of this Agreement.

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(b)	The Definitive Documentation identified in Section 4(a) of this Agreement will, after the RSA Effective Date, remain subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the Term Sheet) in all respects, and shall otherwise be in form and substance reasonably satisfactory to the Stone Parties, on the one hand, and the Required Consenting Noteholders[2], on the other hand; provided, however, that (i) the form, terms and provisions of the constitutional, organizational and other documents of the Stone Parties setting forth the rights of stockholders or noteholders after the Consummation Date, including, but not limited to, any charters, bylaws, operating agreements, indentures, warrants, stockholders’ or unitholders’ agreements, registration rights agreements, management incentive plan, or other similar agreements, motions, pleadings or orders to be entered into or filed in connection with the Restructuring Transactions, shall, in each case, be consistent with the Term Sheet and otherwise satisfactory to the Required Consenting Noteholders in their sole discretion and (ii) the Disclosure Statement, the Disclosure Statement Order, the Assumption and Procedures Order, the Bidding Procedures (if any), the Motion for approval of the Assumption and Procedures Order, the Appalachia Sale Order; the Motion for Approval of the Appalachia Sale Order, the Motion for Approval of the Disclosure Statement and Solicitation Procedures, the Plan, the Confirmation Order, Motion to Approve RSA, RSA Assumption Order, Critical Vendor Motion, Cash Collateral Motion, Royalty Motion, and Shipper’s Motion shall, in each case, be satisfactory to the Required Consenting Noteholders and the Stone Parties.

(c)	The Stone Parties shall provide to the Noteholder Committee’s legal counsel drafts of all motions or applications, including proposed orders, and other documents that the Stone Parties intend to file with the Bankruptcy Court not less than three (3) Business Days before the date when the Stone Parties intend to file any such motion, application or document, including for the avoidance of doubt, all first day motions and orders; provided, however, that in the event that three (3) Business Days’ notice is impossible or impracticable under the circumstances, the Stone Parties shall provide draft copies of any motions, applications, including proposed orders and any other documents the Stone Parties intend to file with the Bankruptcy Court to the Noteholder Committee’s legal counsel within one (1) Business Day, or as soon as otherwise practicable, before the date when the Stone Parties intend to file any such motion, application or document. The Stone Parties shall notify the Noteholder Committee’s legal counsel telephonically or by electronic mail to advise them of the documents to be filed and the facts that make the provision of advance copies not less than three (3) Business Days before submission impossible or impracticable.

[2]	“Required Consenting Noteholders” shall mean, subject to Section 28, the Consenting Noteholders, holding at least a majority of the principal amount outstanding of all Notes Claims held by the Consenting Noteholders, provided that, such Consenting Noteholders holding the majority in principal amount shall include at least three (3) separate Consenting Noteholders (for purposes of this definition, each institution holding Notes Claims shall be taken together with each of its controlled affiliate’s and subsidiary’s Notes Claims holdings and they shall together in the aggregate constitute a single Consenting Noteholder).

5. Mutual Agreement of the Parties to Support the Restructuring Transactions. Each of the Parties to this Agreement agrees, severally and not jointly, from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 12 of this Agreement) applicable to such Party, to:

(a)	use commercially reasonable best efforts to support and cooperate with the other Parties to this Agreement and use reasonable best efforts to take or cause to be taken all actions reasonably necessary to consummate the Restructuring Transactions on the terms and subject to the conditions set forth in the Term Sheet and this Agreement; and

(b)	negotiate in good faith any terms of the Definitive Documentation that are subject to negotiation as of the RSA Effective Date.

6. Commitment of Consenting Noteholders. Each Consenting Noteholder agrees, severally and not jointly, from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 12 of this Agreement) applicable to such Consenting Noteholder, so long as it remains the legal owner, beneficial owner and/or investment advisor or manager of or with power and/or authority to bind any Notes (provided that, any transfer of Notes is made in accordance with Section 13 herein), to:

(a)	tender for exchange all Notes beneficially owned by such Consenting Noteholder or for which it is the nominee, investment manager, or advisor for beneficial holders thereof pursuant to the Disclosure Statement and in accordance with the applicable procedures set forth therein, in each case as specified by such Consenting Noteholder next to its name on Annex A;

(b)

(i) subject to receipt of the Disclosure Statement, vote all of its Notes Claims against, or interests in, as applicable, the Stone Parties now or hereafter owned by such Consenting Noteholder (or which such Consenting Noteholder now or hereafter has voting control over) to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and the Solicitation Materials that meet the requirements of applicable law, including

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sections 1125 and 1126 of the Bankruptcy Code; (ii) timely return a duly-executed ballot in connection therewith; and (iii) not “opt out” of or object to any releases or exculpation provided under the Plan (and, to the extent required by such ballot, affirmatively “opt in” to such releases and exculpation);

(c)	not withdraw, amend, change, or revoke (or seek to withdraw, amend, change, or revoke) its tender, consent, or vote with respect to the Plan; provided, however, that the tender, consent, or votes of the Consenting Noteholders shall be immediately revoked and deemed void ab initio upon the occurrence of the Termination Date;

(d)	not (i) object to, delay, impede, or take any other action (including to instruct or direct the Indenture Trustee) to interfere with the prompt consummation of the Restructuring Transactions or the Definitive Documentation (including the entry by the Bankruptcy Court of an order approving the Disclosure Statement and the Confirmation Order, if applicable); (ii) propose, file, support, or vote for any restructuring, workout, reorganization, liquidation, or chapter 11 plan or other Alternative Transaction (as defined below) for any of the Stone Parties, other than the Restructuring Transactions and the Plan; or (iii) encourage or support any other person or entity to do any of the foregoing;

(e)	support and not object to or take any other action (including to instruct or direct the Indenture Trustee) that would, or would be reasonably expected to, interfere with the prompt consummation of the transactions contemplated in the Appalachia PSA (including the entry by the Bankruptcy Court of the Assumption and Procedures Order and the Appalachia Sale Order);

(f)	not take any other action, including, without limitation, initiating or joining in any legal proceeding, that is materially inconsistent with its obligations under this Agreement, that could unreasonably hinder, delay, or prevent the timely consummation of the Restructuring Transactions and the confirmation and consummation of the Plan and entry of the Confirmation Order; and

(g)	during the Interim Period (as defined in the Appalachia PSA) no Consenting Noteholder shall, directly or indirectly (including through the financial advisor or legal counsel thereto), solicit any offer or inquiry from any Person concerning such Person’s direct or indirect acquisition of the assets subject to the Appalachia PSA.

Notwithstanding the foregoing, nothing in this Agreement, and neither a vote to accept the Plan by any Consenting Noteholder, nor the acceptance of the Plan by any Consenting Noteholder shall: (w) be construed to limit consent and approval rights provided in this Agreement and the Definitive Documentation; (x) be construed to prohibit any Consenting Noteholder from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein; (y) be construed to prohibit any Consenting Noteholder from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the transactions contemplated in, subject to the terms and conditions of, the Appalachia PSA and consummation of the Restructuring Transactions; or (z) impair or waive the rights of any Consenting Noteholder to assert or raise any objection expressly permitted under this Agreement in connection with any hearing in the Bankruptcy Court, including, without limitation, any hearing on confirmation of the Plan. For the avoidance of doubt and notwithstanding the foregoing, nothing in this Agreement shall or shall be deemed to limit the rights of the Stone Parties set forth in the Appalachia PSA (including sections 7.04(b), 7.16(b) and 11.01(h), but subject to section 3.02(e), thereof) to conduct a marketing and auction process for the assets subject to the Appalachia PSA if required by the Bankruptcy Court, terminate the Appalachia PSA and select an Alternative Bid (as defined in the Appalachia PSA, an “Alternative Bid”), and the obligations of the Consenting Noteholders pursuant to this Agreement in respect of the Appalachia PSA and the transactions contemplated therein are expressly subject to the right of the Consenting Noteholders to consider any unsolicited offer or inquiry presented to a Consenting Noteholder or the Stone Parties, engage in discussions with the party submitting such unsolicited offer or inquiry and the Stone Parties in respect thereof (including by furnishing confidential information with respect to the assets subject to the Appalachia PSA or permitting access to such assets or the books and records of the Stone Parties) and, if such unsolicited offer or inquiry is determined in good faith by the Required Consenting Noteholders, after seeking the advice of outside legal counsel, to be superior to the transactions contemplated in the Appalachia PSA for the purpose of maximizing the value of the assets of the Stone Parties, seek an order or directive from the Bankruptcy Court requiring the Stone Parties to conduct a further marketing process and/or a competitive auction for the assets subject to the Appalachia PSA, and, if the result of such marketing and/or auction process is a higher or otherwise better offer as compared to the Appalachia PSA (including as the same may have been proposed to be modified by the Buyer with respect thereto) in the determination of the Required Consenting Noteholders, to support approval of such higher or otherwise better offer by the Bankruptcy Court and termination of the Appalachia PSA by the Stone Parties pursuant to section 11.01(h) thereof. The Consenting Noteholders, on the one hand, and the Stone Parties, on the other hand, as the case may be, shall promptly, and no later than three (3) Business Days following receipt of an unsolicited offer or inquiry with respect to the assets subject to the Appalachia PSA, notify legal counsel to the other and, in the case of the Consenting Noteholders, Buyer (as defined in the Appalachia PSA) of the receipt and material terms of such offer or inquiry.

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7. Commitment of the Stone Parties. Each of the Stone Parties agrees, from the RSA Effective Date until the occurrence of a Termination Date, to:

(a)	use reasonable best efforts to implement the Restructuring Transactions in accordance with the applicable milestones set forth in Schedule 1 hereto (collectively, the “Milestones”), which Milestones may only be extended in accordance with Section 28 of this Agreement;

(b)	not undertake any action that is inconsistent with this Agreement, or which could unreasonably hinder, delay or prevent the timely consummation of the Restructuring Transactions and the Definitive Documentation, including, without limitation, filing any motion to reject this Agreement in the Bankruptcy Court;

(c)	support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring Transactions;

(d)	file, within two (2) calendar days after the date the Chapter 11 Cases are commenced by filing bankruptcy petitions with the Bankruptcy Court (such date, the “Petition Date”), a motion seeking to assume this Agreement;

(e)	timely pay all fees and expenses as set forth in Section 15 of this Agreement;

(f)	timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(g)	timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Stone Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(h)	subject to the next paragraph, not seek, solicit, or support any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets (other than the sale of the Appalachian Assets), any debt or equity financing or re-financing, or restructuring of the Stone Parties (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code other than the sale of the Appalachian Assets), other than the Plan and Restructuring Transactions, and to not cause or allow any of their agents or representatives to solicit any agreements relating to an Alternative Transaction (as defined below);

(i)	notwithstanding anything to the contrary herein, use reasonable best efforts to exercise their rights under Section 2.17(b) of the Credit Agreement to the extent necessary to implement the modifications to the Credit Agreement referenced in Section 2(a)(ii) and as set forth in the Term Sheet;

(j)	(i) not take an action or fail to act in such a manner as would be reasonably likely to result in a breach or failure of any of the conditions to closing set forth in the Appalachia PSA; (ii) use reasonable best efforts to cure any breach of the terms and conditions of the Appalachia PSA by any of the Stone Parties signatory thereto that would be reasonably likely to result in a breach or failure of the conditions to closing set forth therein; (iii) not terminate the Appalachia PSA or reduce, amend or modify the purchase price set forth therein to an amount in cash less than $350 million (other than as a result of adjustments provided for therein); and (iv) otherwise use reasonable best efforts to satisfy its obligations under the Appalachia PSA and consummate the transactions with Buyer contemplated thereby, subject to the last sentence of Section 6 of this Agreement; and

(k)	through the Closing Date (as defined in the Appalachia PSA) (i) upon the written request of the Consenting Noteholders, provide in writing to the Consenting Noteholders a then current good faith estimate of the Stone Parties, together with such documentation as reasonably requested by the Consenting Noteholders in support of such estimate, of the purchase price under the Appalachia PSA after giving effect to any reductions that would be taken into account by the Consenting Noteholders in determining the “net purchase price” as determined in accordance with Section 8(n) and (ii) promptly notify the Consenting Noteholders in writing of any change, event, circumstance, development, condition, occurrence or effect which the Stone Parties become aware of that would reasonably be expected to result in a failure of any of the conditions to closing set forth in the Appalachia PSA or in any reduction in the “net purchase price,” as determined in accordance with Section 8(n). To the extent the notice is in respect of a potential adjustment to “net purchase price,” such notice shall include the amount of the resulting reduction along with such documentation as reasonably requested by the Consenting Noteholder in support of such amount.

Notwithstanding anything to the contrary herein, the Stone Parties shall be entitled, at any time prior to the entry by the Bankruptcy Court of the Confirmation Order, to accept or pursue (but not to solicit or initiate of its own accord): (i) a competing plan of reorganization or other financial and/or corporate restructuring of the Stone Parties; (ii) the issuance, sale or other disposition of any

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equity or debt interests, or any material assets, of the Stone Parties; or (iii) a merger, consolidation, business combination, liquidation, recapitalization, any debt or equity financing or refinancing, or similar transaction involving the Stone Parties (each, an “Alternative Transaction”), in each case to the extent the Board of Directors of Stone determines, after seeking the advice of outside legal counsel, in good faith, and consistent with their fiduciary duties, that such Alternative Transaction best maximizes value for the Stone Parties and their stakeholders, and provided that the Stone Parties shall have first exercised their right in accordance with Section 9(b) of this Agreement to declare a Company Termination Event prior to the date on which the Stone Parties enter into a definitive agreement in respect of such an Alternative Transaction or make a public announcement regarding their intention to do so. The Stone Parties shall give the legal counsel to the Consenting Noteholders not less than three (3) Business Days’ prior written notice before the termination of this Agreement in accordance with Section 9(b) of this Agreement. At all times prior to the date on which the Stone Parties enter into a definitive agreement in respect of such an Alternative Transaction or make a public announcement regarding their intention to do so, the Stone Parties shall (x) provide a copy of any written offer or proposal (and notice of any oral offer or proposal) for such Alternative Transaction within three (3) Business Days3 of the Stone Parties’ or their advisors’ receipt of such offer or proposal received to the legal counsel to and the financial advisors to the Consenting Noteholders and (y) provide such information to the advisors to the Consenting Noteholders regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep the Consenting Noteholders contemporaneously informed as to the status and substance of such discussions.

8. Consenting Noteholder Termination Events. The Required Consenting Noteholders shall have the right, but not the obligation, upon written notice to the other Parties, to terminate the obligations of the Consenting Noteholders under this Agreement upon the occurrence of any of the following events (each, a “Consenting Noteholder Termination Event”), unless waived, in writing, by the Required Consenting Noteholders on a prospective or retroactive basis:

(a)	the failure of the Stone Parties to meet any Milestone;

(b)	the termination of the Appalachia PSA or any reduction, amendment or modification of the purchase price set forth therein to an amount in cash less than $350 million (other than as a result of adjustments in the purchase price as provided for in the Appalachia PSA), other than termination of the Appalachia PSA by the Stone Parties signatory thereto pursuant to section 11.01(h) thereof for the purpose of selecting an Alternative Bid acceptable to the Required Consenting Noteholders;

(c)	the Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases;

(d)	the Bankruptcy Court enters an order appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(e)	the Definitive Documentation does not conform to the Term Sheet without the prior written consent of the Required Consenting Noteholders or otherwise is not acceptable to the Required Consenting Noteholders;

(f)	any Stone Party files with the Bankruptcy Court any motion or application seeking authority to sell any material assets that is not contemplated in the Term Sheet without the prior written consent of the Required Consenting Noteholders;

(g)	any Stone Party materially breaches its obligations under this Agreement, which breach is not cured within five (5) Business Days after the giving of written notice of such breach, or files, publicly announces, or informs the Consenting Noteholders of its intention to file a chapter 11 plan that contains terms and conditions that: (i) do not provide the Consenting Noteholders with the economic recovery set forth on the Term Sheet or (ii) are not otherwise consistent with this Agreement and the Term Sheet; provided, however, that no Consenting Noteholder may seek to terminate this Agreement based upon a material breach or any failure of any material condition in this Agreement primarily caused by such Consenting Noteholder in breach of this Agreement;

(h)	a material breach by any Stone Party of any representation, warranty, or covenant of such Stone Party set forth in this Agreement that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice and a description of such breach is provided to the Stone Parties; provided, however, that the Required Consenting Noteholders may not seek to terminate this Agreement based upon a breach of this Agreement by a Stone Party primarily caused by the Required Consenting Noteholders in breach of this Agreement;

[3]	“Business Day” means any day, other than a Saturday, Sunday, or legal holiday, in each case, in New York, New York.

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(i)	either (i) any Stone Party files with the Bankruptcy Court a motion, application, or adversary proceeding (or any Stone Party supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, the Notes Claims or (B) asserting any other cause of action against the Consenting Noteholders or (ii) the Bankruptcy Court enters an order providing relief against any Consenting Noteholder with respect to any of the foregoing causes of action or proceedings filed by any Stone Party;

(j)	if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins, or otherwise prohibits the implementation of the Restructuring Transactions or the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement and the Term Sheet;

(k)	any Stone Party terminates its obligations under and in accordance with this Agreement;

(l)	if the Stone Parties execute or file with the Bankruptcy Court any Definitive Documentation that is inconsistent with the requirements set forth in Section 4(b) of this Agreement;

(m)	if the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Stone Parties’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code; or

(n)	if the net purchase price, calculated by the Required Consenting Noteholders in their sole discretion in accordance with this Section 8(n) is less than $335.0 million. The net purchase price as used in this Section 8(n) shall be calculated by reducing the purchase price by (i) any purchase price adjustments (excluding adjustments related to interim operations between the Effective Time of the Appalachia PSA and the Closing Date (each as defined in the Appalachia PSA)) and (ii) any escrowed amounts, holdbacks or other similar deferred payments under the Appalachia PSA. Absent a finding of manifest error, the calculation of net purchase price by the Required Consenting Noteholders shall be final and binding on the parties with respect to this Section 8(n). The Stone Parties shall provide such assistance in good faith as reasonably requested by the Consenting Noteholders in the calculation of the net purchase price used in this Section 8(n).

9. The Stone Parties’ Termination Events. The Stone Parties shall have the right, but not the obligation, upon written notice to the Consenting Noteholders, to terminate their obligations (jointly) under this Agreement upon the occurrence of any of the following events (each a “Company Termination Event,” and together with the Consenting Noteholder Termination Events, the “Termination Events”), unless waived, in writing, by the Stone Parties on a prospective or retroactive basis:

(a)	a breach by a Consenting Noteholder of any representation, warranty, or covenant of such Consenting Noteholder set forth in this Agreement that would reasonably be expected to have a material adverse impact on the timely consummation of the Restructuring Transactions that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice and a description of such breach is provided to the Consenting Noteholders; provided, however, that the Stone Parties may not seek to terminate this Agreement based upon a breach of this Agreement by a Consenting Noteholder arising primarily out of the Stone Parties’ own actions in breach of this Agreement; and provided, further, that so long as non-breaching Consenting Noteholders party hereto continue to hold at least 66-2/3% of the outstanding Notes Claims, such termination shall be effective only with respect to such breaching Consenting Noteholders;

(b)	subject to the prior notice required in the last paragraph of Section 7, if the Board of Directors of Stone desires to terminate this Agreement pursuant to the exercise of its fiduciary duties, after seeking the advice of outside legal counsel, to accept an Alternative Transaction, or make a public announcement regarding their intention to do so, as contemplated in the last paragraph of Section 7 of this Agreement; or

(c)	if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins, or otherwise prohibits the implementation of the Restructuring Transactions.

10. Individual Termination. Any Consenting Noteholder may terminate this Agreement as to itself only, upon written notice to the other Parties, in the event that: (a) such Consenting Noteholder has transferred all (but not less than all) of its Notes Claims in accordance with Section 13 of this Agreement (such termination shall be effective on the date on which such Consenting Noteholder has effected such transfer, satisfied the requirements of Section 13 and provided the written notice required above in this Section 10); or (b) this Agreement is amended without its consent in such a way as to alter any of the material terms hereof in a manner that is disproportionately adverse to such Consenting Noteholder as compared to similarly situated Consenting Noteholders, by giving ten (10) Business Days’ written notice to the Stone Parties and the other Consenting Noteholders; provided, that such written notice shall be given by the applicable Consenting Noteholder within five (5) Business Days of such amendment, filing, or execution.

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11. Mutual Termination; Automatic Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically and all of the obligations of the Parties hereunder shall be of no further force or effect in the event that: (i) the Restructuring Transactions are consummated in accordance with this Agreement and the Term Sheet; (ii) the Restructuring Transactions are not consummated in accordance with this Agreement and the Term Sheet by the one-hundredth (100th) calendar day after the Petition Date, as such date may be extended in writing from time to time by the mutual agreement of the Stone Parties and the Required Consenting Noteholders; or (iii) the Stone Parties and the Required Consenting Noteholders mutually agree to such termination in writing.

12. Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 8, 9, 10, or 11 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.” Upon the occurrence of a Termination Date, all Parties’ obligations under this Agreement shall be terminated effective immediately, and all Parties hereto shall be released from all commitments, undertakings, agreements, and obligations; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Stone Parties’ obligations in Section 15 of this Agreement accrued up to and including such Termination Date; and (c) Sections 12, 15, 18, 19, 22, 23, 25, 27, 29, 31, 31, and 37 of this Agreement. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

13. Transfers of Claims and Interests.

(a)	No Consenting Noteholder shall (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, any of its right, title, or interest in respect of any of such Consenting Noteholder’s claims against any Stone Party, as applicable, in whole or in part, or (ii) deposit any of such Consenting Noteholder’s claims against any Stone Party, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in Clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Consenting Noteholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Noteholder or any other entity (a “Transferee”) that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Stone Parties a Transferee Joinder substantially in the form attached hereto as Exhibit B (the “Transferee Joinder”). With respect to claims against or interests in a Stone Party held by the relevant Transferee upon consummation of a Transfer in accordance herewith, such Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Noteholder, set forth in this Agreement as of the date of such Transfer. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer and any remedies with respect to such claim) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Section 13 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Stone Parties and/or any Consenting Noteholder, and shall not create any obligation or liability of any Stone Party or any other Consenting Noteholder to the purported transferee.

(b)	Notwithstanding anything to the contrary herein, (i) the foregoing Clause (a) of this Section 13 shall not preclude any Consenting Noteholder from transferring Notes Claims to affiliates of such Consenting Noteholder (each, a “Creditor Affiliate”), which Creditor Affiliate shall be automatically bound by this Agreement upon the transfer of such Notes Claims, and (ii) a Qualified Marketmaker[4] that acquires any of the Notes Claims with the purpose and intent of acting as a Qualified Marketmaker for such Notes Claims shall not be required to execute and deliver to counsel a Transferee Joinder or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Notes Claims (by purchase, sale, assignment, participation, or otherwise) to a Consenting Noteholder or a Transferee (including, for the avoidance of doubt, the requirement that such Transferee execute a Transferee Joinder).

[4]	As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Stone Parties (or enter with customers into long and short positions in claims against the Stone Parties), in its capacity as a dealer or market maker in claims against the Stone Parties and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

14. Further Acquisition of Claims or Interests. Except as expressly set forth in Section 13 of this Agreement, nothing in this Agreement shall be construed as precluding any Consenting Noteholder from acquiring additional claims against or interests in any Stone Parties; provided, however, that any such claims or interests shall automatically be subject to the terms and conditions of this Agreement. Upon any such further acquisition by a Consenting Noteholder, such Consenting Noteholder shall promptly notify in writing the Stone Parties and legal counsel to the Noteholder Committee (as defined below).

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15. Fees and Expenses. Subject to Section 12 of this Agreement the Stone Parties shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date and in each case, in accordance with (and when due under) any applicable engagement letter or fee reimbursement letter with the Stone Parties) of: (a) Akin Gump Strauss Hauer & Feld LLP and one local law firm, as legal counsel to an ad hoc committee of Noteholders (the “Noteholder Committee”) and (b) Intrepid Financial Partners, L.L.C., as the financial advisor retained on behalf of the Noteholder Committee; provided, however, that all outstanding invoices of the Noteholder Committee’s professionals and advisors shall be paid in full immediately prior to the Petition Date.5

16. Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Plan by each of the Consenting Noteholders will not be solicited until such Parties have received the Disclosure Statement and related ballots in accordance with applicable law, and will be subject to sections 1125, 1126, and 1127 of the Bankruptcy Code. This Agreement does not constitute, and shall not be deemed to constitute, an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal, state, or provincial law or regulation.

17. Representations and Warranties.

(a)	Each Consenting Noteholder hereby represents and warrants on a several and not joint basis, for itself and not for any other person or entity, that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the RSA Effective Date:

(i)	it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution, delivery, and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it or any of its affiliates, or its certificate of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

(v)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(vi)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and the Term Sheet, and has been afforded the opportunity to discuss the Plan and other information concerning the Stone Parties with the Stone Parties’ representatives, and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction;

(vii)	it (A) either (1) is the sole owner of the claims and interests identified next to its name on Annex A attached hereto and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the claims and interests identified next to its name on Annex A attached hereto, and has the power and authority to bind the owner(s) of such claims and interests to the terms of this Agreement; (B) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such claims and interests; and (C) does not directly or indirectly own or control any claims against or interests in any Stone Party other than as identified next to its name on Annex A attached hereto (which annex, for the avoidance of doubt, shall not be publically disclosed or filed); and

[5]	Subject to (i) the receipt by Akin Gump of a prepetition advance payment sufficient to bring the aggregate amount on account up to $500,000, and (ii) the receipt by Intrepid of a prepetition advance payment in the amount of $250,000.

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(viii)	other than pursuant to this Agreement, the claims and interests identified on Annex A free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would adversely affect in any material way such Consenting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

(b)	Each Stone Party hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Stone Parties) that the following statements are true, correct, and complete as of the RSA Effective Date:

(i)	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Stone Party’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases) under any material contractual obligation to which it or any of its affiliates is a party;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

(v)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(vi)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and the Term Sheet, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction;

(vii)	Stone has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports, and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Exchange Act of 1934, as amended, or the U.S. Securities Act of 1933, as amended (collectively, “SEC Filings”), since December 31, 2014 (the SEC Filings since December 31, 2014 and through the RSA Effective Date, including any amendments thereto, the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports, as amended, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; and

(viii)

the Stone Parties’ consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were prepared: (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a historically consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case, such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of

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operations, changes in stockholder’s equity and cash flows of the Stone Parties, as applicable, and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

18. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a financial restructuring of the Stone Parties and in contemplation of chapter 11 filings by the Stone Parties, and the exercise of the rights granted in this Agreement after the commencement of the Chapter 11 Cases shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code.

19. Settlement. This Agreement and the Restructuring Transactions are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, the exhibits attached hereto, the Plan, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement or the exhibits attached hereto (as applicable).

20. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity, and it is hereby expressly acknowledged by the Consenting Noteholders, on the one hand, and the Stone Parties, on the other hand, that they are in privity with each other and that no Consenting Noteholder is in privity with any other Consenting Noteholder in connection with this Agreement or any of the transactions contemplated hereby. The Consenting Noteholders represent and warrant that as of the date hereof and for so long as this Agreement remains in effect, the Consenting Noteholders have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Stone Parties. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement, and each Consenting Noteholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Consenting Noteholder to be joined as an additional party in any proceeding for such purpose. Nothing contained in this Agreement, and no action taken by any Consenting Noteholder pursuant hereto is intended to constitute the Consenting Noteholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Noteholder is in any way acting in concert or as a member of a “group” with any other Consenting Noteholder or Consenting Noteholders within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

21. Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

22. Governing Law and Consent to Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to such state’s choice of law provisions which would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding shall be brought in the federal or state courts located in the City of Wilmington, in New Castle County and in the State of Delaware, and each of their respective appellate courts, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to Delaware jurisdiction, upon the commencement of any Chapter 11 Cases and until the effective date of the Plan, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

23. WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY ACTION, PROCEEDING, COUNTERCLAIM, OR DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN ANY OF THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATING TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

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24. Successors and Assigns. Except as otherwise provided in this Agreement and subject to Section 13 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto, and then only to a person or entity that has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

25. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

26. Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service or messenger; registered, certified or overnight mail; e-mail, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)	If to any Stone Party:

Stone Energy Corporation
625 East Kaliste Saloom Rd.
Lafayette, LA 70508
Attn: Lisa S. Jaubert and
Kenneth H. Beer
Phone: (337) 521-2278
Fax: (337) 521-9916
E-mail: JaubertLS@StoneEnergy.com; and
BeerKH@StoneEnergy.com.

with a copy to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attn: David S. Heller;
Josef S. Athanas,
Caroline A. Reckler, and
Matthew L. Warren
Phone: (312) 876-7700
Fax: (312) 993-9767
E-mail: david.heller@lw.com,
josef.athanas@lw.com,
caroline.reckler@lw.com, and
matthew.warren@lw.com

-and-

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attn: Robin Russell
Phone: (713) 220-4086
Fax: (713) 238.7192
E-mail: rrussell@andrewskurth.com

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(b)	If to any Consenting Noteholder:
To the notice address provided on Annex A.

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryan Park
Bank of America Tower
New York, NY 10036-6745
	Attn:	Michael S. Stamer,
Meredith Lahaie, and
Stephen B. Kuhn.
Phone: (212) 872-1000
Fax: (212) 872-1002
	E-mail:	mstamer@akingump.com,
mlahaie@akingump.com, and
skuhn@akingump.com.

27. Entire Agreement. This Agreement (and the exhibits and schedules attached hereto) constitutes the entire agreement of the Parties with respect to the transactions contemplated herein, and supersedes all prior negotiations, discussions, promises, representations, warranties, agreements, and understandings, whether written or oral, between or among the Parties with respect thereto; provided, however, that, for the avoidance of doubt, any confidentiality agreement executed by any Consenting Noteholder shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms; provided, further, that the Parties intend to enter into the Definitive Documentation after the date hereof to consummate the Restructuring Transactions.

28. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no term or provision hereof or thereof waived, without the prior written consent of the Stone Parties and the Required Consenting Noteholders, provided that, the written consent of each Consenting Noteholder and the Stone Parties shall be required for any amendments, amendments and restatements, modifications, or other changes to the defined term “Required Consenting Noteholders,” Section 10 and this Section 28 and provided, further, that any amendments, amendments and restatements, modifications, or other changes to the Term Sheet shall require the prior written consent of Consenting Noteholders, holding at least two-thirds of the principal amount outstanding of all Notes Claims held by the Consenting Noteholders provided that, such Consenting Noteholders holding at least two-thirds of the principal amount shall include at least two (2) separate Consenting Noteholders (for purposes of this provision, each institution holding Notes Claims shall be taken together with each of its controlled affiliate’s and subsidiary’s Notes Claims holdings and they shall together in the aggregate constitute a single Consenting Noteholder).

29. Reservation of Rights.

(a)	Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies, and interests, including without limitation, its claims against any of the other Parties.

(b)	Without limiting Clause (a) of this Section 29 in any way, if the Restructuring Transactions are not consummated in the manner and on the timeline set forth in this Agreement, or if this Agreement is terminated for any reason in accordance with its terms, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses, subject to Section 19 of this Agreement. This Agreement, the Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

30. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

31. Public Disclosure. This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that, after the Petition Date, the Parties may disclose the existence of, or the terms of, this Agreement or any other material term of the Restructuring Transactions contemplated herein without the express written consent of the other Parties. For the avoidance of doubt and notwithstanding the generality of the foregoing, under no circumstances may any Party make any public disclosure of

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any kind that would disclose either: (i) the holdings of any Consenting Noteholder (including Annex A, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Noteholder without the prior written consent of such Consenting Noteholder or the order of a Bankruptcy Court or other court with competent jurisdiction.

32. Creditors’ Committee. Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to, and serves on an official committee of creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder’s exercise of its fiduciary duties arising from its service on such committee; provided, however, that service as a member of a committee shall not relieve such Consenting Noteholder of its obligations to affirmatively support the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Term Sheet and the transactions with Buyer on the terms and .conditions set forth in this Agreement and the Appalachia PSA.

33. Severability. If any portion of this Agreement shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement insofar as they may practicably be performed shall remain in full force and effect and binding on the Parties.

34. Additional Parties. Without in any way limiting the provisions hereof, additional Noteholders may become Parties by executing and delivering to the other Parties a duly executed counterpart hereof. Such additional Parties shall become Consenting Noteholders under this Agreement in accordance with the terms of this Agreement.

35. Time Periods. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.

36. Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

37. Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof. For purposes of this Agreement, unless otherwise specified: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) all references herein to “Articles,” “Sections,” and “Exhibits” are references to Articles, Sections, and Exhibits of this Agreement; and (c) the words “herein,” “hereof,” “hereunder,” and “hereto,” refer to this Agreement in its entirety rather than to a particular portion of this Agreement. The phrase “reasonable best efforts” or words or phrases of similar import as used herein shall not be deemed to require any party to enforce or exhaust their appellate rights in any court of competent jurisdiction, including, without limitation, the Bankruptcy Court.

38. Remedies Cumulative; No Waiver. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

[Signatures and exhibits follow.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

STONE ENERGY CORPORATION,
a Delaware corporation

By:	/s/ Kenneth H. Beer
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY OFFSHORE, L.L.C.,
a Delaware limited liability company, by
Stone Energy Corporation, its sole member

By:	/s/ Kenneth H. Beer
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY HOLDING, L.L.C.,
a Delaware limited liability company, by
Stone Energy Corporation, it sole member

By:	/s/ Kenneth H. Beer
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

[Signature Page to Restructuring Support Agreement – Consenting Noteholder]

Schedule 1

Milestones

(a)	the Stone Parties shall commence the solicitation in respect of the Plan, no later than November 3, 2016;

(b)	the Stone Parties shall commence the Chapter 11 Cases by filing bankruptcy petitions with the Bankruptcy Court no later than December 9, 2016 (such filing date, the “Petition Date”);

(c)	within two (2) calendar days after the Petition Date, the Stone Parties shall file with the Bankruptcy Court: (i) a motion seeking to assume this Agreement (the “RSA Assumption Motion”), (ii) the Plan and Disclosure Statement, and (iii) a motion (the “Disclosure Statement and Solicitation Motion”) seeking, among other things: (A) approval of the Disclosure Statement; (B) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan; and (C) to schedule the hearing to consider confirmation of the Plan (the “Confirmation Hearing”);

(d)	no later than thirty (30) calendar days from the Petition Date, the Bankruptcy Court shall have entered an order authorizing the assumption of this Agreement (the “RSA Assumption Order”);

(e)	no later than seventy-five (75) calendar days after the Plan and Disclosure Statement are filed, the Bankruptcy Court shall have entered the Confirmation Order;

(f)	no later than fifteen (15) calendar days after entry of the Confirmation Order by the Bankruptcy Court, the Stone Parties shall consummate the transactions contemplated by the Plan (the date of such consummation, the “Plan Effective Date”); and

(g)	no later than the Plan Effective Date, the Stone Parties shall have received at least $350 million from the sale of the Appalachian Assets (as defined in the Term Sheet) subject to adjustment in accordance with the Appalachia PSA.

Schedule 1

Exhibit A to the Restructuring Support Agreement

Term Sheet

[See Attached]

STONE ENERGY CORPORATION

RESTRUCTURING TERM SHEET

October 20, 2016

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND, IF APPLICABLE, PROVISIONS OF THE BANKRUPTCY CODE. THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN.

NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE LENDERS, THE COMPANY, AND ANY CREDITOR PARTY. THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE DEFINITIVE DOCUMENTATION, WHICH REMAIN SUBJECT TO DISCUSSION, NEGOTIATION AND EXECUTION.

SUMMARY OF PRINCIPAL TERMS

OF PROPOSED RESTRUCTURING TRANSACTIONS

This term sheet (the “Term Sheet”) sets forth certain key terms of a proposed restructuring transaction (the “Transaction”) with respect to the existing debt and other obligations of Stone Energy Corporation (“Stone”), Stone Energy Offshore, L.L.C. (“Stone Offshore”) and Stone Energy Holdings, L.L.C. (each a “Stone Party” and collectively, the “Stone Parties” or the “Company”). This Term Sheet is the “Term Sheet” referenced as Exhibit A in that certain Restructuring Support Agreement, dated as of October 20, 2016 (as the same may be amended, modified or supplemented, the “Support Agreement”), by and among the Stone Parties and the Consenting Noteholders party thereto. Capitalized terms used but not otherwise defined in this Term Sheet shall have the meanings given to such terms in the Support Agreement. This Term Sheet supersedes any proposed summary of terms or conditions regarding the subject matter hereof and dated prior to the date hereof. Subject to the Support Agreement, the Transaction will be implemented through pre-packaged6 Chapter 11 Cases pursuant to the Plan.

TREATMENT OF CLAIMS AND INTERESTS

The below summarizes the treatment to be received on or as soon as practicable after the Consummation Date (as defined below) by holders of claims against, and interests in, the Company pursuant to the Transaction.

Administrative, Priority, and Tax Claims	Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Bank Claims

Each holder of an allowed Bank Claim shall receive (a) (i) if the class of Bank Claims votes to accept the Plan, on a pro rata basis, commitments under an amended Credit Agreement with the terms set forth on Exhibit 1(a) hereto or (ii) if the class of Bank Claims does not vote to accept the Plan (or is deemed to reject the Plan), a term loan with the terms set forth on Exhibit 1(b) hereto or (b) such other treatment as is acceptable to the Company and the Required Consenting Noteholders and consistent with the Bankruptcy Code, including, but not limited to, section 1129(b) of the Bankruptcy Code.

Other Secured Claims	Secured claims (other than Bank Claims) shall be unaltered and paid in full in the ordinary course of business to the extent such claims are undisputed.

[6]	Subject to resolution of management/employment issues.

Notes Claims

Each holder of an allowed Notes Claim shall receive its pro rata share of (a) $150 million of the net cash proceeds from the sale of the Appalachian Assets plus 85% of the net cash proceeds from the sale of the Appalachian Assets in excess of $350 million, if any, (b) 95% of the common stock in reorganized Stone (the “New Equity Interests”), subject to dilution by the Warrants, the Management Incentive Plan (each as defined below) and subsequent issuances of common stock (including securities or instruments convertible into common stock) by Stone from time to time after the Consummation Date, as set forth herein, and (c) $225 million of 7.5% notes due 2022 secured by a second-priority security interest on all assets securing the obligations owing to the holders of Bank Claims, with the terms set forth on Exhibit 2 hereto (the “New Notes”).

General Unsecured Claims	Unsecured claims other than Notes Claims shall be unaltered and paid in full in the ordinary course of business to the extent such claims are undisputed.

Intercompany Claims

Intercompany claims shall be reinstated, compromised, or cancelled, at the election of the Company and the Required Consenting Noteholders such that intercompany claims are treated in a tax-efficient manner.

Equity Interests	All existing common stock and other equity interests and rights in Stone shall be extinguished as of the Consummation Date. If the class of Bank Claims votes in favor of the Plan or if the Bankruptcy Court holds that the Plan may be confirmed notwithstanding that the class of Bank Claims votes against the Plan (or is deemed to reject the Plan) pursuant to 1129 (b) of the Bankruptcy Code, then each holder of existing common stock in Stone shall receive its pro rata share of 5% of the New Equity Interests and warrants on terms and conditions consistent with the term sheet attached hereto as Exhibit 3 (the “Warrants”), which New Equity Interests shall be subject to dilution by the Warrants and the Management Incentive Plan and subsequent issuances of common stock (including securities or instruments convertible into common stock) by Stone from time to time after the Consummation Date.

OTHER TERMS OF THE TRANSACTION

Sale of Appalachian Assets

Prior to or simultaneously with the Consummation Date, the Company shall have sold substantially all of its assets located in the Marcellus and Utica shales in Appalachia (the “Appalachian Assets”) for at least $350 million subject to adjustments as provided for in the purchase and sale agreement.

Corporate Governance

The terms and conditions of the new corporate governance documents of the reorganized Company (including the bylaws and certificates of incorporation or similar documents, among other governance documents) shall be acceptable to the Required Consenting Noteholders in their sole discretion.

The Parties expect that the reorganized Company following the Consummation Date will continue as a public reporting company under applicable U.S. securities laws and, consequently, the terms and conditions of the new corporate governance documents of the reorganized Company will be appropriate for such a public reporting company. The New Equity Interests issued to the Noteholders may, if so determined by the Required Consenting Noteholders (including if the Company will not be a public reporting company immediately following the Consummation Date), be subject to a stockholders agreement (the “New Stockholders Agreement”) containing terms and conditions that are appropriate for a private company and otherwise are acceptable to the Required Consenting Noteholders in their sole discretion. Such New Stockholders Agreement (if any) would govern the composition of the board or other governing body of reorganized Stone (the “New Board”) and will include customary approval rights for major stockholders and customary minority protections, including, but not limited to, transfer restrictions for the New Equity Interests issued to the Noteholders (solely for the purpose of assuring the Company would not be forced to become a public reporting company prior to such time as may be determined by the New Board), tag-along rights, drag-along rights, preemptive rights, information rights, and other customary protections for transactions of this type.

Board of Directors

The New Board shall initially consist of seven (7) directors selected by the Required Consenting Noteholders, one of whom will be the chief executive officer of Stone; provided, however, that the Required Consenting Noteholders shall interview any existing Board member who wishes to continue as a member of the New Board.

Management Incentive Plan	On the Consummation Date, reorganized Stone shall adopt a management incentive plan (the “Management Incentive Plan”) which shall provide for the grant of up to 10% of the New Equity Interests (or warrants or options to purchase New Equity Interests or other equity-linked interests) on a fully diluted basis to certain members of management. The form, allocation and any limitations on the Management Incentive Plan shall be determined by the New Board (or a committee thereof).

Releases & Exculpation

The amended Credit Agreement, the indenture for the New Notes, the Plan, and the Confirmation Order will contain customary mutual releases and other exculpatory provisions in favor of the Company, the Consenting Noteholders, the Indenture Trustee, the holders of existing common stock in Stone that provide a release, and each of their respective current and former affiliates, subsidiaries, members, professionals, advisors, employees, directors, and officers, in their respective capacities as such; provided, however, that if the class of Bank Claims votes to accept the Plan, the holders of Bank Claims and the administrative agent under the Credit Agreement will also be subject to the foregoing releases and exculpatory provisions. Such release and exculpation shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Company, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company would have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Consummation Date arising from or related in any way in whole or in part to the Company, the Credit Agreement, the Indentures, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is affected by the Transaction or treated in the Plan, or the negotiation, formulation, or preparation of the Definitive Documentation or related agreements, instruments, or other documents, in each case other than claims, actions, or liabilities arising out of or relating to any act or omission that constitutes willful misconduct, actual fraud, or gross negligence as determined by final order of a court of competent jurisdiction. To the maximum extent permitted by applicable law, any such releases shall bind all parties who affirmatively agree or vote to accept the Plan, those parties who abstain from voting on the Plan if they fail to opt-out of the releases, and those parties that vote to reject the Plan unless they opt-out of the releases.

Injunction & Discharge	The Plan and Confirmation Order will contain customary injunction and discharge provisions.

Cancellation of Instruments, Certificates, and Other Documents	On the Consummation Date and immediately prior to or concurrent with the distributions contemplated in this Term Sheet, except to the extent otherwise provided herein or in the Definitive Documentation, all instruments, certificates, and other documents evidencing debt of or equity interests in Stone and its subsidiaries shall be cancelled, and the obligations of Stone and its subsidiaries thereunder, or in any way related thereto, shall be discharged.

Employee Compensation and Benefit Programs

The employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Company applicable to any of its employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans listed on Schedule A attached hereto that are approved by, and with such additions, deletions, and modifications as may be required by, the Required Consenting Noteholders (collectively, the “Specified Employee Plans”), shall be maintained, continued in full force and effect and assumed by the Company (and assigned to the reorganized Stone Parties, if necessary) pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan. All claims arising from the Specified Employee Plans shall be treated in accordance with the Bankruptcy Code. Any plans, programs or arrangements that are not Specified Employee Plans relating to employees, compensation, or employee benefits shall be terminated or rejected, as appropriate.

Tax Issues

The Transaction shall, subject to the terms and conditions of the Support Agreement, be structured to achieve a tax-efficient structure, in a manner acceptable to the Company and the Required Consenting Noteholders.

Exemption Under Section 1145 of the Bankruptcy Code

The Plan and Confirmation Order shall provide that the issuance of any securities thereunder, including the New Notes, the New Equity Interests and the Warrants, will be exempt from securities laws in accordance with section 1145 of the Bankruptcy Code and such New Notes, New Equity Interests and Warrants shall be, following the Consummation Date, freely transferable by the respective holders thereof to the furthest extent permissible pursuant to section 1145 and applicable securities law and regulations (other than with respect to any such holders that are affiliates of the reorganized Company).

Registration Rights	The Company shall enter into a registration rights agreement with any party that receives 5% or more of the New Equity Interests. The registration rights agreement shall contain customary terms and conditions, including provisions with respect to demand rights, piggyback rights and blackout periods and shall be acceptable to the Consenting Noteholders in their sole discretion.

SEC Reporting	The Company shall continue as a public reporting company under applicable U.S. securities laws and shall continue to file annual, quarterly and current reports in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Stock Exchange	The Company shall use commercially reasonable efforts to list the New Equity Interests for trading on the New York Stock Exchange, The NASDAQ Global Market, the NASDAQ Global Select Market or any other national securities exchange reasonably acceptable to the Stone Parties and the Required Consenting Noteholders with such listing to be effective on the Consummation Date.

D&O Liability Insurance Policies with Runoff Endorsements, and Indemnification

Prior to the Petition Date, the Company shall purchase runoff endorsements to the Company’s existing Directors’ and Officers’ liability insurance policies (collectively, “D&O Liability Insurance Policies”) set forth on Schedule B hereto, extending coverage for current or former directors, managers, and officers of the Stone Parties for a six-year period after the Consummation Date for covered liabilities arising from activities occurring prior to the Consummation Date (collectively, “Runoff Endorsements”). The Company shall purchase new D&O Liability Insurance Policies for directors, managers, and officers of reorganized Stone and its subsidiaries from and after the Consummation Date on terms and conditions acceptable to the Required Consenting Noteholders.

The Company shall assume (and assign to the reorganized entities if necessary), pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan, (a) the existing D&O Liability Insurance Policies with Runoff Endorsements, and (b) all indemnification provisions in existence as of the date of the Support Agreement, including, but not limited to, those set forth on Schedule B hereto that, solely in respect of any indemnification agreements and other indemnification obligations (but not the existing D&O Liability Insurance Policies with Runoff Endorsements) are approved by, and with such additions, deletions, and modifications to such indemnification agreements and obligations as may be required by, the Required Consenting Noteholders to make such indemnification agreements and obligations consistent with current market practice to the reasonable satisfaction of the Required Consenting Noteholders, for directors, managers and officers of the Company (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise), such indemnification provisions, the “Indemnification Provisions”; provided, however, that no such Indemnification Provisions shall be deleted from Schedule B unless such deletion is agreed to by both the Required Consenting Noteholders and the Stone Parties. All claims arising from the existing D&O Liability Insurance Policies with Runoff Endorsements and such Indemnification Provisions shall be unaltered by the Transaction.

Notice Procedures

The Company shall provide written notice and publication notice of the bar date, if applicable, and the hearing to consider confirmation of the Plan to holders of claims in a manner acceptable to the Required Consenting Noteholders.

Consummation Date

The date on which the Transaction shall be fully consummated in accordance with the terms and conditions of the Definitive Documentation, which shall be the effective date of the Plan (the “Consummation Date”).

Conditions to the Consummation Date	The Consummation Date shall be subject to the following conditions precedent, some of which may be waived in writing by agreement of the Company and the Required Consenting Noteholders, subject to the consent rights provided for in the Support Agreement:

(i) the Company shall have sold the Appalachian Assets for a purchase price of at least $350 million subject to adjustments as provided for in the purchase and sale agreement;

(ii)      the Definitive Documentation (as applicable) shall be in form and substance consistent with this Term Sheet and the Support Agreement and be otherwise approved consistent with the terms of section 4(b) of the Support Agreement;

(iii)     the Bankruptcy Court shall have entered an order confirming the Plan in form and substance consistent with this Term Sheet and the Support Agreement and such order shall otherwise be approved consistent with the terms of section 4(b) of the Support Agreement, and such order shall not have been stayed, modified or vacated;

(iv)     all of the schedules, documents, supplements, and exhibits to the Plan and Disclosure Statement shall be in form and substance consistent with this Term Sheet and the Support Agreement and such documents shall otherwise be approved consistent with the terms of section 4(b) of the Support Agreement;

(v) the Support Agreement shall be in full force and effect and shall have been assumed by the Company pursuant to an order of the Bankruptcy Court satisfactory to the Required Consenting Noteholders;

(vi)     all governmental approvals and consents that are legally required for the consummation of the Transaction shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

(vii) each of the contracts listed on Exhibit 4 hereto shall have been renegotiated on terms acceptable to the Required Consenting Noteholders; and

(viii) the Company shall have resolved issues related to the provision of additional collateral to BOEM on terms acceptable to the Required Consenting Noteholders.
Fees and Expenses of the Noteholder Committee	The Stone Parties shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date, and in each case, in accordance with (and when due under) any applicable engagement letter or fee reimbursement letter with the Stone Parties) of: (a) Akin Gump Strauss Hauer & Feld LLP and one local law firm, as counsel to the Noteholder Committee, and (b) Intrepid Partners, L.L.C., as the financial advisor retained by the Noteholder Committee; provided, however, that all outstanding invoices of the Noteholder Committee’s professionals and advisors shall be paid in full immediately prior to the Petition Date.

Exhibit 1(a)

Treatment of Bank Claims if the class of Bank Claims votes to accept the Plan

•	Each holder of Bank Claims shall receive its respective pro rata share of any cash to be paid to holders of allowed Bank Claims pursuant to the Plan.

•	4-year RBL exit facility, on terms substantially consistent with the pre-petition RBL facility, except:

•	Borrowing base reduced from $360 million to not less than $235 million on the Effective Date until the first borrowing base redetermination date

•	Borrowing base holiday with first redetermination to be in April 2018

•	$75 million held in a restricted account to satisfy future P&A liabilities not included in the reserve report, provided that P&A liabilities not included in reserve report are paid from the restricted account

•	100bps increase in the Applicable Margin (i.e., L + 2.50% - 3.50%)

•	Leverage covenant to be reset at levels to be agreed (consistent with the Company’s projections + reasonable cushion)

•	Mortgage requirement increased to 95% pro forma for the sale of Appalachia

•	Requirement of 25-50% of production hedged for a rolling 2-year period

•	Other terms to be agreed between the lenders, Required Consenting Noteholders and the Company

Exhibit 1(b)

Treatment of Bank Claims if the class of Bank Claims does not vote to accept (or is deemed to reject) the Plan

•	$342 million exit term loan (reflecting the outstanding amount of Bank Claims outstanding on the Effective Date)

•	5-year maturity from the Effective Date

•	Interest rate of T+2.00%

•	Exit term loan to be a first-lien senior secured obligation and guaranteed by Stone Energy Offshore, LLC (the existing guarantor)

•	Exit term loan to be repaid at any time at par at the election of the borrower

•	Not subject to a borrowing base

•	Financial Maintenance Covenant: First-lien asset coverage at a level TBD

Exhibit 2

Terms of New Notes

•	Interest rate of 7.5% per annum, 3.75% payable in cash and 3.75% payable in cash or PIK at the election of the Company.

•	Maturity of May 31, 2022.

•	Investments in joint ventures and acquisitions by the Company and its subsidiaries shall be permitted on terms acceptable to the Required Consenting Noteholders.

•	Redemption/Make Whole: The Company may redeem the New Notes at any time, subject to paying the following make whole amounts:

•	If the Company prepays the New Notes prior to the third anniversary of issuance, the prepayment amount shall be at par, plus accrued interest, plus a make whole payment equal to the spread over a comparable treasury note plus 50 basis points.

•	If the Company prepays the New Notes after the third anniversary, but prior to the fifth anniversary, of issuance, the prepayment amount shall be at 105.625% of par, plus accrued interest.

•	If the Company prepays the New Notes on or after the fifth anniversary of issuance, the prepayment amount shall be at par plus accrued interest.

•	Amendment, modification, and waiver under the indenture for the New Notes shall require the consent of a majority of the principal amount outstanding of all New Notes other than provisions that require unanimous consent to amend pursuant to the Trust Indenture Act and/or other applicable law.

Exhibit 3

Warrant Term Sheet

Shares Represented	15% of the New Equity Interests, subject to dilution on account of the Management Incentive Plan and future issuances of common stock by Stone from time to time after the Consummation Date.

Strike Price	Strike price equal to a total equity value of reorganized Stone that implies a 100% recovery of outstanding principal to holders of the Notes Claims plus accrued interest through the Consummation Date.

Maturity	Four (4) years from the Consummation Date.

Other Terms	The agreement governing the Warrants shall contain terms and conditions, including, without limitation, basic anti-dilution protection (against stock splits, stock dividends and similar events) customary for transactions of this type and otherwise acceptable to the Company and the Required Consenting Noteholders.

Exhibit 4

Contracts to Be Renegotiated

NONE

Schedule A7

Specified Employee Plans

1.	Stone Energy Corporation Executive Change of Control and Severance Plan

2.	Stone Energy Corporation Employee Change of Control Severance Plan

3.	Severance Pay Policy (Non-Executive Employees)

4.	Letter Agreement dated December 2, 2008 between Stone Energy Corporation and David H. Welch

5.	Letter Agreement dated May 19, 2005 between Stone Energy Corporation and Kenneth H. Beer

6.	Letter Agreement dated August 10, 2016 by and between Stone Energy Corporation and Richard L Toothman Jr.

7.	Stone Energy Corporation Amended and Restated Revised Annual Incentive Compensation Plan

8.	Stone Energy Corporation 2016 Performance Incentive Compensation Plan

9.	Stone Energy Corporation 2009 Amended and Restated Stock Incentive Plan (As Amended and Restated December 17, 2015), as amended

Employee Benefit Plans

1.	Stone Energy Corporation Employee Benefit Plan (Medical)

2.	Stone Energy Corporation Dental Plan

3.	Stone Energy Corporation Vision Service Plan

4.	Stone Energy Corporation Group Basic Life & AD&D and Dependent Life Insurance Plan

5.	Stone Energy Corporation Long Term Disability Insurance Plan

6.	Stone Energy Corporation Voluntary Group AD&D Insurance Plan

7.	Stone Energy Corporation Voluntary Group Critical Illness Insurance Plan

8.	Stone Energy Corporation Medical Flexible Spending Account & Dependent Care Flexible Spending Account

9.	Stone Energy Corporation 401(k) Profit Sharing Plan

10.	Stone Energy Corporation Deferred Compensation Plan

11.	Workers Compensation and Employers Liability Insurance Policy (American Zurich Insurance Company)

Miscellaneous Benefits

1.	Executive physicals at Lafayette General

2.	Safety Incentive Program

3.	Health club subsidy

4.	Discretionary 401(k) Employer Match

5.	Payout of field ETO (maximum 84 hours per employee – 61 field employees)

[7]	Subject to the completion of due diligence and additions and/or deletions to the foregoing list of plans and other agreements and amendments thereto acceptable to the Required Consenting Noteholders. For the avoidance of doubt, the Required Consenting Noteholders have not agreed to the foregoing list of plans and other agreements and, therefore, such list remains subject to change.

Schedule B

Directors & Officers Liability Insurance Policies

and Indemnification Provisions

D&O Liability Insurance Policies

1.	Directors & Officers and Corporate Liability Insurance Policy by and between Stone Energy Corporation and Allied World Insurance Company; policy number 0309-5636 effective May 1, 2015 to May 1, 2017.

2.	Excess Edge policy, following Item 1 above, by and between Stone Energy Corporation and National Union Fire Insurance Company of Pittsburgh, PA; policy number 01-274-27-25 effective May 1, 2015 to May 1, 2017.

3.	Excess Policy, following Item 1-2 above, by and between Stone Energy Corporation and XL Specialty Insurance Company; policy number ELU138853-15 effective May 1, 2015 to May 1, 2017.

4.	Excess Insurance Policy, following Item 1-3 above, by and between Stone Energy Corporation and Continental Casualty Company; policy number 425137486 effective May 1, 2015 to May 1, 2017.

5.	Management Liability and Professional Liability Follow Form Excess, following Item 1-4 above, by and between Stone Energy Corporation and Liberty International Underwriters; policy number DO3CH217344-215 effective May 1, 2015 to May 1, 2017.

6.	Zurich Executive Universal Select Insurance Policy (A-Side Directors & Officers Liability Insurance Policy with Advancement of Defense Costs), following Item 1-5 above, by and between Stone Energy Corporation and Zurich American Insurance Company; policy number DOC 5889339 10 effective May 1, 2015 to May 1, 2017.

7.	Follow Form Excess Management Liability Insurance Policy, following Item 1-6 above, by and between Stone Energy Corporation and Endurance American Insurance Company; policy number ADX10006950200 effective May 1, 2015 to May 1, 2017.

Indemnification Agreements8

1.	Indemnification Agreement between Stone Energy Corporation and Kenneth H. Beer, dated as of March 23, 2009

2.	Indemnification Agreement between Stone Energy Corporation and B.J. Duplantis, dated as of March 23, 2009

3.	Indemnification Agreement between Stone Energy Corporation and Florence M. Ziegler, dated as of March 23, 2009

4.	Indemnification Agreement between Stone Energy Corporation and Donald E. Powell, dated as of March 23, 2009

5.	Indemnification Agreement between Stone Energy Corporation and George R. Christmas, dated as of March 23, 2009

6.	Indemnification Agreement between Stone Energy Corporation and Kay G. Priestly, dated as of March 23, 2009

7.	Indemnification Agreement between Stone Energy Corporation and Richard A. Pattarozzi, dated as of March 23, 2009

8.	Indemnification Agreement between Stone Energy Corporation and Peter D. Kinnear, dated as of March 23, 2009

9.	Indemnification Agreement between Stone Energy Corporation and David H. Welch, dated as of March 23, 2009

10.	Indemnification Agreement between Stone Energy Corporation and Eldon J. Louviere, dated as of March 23, 2009

11.	Indemnification Agreement between Stone Energy Corporation and Richard L. Toothman, Jr., dated as of February 1, 2011

12.	Indemnification Agreement between Stone Energy Corporation and Keith A. Seilhan, dated as of February 1, 2013

13.	Indemnification Agreement between Stone Energy Corporation and Lisa S. Jaubert, dated as of May 23, 2013

14.	Indemnification Agreement between Stone Energy Corporation and David T. Lawrence, dated as of October 9, 2013

15.	Indemnification Agreement between Stone Energy Corporation and Karl D. Meche, dated as of December 11, 2014

16.	Indemnification Agreement between Stone Energy Corporation and Craig Castille, dated as of December 17, 2014

17.	Indemnification Agreement between Stone Energy Corporation and David Kennedy, dated as of December 17, 2014

18.	Indemnification Agreement between Stone Energy Corporation and Michael Deville, dated as of December 17, 2014

19.	Indemnification Agreement between Stone Energy Corporation and Tom Messonnier, dated as of May 21, 2015

20.	Indemnification Agreement between Stone Energy Corporation and John J. Leonard, dated as of December 30, 2013

21.	Indemnification Agreement between Stone Energy Corporation and Phyllis Taylor, dated as of January 20, 2012.

Corporate Organizational Documents Containing Indemnification Provisions

Amended and Restated Bylaws of Stone Energy Corporation, a Delaware corporation, dated as of May 15, 2008 (as amended, December 19, 2013)

[8]	Subject to the completion of due diligence and additions and/or deletions to the foregoing list of agreements and amendments thereto acceptable to the Required Consenting Noteholders. For the avoidance of doubt, the Required Consenting Noteholders have not agreed to the foregoing list of agreements and, therefore, such list remains subject to change.

Exhibit B to the Restructuring Support Agreement

Form of Transferee Joinder

[See Attached]

Form of Transferee Joinder

This joinder (this “Joinder”) to the Restructuring Support Agreement (the “Agreement”), dated as of [                    , 20    ], by and among: (i) Stone Energy Corporation and each of the other Stone Parties thereto and (ii) the Consenting Noteholders, is executed and delivered by [                ] (the “Joining Party”). Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Consenting Noteholders.

2. Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims next to its name on Annex 2 (which annex shall not be publically disclosed or filed), and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Agreement to each other Party.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of [Delaware], without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4. Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to the Joining Party at the address next to its name on Annex 2 (which annex shall not be publically disclosed or filed):

*****

1

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

FIRST AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to the Restructuring Support Agreement, dated as of October 20, 2016, by and among (i) the Stone Parties (as defined therein) and (ii) the Consenting Noteholders (as defined therein) (together with the schedules, annexes and exhibits (including the term sheet) attached thereto, the “Restructuring Support Agreement”), is being entered into as of November 4, 2016, by and among (i) the Stone parties (as defined in the Restructuring Support Agreement) and (ii) the undersigned Consenting Noteholders (as defined in the Restructuring Support Agreement). This Amendment collectively refers to the Stone Parties and the Consenting Noteholders as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Support Agreement.

WHEREAS, the Parties desire to amend the terms of the Restructuring Support Agreement to (i) add a termination right, for the benefit of the Consenting Noteholders, with respect to the cure amounts or other payment obligations of the Stone Parties arising or otherwise resulting from the assumption of executory contracts or unexpired leases, (ii) extend the deadline for commencement of the solicitation in respect of the Plan as set forth on Schedule 1 from November 3, 2016, to November 10, 2016, and (iii) permit the Required Consenting Noteholders, in their sole discretion, to unilaterally extend the automatic termination date set forth in Section 11(ii) thereof as amended hereby (collectively, the “Proposed Amendments”);

WHEREAS, pursuant to Section 28 of the Restructuring Support Agreement, each of the Proposed Amendments requires the prior written consent of the Stone Parties and the Required Consenting Noteholders; and

WHEREAS, the undersigned Consenting Noteholders, taken as a whole, satisfy the definition of Required Consenting Noteholders as applies to the Proposed Amendments.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1.	Amendment to Section 7. Section 7 of the Restructuring Support Agreement be, and it hereby is, amended as follows:

a.	subsections (j) and (k) be, and each of them hereby is, amended such that (i) the word “and” at the end of subsection (j) is deleted, and (ii) the final period at the end of subsection (k) be replaced with a semi-colon followed by the word “and”; and

b.	a newly created subsection (l) be, and it hereby is, added to Section 7 of the Restructuring Support Agreement, which shall read as follows:

“through the effective date of the Plan, (i) upon the written request of the Consenting Noteholders or their counsel, provide in writing to counsel to the Consenting Noteholders a then current good faith estimate of the Stone Parties, together with such documentation as reasonably requested by the Consenting Noteholders or their counsel in support of such estimate, of any cure amounts or other payment obligations of any of the Stone Parties (including as reorganized under and pursuant to the Plan) arising or otherwise resulting from the assumption of executory contracts or unexpired leases, on a per-contract basis and on an aggregate basis (each such amount, an “Estimated Payment Obligation” and collectively, the “Estimated Payment Obligations”), and (ii) promptly notify counsel to the Consenting Noteholders in writing of any change, event, circumstance, development, condition, occurrence or effect which the Stone Parties become aware of that would reasonably be expected to materially increase the Estimated Payment Obligations, individually or taken together as a whole.”

2.	Amendment to Section 8. Section 8 of the Restructuring Support Agreement be, and it hereby is, amended as follows:

a.	subsections (m) and (n) be, and each of them hereby is, amended such that (i) the word “or” at the end of subsection (m) is deleted, and (ii) the final period at the end of subsection (n) be replaced with a semi-colon followed by the word “or”; and

b.	a newly created subsection (o) be, and it hereby is, added to Section 8 of the Restructuring Support Agreement, which shall read as follows:

“if the Estimated Payment Obligations, calculated by the Required Consenting Noteholders in their sole discretion, exceed or would be reasonably expected to exceed an amount acceptable to the Required Consenting Noteholders in their sole discretion. Absent a finding of manifest error, the calculation of the Estimated Payment Obligations by the Required Consenting Noteholders shall be final and binding on the Parties with respect to this Section 8(o). The Stone Parties shall provide such assistance in good faith as reasonably requested by the Consenting Noteholders in the calculation of the Estimated Payment Obligations.”

3.	Amendment to Section 11. Clause (ii) of Section 11 of the Restructuring Support Agreement be, and it hereby is, amended and restated in its entirety to read:

“the Restructuring Transactions are not consummated in accordance with this Agreement and the Term Sheet by the one-hundredth (100th) calendar day after the Petition Date, as such date may be extended from time to time upon written notice by the Required Consenting Noteholders to the Company to such later date as indicated thereby; or”

4.	Amendment to Schedule 1. The first paragraph (paragraph (a)) of Schedule 1 of the Restructuring Support Agreement be, and it hereby is, amended and restated in its entirety to read:

•	“the Stone Parties shall commence the solicitation in respect of the Plan, no later than November 10, 2016;”

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5.	Miscellaneous.

a.	Sections 15 (Fees and Expenses), 16 (Consents and Acknowledgments), 18 (Survival of Agreement), 19 (Settlement), 20 (Relationship Among Parties), 21 (Specific Performance), 22 (Governing Law and Consent to Jurisdiction and Venue), 23 (WAIVER OF RIGHT TO TRIAL BY JURY), 24 (Successors and Assigns), 25 (No Third-Party Beneficiaries), 26 (Notices), 28 (Amendments), 29 (Reservation of Rights), 30 (Counterparts), 31 (Public Disclosure), 32 (Creditors’ Committee), 33 (Severability), 35 (Time Periods), 36 (Headings), 37 (Interpretation) and 38 (Remedies Cumulative; No Waiver) be, and each of them hereby is, incorporated by reference, mutatis mutandis, as if such provisions were set forth fully herein.

b.	This Amendment, together with the Restructuring Support Agreement as amended hereby, constitute the complete and exclusive statement of agreement among the Stone Parties and the Consenting Noteholders with respect to the subject matter hereof and thereof, and supersede all prior written and oral statements by and among the Stone Parties and the Consenting Noteholders or any of them.

c.	Except as specifically amended hereby, the Restructuring Support Agreement shall remain in full force and effect.

[Signature pages follow]

4

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

STONE ENERGY CORPORATION, a Delaware corporation

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY OFFSHORE, L.L.C., a Delaware limited liability company, by

Stone Energy Corporation, its sole member

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY HOLDING, L.L.C., a Delaware limited liability company, by

Stone Energy Corporation, it sole member

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

SECOND AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT

This SECOND AMENDMENT (this “Second Amendment”) to the Restructuring Support Agreement, dated as of October 20, 2016 and as amended by that certain First Amendment to Restructuring Support Agreement, dated as of November 4, 2016 (the “First Amendment”), by and among (i) the Stone Parties (as defined therein) and (ii) the Consenting Noteholders (as defined therein) (together with the schedules, annexes and exhibits (including the term sheet) attached thereto, as amended by the First Amendment, the “Restructuring Support Agreement”), is being entered into as of November 9, 2016, by and among (i) the Stone Parties (as defined in the Restructuring Support Agreement) and (ii) the undersigned Consenting Noteholders (as defined in the Restructuring Support Agreement). This Second Amendment collectively refers to the Stone Parties and the Consenting Noteholders as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Support Agreement.

WHEREAS, the Parties desire to further amend the terms of the Restructuring Support Agreement to further extend the deadline for commencement of the solicitation in respect of the Plan as set forth on Schedule 1 from November 10, 2016, to November 15, 2016 (collectively, the “Proposed Amendment”);

WHEREAS, pursuant to Section 28 of the Restructuring Support Agreement, the Proposed Amendment requires the prior written consent of the Stone Parties and the Required Consenting Noteholders; and

WHEREAS, the undersigned Consenting Noteholders, taken as a whole, satisfy the definition of Required Consenting Noteholders as it applies to the Proposed Amendment.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1.	Amendment to Schedule 1. The first paragraph (paragraph (a)) of Schedule 1 of the Restructuring Support Agreement be, and it hereby is, amended and restated in its entirety to read:

•	“the Stone Parties shall commence the solicitation in respect of the Plan, no later than November 15, 2016;”

2.	Miscellaneous.

a.

Sections 15 (Fees and Expenses), 16 (Consents and Acknowledgments), 18 (Survival of Agreement), 19 (Settlement), 20 (Relationship Among Parties), 21 (Specific Performance), 22 (Governing Law and Consent to Jurisdiction and Venue), 23 (WAIVER OF RIGHT TO TRIAL BY JURY), 24 (Successors and Assigns), 25 (No Third-Party Beneficiaries), 26 (Notices), 28 (Amendments), 29 (Reservation of Rights), 30 (Counterparts), 31 (Public Disclosure),

32 (Creditors’ Committee), 33 (Severability), 35 (Time Periods), 36 (Headings), 37 (Interpretation) and 38 (Remedies Cumulative; No Waiver) be, and each of them hereby is, incorporated by reference, mutatis mutandis, as if such provisions were set forth fully herein.

b.	This Second Amendment, together with the Restructuring Support Agreement, as amended hereby, constitute the complete and exclusive statement of agreement among the Stone Parties and the Consenting Noteholders with respect to the subject matter hereof and thereof, and supersede all prior written and oral statements by and among the Stone Parties and the Consenting Noteholders or any of them.

c.	Except as specifically amended hereby, the Restructuring Support Agreement shall remain in full force and effect.

[Signature pages follow]

7

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date set forth above.

STONE ENERGY CORPORATION, a Delaware corporation

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY OFFSHORE, L.L.C., a Delaware limited liability company, by

Stone Energy Corporation, its sole member

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY HOLDING, L.L.C., a Delaware limited liability company, by

Stone Energy Corporation, it sole member

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

THIRD AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT

This THIRD AMENDMENT (this “Third Amendment”) to the Restructuring Support Agreement, dated as of October 20, 2016, by and among (i) the Stone Parties (as defined therein) and (ii) the Consenting Noteholders (as defined therein), as amended by that certain First Amendment to the Restructuring Support Agreement, dated as of November 4, 2016 (the “First Amendment”) and that certain Second Amendment to the Restructuring Support Agreement, dated as of November 9, 2016 (the “Second Amendment”) (together with the schedules, annexes and exhibits (including the term sheet) attached thereto, as amended by the First Amendment and further amended by the Second Amendment, the “Restructuring Support Agreement”), is being entered into as of November 15, 2016, by and among (i) the Stone Parties and (ii) the undersigned Consenting Noteholders. This Third Amendment collectively refers to the Stone Parties and the Consenting Noteholders as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Support Agreement.

WHEREAS, the Parties desire to further amend the terms of the Restructuring Support Agreement to (i) add a termination right, for the benefit of the Consenting Noteholders, with respect to additions, deletions and modifications to the Specified Employee Plans and the Indemnification Provisions; and (ii) further extend the deadline for commencement of the solicitation in respect of the Plan as set forth on Schedule 1 from November 15, 2016, to November 17, 2016 (collectively, the “Proposed Amendment”);

WHEREAS, pursuant to Section 28 of the Restructuring Support Agreement, the Proposed Amendment requires the prior written consent of the Stone Parties and the Required Consenting Noteholders; and

WHEREAS, the undersigned Consenting Noteholders, taken as a whole, satisfy the definition of Required Consenting Noteholders as it applies to the Proposed Amendment.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1.	Amendment to Section 8. Section 8 of the Restructuring Support Agreement be, and it hereby is, amended as follows:

a.	subsections (n) and (o) be, and each of them hereby is, amended such that (i) the word “or” at the end of subsection (n) is deleted, and (ii) the final period at the end of subsection (o) be replaced with a semi-colon followed by the word “or”; and

b.	a newly created subsection (p) be, and it hereby is, added to Section 8 of the Restructuring Support Agreement, which shall read as follows:

“if (i) the additions, deletions and modifications to the Specified Employee Plans are not acceptable to the Required Consenting Noteholders in their sole discretion, and (ii) the additions, deletions and modifications to the Indemnification Provisions for the purpose of making such Indemnification Provisions consistent with current market practice are not reasonably satisfactory to the Required Consenting Noteholders.”

2.	Amendment to Schedule 1. The first paragraph (paragraph (a)) of Schedule 1 of the Restructuring Support Agreement be, and it hereby is, amended and restated in its entirety to read:

“the Stone Parties shall commence the solicitation in respect of the Plan, no later than November 17, 2016;”

3.	Miscellaneous.

a.	Sections 15 (Fees and Expenses), 16 (Consents and Acknowledgments), 18 (Survival of Agreement), 19 (Settlement), 20 (Relationship Among Parties), 21 (Specific Performance), 22 (Governing Law and Consent to Jurisdiction and Venue), 23 (WAIVER OF RIGHT TO TRIAL BY JURY), 24 (Successors and Assigns), 25 (No Third-Party Beneficiaries), 26 (Notices), 28 (Amendments), 29 (Reservation of Rights), 30 (Counterparts), 31 (Public Disclosure), 32 (Creditors’ Committee), 33 (Severability), 35 (Time Periods), 36 (Headings), 37 (Interpretation) and 38 (Remedies Cumulative; No Waiver) be, and each of them hereby is, incorporated by reference, mutatis mutandis, as if such provisions were set forth fully herein.

b.	This Third Amendment, together with the Restructuring Support Agreement, as amended hereby, constitute the complete and exclusive statement of agreement among the Stone Parties and the Consenting Noteholders with respect to the subject matter hereof and thereof, and supersede all prior written and oral statements by and among the Stone Parties and the Consenting Noteholders or any of them.

c.	Except as specifically amended hereby, the Restructuring Support Agreement shall remain in full force and effect.

[Signature pages follow]

3

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date set forth above.

STONE ENERGY CORPORATION, a Delaware corporation

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY OFFSHORE, L.L.C., a Delaware limited liability company, by

Stone Energy Corporation, its sole member

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY HOLDING, L.L.C., a Delaware limited liability company, by

Stone Energy Corporation, it sole member

By:
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

Exhibit C

Organizational Structure Chart

Exhibit D

Liquidation Analysis

Exhibit D

Liquidation Analysis

1)	Introduction

The Debtors are soliciting votes with respect to the Plan as set forth in the Disclosure Statement. In connection with a successful solicitation, each of the Debtors intends to file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless each holder of a claim or interest that rejects the plan receives or retains property of a value, as of the effective date of the plan, that is not less than the amount such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. To assess whether the Plan satisfies the “best interests” of creditors test, the Debtors, with the assistance of Alvarez, have prepared the following Liquidation Analysis. The Liquidation Analysis is based on certain assumptions discussed in the Disclosure Statement and in the accompanying notes to this Liquidation Analysis.

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets in a Chapter 7 case is an uncertain process involving the extensive use of significant estimates and assumptions that, although considered reasonable by the Debtors based upon their business judgment and input from their advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. Inevitably, some assumptions in the Liquidation Analysis would likely not materialize in an actual Chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in a Chapter 7 liquidation, including but not limited to the uncertainty of the oil and gas pricing environment. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation Analysis was not compiled or examined by independent accountants and was not prepared in an effort to comply with GAAP or SEC reporting requirements.

NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REFLECTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY. THE RECOVERIES SHOWN DO NOT CONTEMPLATE A SALE OR SALES OF THE DEBTORS’ ASSETS ON A GOING CONCERN BASIS. WHILE THE DEBTORS MAKE NO ASSURANCES, IT IS POSSIBLE THAT PROCEEDS RECEIVED FROM SUCH GOING CONCERN SALE(S) WOULD BE MORE THAN IN THE HYPOTHETICAL LIQUIDATION, THE COSTS ASSOCIATED WITH THE SALE(S) WOULD BE LESS, FEWER CLAIMS WOULD BE ASSERTED AGAINST THE BANKRUPTCY ESTATES AND/OR CERTAIN ORDINARY COURSE CLAIMS WOULD BE ASSUMED BY THE BUYER(S).

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review of the Debtors’ unaudited financial statements to account for estimated liabilities, as necessary. In addition, the Liquidation Analysis includes estimates for Claims not currently asserted in the Chapter 11 Cases, but which could be asserted and allowed in a Chapter 7 liquidation, including unpaid Chapter 11 Administrative Claims, and Chapter 7 administrative claims such as wind down costs, trustee fees, and tax liabilities. To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including for determining the value of any distribution to be made on account of Allowed Claims and Interests under the Plan.

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION BY THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

THE DEBTORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS CONTAINED HEREIN, OR A TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THAT THESE CHAPTER 11 CASES ARE CONVERTED TO A CHAPTER 7 LIQUIDATION, ACTUAL RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THIS LIQUIDATION ANALYSIS.

2)	Basis of Presentation

The Liquidation Analysis was prepared on a legal entity basis, and summarized into a consolidated report. Non-debtor Stone Energy Canada ULC and Stone Energy Holding, L.L.C. have been excluded from the Liquidation Analysis because they do not hold any material assets (refer to Exhibit B in the Disclosure Statement for an organizational structure chart).

The Liquidation Analysis has been prepared assuming that the Debtors’ Chapter 11 Cases are converted to Chapter 7 cases on or about February 28, 2017 (the “Conversion Date”). Except as otherwise noted herein, the Liquidation Analysis is based upon the Debtors’ unaudited consolidating balance sheets as of September 30, 2016, and those values are assumed to be representative of the Debtors’ assets and liabilities as of the Conversion Date.

This Liquidation Analysis assumes that on the Conversion Date, the Bankruptcy Court would appoint a Chapter 7 trustee (the “Trustee”) who would determine that there is inadequate liquidity or access to capital to operate the business and decide to sell the Debtors’ assets and distribute the cash proceeds, net of liquidation related costs, to creditors in accordance with relevant bankruptcy law.

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The cessation of business in a liquidation is likely to trigger certain claims and funding requirements that otherwise would not exist under the Plan absent a liquidation. Examples of these kinds of claims include various potential employee obligations (for such items as severance and potential WARN Act claims), new bonding, cash collateral or letters of credit for plugging and abandonment (“P&A”) related liabilities and executory contracts and unexpired lease rejection damages in addition to other claims. Some of these claims and funding obligations could be significant and will be entitled to administrative or priority status in payment from liquidation proceeds. The most significant of these amounts could be the P&A and surety bond liabilities associated with the offshore nature of the Debtors’ operations, resulting from actions taken by BOEM and BSEE in connection with a liquidation.

No recovery or related litigation costs have been attributed to any potential avoidance actions under the Bankruptcy Code, including potential preferences or fraudulent transfer actions due to, among other issues, the cost of such litigation, the uncertainty of the outcome and anticipated disputes regarding these matters.

The Debtors have assumed that their liquidation would occur over an approximate six-month time period to efficiently and effectively monetize substantially all of the Debtors’ assets on the consolidated balance sheet and administer and wind-down the estates. The Liquidation Analysis assumes an effective date for the sale of income producing assets as of March 1, 2017.

In an actual liquidation, the process and length of wind-down could be materially longer and more expensive than the amounts assumed herein and thereby significantly reduce the actual recoveries relative to the estimated amounts shown herein. For example, the potential for priority, contingent and other claims, litigation, rejection costs and the final determination of Allowed Claims could substantially impact both the timing and amount of the distribution of the liquidation proceeds to the Debtors’ creditors. Also, in the context of a liquidation, there would likely be a myriad of potential setoff claims, particularly with respect to joint interest billings that would take time to reconcile and resolve. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if the Debtors were in fact to undergo such a liquidation, and the actual amounts received could be materially different (including materially less) than the amounts shown herein.

Fee Claims, Trustee fees, Administrative Claims, and other such claims that may arise in a liquidation scenario would have to be paid in full from the liquidation proceeds prior to proceeds being made available for distribution to holders of General Unsecured Claims. Under the “absolute priority rule,” no junior creditor may receive any distributions until all senior creditors are paid in full, and no equity holder may receive any distribution until all creditors are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis are estimated in accordance with the absolute priority rule.

The Liquidation Analysis does not include estimates for the tax consequences, both Federal and state, that may be triggered upon the liquidation and sale of assets in the manner described above. Such tax consequences could be material.

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3)	Liquidation Process

The Debtors’ liquidation would be conducted in a Chapter 7 environment with the Trustee managing the bankruptcy estate to maximize recovery in an efficient and expedited process. Assuming there is insufficient liquidity or access to capital, the Trustee’s initial step would be to develop a liquidation plan to generate proceeds from the sale of the Debtors’ assets for distribution to creditors. The three major components of the liquidation are as follows:

generation of cash proceeds from asset sales, offered for sale collectively or in discrete asset packages depending upon the judgement of the Trustee or advice of professionals, including post-conversion operating cash flow generated by these assets until entry into purchase and sale agreements;

costs related to the liquidation process, such as personnel retention costs, estate wind-down costs, and Trustee, professional, transactional and other administrative fees; and

distribution of net proceeds generated from asset sales to claimants in accordance with the priority scheme under Chapter 7 of the Bankruptcy Code.

4)	Distribution of Net Proceeds to Claimants

Available net proceeds, which reflect the deduction from gross liquidation proceeds of certain Chapter 7 fees, claims and other adjustments (more fully described below under Liquidation Adjustments), would be allocated to holders of Allowed Claims and Interests in strict priority in accordance with section 726 of the Bankruptcy Code:

•	Secured Claims: includes claims arising under the Debtor’s Prepetition Credit Agreement

•	Administrative & Priority Claims: includes claims for postpetition accounts payable and costs and expenses of administration pursuant to sections 503(b), 507(a), and 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred postpetition of preserving the bankruptcy estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise; and (c) certain other fees and charges assessed against the bankruptcy estates including funding sought in connection with BOEM/BSEE-assessed P&A liabilities

•	Unsecured Claims: includes non-secured, non-priority debt, including trade payables, contract rejection damage claims, surety claims, and various other unsecured liabilities

5)	Conclusion

•	The Debtors have determined, as summarized in the following analysis, upon the Effective Date, the Plan will provide all holders of Allowed Claims and Interests with a recovery that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code, and as such believe that the Plan satisfies the requirement of 1129(a)(7) of the Bankruptcy Code.

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The following Liquidation Analysis should be reviewed with the accompanying notes:

Rollup of Deconsolidated Liquidation Analysis for Stone Energy Corporation

Gross Liquidation Proceeds		Adjusted	Recovery Estimate % [1]			Recovery Estimate ($)
(in millions)	Notes	9/30/2016	Low	Mid	High	Low	Mid	High
Assets
Cash & cash equivalents	[A]	$474	100%	100%	100%	$474	$474	$474
Accounts receivable	[B]	42	85%	90%	95%	35	38	41
Inventory	[C]	96	5%	10%	15%	5	9	14
Other current assets and prepaid expenses	[D]	9	30%	30%	30%	3	3	3
Tax Receivable	[E]	25	100%	100%	100%	25	25	25
O&G Assets - GULF OF MEXICO	[F]	514	25%	40%	55%	118	198	281
Unevaluated Properties	[F]	308	—	—	—	—	—	—
Net PP&E	[G]	8	5%	5%	10%	0	1	1
Net Real Estate Assets	[H]	19	—	—	5%	0	0	1
Net Other Assets	[I]	18	50%	50%	50%	9	9	9

Total Assets		$1,513	45%	50%	55%	$669	$757	$848
Less Liquidation Adjustments
Chapter 7 US Trustee Fee	[J]					(6)	(9)	(11)
Chapter 7 Professional Fee	[K]					(8)	(8)	(8)
Chapter 11 Professional Fees	[L]					(8)	(8)	(8)
Post Conversion Cash Flow	[M]					—	—	—
Wind-down Costs	[N]					(14)	(14)	(14)

Total Liquidation Adjustments						$(36)	$(39)	$(42)

Net Proceeds						$633	$718	$806

RECOVERY WATERFALL

Liquidation Proceeds Available for Distribution to Creditors							$633	$718	$806

				Estimated Claim Recovery
				Recovery Estimate %			Recovery Estimate ($)
	Notes		Est. Claim	Low	Mid	High	Low	Mid	High
Less: Secured Claims
Class 1 - Other Secured Claims	[O	]	—	—	—	—	—	—	—
Class 2 - Prepetition Banks Claims	[O	]	354	100%	100%	100%	354	354	354

Total Secured Claims			354	100%	100%	100%	354	354	354

Proceeds Available After Secured Claims							$279	$364	$452

Less: Admin / Priority Claims
Administrative Claims	[P	]	173	100%	100%	100%	173	173	173
Priority Tax Claims	[P	]	1	100%	100%	100%	1	1	1
Other Priority Claims	[P	]	0	100%	100%	100%	0	0	0

Total Admin / Priority Claims			174	100%	100%	100%	174	174	174

Proceeds Available After Admin / Priority Claims							$105	$191	$278

Less: Unsecured Claims
Class 3 - Prepetition Notes Claims	[Q	]	1,109	8%	15%	22%	91	164	240
Class 4 - General Unsecured Claims	[Q	]	198	8%	14%	20%	15	27	39

Total Unsecured Claims			1,307	8%	15%	21%	105	191	278

Proceeds Available After Unsecured Claims							$—	$—	$—

Less: Class 5 - Equity Interest

Total Equity Interest			—	—	—	—	—	—	—

[1]	Recovery estimates are rounded to the nearest multiple of 5%. Rounding has no effect on recovery values.

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Specific Notes to the Liquidation Analysis

Gross Liquidation Proceeds

A.	Cash

The estimated cash is $473.9 million as of February 28, 2017, which includes $345.0 million of assumed net proceeds from the Appalachia Sale.

B.	Accounts Receivable

Accounts Receivable include proceeds from operated wells, net to the Debtors’ interest, amounts due from joint interest billing partners, tax related refunds from state governments, and miscellaneous receivables. The Liquidation Analysis assumes an overall recovery range of 85% to 95% for these specific assets.

The recovery percentage will differ among the different categories of accounts receivable. The categories include:

•	A/R - Operated Production – This includes $35.7 million for receivables related to the sale of oil and gas, net to the Debtors’ interest. The Liquidation Analysis assumes a recovery between 85% and 100% for this category of receivables.

•	A/R - Joint Interest Billings – This includes $4.0 million of JIB receivables. The Liquidation Analysis assumes a recovery between 80% and 90% for this category of receivables. As discussed above, the filing of Chapter 7 liquidation will likely result in offsets and other asserted claims from joint interest counterparties which are likely to reduce the ultimate recoveries from this specific asset class in the context of a Chapter 7.

•	A/R - Other – This includes $1.9 million in miscellaneous A/R. The combined recovery range is 45% to 70%.

C.	Inventory

Inventory consists of customized production equipment, pumps, valves, and subsea trees, etc. Typically, the Company would sell excess inventory directly to third parties or through an auction site.

Inventory is assumed to have a recovery range of 5% to 15% due to the current market supply and demand imbalance and/or age for tubular and other subsea inventory owned by the Debtors.

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Prepaid Assets

Prepaid assets primarily include prepayments made on account of insurance, subscription dues, and IT maintenance and license fees. There is no assumed recovery for these assets.

Prepaid insurance includes the estimated prepaid insurance balance as of February 28, 2017 which meets in part the Debtors’ insurance requirements during the wind down period.

For IT maintenance, it is assumed any IT related prepaid balances would be used by vendors to offset against potential early contract termination costs.

For subscriptions and dues, there is no assumed recovery resulting from early termination of subscriptions.

D.	Current Tax Receivable

•	The current income tax refund is related to completed P&A work and assumes a recovery of 100%.

E.	Oil & Gas Properties

It is assumed the Trustee will pursue a prudent, prompt and broad marketing of the oil and assets over a three month time frame followed by a closing in the next 30 days, with the divestiture directed by a qualified investment bank or firm that specializes in managing oil and gas acquisitions and divestitures. However, the Liquidation Analysis assumes that uneconomic GOM reserves are not sold. It is also assumed that the Trustee will not incur additional risk or have access to capital necessary to continue development, drilling or completion of the oil and gas assets other than to the extent necessary to maintain material portions of value.

The Liquidation Analysis assumes the Appalachia Sale is consummated pursuant to the Appalachia Sale Agreement and net cash proceeds of $345 million are available to satisfy claims.

The liquidation value for the GOM reserves is based on varying probability of recovery for proved developed producing reserves (PDP), proved developed not producing reserves (PDNP) and proved undeveloped reserves (PUD) based on the Debtors’ roll-forward of the Netherland Sewell (NSAI) reserve report, prepared as of September 30, 2016, to March 1, 2017. Recovery value ranges for each of the proved reserve classes were derived by applying a range of discount rates and risk adjustment factors. PDP reserves are viewed as having higher realizable values than PDNP and PUD reserves. The estimated GOM reserve liquidation value is shown net of economic reserve related forecasted P&A obligations only.

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In the context of a liquidation, due to the appointment of the Trustee and the Debtors’ assumed insufficient liquidity and access to capital to maintain, develop or expand the production and reserves in the GOM assets, sale values will be impaired. The Liquidation Analysis assumes an overall recovery range between 25% and 55% for the GOM reserves. For purposes of the high recovery range, the Debtors’ P&A estimates (on a present value basis) are assumed to be deducted in the net proceeds. In contrast, in the mid and low recovery ranges, the Liquidation Analysis nets some or all of BSEE’s estimate for the Debtors’ P&A liability (also on a present value basis).

While possible and probable reserves along with unevaluated properties are valuable assets and a significant portion of the Debtors’ going concern value, the Liquidation Analysis assumes that these assets will provide no recovery in a Chapter 7 liquidation. Buyers of Gulf of Mexico possible and probable reserves that a) are not part of a going concern acquisition and b) where the seller has insufficient capital to develop these reserves - both consistent with a Chapter 7 liquidation - will typically not ascribe value to these reserves. This is often due to the higher risk of converting these reserves to proved reserves, the reliance on the unique geological and technical knowledge of the seller and material amounts of capital that a buyer would need to fund. Therefore, in a liquidation buyers should not be expected to ascribe value to these proved and probable reserves.

F.	Net Property, Plant & Equipment

Net PP&E includes $8.5 million of furniture, fixtures, software, hardware, leasehold improvements, and vehicles. The Liquidation Analysis assumes a recovery range between approximately 5% and 10% for these specific assets.

G.	Net Real Estate Properties

Net Real Estate Properties includes $18.7 million related to the properties located in Lafayette, Louisiana and associated land and improvements. The assets were recently appraised at $12 million. The Liquidation Analysis assumes a gross recovery between 60% and 65%. The aggregate proceeds shown in the Liquidation Analysis are after repayment of the approximate $11.5 million 4.2% Building Loan secured by the real estate.

H.	Net Other Assets

Net Other Assets includes $3.0 million related to capitalized Prepetition Credit Agreement fees, $5.1 mm related to prepaid drilling deposits, $1.0 million related to shared midstream assets, and $8.8 million related to deferred compensation. The combined recovery range for these specific assets is 50%.

The Liquidation Analysis assumes no recovery for capitalized Prepetition Credit Agreement expenses and prepaid drilling costs other than what is assumed to be reflected in the proceeds from the sale of oil and gas properties in the case of prepaid drilling costs.

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For deferred compensation and shared midstream assets, the Liquidation Analysis assumes that the assets are 100% and 50% recoverable to the estate respectively.

Liquidation Adjustments

I.	Chapter 7 Trustee Fees

This would be limited to the fee guidelines in Section 326(a) of the Bankruptcy code. For the Liquidation Analysis, the Debtors assumed that Trustee fees are 3% of gross liquidation proceeds excluding cash.

J.	Chapter 7 Professional Fees

This includes the estimated cost for financial advisors, attorneys and other professionals retained by the Trustee. In the Liquidation Analysis, Chapter 7 professional fees are estimated to be $8.1 million. However, this amount can fluctuate based on length and complexity of wind-down process and could be substantially greater than the amounts assumed herein.

K.	Chapter 11 Professional Fees

This includes accrued but unpaid Chapter 11 professional fees at the time of conversion, which are assumed to be paid pursuant to a carve out.

L.	Post Conversion Cash Flows

The Liquidation Analysis assumes the effective date for the sale of the Debtors’ GOM reserve assets is March 1, 2017. Post-conversion cash flows from production are assumed to go to the buyers and reflected in the purchase price.

Wind-down Costs

The total Wind-down Costs are estimated to be $14.0 million, which includes personnel and overhead costs as well as interest of $6.0 million for the Prepetition Credit Agreement facilities and Building Loan as of the Conversion Date and through the liquidation of the majority of the Debtors’ assets at the default rate. For those employees that are retained during the liquidation process, the Liquidation Analysis includes estimated salaries and retention related costs of $5.1 million and overhead costs estimated at $2.8 million.

The retention bonuses are based on a percentage of the employee’s base pay and their estimated length of service during the wind-down process.

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Claims

M.	Secured Claims: Class 1 – Other Secured Claims, Class 2 - Prepetition Banks Claims

The Liquidation Analysis assumes that the outstanding balance of principal and accrued interest on the Prepetition Credit Agreement inclusive of issued letters of credit is approximately $354.0 million as of the Conversion Date. As set forth above, the aggregate proceeds shown in the Liquidation Analysis include the repayment of the approximate $11.5 million 4.2% Building Loan secured by the real estate.

N.	Administrative Claims and Priority Claims: Administrative Claims, Priority Tax Claims, and Other Priority Claims

Administrative Claims consist of BOEM/BSEE assessed P&A liabilities, unpaid postpetition vendor payables, and unpaid postpetition royalties. The total estimated Administrative Claims are $172.8 million as of the Conversion Date, which includes $161.6 million of BOEM claims, $4.0 million of estimated unpaid postpetition accounts payable, and $7.2 million of unpaid postpetition royalties.

The Liquidation Analysis assumes uneconomic GOM reserves are not sold. As a result, it is assumed that BOEM would likely require its estimate for related P&A liabilities, which after adjustment for bonding already in place and P&A work planned to be completed by March 1, 2017 is approximated at $161.6 million, to be escrowed until such P&A work has been completed or for some period of time, the cost and timing of which are not determinable at this point.

Priority Tax Claims include estimated unpaid production related severance and franchise taxes totaling $0.7 million.

Other Priority Claims consist of priority employee benefits pursuant to Section 507(a)(4) of the Bankruptcy code which are estimated to be $0.1 million as of the Conversion Date.

O.	Unsecured Claims: Class 3 – Prepetition Notes Claims, Class 4 - General Unsecured Claims

The Liquidation Analysis assumes approximately $1.1 billion of Prepetition Notes claims. This includes estimated claim amounts for the Prepetition Convertible Notes of $301.4 million and $807.8 million for the Prepetition Senior Notes. The estimated claim amounts reflect nominal principal and unpaid interest as of the Petition Date.

The Liquidation Analysis includes estimated General Unsecured Claims totaling approximately $198.2 million. This includes prepetition trade debt, unsecured employee claims, prepetition surety bonds not backed by cash collateral, unsettled litigation claims, and contract rejection claims. The projected aggregate amount of General Unsecured Claims set forth herein is subject to change and reflects the Debtors’ current view on, among other things, potential Executory Contract and Unexpired Lease rejections pursuant to section 365 of the Bankruptcy Code. Any change in the number, identity, or timing of actual rejected Executory Contracts and Unexpired Leases could have a material impact on both the amount of General Unsecured Claims and recoveries of holders of Allowed General Unsecured Claims.

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The Liquidation Analysis is prepared on a legal entity basis and assumes that Prepetition Note Claims and surety bond claims are allowed at the Debtors (SGY and SEO). In contrast, the remainder of the General Unsecured Claims is allowed only at SGY. This assumption results in a difference in recovery between Class 3 and Class 4 Claims.

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Exhibit E

Projections

Financial Projections

The Debtors believe that the Plan1 meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors. In connection with the planning and development of a plan of reorganization and for purposes of determining whether the Plan will satisfy this feasibility standard, the Debtors have analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

In connection with the Disclosure Statement, the Debtors’ senior management team (“Management”) prepared financial projections (the “Projections”) for the period March 2017 through December 2017 and fiscal years 2018 through 2021 (the “Projection Period”). The Projections are based on a number of assumptions made by Management with respect to the future performance of the Reorganized Debtors’ operations.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION.

ALTHOUGH MANAGEMENT HAS PREPARED THE PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE DEBTORS AND THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, ANY REVIEW OF THE PROJECTIONS SHOULD TAKE INTO ACCOUNT THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

General Assumptions

a.	Methodology

Management developed a multi-year business plan for the Projection Period based on forecasted production estimates of the Debtors’ oil and gas reserves and estimated future incurred

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All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Stone Energy Corporation, to which this exhibit is attached as Exhibit E.

operating, capital expenditure and overhead costs. The Projections principally reflect the financial results from operating the Debtors’ GOM assets and assume the sale of the Debtors’ Appalachia Properties is consummated on or prior to the Emergence Date.

b.	Emergence Date

Emergence from the Chapter 11 Cases is assumed to occur on February 28, 2017 for purposes of these Projections.

c.	Operations

These Projections incorporate the Debtors’ production estimates and forecasted capital plan based on Management’s best efforts to forecast the decline curves for their existing GOM proved developed producing wells, in addition to new wells brought online during the Projection Period which assumes the conversion of proved undeveloped reserves, proved developed non-producing reserves, and exploration prospects into proved developed producing reserves.

Assumptions With Respect to the Financial Projections

a.	Net Production

Oil and gas production volumes are estimates based on decline curves for existing GOM producing wells and wells scheduled to be drilled and completed during the Projection Period.

b.	Commodity Pricing

Commodity pricing is based on the NYMEX strip pricing for crude oil and natural gas as of November 4, 2016. NGLs are priced at 35% of crude oil, consistent with historical pricing received by Stone.

	ASSUMED STRIP PRICING
	10 Months Mar 17 - Dec 17	Fiscal Year 2018	Fiscal Year 2019	Fiscal Year 2020	Fiscal Year 2021
Oil ($/bbl)	48.12	50.23	51.55	52.69	53.73
NGL ($/bbl)	16.84	17.58	18.04	18.44	18.81
Gas ($/mcf)	2.98	2.93	2.89	2.92	3.00

Management estimates realized pricing based on forecasted oil and gas differentials on a field basis, consistent with prior market pricing.

	REALIZED PRICES
	10 Months Mar 17 - Dec 17	Fiscal Year 2018	Fiscal Year 2019	Fiscal Year 2020	Fiscal Year 2021
Oil ($/bbl)	48.12	50.19	51.55	52.66	53.73
NGL ($/bbl)	16.86	17.57	18.05	18.44	18.81
Gas ($/mcf)	2.43	2.33	2.29	2.46	2.54

c.	Operating Expenses

The forecasts for Lease Operating Expenses (“LOE”) and production taxes are based on historical expenses and future production estimates. The Debtors have also assumed reductions for LOE during the Projection Period as certain fields cease production and Stone begins to net anticipated production and handling agreement fees (PHA revenue) from exploration prospects tied back to the Stone operated Pompano platform.

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d.	General & Administrative Expenses (“G&A”)

G&A is primarily comprised of salary & benefits, rent, insurance, and other overhead necessary to manage the assets and business and comply with public company reporting and other regulatory requirements. Projected G&A is based on current development plans, and includes increases for assumed inflation.

e.	Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

EBITDA is anticipated to improve over the forecast period due to the following factors:

•	Commodity pricing forecasts based on strip price forecasts, which as of November 4, 2016 were increasing over the Projection Period

•	Increasing production as a result of the anticipated drilling and completion schedule and capital spent on these development and exploration wells

•	Reduced forecasted operating expenses

f.	Capital Expenditures

Capital Expenditures for GOM are projected to total $117 million from March 2017 to December 2017 and $107 million for fiscal year 2018, which includes significant costs for development associated with the Pompano platform rig program and exploration prospects. Capital Expenditures are projected to generally flatten or decline post 2018.

g.	Asset Retirement Obligations

Management projects spending $86 million for plugging and abandonment activities between March 2017 and December 2017. That amount is expected to decline thereafter to between $15 and $30 million annually as the 2017 program addresses a substantial portion of the legacy abandonment work.

h.	Income Taxes

Management projects collections of $27 million and $28 million, from March 2017 to December 2017 and fiscal year 2018, respectively, related to income tax refunds. The forecasted tax refunds are expected from net operating loss carrybacks to prior tax years related to plugging and abandonment expenditures incurred by Stone. Based on the projected capital plan and realized pricing assumptions, and pro forma for the restructuring pursuant to the Plan, Management does not expect Reorganized Stone to pay meaningful cash taxes over the Projection Period.

i.	Proceeds from Appalachia Asset Sale

The Projections contemplate the sale of the Debtors’ Appalachia Properties prior to or concurrent with the Effective Date for assumed net sale proceeds of $345 million in cash.

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j.	Capital Structure and Liquidity

The Projections assume that the Company has access to a senior secured revolving credit facility post emergence, or alternatively, it assumes that Holders of Prepetition Banks Claims vote against the Plan and receive $342 million of New Senior Secured Term Loans due 2021 as consideration for their Prepetition Banks Claims. All prepetition obligations under the Convertible Notes and Senior Notes, which approximate $1,075 million in the aggregate plus prepetition interest, will be cancelled in exchange for a combination of assumed $150 million in cash, $225 million of New Secured Notes due 2022 and New Common Stock. The Projections assume that all of the 7.5% interest on the New Secured Notes is paid in cash; however, half of the interest on the New Secured Notes (~$8 million per annum) can be paid in kind (PIK) at the Reorganized Debtors’ option.

Stone expects to fund its capital plan and obligations arising under the Projections and the Plan with a combination of balance sheet cash and operating cash flow (and availability under a revolver to the extent Holders of Prepetition Banks Claims vote in favor of the Plan and the Debtors repay a portion of the Prepetition Banks Claims). As of the Effective Date, the Debtors expect to have approximately $308 million of cash, prior to any cash paydown of Prepetition Banks Claims and funding of a potential P&A escrow, following the sale of the Debtors’ Appalachia Properties and the cash distribution to the Holders of Prepetition Notes Claims. The P&A escrow of $75 million would be funded to the extent Holders of Prepetition Banks Claims vote in favor of the Debtors’ Plan and relates to P&A spend in 2017. Each dollar of P&A would be funded out of the escrow account with the escrow account to be reduced to $0 million by the end of 2017 per the Projections.

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CASH SOURCES AND USES AT ASSUMED EFFECTIVE DATE (a)

($ in millions, unless stated otherwise)
Sources:			Uses:
Estimated Cash on Balance Sheet (End of February)	$113	(b)	Cash Distribution to Notes	$150
Assumed Asset Sale Proceeds, net	345		Funding of P&A Escrow	75
			Estimated Repayment of Revolving Credit Facility	208
			Cash to Balance Sheet	25

Total Sources	$458		Total Uses	$458

PRO FORMA CAPITALIZATION ASSUMED EFFECTIVE DATE (a)

($ in millions, unless stated otherwise)
	Pre-Emergence	Cash Adj.			Non-Cash Adj.	Post-Emergence
Revolving Credit Facility	$342	($208)			$—	$134
Building Loan	11	—			—	11
New Secured Notes	—	—			225	225
Total Secured Debt	$353	($208)			$225	$370
Convertible Notes	300	(42)			(258)	—
Senior Notes	775	(108)			(667)	—
Total Unsecured Debt	$1,075	($150)			($925)	$—
Total Debt	$1,428	($358)			($700)	$370
2016E EBITDA	$161		($4	)(c)		$157
Net Debt / 2016E EBITDA	8.2x		(6.0x	)		2.2x

(a)	Assumes Prepetition Banks Claims are supportive of Debtors’ Plan and receive the consideration for consenting lenders as outlined under the Plan.
(b)	Net of estimated professional and transaction related fees incurred through the Effective Date.
(c)	Removes Appalachia’s contribution to projected 2016 EBITDA.

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SUMMARY OF PROJECTIONS

($ in millions, unless stated otherwise)
	10 Months
	Mar 17 –Dec 17 (a)	FY’18		FY’19	FY’20	FY’21
To the Extent Holders of Prepetition Banks Claims Vote in Favor of the Plan: (b)
Total Production (MBOEPD)	20	20		18	20	23
Revenue	$223	$271		$245	$275	$309
(-) LOE and TP&G	(66)	(78)		(74)	(65)	(59)
(-) Production Taxes	(1)	(1)		(0)	(0)	(0)
(-) SG&A	(37)	(44)		(45)	(46)	(46)

EBITDA	$119	$149		$125	$165	$203

(-) Capex	(117)	(107)		(95)	(97)	(119)
(-) Capitalized G&A	(14)	(16)		(17)	(17)	(17)
(-) Payment of AROs	(86)	(31)		(22)	(16)	(17)
(+) Stock Based Compensation Expense	5	6		6	6	6
(+) Estimated Tax Refunds	27	28		—	—	—
(-) Other Expenses	(3)	(5)		(5)	(6)	(5)

Unlevered Free Cash Flow	($67)	$24		($7)	$36	$52

Cash Interest, Building Loan Amort.	(14)	(25)		(26)	(27)	(26)
Assumed Cash Collateralization	(9)	(7)		1	—	12
Release of P&A Escrow	75	—		—	—	—
Residual Restructuring Expenses	(3)	—		—	—	—

Free Cash Flow	($18)	($9)		($32)	$9	$37

Drawdown (Repayment) of Revolver	18	9		32	(9)	(37)

Ending Cash	$25	$25		$25	$25	$25

Credit Statistic s:
Revolver Balance	$151	$161		$193	$184	$147
New Secured Notes	225	225		225	225	225
Net Debt / EBITDA	2.6x	2.5x		3.2x	2.4x	1.7x
EBITDA / Cash Interest	8.8x	5.9x		4.9x	6.2x	7.7x

To the Extent Holders of Prepetition Banks Claims Reject the Plan: (c)
Cash Interest, Building Loan Amort.	($26)	($30)		($30)	($31)	($32)
Free Cash Flow	(105)	(2	)(d)	(37)	5	32

Ending Cash	$190	$188		$151	$156	$188

New Senior Secured Term Loans	$342	$342		$342	$342	$342
New Secured Notes	225	225		225	225	225
Net Debt / EBITDA	2.7x	2.6x		3.4x	2.5x	1.9x
EBITDA / Cash Interest	5.0x	5.0x		4.1x	5.3x	6.4x

(a)	Full 2017 fiscal year estimated revenue of $266mm, estimated EBITDA of $142mm, estimated capex of ($140mm), estimated payment of AROs of ($88mm) and estimated unlevered free cash flow of ($76mm).
(b)	For modelling and illustrative purposes, it is assumed that the post-emergence revolver pays L + 350bps.
(c)	Assumes a $342mm senior secured term loan paying T + 200bps. No P&A escrow assumed in scenario where holders of Prepetition Banks Claims reject the Plan.
(d)	Assumes $12mm of LCs roll-off in fiscal year 2018.

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Exhibit F

Valuation Analysis

THE INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THE INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS OR ANY OF THEIR AFFILIATES.2

Solely for the purposes of the Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and Its Debtor Affiliates under Chapter 11 of the Bankruptcy Code (the “Plan” and Stone Energy Corporation and its Debtor affiliates, the “Debtors”) and the Disclosure Statement, Lazard Frères & Co. LLC (“Lazard”), as Investment Banker to the Debtors, has estimated a range of asset values for the Reorganized Debtors’ oil and gas assets located in the Gulf of Mexico (the “GOM Value”) on a going-concern basis (the “Valuation Analysis”). The Valuation Analysis was based on reserve information, development schedules, and financial information provided by the Debtors’ management, as well as the Financial Projections attached to the Disclosure Statement as Exhibit E (collectively with the reserve information, development schedules and financial information, the “Projections”), and information provided by other sources. The Valuation Analysis assumed that the Effective Date occurs on February 28, 2017.

Based on the Projections and other information described herein, Lazard estimated that the potential range of the GOM Value is approximately $350 million to $500 million. In addition, and solely for purposes of the Plan, the GOM Value implies a theoretical range of potential enterprise values of approximately $300 million to $450 million, when taking into account certain allocated general and administrative expenses excluded from the Valuation Analysis based on guidance from management. In addition, the Financial Projections show that management of the Reorganized Debtors project to have approximately $308 million of cash on the assumed Effective Date pro forma for the sale of the Appalachia Properties and payments related to the restructuring, but prior to making any repayments of the Prepetition Banks Claims or the funding of 2017 well plugging and abandonment expenditures into escrow under the Amended Credit Agreement (the “Emergence Cash”). The sum of the estimated range of GOM Value plus the amount of Emergence Cash is approximately $658 million to $808 million.

The valuation estimates set forth herein represent an asset valuation analysis of the Reorganized Debtors’ oil and gas assets located in the Gulf of Mexico generally based on the application of customary valuation techniques, including risked net asset value analysis and precedent transactions. For purposes of the Valuation Analysis, Lazard assumed that no material changes that would affect estimated value occur between the date of filing of the Disclosure Statement and the assumed Effective Date. Lazard’s Valuation Analysis does not constitute an opinion as to fairness from a financial point of view of the consideration to be received or paid under the Plan, of the terms and provisions of the Plan, or with respect to any other matters.

[2]	All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Disclosure Statement for the Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and Its Debtor Affiliates (the “Disclosure Statement”), to which this Valuation Analysis is attached as Exhibit F.

THE VALUATION ANALYSIS REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE GULF OF MEXICO BUSINESS AND ASSETS OF THE DEBTORS AVAILABLE TO LAZARD AS OF NOVEMBER 4, 2016. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH UPDATED INFORMATION FROM MANAGEMENT AS WELL AS SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS VALUATION ANALYSIS.

LAZARD DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS, THE GENERAL AND ADMINISTRATIVE EXPENSE ALLOCATION OR OTHER INFORMATION THAT LAZARD USED IN THE VALUATION ANALYSIS, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION THEREWITH. THE VALUATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE PLAN AND THE ANALYSIS OF POTENTIAL RELATIVE RECOVERIES TO CREDITORS THEREUNDER. THE VALUATION ANALSIS REFLECTS THE APPLICATION OF VARIOUS VALUATION TECHNIQUES, DOES NOT PURPORT TO BE AN OPINION AND DOES NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED OR ASSETS TO BE SOLD PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH IN THE VALUATION ANALYSIS.

THE VALUE OF ASSETS OR AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH ASSETS OR BUSINESS. AS A RESULT, THE VALUATION ANALYSIS IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE POTENTIAL VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL AND COMMODITY MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, THE POTENTIALLY DILUTIVE IMPACT OF CERTAIN EVENTS, INCLUDING THE ISSUANCE OF EQUITY SECURITIES UPON THE EXERCISE OF WARRANTS OR PURSUANT TO ANY MANAGEMENT INCENTIVE COMPENSATION PLAN, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Lazard assumed that the Projections and general and administrative expense allocation were reasonably prepared in good faith and on a basis reflecting the Debtors’ best estimates and judgments as to the future operating and financial performance of the Reorganized Debtors’ oil and gas assets in the Gulf of Mexico. The Valuation Analysis assumed that the actual performance of the Gulf of Mexico assets will correspond to the Projections in all material respects. If the business performs at levels below or above those set forth in the Projections, such performance may have a materially negative or positive impact, respectively, on the Valuation Analysis and estimated potential ranges of GOM Value therein.

In preparing the Valuation Analysis, Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain financial and operating data of the Debtors, including the Projections; (c) discussed the Debtors’ operations and future prospects with the Debtors’ senior management team and third-party advisors; (d) reviewed certain publicly available financial data for, and considered precedent transactions that Lazard deemed generally relevant in analyzing the value of the Reorganized Debtors’ oil and gas assets; (e) considered certain economic and industry information that Lazard deemed generally relevant to the Reorganized Debtors; and (f) conducted such other studies, analyses, inquiries and investigations as Lazard deemed appropriate. Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management and other parties as well as publicly available information.

The Valuation Analysis does not constitute a recommendation to any holder of Allowed Claims or any other person as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been requested to and does not express any view as to the potential trading value of the Reorganized Debtors’ securities on issuance or at any other time.

The Projections include assumptions and estimates regarding the impact of any cancellation of indebtedness income on the Reorganized Debtors and related impact on the utilization of tax attributes post the Effective Date. Such matters are subject to many uncertainties and contingencies that are difficult to predict. Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income could materially impact the Valuation Analysis.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE VALUATION ANALYSIS PERFORMED BY LAZARD. THE PREPARATION OF A VALUATION ANALYSIS INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ANALYSIS IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. THE VALUATION ANALYSIS PERFORMED BY LAZARD IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE DESCRIBED HEREIN.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE DEBTORS, AND HAS NOT BEEN, WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.